As filed with the Securities and Exchange Commission on March 18, 2004

Registration No. 333-112543

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Stellent, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	7372	41-1652566
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(IRS employer identification no.)

7777 Golden Triangle Drive

Eden Prairie, Minnesota 55344
(952) 903-2000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Gregg A. Waldon

Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Stellent, Inc.
7777 Golden Triangle Drive
Eden Prairie, Minnesota 55344
(952) 903-2000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Kris Sharpe Gordon S. Weber Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Phone: (612) 766-7000 Fax: (612) 766-1600	Mark K. Ruport President and Chief Executive Officer Optika Inc. 7450 Campus Drive, Suite 200 Colorado Springs, CO 80920 Phone: (719) 548-9800 Fax: (719) 531-0019	Jeremy W. Makarechian E*Law Group 3555 West 110th Place Westminster, CO 80031 Phone: (303) 410-8988 Fax: (303) 410-0468	Warren L. Troupe Scott M. Davies Morrison & Foerster LLP 5200 Republic Plaza 370 Seventeenth Street Denver, CO 80202 Phone: (303) 592-1500 Fax: (303) 592-1510

      Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the merger described herein have been satisfied or waived.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this joint proxy statement/ prospectus is not complete and may be changed. Stellent may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/ prospectus is not an offer to sell these securities and Stellent is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS

DATED MARCH  ● , 2004, SUBJECT TO COMPLETION

JOINT PROXY STATEMENT/PROSPECTUS

Merger Proposed — Your Vote Is Very Important

      Stellent, Inc. and Optika Inc. have entered into a merger agreement that provides for the merger of Optika with a subsidiary of Stellent. As a result of the merger, Optika effectively will become a wholly owned subsidiary of Stellent.

      Under the merger agreement:

•	Each outstanding share of Optika common stock will be converted into the right to receive 0.44 of a share of Stellent common stock, subject to adjustment described below.

•	All outstanding shares of Optika preferred stock will be converted into the right to receive a total of $10 million in cash and, in certain circumstances described below, shares of Stellent common stock.

•	Each outstanding option to acquire shares of Optika common stock will be assumed by Stellent and converted into the right to acquire shares of Stellent common stock.

      If the value of 0.44 of a share of Stellent common stock, based on the average closing price of a share of Stellent common stock over a period ending shortly before the merger is consummated, is greater than $4.00 (which is equivalent to an average closing price of approximately $9.09 per share of Stellent common stock during such period), then:

•	80% of the per-share value in excess of $4.00 will be allocated to the holders of Optika common stock.

•	20% of the per-share value in excess of $4.00 will be allocated to the holders of Optika preferred stock.

      This allocation will be accomplished by reducing the total number of Stellent shares to be issued to the holders of Optika common stock and by issuing those shares to the holders of Optika preferred stock. The total number of shares to be issued by Stellent will not change.

      Based on the number of shares of Optika common stock outstanding as of the record date, Stellent will issue        ● shares of its common stock in the merger. We expect that, upon the completion of the transaction, approximately        ●       % of the outstanding common stock of the combined company will be held by current Stellent shareholders, and approximately        ●       % of the outstanding common stock of the combined company will be held by current Optika stockholders.

      On        ●       , 2004, the closing price of Stellent common stock, which trades on the Nasdaq National Market System under the symbol “STEL,” was $       ●       per share. If the price of Stellent’s common stock at the effective time of the merger was equal to that price, then each share of Optika common stock would be exchanged for Stellent common stock having a per-share value of $       ●       , and each share of Optika preferred stock would be exchanged for $13.664 in cash and Stellent common stock having a per-share market value of $       ●       , each calculated in the manner described above.

      Both companies have called special meetings of their shareholders to consider and vote on proposals relating to the merger. At Optika’s meeting, Optika will ask its stockholders to consider and vote on the approval of the merger agreement and the merger, as well as an amendment to Optika’s certificate of designation of its preferred stock. At Stellent’s meeting, Stellent will ask its shareholders to consider and vote on the approval of the issuance of Stellent common stock in the merger. To complete the merger, the shareholders of each company must approve the applicable merger-related proposals.

      This joint proxy statement/ prospectus gives you detailed information about Stellent, Optika, the merger and the Optika certificate of designation amendment and includes a copy of the merger agreement, Optika’s amended and restated certificate of designation of its preferred stock and other important documents. We encourage you to read this entire document carefully before deciding how to vote. In particular, you should read carefully the “Risk Factors” section beginning on page 20 for a description of various risks you should consider in evaluating the merger.

      Your vote is important, regardless of the number of shares you own. To vote your shares, you may follow the instructions on the enclosed proxy card or you may attend the meeting held by your company. In the case of Optika stockholders, if you do not vote, it will have the same effect as voting against approval of the merger agreement and the merger.

      We are very enthusiastic about the merger and join the members of the two companies’ boards of directors in recommending that you vote “FOR” the proposal being submitted for your consideration and vote.

ROBERT F. OLSON	MARK K. RUPORT
Chairman, President and Chief Executive Officer	Chairman, President and Chief Executive Officer
Stellent, Inc.	Optika Inc.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/ prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated        ●       , 2004,

and is first being mailed to shareholders on or about        ●       , 2004.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
The Companies
Reasons for the Merger
Recommendations of Boards of Directors
Opinions of Financial Advisors
Interests of Directors and Executive Officers of Optika in the Merger
Voting Agreements
Optika Stock Options
Accounting Treatment
Regulatory Matters
Material Terms of the Merger Agreement
Federal Securities Laws Consequences: Stock Transfer Restrictions
Stock Price and Dividend Information
STELLENT, INC. SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
OPTIKA INC. SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA
COMPARATIVE PER SHARE DATA
RISK FACTORS
Risks Relating to the Merger
Risks Relating to Stellent’s Business
Risks Relating to Optika’s Business
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
THE STELLENT SHAREHOLDERS MEETING
Time and Place
Matters to Be Considered
Record Date
Quorum
Vote Required
Adjournment and Postponement
Share Ownership as of the Record Date
How to Vote by Proxy
How Proxies Will Be Voted
Treatment of Abstentions and Broker Non-Votes
How to Revoke Your Proxy
Solicitation of Proxies
No Other Business; Adjournments
THE OPTIKA STOCKHOLDERS MEETING
Time and Place; Matters to be Considered
Record Date; Quorum
Votes Required
Recommendation of Optika’s Board of Directors
How Shares Will Be Voted; Proxies
Treatment of Abstentions and Broker Non-Votes
How to Revoke Your Proxy
Solicitation of Proxies
THE MERGER
General
Background of the Merger
Stellent’s Reasons for the Merger
Recommendation of the Merger by the Stellent Board of Directors
Optika’s Reasons for the Merger
Recommendation of the Merger by the Optika Board of Directors
Opinion of Financial Advisor to Stellent
Opinion of Financial Advisor to Optika
Interests of Directors and Executive Officers of Optika in the Merger
Accounting Treatment
Material United States Federal Income Tax Consequences of the Merger
Regulatory Matters
Federal Securities Laws Consequences; Stock Transfer Restrictions
THE MERGER AGREEMENT
Structure of the Merger
Closing; Effective Time
Conversion of Optika Common Stock in the Merger
Conversion of Optika Preferred Stock in the Merger
Optika Stock Options and Employee Stock Purchase Plan
Exchange of Certificates
Transfer of Shares
Representations and Warranties
Conduct of Business
Additional Agreements
Conditions to the Completion of the Merger
Termination
Expenses
Amendments
AMENDMENT TO CERTIFICATE OF DESIGNATION
General
Ranking of Preferred Stock
Dividends
Liquidation Preference
Voting Rights
Status of Converted Shares
Conversion
THE VOTING AGREEMENTS
TWCP WRITTEN CONSENT AND VOTING AGREEMENT
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Market Prices and Dividends
Post-Merger Dividend Policy
APPRAISAL RIGHTS
Stellent Shareholders
Optika Stockholders
COMPARISON OF SHAREHOLDER RIGHTS
SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT
Stellent
Optika
WHERE YOU CAN FIND MORE INFORMATION
EXPERTS
LEGAL MATTERS
SHAREHOLDER PROPOSALS FOR ANNUAL MEETINGS
Stellent
Optika
ANNEX A
ANNEX B
ANNEX C
ANNEX D
ANNEX E
ANNEX F
ANNEX G
ANNEXH
PART I
Item 1. Business
Risks Relating to the Merger
Item 2. Properties
Item 3. Legal Proceedings
Item 4. Submission of Matters to a Vote of Security Holders
PART II
Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Repurchases of Equity Securities
Item 6. Selected Financial Data
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Item 7A. Quantitative and Qualitative Disclosures About Market Risk
Item 8. Financial Statements and Supplementary Data
Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Item 9A. Controls and Procedures
PART III
Item 10. Directors and Executive Officers of Registrant
Item 11. Executive Compensation
Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
Item 13. Certain Relationships and Related Transactions
Item 14. Principal Accountant Fees and Services
PART IV
Item 15. Exhibits, Financial Statement Schedules and Reports on Form 8-K
SIGNATURES
EXHIBIT INDEX
ANNEX I
ANNEX J
EMPLOYMENT AGREEMENT
RECITALS
AGREEMENT
EMPLOYMENT AGREEMENT
RECITALS
AGREEMENT
PART II
Item 20. Indemnification of Directors and Officers.
Item 21. Exhibits and Financial Statement Schedule.
Item 22. Undertakings.
SIGNATURES
INDEX TO EXHIBITS
Opinion/Consent of Faegre & Benson LLP
Opinion/Consent of Faegre & Benson LLP-Tax Matters
Opinion/Consent of Morrison & Foerster-Tax Matters
Consent of Grant Thornton LLP
Consent of KPMG LLP
Form of Proxy of Stellent, Inc.
Form of Proxy of Optika Inc.

ADDITIONAL INFORMATION

      This joint proxy statement/ prospectus incorporates by reference important business and financial information about Stellent and Optika that is not included in or delivered with this document. See “Where You Can Find More Information” beginning on page 111.

      You can obtain any of the documents incorporated by reference into this document from Stellent or Optika, respectively, or from the SEC’s Website at http://www.sec.gov. Documents incorporated by reference are available from Stellent or Optika, respectively, without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into this document. You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the applicable company as follows:

Stellent, Inc. 7777 Golden Triangle Drive Eden Prairie, Minnesota 55344 Attention: Chief Financial Officer Telephone number: (952) 903-2000	Optika Inc. 7450 Campus Drive, Suite 200 Colorado Springs, Colorado 80920 Attention: Chief Financial Officer Telephone number: (719) 548-9800

      If you would like to request documents incorporated by reference, please do so by        ●       , 2004, to receive them before your company’s special meeting. Please be sure to include your complete name and address in your request. If you request any documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

      This joint proxy statement/ prospectus is accompanied by a copy of Optika’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the SEC on February 6, 2004, which is attached as Annex H. The enclosed Form 10-K of Optika includes important business and financial information about Optika that is not included in this document. See “Where You Can Find More Information” beginning on page 111.

STELLENT, INC.

7777 Golden Triangle Drive
Eden Prairie, Minnesota 55344

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on         ●         , 2004

       A Special Meeting of Shareholders of Stellent, Inc. will be held at Stellent’s headquarters at 7777 Golden Triangle Drive, Eden Prairie, Minnesota, at  ● :00 a.m., Central Time, on        ●       ,        ●       , 2004 for the following purposes:

1.	To consider and vote upon the proposed issuance of shares of Stellent common stock in the merger of Optika Inc. into STEL Sub, Inc., a wholly owned subsidiary of Stellent, under the Agreement and Plan of Merger, dated as of January 11, 2004, among Stellent, STEL Sub, and Optika, a copy of which is included as Annex A to the accompanying joint proxy statement/ prospectus.

2.	To consider and vote upon any proposal that may properly come before the special meeting to adjourn or postpone the special meeting to another time or place for the purpose of soliciting additional proxies to approve the share issuance proposal.

3.	To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

      The Stellent board of directors unanimously recommends that the Stellent shareholders vote “FOR” approval of the issuance of Stellent shares pursuant to the merger agreement and “FOR” any proposal that may properly come before the special meeting to adjourn or postpone the special meeting to another time or place for the purpose of soliciting additional proxies to approve the share issuance proposal.

      The Board of Directors has fixed        ●       , 2004 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

      Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, please mark, date, and sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible, or follow the instructions for voting by telephone or over the Internet. You may revoke your proxy at any time prior to its exercise, and returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,

GREGG A. WALDON
Executive Vice President, Chief
Financial Officer and Secretary

Eden Prairie, Minnesota

       ●       , 2004

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on          ●         , 2004

To the Stockholders of Optika Inc.:

      A special meeting of stockholders of Optika Inc. will be held at        ●       , Colorado Springs, Colorado on        ●       , 2004 at  ● a.m., Mountain Time, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 11, 2004, by and among Stellent, Inc., STEL Sub, Inc., a wholly owned subsidiary of Stellent, and Optika Inc. and the merger pursuant to which Optika will merge with and into STEL Sub on and subject to the terms contained in that agreement. A copy of the Agreement and Plan of Merger is attached as Annex A of the accompanying joint proxy statement/ prospectus;

2. To consider and vote upon a proposal to amend and restate the certificate of designation of Optika’s preferred stock, as set forth in Annex I of the accompanying joint proxy statement/ prospectus, in connection with, and as a condition precedent to, the merger; and

3. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our board of directors has unanimously approved the merger agreement, the merger, and the amendment to the certificate of designation and recommends that you vote “FOR” the adoption of the merger agreement and the merger and “FOR” the adoption of the amendment to the certificate of designation.

      Each of the proposals is described in more detail in the accompanying joint proxy statement/ prospectus, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/ prospectus and a copy of the amendment to the certificate of designation is attached as Annex I to the accompanying joint proxy statement/ prospectus.

      Only stockholders of record at the close of business on        ●       , 2004 are entitled to notice of the special meeting, and to vote at the special meeting and at any adjournments thereof. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at Optika’s executive offices during normal business hours, for purposes related to the meeting, for a period of ten days prior to the meeting.

      All Optika stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, we urge you to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope, or follow the instructions for voting by telephone or over the Internet. You may revoke your proxy in the manner described in the accompanying joint proxy statement/ prospectus at any time before it is voted at the special meeting. If you fail to return a properly executed proxy card or to vote at the special meeting, the effect will be a vote against the proposals to adopt the merger agreement and the merger, and the amendment to the certificate of designation.

      We cannot complete the merger unless holders of shares of Optika common stock and Optika preferred stock representing a majority of the voting power of shares of Optika capital stock outstanding as of        ●       , 2004 vote to adopt the merger proposals.

By Order of the Board of Directors,

STEVEN M. JOHNSON
Chief Financial Officer,
Executive Vice President and Secretary

Colorado Springs, Colorado

       ●       , 2004

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	6
The Companies	6
Reasons for the Merger	7
Recommendations of Boards of Directors	7
Opinions of Financial Advisors	8
Interests of Directors and Executive Officers of Optika in the Merger	8
Voting Agreements	8
Optika Stock Options	9
Accounting Treatment	10
Regulatory Matters	10
Material Terms of the Merger Agreement	10
Federal Securities Laws Consequences; Stock Transfer Restrictions	13
Stock Price and Dividend Information	14
Stellent, Inc. Summary Selected Historical Consolidated Financial Data	15
Optika Inc. Summary Selected Historical Consolidated Financial Data	17
Summary Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data	18
Comparative Per Share Data	19
RISK FACTORS	20
Risks Relating to the Merger	20
Risks Relating to Stellent’s Business	25
Risks Relating to Optika’s Business	30
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	35
THE STELLENT SHAREHOLDERS MEETING	37
Time and Place	37
Matters to Be Considered	37
Record Date	37
Quorum	37
Vote Required	37
Adjournment and Postponement	37
Share Ownership as of the Record Date	37
How to Vote by Proxy	38
How Proxies Will Be Voted	38
Treatment of Abstentions and Broker Non-Votes	38
How to Revoke Your Proxy	38
Solicitation of Proxies	39
No Other Business; Adjournments	39
THE OPTIKA STOCKHOLDERS MEETING	40
Time and Place; Matters to be Considered	40
Record Date; Quorum	40
Votes Required	40
Recommendation of Optika’s Board of Directors	41
How Shares Will Be Voted; Proxies	41
Treatment of Abstentions and Broker Non-Votes	42
How to Revoke Your Proxy	42

i

Solicitation of Proxies	42
THE MERGER	43
General	43
What Optika Stockholders Will Receive in the Merger	43
Ownership of Stellent Following the Merger	44
Background of the Merger	44
Stellent’s Reasons for the Merger	50
Recommendation of the Merger by the Stellent Board of Directors	51
Optika’s Reasons for the Merger	53
Recommendation of the Merger by the Optika Board of Directors	53
Opinion of Financial Advisor to Stellent	56
Opinion of Financial Advisor to Optika	63
Interests of Directors and Executive Officers of Optika in the Merger	71
Accounting Treatment	73
Material United States Federal Income Tax Consequences of the Merger	74
Regulatory Matters	77
Federal Securities Laws Consequences; Stock Transfer Restrictions	77
THE MERGER AGREEMENT	78
Structure of the Merger	78
Closing; Effective Time	78
Conversion of Optika Common Stock in the Merger	78
Conversion of Optika Preferred Stock in the Merger	79
Optika Stock Options and Employee Stock Purchase Plan	79
Exchange of Certificates	80
Transfer of Shares	80
Representations and Warranties	80
Conduct of Business	81
Additional Agreements	83
Conditions to the Completion of the Merger	84
Termination	86
Expenses	87
Amendments	88
AMENDMENT TO CERTIFICATE OF DESIGNATION	89
General	89
Ranking of Preferred Stock	89
Dividends	89
Liquidation Preference	89
Voting Rights	89
Status of Converted Shares	89
Conversion	89
THE VOTING AGREEMENTS	90
TWCP WRITTEN CONSENT AND VOTING AGREEMENT	91
STELLENT, INC. UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS	93
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION	99
Market Prices and Dividends	99
Post-Merger Dividend Policy	99
APPRAISAL RIGHTS	100
Stellent Shareholders	100

ii

Optika Stockholders	100
COMPARISON OF SHAREHOLDER RIGHTS	101
SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT	108
Stellent	108
Optika	110
WHERE YOU CAN FIND MORE INFORMATION	111
Stellent SEC Filings (File No. 0-19817)	111
Optika SEC Filings (File No. 0-28672)	112
EXPERTS	113
LEGAL MATTERS	113
SHAREHOLDER PROPOSALS FOR ANNUAL MEETINGS	113
Stellent	113
Optika	113

LIST OF ANNEXES

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen in the transaction?

A:	We are proposing to merge Optika into STEL Sub, a wholly owned subsidiary of Stellent. In the transaction, Optika effectively will become a wholly owned, direct subsidiary of Stellent. Optika stockholders will have their shares of Optika common stock converted into newly issued shares of Stellent common stock and their shares of Optika preferred stock converted into cash and, depending on the average closing price of a share of Stellent common stock over a period ending shortly before the merger is consummated, possibly newly issued shares of Stellent common stock. Stellent shareholders will retain their existing shares of Stellent common stock. We expect that, upon the completion of the transaction, approximately ● % of the outstanding common stock of the combined company will be held by current Stellent shareholders, and approximately ● % of the outstanding common stock of the combined company will be held by current Optika stockholders.

Q:	Are there any limits on the value of the consideration that I will receive for my shares of Optika common stock?

A:	No, there is neither a minimum nor a maximum dollar value for what you will receive in the merger for your shares.

Q:	What will holders of Optika common stock receive in the transaction?

A:	Holders of Optika common stock will receive 0.44 of a share of Stellent common stock for each share of Optika common stock, subject to adjustment based on the average closing price of a share of Stellent common stock over a period ending shortly before the merger is consummated. If the value of 0.44 of a share of Stellent common stock, based on the average Stellent closing price over the relevant period, is greater than $4.00 (which is equivalent to an average closing price of approximately $9.09, per share, of Stellent common stock), 20% of the per-share value in excess of $4.00 will be allocated to the holders Optika preferred stock and 80% of the per-share value in excess of $4.00 will be allocated to the holders of Optika common stock. The allocation will be accomplished by reducing the ratio at which each share of Optika common stock will be converted into a share of Stellent common stock. The total number of shares of Stellent common stock issued at the closing of the transaction will not change.

Q:	What will holders of Optika preferred stock receive in the transaction?

A:	Holders of Optika’s preferred stock will receive an aggregate of $10 million in cash plus, if the value of 0.44 of a share of Stellent common stock, based on the average Stellent closing price over a period ending shortly before the merger is consummated, is greater than $4.00, an amount (in the form of newly issued shares of Stellent common stock) equal to 20% of the value of the total number of outstanding shares of Optika common stock multiplied by the difference between the value of 0.44 of a share of Stellent common stock and $4.00. Such additional amount, if any, will be allocated on a pro rata basis to the holders of the Optika preferred stock.

Q:	Does any shareholder have dissenters’ or appraisal rights in the transaction?

A:	Under Delaware law, holders of Optika common stock and preferred stock who comply with the governing statutory provisions are entitled to appraisal rights to receive a judicially determined (through the Delaware state courts) fair value for their shares instead of the merger consideration. A copy of the applicable statute is attached to this joint proxy statement/ prospectus as Annex G. Holders of Stellent common stock are not entitled to dissenters’ rights in connection with the merger.

Q:	Why was the transaction structured with Optika becoming a subsidiary of Stellent?

A:	The technical form of the transaction, where Optika merges with and into STEL Sub, resulting in Optika effectively becoming a direct wholly owned subsidiary of Stellent, was chosen for a number of legal and technical reasons, none of which affected the economic substance of the transaction. Under any of the structures considered, the Stellent and Optika shareholders would own the same relative percentage ownership in the combined company as they would under the structure actually chosen.

Q:	When are the shareholder meetings?

A:	Each company’s meeting will take place on ● , 2004 at the time and location specified in each company’s respective meeting notice included with this document.

Q:	Who is entitled to vote?

A:	If you owned shares of Stellent common stock at the close of business on ● , 2004, you are entitled to vote at the Stellent special meeting. If you owned shares of Optika common stock or Optika preferred stock at the close of business on ● , 2004, you are entitled to vote at the Optika special meeting.

Q:	What do I need to do now?

A:	After you have carefully read this entire document, please vote your Stellent or Optika shares. Your votes are very important. Stellent shareholders may do this either by completing, signing, dating and mailing the enclosed proxy card or by submitting their proxy by telephone at (800) 560-1965 or through the Internet at www.eproxy.com/STEL, as explained in this document. Optika shareholders may do this by either completing, signing, dating and mailing the enclosed proxy card or by submitting their proxy by telephone at (800) 690-6903 or through the Internet at www.proxyvote.com, as explained in this document. This will enable your shares to be represented and voted at the Stellent special meeting or the Optika special meeting.

Q:	What shareholder votes are required?

A:	Stellent Shareholders: Stellent shareholders are being asked to approve the issuance of Stellent shares in the merger. Approval of the share issuance requires the affirmative vote of a majority of the shares of Stellent common stock present in person or by proxy at the Stellent special meeting, assuming that a quorum is present at the meeting. At the close of business on the record date, there were ● shares of Stellent common stock outstanding and entitled to vote at the Stellent special meeting. Stellent’s board of directors unanimously recommends voting “FOR” this proposal.

Under Stellent’s bylaws, approval of any proposal that properly comes before the special meeting to adjourn or postpone the special meeting to another time or place for the purpose of soliciting additional proxies to approve the share issuance proposal requires the affirmative vote by a majority of the shares of Stellent common stock present in person or by proxy at the Stellent shareholder meeting, even if there is not a quorum present at the meeting. Stellent’s board of directors unanimously recommends voting “FOR” this proposal.

Optika Stockholders: Optika stockholders are being asked to approve the merger agreement and the merger, and the amendment and restatement of the certificate of designation of Optika’s preferred stock in connection with and as a condition precedent to the merger. The affirmative vote of the holders of at least a majority of the outstanding voting power of shares of Optika common stock and Optika preferred stock (voting together with the common stock on an as-converted-to-common-stock basis) entitled to vote at the special meeting is required to approve the merger agreement and the merger and the amendment to the certificate of designation, assuming that a quorum is present at the meeting. At the close of business on the record date, the combined voting power of the outstanding shares of Optika common stock and Optika preferred stock entitled to vote at the Optika special meeting represented ● shares of Optika capital stock. Optika’s board of directors unanimously recommends voting “FOR” these proposals, which are frequently referred to in this document as the Optika merger proposals.

Q:	Why is my vote important?

A:	If you are a Stellent shareholder and do not vote your shares, then it will be more difficult for Stellent to obtain the necessary quorum at the Stellent special meeting. If you are an Optika stockholder and do not vote your shares, that will have the same effect as a vote against the Optika merger proposals.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker is not permitted to vote your shares without specific instructions from you. Unless you follow the directions your broker provides you regarding how to instruct your broker to vote your shares, your shares will not be voted. Please check the voting-information form used by your broker to see if it offers telephone or internet voting.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting “broker non-vote” will, if you are a Stellent shareholder, not be counted towards a quorum at the Stellent special meeting and will not have any effect in determining whether the share-issuance proposal is approved. If you are an Optika stockholder, broker non-votes will be counted for the purpose of determining the existence of a quorum, but will not be voted on any of the Optika merger proposals. A broker non-vote will therefore have the same effect as a vote against the proposals.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. You are invited to attend your company’s shareholder meeting. If your shares are held in “street name,” then you are not the shareholder of record and you must ask the bank, broker, or other nominee holding your shares how you can vote in person at the meeting.

Q:	Can I change my vote?

A:	Yes.

If you are a Stellent shareholder, you may change your vote by any of the following methods:

• delivering a written notice to any corporate officer of Stellent, before the vote on the share-issuance proposal, stating that you are revoking your proxy;

• completing and signing a later-dated proxy card and returning it by mail before the Stellent shareholder meeting or by voting again by telephone or through the Internet before the deadline described in this document; or

• attending the Stellent shareholders meeting and voting in person after having delivered to any corporate officer of Stellent a written notice revoking your proxy.

If you are an Optika stockholder, you may change your vote by any of the following methods:

• delivering a written notice to Optika’s corporate secretary, before the vote on the Optika merger proposals, stating that you are revoking your proxy;

• completing and signing a later-dated proxy card and returning it by mail before the Optika stockholder meeting or by voting again by telephone or through the Internet before the deadline described in this document; or

• attending the Optika stockholder meeting and voting in person after having delivered to Optika’s corporate secretary a written notice revoking your proxy.

If your shares are held in an account at a brokerage firm or a bank, you should contact your brokerage firm or bank to change your vote.

Q:	Should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. Optika stockholders will need to exchange their Optika stock certificates for shares of Stellent common stock after we complete the transaction. We will send you instructions for exchanging Optika stock certificates at that time. If you hold your Optika common stock in book-entry form, we will send you instructions for exchanging your shares after we complete the transaction. Stellent shareholders will retain their current stock certificates after the transaction and should not send in their stock certificates.

Q:	When do you expect to complete the transaction?

A:	We expect to complete the transaction during April 2004. However, we cannot assure you when or if the transaction will be completed. We must first obtain the necessary approvals of our shareholders at the special meetings, and we also may be required to obtain certain regulatory approvals.

Q:	Whom should I call with questions?

A:	Shareholders of either company with any questions about the merger and related transactions should call MacKenzie Partners, Inc., the proxy solicitors that both companies have hired, toll-free at (800) 322-2885 or collect at (212) 929-5500.

In addition, Stellent shareholders with any questions about the merger and related transactions should call Gregg A. Waldon, Stellent’s Chief Financial Officer, at (952) 903-2000.

Optika stockholders with any questions about the merger and related transactions should call Steven M. Johnson, Optika’s Chief Financial Officer at (719) 548-9800.

Q:	What are the material United States federal income tax consequences of the merger to Stellent shareholders and Optika stockholders, as well as Stellent and Optika?

A:	Stellent shareholders: Stellent shareholders will not recognize any gain or loss for United States federal income tax purposes as a result of the merger.

Optika stockholders: Stellent and Optika believe that the merger will qualify as a “reorganization” for United States federal income tax purposes. As a “reorganization,” an Optika common stockholder who exchanges all of such stockholder’s shares of Optika common stock solely for shares of Stellent common stock pursuant to the merger generally will not recognize any gain or loss on the exchange for such purposes, except with respect to the cash, if any, that the stockholder receives in lieu of a fractional share of Stellent common stock. An Optika stockholder who receives only cash in the merger, including a stockholder who perfects his, her, or its appraisal rights, generally will recognize a taxable gain or loss equal to the difference between the cash received and the stockholder’s tax basis in the stockholder’s Optika stock. If an Optika preferred stockholder receives a combination of Stellent common stock and cash in the merger, the stockholder generally will recognize a taxable gain, but not loss, in the merger.

Even if the merger qualifies as a “reorganization” as described above, Optika stockholders could be subject to potentially material adverse United States federal income tax consequences if the Internal Revenue Service were to successfully contend that the consideration transferred by Stellent to the Optika common and preferred stockholders should be treated not as it was actually received, but rather as it would have been received by such stockholders prior to the amendment of the certificate of designation of the Optika preferred stock, pursuant to which the stated liquidated preference of the Optika preferred stock will be terminated. We urge you to review the United States federal tax consequences to stockholders in greater detail under the heading “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 74, and to consult with your tax advisor to determine the specific tax consequences of the merger to you.

Stellent and Optika: As a “reorganization,” Stellent and Optika generally will not recognize any gain or loss for United States federal income tax purposes in the merger.

Q:	Where can I find more information about the companies?

A:	Both companies file reports and other information with the Securities and Exchange Commission. You can read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Website the SEC maintains at http://www.sec.gov. You can also request copies of these documents from Stellent or Optika. In addition, you can get information about our companies from our Websites located at http://www.stellent.com and http://www.optika.com. The information on our Websites is not a part of, and is not being incorporated by reference into, this joint proxy statement/ prospectus.

Q:	Who can answer my questions?

A:	If you are a Stellent shareholder and have questions or want additional copies of this joint proxy statement/ prospectus, please contact:

Stellent, Inc. 7777 Golden Triangle Drive Eden Prairie, Minnesota 55344 Attention: Chief Financial Officer Telephone number: (952) 903-2000

If you are an Optika stockholder and have questions or want additional copies of this joint proxy statement/ prospectus, please contact:

Optika Inc. 7450 Campus Drive, Suite 200 Colorado Springs, Colorado 80920 Attention: Chief Financial Officer Telephone number: (719) 548-9800

Stellent and Optika shareholders may also contact:

E-mail: proxy@mackenziepartners.com

or
Call Toll-Free (800) 322-2885
or
Call Collect (212) 929-5500

SUMMARY

      This summary highlights material information from this joint proxy statement/ prospectus. It may not contain all of the information that is important to you. To better understand the merger, we urge you to read carefully this entire joint proxy statement/ prospectus and the documents we refer to in this joint proxy statement/ prospectus. Please see “Where You Can Find More Information” beginning on page 111. A copy of the merger agreement itself is attached to this joint proxy statement/ prospectus as Annex A. We urge you to read carefully the entire merger agreement and the other documents attached to this joint proxy statement/ prospectus.

The Companies

Stellent, Inc.

7777 Golden Triangle Drive
Eden Prairie, Minnesota 55344
(952) 903-2000

      Stellent is a leading provider of content management software solutions that allow browser-based Web and wireless access to content-rich business Websites and content-supported e-business applications. Stellent’s Universal Content Management architecture provides all five content management elements — Web content management, document management, collaboration, records management and digital asset management — from a single technology platform and interface. The Stellent technology enables customers to rapidly deploy business Websites by automating the content contribution, conversion, management and publishing processes for these sites. The solution allows content from a wide variety of enterprise sources, including desktop applications, business applications and templates, to be automatically converted to output formats such as XML, HTML, WML, cHTML and PDF. In addition, the personalization features of Stellent’s products and their compatibility with corporate security models ensure users access only the information they need. For further information, visit Stellent’s Website at http://www.stellent.com. Information on Stellent’s Website is not a part of, and is not being incorporated by reference into, this joint proxy statement/ prospectus.

Optika Inc.

7450 Campus Drive, Suite 200
Colorado Springs, Colorado 80920
(719) 548-9800

      Optika is a leading provider of enterprise content management, or ECM, technology, including document imaging, workflow, collaboration and records management software. Optika’s Acorde family of ECM software solutions, including Acorde ContextTM, Acorde ProcessTM, Acorde ResolveTM, Acorde Application LinkTM and Acorde Records ManagementTM, allows companies to streamline their business processes, eliminate paper, increase operational efficiencies and effectively leverage their enterprise resource planning and line-of-business systems. Acorde provides the ability to manage compliance requirements, access and store multiple formats of business content, both digital and non-digital; automate processes across the organization and externally with partners and customers; and enable online collaboration around these paper-intensive or complex processes in real and near time. Acorde supports a wide spectrum of critical business operations, including accounts payable, accounts receivable, claims processing, expense reporting, records management and human resources. For further information, visit Optika’s Website at http://www.optika.com. Information on Optika’s Website is not a part of, and is not being incorporated by reference into, this joint proxy statement/ prospectus.

STEL Sub, Inc.

7777 Golden Triangle Drive
Eden Prairie, Minnesota 55344
(952) 903-2000

      STEL Sub, Inc. is a Delaware corporation and a direct wholly owned subsidiary of Stellent. STEL Sub, Inc. was formed exclusively for the purpose of completing the merger.

Reasons for the Merger (See pages 50 and 53.)

      Stellent. Stellent’s board of directors has unanimously agreed that the merger is advisable and in the best interest of Stellent and its shareholders. In reaching its decision, the Stellent board of directors identified several reasons for, and potential benefits of, the merger to Stellent shareholders. These potential benefits include the following:

•	combining Stellent’s strength in content management with Optika’s strength in business process automation will enable Stellent to create a platform of products that encompasses content management, integrated document management, document imaging, content distribution, business process management, collaboration and record management;

•	combining Optika’s product offering with Stellent’s product offering will provide marketing opportunities by enabling customers to satisfy multiple facets of their content management and document processing needs with a single vendor;

•	greater entity size and marketing resources may present improved opportunities for marketing the products of the combined company; and

•	combined technological resources may allow Stellent to compete more effectively by enhancing its ability to develop new products and add functionality to existing products.

      Optika. The Optika board of directors has unanimously agreed that the merger is advisable and in the best interests of Optika and its stockholders. In reaching its decision, the Optika board of directors identified several reasons for, and potential benefits of, the merger to Optika stockholders, including the following:

•	the strategic factors cited above by Stellent;

•	the financial condition, results of operations, and businesses of Optika and Stellent before and after giving effect to the merger;

•	the near- and long-term prospects of Optika as an independent company and of the combined company;

•	the opportunity for Optika stockholders to participate in the potential for greater growth, operational efficiencies, financial strength, and earning power of the combined company after the merger;

•	industry trends toward consolidation and the advantages that might be expected to accrue to the combined company through the creation of a larger customer base, a higher market profile, greater financial strength, and broader customer offerings, which could enhance the ability of the combined company to compete in the marketplace; and

•	the opinion of Revolution Partners, LLC dated January 11, 2004 to the Optika board of directors to the effect that as of that date, and based upon and subject to the matters described in their opinion, the consideration to be received by the stockholders of Optika was fair, from a financial point of view, to such stockholders.

Recommendations of Boards of Directors (See pages 51 and 53.)

      Stellent Shareholders. After careful consideration, the Stellent board of directors unanimously recommends that the Stellent shareholders vote “FOR”approval of the issuance of Stellent shares pursuant to the merger agreement.

      Optika Stockholders. The Optika board of directors believes that the merger is in the best interests of Optika and its stockholders and, after careful consideration, recommends that Optika stockholders vote “FOR” approval of the merger agreement and the merger and the amendment to the certificate of designation.

Opinions of Financial Advisors (See page 56.)

      Stellent. RBC Dain Rauscher Inc., a member of RBC Capital Markets, referred to in this joint proxy statement/prospectus as RBC, has given a written opinion, dated January 11, 2004, to the Stellent board of directors as to the fairness on that date, from a financial point of view, of the total consideration to be paid in the merger. The full text of this opinion is attached to this joint proxy statement/ prospectus as Annex E. You should read the opinion carefully in its entirety to understand the procedures followed, assumptions made, matters considered, and limitations on the review undertaken by RBC in providing its opinion. The opinion of RBC is directed to the Stellent board of directors and does not constitute a recommendation to any Stellent shareholder as to any matter relating to the merger.

      Optika. Revolution Partners, LLC has given a written opinion, dated January 11, 2004, to the Optika board of directors as to the fairness on that date, from a financial point of view, of the consideration to be received by the holders of Optika capital stock in the merger. The full text of this opinion is attached to this joint proxy statement/ prospectus as Annex F. You should read the opinion carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Revolution Partners in providing its opinion. The opinion of Revolution Partners is directed to the Optika board of directors and does not constitute a recommendation to any Optika stockholder as to any matter relating to the merger.

Interests of Directors and Executive Officers of Optika in the Merger (See page 71.)

      In considering the recommendation of Optika’s board of directors in favor of approval of the merger agreement and the merger, Optika stockholders should be aware that some of Optika’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Optika stockholders generally. Optika’s board of directors was aware of and considered these interests when it considered and approved the merger agreement. The interests include the potential for those individuals to obtain positions as directors or officers of Stellent, the acceleration of vesting of certain stock options, the receipt of severance and other benefits under employment agreements, and the right to continued indemnification and insurance coverage for the benefit of current and former Optika directors and officers. In particular:

•	Mark K. Ruport, Optika’s Chairman and Chief Executive Officer, has entered into an employment agreement with Stellent effective on the closing of the merger that provides for a new grant of options to purchase shares of the combined company and new terms and conditions of his employment as Executive Vice President of Operations of the combined company, including certain change of control severance benefits;

•	Alan B. Menkes, one of Optika’s directors, will become a member of the board of directors of the combined company; and

•	Under the Optika 1994 Stock Option/Stock Issuance Plan, the Optika 2000 Non-Officer Stock Incentive Plan and the Optika 2003 Equity Incentive Plan, if any option holder is involuntarily terminated other than for “misconduct” (as such term is defined under the terms of the applicable plan) within an eighteen-month period following the closing of the merger, the awards granted to that individual under the plan are accelerated in full and become 100% vested. As a result of the operation of these provisions, as well as provisions in the 1994 plan governing the automatic vesting upon a change of control with respect to formula stock option grants to Optika’s non-employee directors, all options issued to the non-employee directors of Optika are expected to vest in full at or within a short period of time following the effective time of the merger since, according to the terms of the merger agreement, none of such individuals will remain as continuing directors of Optika.

Voting Agreements (See page 90.)

      Stellent. The nine directors and executive officers of Stellent, owning, in the aggregate, approximately        ●       % of the outstanding shares of Stellent common stock on the record date, have entered into a voting agreement with Optika and have delivered irrevocable proxies granting to Optika the right to vote all of the Stellent common stock owned by them in favor of the issuance of Stellent common stock in the merger. We have attached a copy of the Stellent voting agreement as Annex B to this joint proxy statement/ prospectus.

      Optika. Eleven Optika stockholders, each a director or officer of Optika, owning, in the aggregate, approximately        ●       % of the outstanding shares of Optika common stock on the record date, have entered into a voting agreement with Stellent and have delivered irrevocable proxies granting to Stellent the right to vote all of the Optika common stock owned by them in favor of the Optika merger proposals. We have attached a copy of the Optika voting agreement, as amended, as Annex C to this joint proxy statement/ prospectus.

      TWCP Written Consent and Voting Agreement. In connection with the execution of the merger agreement, Stellent and Optika entered into a written consent and voting agreement with Thomas Weisel Capital Partners, L.P., referred to in the joint proxy statement/prospectus as TWCP, and certain related entities, which hold as of the date of this joint proxy statement/ prospectus, approximately 95% of the outstanding shares of Optika’s preferred stock. In that agreement, the TWCP entities agreed, among others things, to:

•	consent to the merger agreement, the merger and the amendment to the certificate of designation of Optika’s preferred stock, subject to the right of the TWCP entities to approve any amendment to the merger agreement;

•	vote all of their shares of capital stock of Optika in favor of the merger agreement, the merger and the amendment to the certificate of designation (and the TWCP entities have delivered irrevocable proxies to this effect to Stellent);

•	exchange their shares of Optika’s preferred stock for their pro rata share of $10 million in cash and any adjustment shares of Stellent common stock, as calculated pursuant to the merger agreement;

•	consent to the amendment of the rights and preferences of the Optika preferred stock as set forth in the amendment to the certificate of designation, as well as the termination of the registration rights agreement and certain other agreements relating to the Optika preferred stock; and

•	refrain from transferring, in any way, the shares of Optika preferred stock held by them without the consent of Optika and Stellent during the term of the written consent and voting agreement, except to affiliates of the TWCP entities that will be bound by the agreement.

      Pursuant to the TWCP written consent and voting agreement, Optika and Stellent have agreed, among other things, to indemnify TWCP and the other entities party to the TWCP written consent and voting agreement against any and all damages suffered by such parties arising out of or in connection with the performance by such parties of their obligations under the agreement or certain actions that may be brought in connection with the merger.

      We have attached a copy of the TWCP written consent voting agreement as Annex D to this joint proxy statement/ prospectus.

Optika Stock Options (See page 79.)

      Upon completion of the merger, each outstanding Optika stock option will be converted into an option to purchase a number of shares of Stellent common stock that is equal to the product of the ratio at which each outstanding share of Optika common stock will be converted into Stellent common stock under the merger agreement multiplied by the number of shares of Optika common stock that would have been obtained before the merger upon the exercise of the option, rounded to the nearest whole share. The exercise price per share will be equal to the exercise price per share of Optika common stock subject to the option before the conversion divided by the ratio at which each outstanding share of Optika common stock will be converted into Stellent common stock, rounded to the nearest whole cent. For example, assume that an Optika option holder holds an option to purchase 1,000 shares of Optika common stock at an exercise price of $2.00 per share. Assume also, for illustrative purposes only, that based on the average closing price of a share of Stellent common stock over a period ending shortly before the merger is consummated each outstanding share of Optika common stock will be converted into 0.432 of a share of

Stellent common stock in the merger. Upon the completion of the merger, the option would be converted to an option to purchase 432 shares of Stellent common stock at a price of $4.63 per share.

Accounting Treatment (See page 73.)

      The merger will be treated as a “purchase” for accounting purposes.

Regulatory Matters (See page 77.)

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, known as the HSR Act, if the amount of consideration to be paid by Stellent to the common and preferred stockholders of Optika were valued at $50 million or more for the entire 45-day period prior to the effective date of the merger, Stellent and Optika would not be allowed to complete the merger until they had furnished information required by the HSR Act to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the applicable HSR Act waiting period had expired or been terminated. Based on the number of shares of common stock of Optika outstanding at January 30, 2004, as long as the price of Stellent’s common stock closes below approximately $9.73 on at least one day during the 45-day period prior to the effective date of the merger, Stellent and Optika would not be required to furnish certain information under the HSR Act or wait for HSR Act waiting period to expire or be terminated.

Material Terms of the Merger Agreement

      Conversion of Optika Common Stock in the Merger (See page 78.) Upon completion of the merger, Optika stockholders will be entitled to receive, for each share of Optika common stock, 0.44 of a share of Stellent common stock, subject to adjustment based on the average closing price of a share of Stellent common stock during the ten consecutive trading days ending on, and including, the third trading day before the closing date of the merger. If the value of 0.44 of a share of Stellent common stock, based on the average closing price during that period, is greater than $4.00, a portion of the shares of Stellent common stock that otherwise would have been issued to holders of the Optika common stock instead will be allocated pro rata to holders of the Optika preferred stock. If any shares of Stellent common stock are allocated to the holders of the Optika preferred stock, the total number of shares so allocated, will be equal to:

•	the number of outstanding shares of Optika common stock multiplied by the difference between the value of 0.44 of a share of Stellent common stock and $4.00, multiplied again by 20%; divided by

•	the average closing price of a share of Stellent common stock during the ten consecutive trading days ending on, and including, the third trading day before the closing date of the merger.

      If any shares of Stellent common stock that otherwise would have been issued to the holders of Optika common stock are allocated to the holders of the Optika preferred stock, Optika common stockholders will be entitled to receive, for each share of Optika common stock, a portion of a share of Stellent common stock equal to:

•	the product of the number of outstanding shares of Optika common stock multiplied by 0.44, less the number of shares of Stellent common stock allocated to the holders of the Optika preferred stock; divided by

•	the number of outstanding shares of Optika common stock.

      Stellent will not issue fractional shares in the merger. As a result, the total number of shares of Stellent common stock that you receive in the merger will be rounded down to the nearest whole number. You will receive a cash payment for the value of the remaining fraction of a share of Stellent common stock that you would otherwise have received, based on the average of the trading price of Stellent common stock on the Nasdaq National Market System over the period of ten trading days ending on, and including, the third trading day before the closing of the merger.

      Conversion of Optika Preferred Stock in the Merger (See page 79.) Upon completion of the merger, holders of Optika’s preferred stock will receive an aggregate of $10 million in cash and, if the value of 0.44 of a share of Stellent common stock, based on the average Stellent closing price over a period ending shortly before the merger is consummated, is greater than $4.00, an amount (in the form of newly issued shares of Stellent common stock) equal to 20% of the value of the total number of outstanding shares of Optika common stock multiplied by the difference between the value of 0.44 of a share of Stellent common stock and $4.00. Such additional amount, if any, will be allocated on a pro rata basis to the holders of the Optika preferred stock.

      Conversion Examples (See page 78). The following table shows rates at which the Optika common stock and Optika preferred stock would be converted into Stellent common stock in the merger based on various assumed values for the average closing price of a share of Stellent common stock over a period ending shortly before the merger is consummated. In each of the examples, 9.3 million shares of Optika common stock, and 731,851 shares of Optika preferred stock, are assumed to be outstanding at the effective time of the merger. In each case, in addition to a portion of a share of Stellent common stock, each share of Optika preferred stock will convert into the right to receive $13.664 in cash. In all of the examples, a total of 4,092,000 shares of Stellent common stock would be issued in exchange for all of the outstanding shares of Optika common stock and the outstanding shares of Optika preferred stock.

      The assumed Stellent average closing prices are presented for illustrative purposes only. They imply no representation regarding the value or expected market price of any security at any time. Actual trading prices will vary based on market factors.

Optika Common Stock

			Total Shares of Stellent
			Common Stock to
			Holders of Optika
			Common Stock
	Conversion Rate
	of Optika	Consideration		% of
Stellent Common Stock	Common Stock	Value Per Share		Stellent
10-Day Average	to Stellent	of Optika		Shares
Closing Price	Common Stock	Common Stock	Shares	Issued

$ 8.00	0.44000	$3.520	4,092,000	100.0
$ 9.00	0.44000	$3.960	4,092,000	100.0
$10.00	0.43200	$4.320	4,017,600	98.2
$11.00	0.42473	$4.672	3,949,964	96.5
$12.00	0.41867	$5.024	3,893,600	95.2
$13.00	0.41354	$5.376	3,845,908	94.0
$14.00	0.40914	$5.728	3,805,029	93.0

Optika Preferred Stock

			Total Shares of Stellent
			Common Stock to Holders
			of Optika Preferred Stock
	Conversion Rate
	of Optika	Consideration		% of
Stellent Common Stock	Preferred Stock	Value Per Share		Stellent
10-Day Average	to Stellent	of Optika		Shares
Closing Price	Common Stock	Preferred Stock	Shares	Issued

$ 8.00	—	$13.664	—	—
$ 9.00	—	$13.664	—	—
$10.00	0.10166	$14.681	74,400	1.8
$11.00	0.19408	$15.799	142,036	3.5
$12.00	0.27109	$16.917	198,400	4.8
$13.00	0.33626	$18.035	246,092	6.0
$14.00	0.39212	$19.154	286,971	7.0

      Conditions to Completion of the Merger (See page 84.) Stellent and Optika will not be required to complete the merger unless specified conditions are satisfied, including:

•	approval by Optika stockholders of the merger agreement, the merger and the amendment to the certificate of designation and approval by Stellent shareholders of the issuance of Stellent common stock in the merger;

•	the effectiveness of the registration statement (which includes this document) relating to the Stellent shares to be issued in the merger;

•	the authorization for listing on the Nasdaq National Market System, subject to official notice of issuance, of the shares of Stellent common stock to be issued in the merger;

•	all waiting periods, if any, under the HSR Act having expired or having been terminated and all material foreign antitrust approvals having been obtained;

•	there not being an injunction prohibiting the merger, nor any litigation or administrative proceeding by any governmental, regulatory, or administrative entity pending that is reasonably likely to prohibit the merger or to have a material adverse effect on the combined company;

•	compliance in all material respects by Stellent and Optika with their respective agreements and obligations under the merger agreement, and the truth and correctness in all material respects of the representations made by each of them under the merger agreement, both as of the date of the merger agreement and immediately before the merger;

•	there not having occurred any event that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on Stellent or Optika;

•	each party receiving an opinion of the other party’s counsel to the effect that the matters submitted for approval of the other party’s shareholders related to the merger have been duly authorized by all necessary corporate actions of the other party; and

•	each party receiving an opinion of its special tax counsel to the effect that the merger will be treated as a reorganization for United States federal income tax purposes.

      In addition, Stellent will not be required to complete the merger unless specified conditions are satisfied, including:

•	that no rights have become exercisable under Optika’s rights agreement;

•	that holders of no more than 10% of the issued and outstanding shares of common stock of Optika have taken action to entitle them to demand payment for their shares under the appraisal rights provisions of Delaware law;

•	receipt by Stellent of all material consents necessary to effect the merger without the breach of any material contract of Optika or the imposition of any encumbrance on any asset of Optika; and

•	delivery by each of the directors of Optika to Stellent of his resignation from the board of directors of Optika effective as of the date on which the registration statement related to the options issued by Stellent to replace the Optika options assumed pursuant to the merger agreement becomes effective.

      Neither Stellent or Optika has any present intention of waiving any condition to the merger.

      Termination of the Merger Agreement (See page 86.) Stellent and Optika can jointly agree to terminate the merger agreement at any time before completing the merger. In addition, either company can terminate the merger agreement if:

•	the merger has not been completed by May 31, 2004;

•	the shareholders of either party fail to approve the merger-related proposals on which they are voting;

•	any of the conditions set forth in the second, third, fourth or fifth bullet points of “Conditions of the Merger” above become impossible to fulfill on or before May 31, 2004;

•	either of the conditions set forth in the sixth or seventh bullet points of “Conditions of the Merger” above become, with respect to the other party, impossible to fulfill on or before May 31, 2004;

•	the other company’s board of directors withdraws or adversely modifies its recommendation that its stockholders vote in favor of the proposal required to complete the merger;

•	the other party has materially breached any representation, warranty, covenant or agreement materially adversely affecting (or materially delaying) the consummation of the merger and the breach has not been cured within ten business days following written notice from the terminating party; or

•	there has been a material adverse effect on the other party that has continued unabated for five consecutive business days.

      The merger agreement may also be terminated by Optika if, at any time before the Optika stockholders meeting, Optika receives an unsolicited acquisition offer from a third party, and the board of directors of Optika determines the offer is reasonably likely to be more favorable to Optika’s stockholders than the merger with Stellent and for which financing, to the extent required, is committed or reasonably capable of being obtained. However, before terminating the merger agreement, Optika must have, among other things, given Stellent at least five business days’ notice and, during that period, a chance to propose such amendments to the terms of the merger agreement as would enable Optika’s board of directors to determine that the merger with Stellent, as so amended, is at least as favorable to Optika’s stockholders as the third party’s offer.

      A Termination Fee and Expense Reimbursement Will Be Payable Under Certain Circumstances (See page 87.) Optika will be obligated to pay Stellent a termination fee of $1.6 million, plus an amount, not to exceed $750,000, to reimburse Stellent’s expenses relating to the merger, if:

•	Stellent terminates the agreement as a result of the Optika board of directors having withdrawn or adversely modified its recommendation of approval of the merger agreement and the merger;

•	Optika terminates the merger agreement in order to enter into an alternative transaction that the Optika board of directors has determined is reasonably likely to be more favorable to Optika’s stockholders than the merger with Stellent, as described in the second paragraph under “— Termination of the Merger Agreement” above; or

•	if the following conditions occur:

•	an alternative transaction is proposed to Optika and becomes publicly known before termination of the merger agreement;

•	Optika or Stellent terminates the merger agreement as a result of the merger not having been completed by May 31, 2004, or the shareholders of either company having failed to approve the proposal relating to the merger on which they are voting; and

•	within six months after termination, Optika completes, or enters into an agreement with respect to, an alternative transaction with a third party.

      If the merger agreement is terminated by either party because the other party has materially breached any representation, warranty, covenant or agreement materially adversely affecting (or materially delaying) the consummation of the merger and the breach has not been cured within ten business days following written notice from the terminating party, the terminating party may require the other party to reimburse up to $750,000 of the terminating party’s out-of-pocket expenses incurred in connection with the merger agreement, and the terminating party may seek additional remedies.

      No Solicitation (See page 83.) Optika has agreed not to solicit an acquisition proposal from a third party while the merger is pending. Optika has also agreed not to engage in discussions or negotiations concerning an acquisition proposal unless the Optika board of directors determines that the unsolicited proposal is reasonably likely to be more favorable to Optika’s stockholders than the merger with Stellent and that any required financing is committed or reasonably capable of being obtained by the third party. In addition, Optika has agreed to keep Stellent informed about any inquiries or discussions relating to any alternative transaction that is proposed by a third party.

Federal Securities Laws Consequences: Stock Transfer Restrictions (See page 77.)

      All shares of Stellent common stock that Optika stockholders receive in connection with the merger will be freely transferable unless the holder is considered an “affiliate” of Optika or Stellent for purposes of the federal securities laws. Shares of Stellent common stock held by these affiliates may be sold only pursuant to a registration statement or an exemption under the Securities Act of 1933.

Stock Price and Dividend Information (See page 99.)

      Stellent’s shares of common stock are listed and trade on the Nasdaq National Market System. Optika’s shares of common stock are listed and trade on the Nasdaq SmallCap Market System. Stellent trades under the symbol “STEL,” and Optika trades under the symbol “OPTK.” The following table presents the last reported sale price for Stellent common stock and for Optika common stock on January 9, 2004, the last trading day before our announcement of the signing of the merger agreement, and on February  ●  , 2004, the last trading day before the printing of this document. The table also sets forth the value of the merger consideration Optika stockholders would have received for one share of Optika common stock and Optika preferred stock assuming the merger had taken place on those dates.

			Equivalent Price Per	Equivalent Price Per
	Stellent	Optika	Share of Optika	Share of Optika
Date	Common Stock	Common Stock	Common Stock	Preferred Stock

January 9, 2004	$10.29	$4.28	$4.42	$15.01
February ● , 2004	$ ●	$ ●	$ ●	$ ●

      Past price performance is not necessarily indicative of future price performance. You should obtain current market quotations for shares of Optika and Stellent common stock.

      Neither Stellent nor Optika has ever paid cash dividends to its shareholders. Stellent does not anticipate paying cash dividends for the foreseeable future.

STELLENT, INC.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The tables below present summary selected historical consolidated financial data of Stellent. You should read the information set forth below in conjunction with the consolidated financial statements (including the notes thereto) and management’s discussion and analysis of financial condition and results of operations in Stellent’s annual report on Form 10-K for the fiscal year ended March 31, 2003 and Stellent’s quarterly report on Form 10-Q for the nine months ended December 31, 2003, which are incorporated by reference into this joint proxy statement/ prospectus. Please refer to the section of this joint proxy statement/ prospectus entitled “Where You Can Find More Information,” beginning on page 111.

      The selected historical consolidated statement of operations data for the nine months ended December 31, 2003 and 2002 and the selected historical consolidated balance sheet data as of December 31, 2003 are derived from the unaudited condensed consolidated financial statements of Stellent contained in Stellent’s quarterly report on Form 10-Q for the period ended December 31, 2003, which is incorporated by reference into this joint proxy statement/ prospectus. The selected historical consolidated balance sheet data as of December 31, 2002 is derived from the unaudited condensed consolidated financial statements of Stellent contained in Stellent’s quarterly report on Form 10-Q for the period ended December 31, 2002, which is not included in or incorporated by reference into this joint proxy statement/ prospectus.

      The unaudited historical consolidated results of operations data for the nine months ended December 31, 2003 are not necessarily indicative of the results to be expected for any other interim period or for the fiscal year ending March 31, 2004 as a whole. However, in the opinion of Stellent’s management, the historical financial data presented reflects all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial condition at such date and the results of operations for such period. The historical financial data may not be indicative of Stellent’s future performance.

      The selected historical consolidated statement of operations data for the fiscal years ended March 31, 2003, 2002 and 2001 and the selected historical consolidated balance sheet data as of March 31, 2003 and 2002 are derived from the audited consolidated financial statements of Stellent contained in Stellent’s consolidated financial statements and the related notes thereto, which are incorporated by reference in this joint proxy statement/ prospectus. The selected historical consolidated statement of operations data for the years ended March 31, 2000 and 1999 and the selected historical consolidated balance sheet data as of March 31, 2001, 2000, and 1999 are derived from audited financial statements that are not included in, or incorporated by reference into, this joint proxy statement/ prospectus.

						Nine Months Ended
	Year Ended March 31,					December 31,

	1999	2000	2001	2002	2003	2002	2003

	(In thousands, except per share data)
Historical consolidated statement of operations data:
Revenues:
Product license	$9,303	$17,480	$53,853	$66,908	$40,364	$30,367	$30,239
Services	2,099	4,880	12,868	21,432	25,070	18,254	24,891
Hardware integration and support	5,629	—	—	—	—	—	—

Total revenues	$17,031	$22,360	$66,721	$88,340	$65,434	$48,621	$55,130
Gross profit	$10,390	$18,252	$54,932	$68,977	$44,916	$33,299	$38,128
Loss from operations	$(1,143)	$(987)	$(14,271)	$(20,331)	$(32,624)	$(26,761)	$(11,249)
Net income (loss)	$(1,359)	$479	$(7,671)	$(22,298)	$(32,400)	$(25,790)	$(10,083)
Basic and diluted net income (loss) per share	$(0.12)	$0.03	$(0.36)	$(1.00)	$(1.45)	$(1.15)	$(0.46)
Shares used in computing basic net income (loss) per common share	11,151	16,462	21,472	22,286	22,345	22,367	21,949
Shares used in computing diluted net income (loss) per share	11,151	18,057	21,472	22,286	22,345	22,367	21,949
Historical consolidated balance sheet data (at end of period):
Cash, cash equivalents and marketable securities	$2,177	$133,742	$106,510	$96,158	$81,169	$76,970	$73,328
Working capital	$3,713	$137,112	$109,279	$102,850	$69,823	$79,662	$68,483
Total assets	$8,464	$147,315	$181,586	$165,926	$129,709	$137,723	$122,550
Long-term debt	$108	$11	$37	$—	$—	$—	$—
Total shareholders’ equity	$4,719	$140,970	$167,444	$151,987	$112,236	$123,406	$104,493

OPTIKA INC.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The tables below present summary selected historical consolidated financial data of Optika. You should read the information set forth below in conjunction with the consolidated financial statements (including the notes thereto) and management’s discussion and analysis of financial condition and results of operations in Optika’s annual report on Form 10-K for the fiscal year ended December 31, 2003, which is incorporated by reference into this joint proxy statement/ prospectus and attached as Annex H.

      The selected historical consolidated statement of operations data for the years ended December 31, 2003, 2002 and 2001 and the selected historical consolidated balance sheet data as of December 31, 2003 and 2002 are derived from the audited consolidated financial statements of Optika contained in Optika’s consolidated financial statements, and the related notes thereto, that are incorporated by reference in this joint proxy statement/ prospectus and attached as Annex H. The selected historical consolidated statement of operations data for the years ended December 31, 2000 and 1999 and the selected historical consolidated balance sheet data as of December 31, 2001, 2000 and 1999 are derived from audited financial statements that are not included in, or incorporated by reference into, this joint proxy statement/ prospectus. The historical financial data may not be indicative of Optika’s future performance.

	Year Ended December 31,

	1999	2000	2001	2002	2003

	(In thousands, except per share data)
Historical consolidated statement of operations data:
Revenues:
Product license	$11,457	$5,241	$6,306	$5,655	$6,833
Services	10,585	10,865	10,354	12,218	13,084

Total revenues	$22,042	$16,106	$16,660	$17,873	$19,917
Gross profit	$16,997	$10,583	$12,118	$13,624	$15,500
Loss from operations	$(1,598)	$(13,915)	$(4,534)	$(649)	$(474)
Net loss	$(844)	$(16,041)	$(4,174)	$(518)	$(384)
Net income (loss) applicable to common stockholders	$(844)	$(22,105)	$1,325	$(518)	$(384)
Basic net income (loss) per common share	$(0.12)	$(2.78)	$0.16	$(0.06)	$(0.04)
Shares used in computing basic net income (loss) per common share	7,192	7,948	8,184	8,292	8,741
Diluted net loss per common share	$(0.12)	$(2.78)	$(0.46)	$(0.06)	$(0.04)
Shares used in computing basic and diluted net loss per share	7,192	7,948	8,984	8,292	8,741
Historical consolidated balance sheet data (at end of period):
Cash, cash equivalents and short-term investments	$7,182	$11,704	$7,696	$8,408	$9,082
Working capital	$5,737	$8,512	$5,762	$5,860	$5,280
Total assets	$18,097	$18,524	$13,901	$13,889	$17,055
Redeemable convertible preferred stock	$—	$10,849	$—	$—	$—
Total stockholders’ equity	$11,356	$769	$7,395	$6,988	$7,934

SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL DATA

      The following summary selected unaudited pro forma condensed combined consolidated financial data gives effect to the proposed merger between Stellent and Optika using the purchase method of accounting for the business combination. This data should be read in conjunction with Stellent’s unaudited pro forma condensed combined consolidated financial statements and related notes thereto, beginning on page 93 of this joint proxy statement/ prospectus.

      There can be no assurance that Stellent and Optika will not incur charges in excess of those included in the pro forma adjustments related to the merger or that Stellent management will be successful in its effort to integrate the operations of the companies.

      The summary selected unaudited pro forma condensed combined consolidated financial data is derived from the unaudited pro forma condensed combined consolidated financial statements included elsewhere in this joint proxy statement/ prospectus.

      The unaudited pro forma condensed combined consolidated balance sheet data of Stellent gives effect to the proposed merger as if it had occurred on December 31, 2003, and combines the unaudited historical consolidated balance sheet of Stellent as of December 31, 2003 with the audited historical consolidated balance sheet of Optika as of December 31, 2003.

      The unaudited pro forma condensed combined consolidated statement of operations data of Stellent gives effect to the proposed merger as if it had occurred at the beginning of the period presented. The unaudited pro forma condensed combined consolidated statement of operations data of Stellent for the year ended March 31, 2003 combines the audited historical consolidated statement of operations of Stellent for the year ended March 31, 2003 with the audited historical consolidated statement of operations of Optika for the year ended December 31, 2002.

      The unaudited pro forma condensed combined consolidated statement of operations data of Stellent for the nine months ended December 31, 2003 combines the unaudited historical consolidated statement of operations of Stellent for the nine months ended December 31, 2003 with the unaudited historical consolidated statement of operations of Optika for the nine months ended September 30, 2003.

      The pro forma adjustments are preliminary, and revisions to the preliminary purchase price allocations may have a significant impact on the pro forma adjustments. A final valuation of the net assets to be acquired from Optika, which will be conducted by Stellent’s independent valuation specialists, has not been made prior to the completion of this joint proxy statement/prospectus. The consideration of this final valuation may result in a change in the value assigned to the intangible assets acquired and to the amounts of the future amortization expense.

      The unaudited pro forma condensed combined consolidated financial data is for comparative purposes only and does not purport to represent what Stellent’s financial position or results of operations would actually have been had the events noted above in fact occurred on the assumed dates or to project the financial position or results of operations of Stellent for any future date or future period.

	Year Ended	Nine Months Ended
	March 31,	December 31,
	2003	2003

	(In thousands,
	except per share data)
	(Unaudited)
Pro forma condensed combined consolidated statement of operations data:
Revenues	$83,307	$69,480
Gross profit	$57,407	$48,357
Net loss	$(35,158)	$(12,431)
Basic and diluted net loss per common share	$(1.35)	$(0.48)
Pro forma condensed combined consolidated balance sheet data (at end of period):
Working capital		$62,263
Total assets		$179,425
Total shareholders’ equity		$152,247

COMPARATIVE PER SHARE DATA

      The following table reflects the historical net loss and book value per share of Stellent common stock and the historical net loss and book value per share of Optika common stock in comparison with unaudited pro forma net loss and book value per share after giving effect to the pending merger of Stellent and Optika. The information in the following table should be read in conjunction with the unaudited pro forma condensed combined consolidated financial statements and the Stellent historical consolidated financial statements and the Optika historical consolidated financial statements incorporated by reference or included elsewhere in this joint proxy statement/ prospectus. The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial data as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the period or as of the date presented.

      The historical book value per share information presented is computed by dividing total shareholders’ equity for each of Stellent or Optika by the number of shares of Stellent or Optika common stock, respectively, outstanding as of the respective balance sheet date.

      The pro forma combined net loss per share information is computed by dividing the pro forma combined net loss by the sum of Stellent’s weighted average common shares outstanding during each period and the number of shares of Stellent common stock to be issued in connection with the proposed merger, as if it had been consummated on April 1, 2002. The pro forma combined net loss per equivalent Optika share information is computed by multiplying Stellent pro forma condensed combined consolidated loss per share amounts by the base exchange ratio of 0.44.

      The unaudited pro forma condensed combined consolidated book value per Stellent share is computed by dividing total pro forma combined stockholders’ equity by the pro forma number of shares of Stellent common stock outstanding at December 31, 2003 assuming the merger had occurred on that date. Pro forma combined book value per equivalent Optika common share is computed by multiplying Stellent’s pro forma combined book value per common share by the base exchange ratio of 0.44.

		Nine Months
	Year Ended	Ended
	March 31,	December 31,
	2003	2003

Stellent historical (balance sheet data at end of period):
Basic and diluted net loss per common share	$(1.45)	$(0.46)
Book value per common share at the end of the period	$5.14	$4.71

		Nine Months
	Year Ended	Ended
	December 31,	September 30,
	2002	2003

Optika historical (balance sheet data at end of period):
Basic and diluted net loss per common share	$(0.06)	$(0.08)
Book value per common share at the end of the period	$0.84	$0.80

Unaudited Pro Forma Combined Per Share Data

		Nine Months
	Year Ended	Ended
	March 31,	December 31,
	2003	2003

Stellent and Optika pro forma combined (balance sheet data at end of period):
Pro forma basic and diluted combined net loss per common share	$(1.35)	$(0.48)
Pro forma basic and diluted combined net loss per equivalent Optika common share	$(0.59)	$(0.21)
Pro forma combined book value per Stellent share		$5.79
Pro forma combined book value per equivalent Optika common share		$2.55

      Neither Stellent nor Optika has ever paid cash dividends to its shareholders. Stellent does not anticipate paying cash dividends for the foreseeable future.

RISK FACTORS

      In addition to the risks described in each company’s reports on Forms 10-K and 10-Q relating to each company as an independent business, you should carefully consider the risks described below relating to the merger and to the ownership of Stellent common stock before deciding how to vote your shares. You also should consider the other information contained in, or incorporated by reference into, this joint proxy statement/ prospectus. Please refer to the section of the joint proxy statement/ prospectus entitled “Where You Can Find More Information” beginning on page 111. If any of the events described in these risks actually occur, the business, financial condition or prospects of Stellent or Optika, as the case may be, may be seriously harmed. In such case, the market price of Stellent common stock, or Optika common stock, as the case may be, may decline, and you may lose all or part of your investment.

Risks Relating to the Merger

      The merger involves risk for Stellent and Optika shareholders. Optika stockholders will be choosing to invest in Stellent common stock by voting in favor of the merger. In addition to other information included in this joint proxy statement/ prospectus, including the matters addressed in the section of this joint proxy statement/ prospectus “Cautionary Statement Concerning Forward-Looking Statement” beginning on page 35, you should carefully consider the following risks before deciding whether to vote in favor of the merger proposals, in the case of Optika stockholders, or for the issuance of shares of Stellent common stock pursuant to the merger agreement, in the case of Stellent shareholders. Please refer to the section of this joint proxy statement/ prospectus entitled “Where You Can Find More Information” beginning on page 111. Additional risks and uncertainties not presently known to Stellent or Optika or that are not currently believed to be important to you also may adversely affect the merger and the combined company following the merger.

Stellent and Optika may be unable to obtain the shareholder approvals required to complete the merger.

      The closing of the merger is subject to approvals by the shareholders of Optika and Stellent, which might not be obtained. The issuance of shares of Stellent common stock pursuant to the merger agreement requires the affirmative vote of a majority of the total votes cast at the Stellent special meeting, provided a quorum is present at the meeting. Approval of the Optika merger proposals requires the affirmative vote of a majority of the outstanding shares of Optika common stock and Optika preferred stock (voting together with the Optika common stock on an as-converted-to-common-stock basis). If the requisite shareholder approvals are not obtained, the conditions of closing of the merger will not be satisfied and the closing of the merger will not occur. If the merger is not completed, the business and operations of Stellent and Optika may be harmed to the extent that customers, suppliers and others believe that the companies cannot effectively compete in the marketplace without the merger and the market prices of Stellent common stock and Optika common stock may decline.

The number of shares that holders of Optika common stock will be entitled to receive is fixed; if the market price of Stellent’s common stock declines, Optika stockholders will be entitled to receive less in value for their shares of Optika common stock.

      Upon the closing of the merger, each holder of shares of Optika common stock will be entitled to receive a fixed portion of a share of Stellent common stock for each share of Optika common stock held by such stockholder at the closing of the merger. The market value of Stellent’s shares fluctuates based upon general market and economic conditions, Stellent’s business and prospects and other factors, as discussed in this joint proxy statement/ prospectus. Because of these fluctuations and because the total number of shares of Stellent common stock to be received as consideration by holders of Optika common stock in the merger may be decreased if shares of Stellent common stock are allocated to holders of the Optika preferred stock, as discussed in this joint proxy statement/ prospectus, but will not, in any case be increased, the exact value of the consideration that holders of Optika common stock will be entitled to receive in the merger cannot be determined until the closing of the merger.

      There will be no increase to the exchange ratio (except for reclassifications to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to Stellent common stock or Optika common stock), and the parties do not have the right to terminate the merger agreement based upon changes in the market price of either Stellent common stock or Optika common stock. Accordingly, if Stellent’s stock price decreases, Optika’s stockholders will be entitled to receive less in value for their shares of Optika common stock.

Two of the directors and executive officers of Stellent and Optika have conflicts of interest that could have affected their decisions to support or approve the transaction.

      All Stellent officers and directors will serve in their current capacity for the combined company.

      The directors and executive officers of Optika will receive continuing indemnification against liabilities and some of the directors and executive officers of Optika have Optika stock options that potentially provide them with interests in the merger, such as accelerated vesting upon completion of the merger in certain cases, that are different from, or are in addition to, your interests in the merger. An Optika director, Alan B. Menkes, will serve on the board of directors of the combined company. In addition, Mark K. Ruport has entered into an employment agreement with Stellent that will become effective upon the consummation of the merger. Under the agreement, Mr. Ruport is entitled to receive compensation and benefits as described under the section of this joint proxy statement/ prospectus “The Merger — Interests of Directors and Executive Officers of Optika in the Merger” beginning on page 71. Each of Mr. Menkes and Mr. Ruport voted in favor of the merger in their respective capacities as directors of Optika. In addition, under the Optika 1994 Stock Option/ Stock Issuance Plan, the Optika 2000 Non-Officer Stock Incentive Plan and the Optika 2003 Equity Incentive Plan, if any option holder is involuntarily terminated other than for “misconduct” (as such term is defined under the terms of the applicable plan) within an eighteen-month period following the closing of the merger, the awards granted to that individual under the plan are accelerated in full and become 100% vested. As a result of the operation of these provisions, as well as provisions in the 1994 plan governing the automatic vesting upon a change of control with respect to formula stock option grants to Optika’s non-employee directors, all options issued to the non-employee directors of Optika are expected to vest in full at or within a short period of time following the effective time of the merger since, according to the terms of the merger agreement, none of such individuals will remain as continuing directors of Optika.

Because the stock prices of Stellent and Optika may reflect the anticipated benefits of the merger, including a broader platform of products and greater size and marketing opportunities, among others, for the combined companies, their stock prices may decline if the merger is not completed.

      The merger and many of its anticipated benefits have been publicly disclosed. The market price of Stellent common stock may reflect these anticipated benefits and the market price of Optika common stock may be trading in tandem based on the conversion ratio under the merger agreement. If the merger is not completed investors may perceive that the companies will lose the opportunity to realize the anticipated benefits of the merger and the market prices of the common stock of Stellent and Optika may decline. Completion of the merger is subject to several closing conditions, including obtaining shareholder and any required regulatory approvals, and Stellent and Optika may be unable to obtain such approvals on a timely basis or at all.

Because the industry in which they compete is consolidating, the businesses of Stellent and Optika and their results of operations may be adversely affected if the merger is not completed.

      The industry in which Stellent and Optika operate is maturing and consolidating. The result is fewer larger and better-financed companies providing increasingly broad and deep product lines and increasing demand by customers for fewer suppliers of more comprehensive solutions. Stellent’s and Optika’s businesses and operations may be harmed to the extent that customers, suppliers and others believe that the companies cannot effectively compete in the marketplace without the transaction, or there is customer or employee uncertainty surrounding the future direction of the product and service offerings and strategy of Stellent or Optika on a standalone basis.

Stellent and Optika have incurred significant transaction expenses and may make substantial additional payments if the transaction is not completed.

      Stellent and Optika are incurring significant costs in connection with the transaction, including legal, accounting and financial advisory fees, and certain fees and expenses of TWCP and certain of its affiliates. They must pay such expenses whether or not the transaction is completed. Also, if the transaction is not completed Stellent will have to expense its costs incurred related to the merger, rather than treating them as part of the costs of the acquired assets if the merger is completed. Moreover, under specified circumstances described in this joint proxy statement/ prospectus, Stellent may be required to pay Optika’s expenses incurred in connection with the merger agreement or the merger of up to $750,000 in connection with the termination of the merger agreement, or Optika may be required to pay Stellent a termination fee of $1.6 million and Stellent’s expenses incurred in connection with the merger agreement or the merger of up to $750,000 pursuant to the merger agreement, in connection with the termination of the merger agreement. Such payments may cause the market price of the company making the payment to decline.

Realizing the benefits from the merger requires the combined company to overcome integration and other challenges which may be difficult because Optika is accustomed to operating as an autonomous business.

      Any failure of the combined company to meet the challenges involved in integrating the operations of Stellent and Optika successfully or to realize any of the anticipated benefits or synergies of the merger could seriously harm the results of the combined company. Realizing the benefits of the merger will depend in part on the ability of the combined company to overcome significant challenges, including:

•	combining Optika’s Colorado-based operations with Stellent’s Minnesota headquartered operations;

•	integrating and managing the combined company with a small management team;

•	retaining and assimilating the key personnel of Optika accustomed to working without the oversight of a parent company;

•	integrating the sales organization of Optika, which relies extensively on indirect sales channels and generates a high proportion of maintenance and other revenues, with the sales organization of Stellent, which relies extensively on direct sales and generates a high proportion of product license revenues;

•	retaining existing customers of each company in light of changes that may occur in each company’s operations as a result of the merger and attracting new customers while overcoming integration challenges;

•	retaining strategic partners of each company in light of changes that may occur in each company’s operations as a result of the merger and attracting new strategic partners while overcoming integration challenges; and

•	creating and maintaining uniform standards, controls, procedures, policies and information for two companies accustomed to operating under autonomous management.

      The risks of failure to overcome these integration challenges include:

•	the potential disruption of the combined company’s on-going business and distraction of its management;

•	lost sales or decreased revenues as a result of difficulties inherent in combining product offerings, coordinating sales and marketing efforts to communicate effectively the capabilities of the combined company;

•	the potential need to demonstrate to customers that the merger will not result in adverse changes in customer service standards or business; and

•	impairment of relationships with employees, suppliers and customers as a result of any integration of new management personnel.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of the combined company’s common stock following the merger.

      In accordance with accounting principles generally accepted in the United States of America, the combined company will account for the merger using the purchase method of accounting, which will result in charges to earnings that could have a material adverse effect on the market value of Stellent common stock following the closing of the merger. Under the purchase method of accounting, the combined company will allocate the total estimated purchase price to Optika’s net tangible assets, amortizable intangible assets, intangible assets with indefinite lives and in-process research and development, if any, based on their fair values as of the date of the closing of the merger, and record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to purchased in-process technology, if any, will be expensed by the combined company in the quarter in which the merger is completed. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets. These depreciation, amortization and potential impairment charges could have a material impact on the combined company’s results of operations.

In order to be successful, the combined company must retain and motivate key employees, which may be difficult in light of the geographic separation of Stellent and Optika, Optika’s history of operating as an independent business and uncertainty regarding operational roles following the merger; and failure to do so could seriously harm the combined company’s ability to execute its operating strategy.

      In order to be successful, the combined company must retain and motivate executives and other key employees, including those in managerial, sales and technical positions. Failure to retain and motivate executives and other key employees could leave the combined company without the management capacity to execute its operating strategy, which could adversely affect its operating results. Retaining and motivating Optika employees may be difficult if management of the combined company cannot overcome the geographic separation of Optika’s Colorado operations and Stellent’s Minnesota headquarters to make employees feel like they are a part of a cohesive business operation. The combined company may experience difficulty retaining and motivating Optika employees if those employees feel as though they had greater operating freedom when Optika was an independent business. Employees of Stellent or Optika may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. In addition, a portion of Optika’s employee options have exercise prices in excess of the current value of the merger consideration. These circumstances may adversely affect the combined company’s ability to attract and retain key management, sales and technical personnel. The combined company also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult due to the potential distractions of the merger.

The market price of Stellent’s common stock may decline as a result of the merger.

      The market price of Stellent’s common stock may decline as a result of the merger for a number of reasons, including if:

•	the integration of Stellent and Optika is not completed in a timely and efficient manner;

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts; or

•	significant shareholders of Stellent or Optika decide to dispose of their stock following completion of the merger.

Uncertainty regarding the merger and the effects of the merger could cause each company’s customers or strategic partners to delay or defer decisions.

      Stellent’s and/or Optika’s customers and strategic partners, in response to the announcement of the merger, may delay or defer decisions regarding the license of the combined company’s products and services, which could have a material adverse effect on the business of the combined company or the relevant company if the merger is not completed.

Optika could lose an opportunity to enter into a merger or business combination with another party on more favorable terms as the merger agreement restricts Optika from soliciting such proposals.

      While the merger agreement is in effect, subject to certain limited exceptions, Optika is restricted from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger with any persons other than Stellent. As a result of the restriction, Optika may lose an opportunity to enter into a transaction with another potential partner on more favorable terms. If Optika terminates the merger agreement to enter into another transaction, Optika likely would be required to pay a termination fee to Stellent that may make an otherwise more favorable transaction less favorable. See “The Merger Agreement — Termination Fee and Expenses” of this joint proxy statement/ prospectus beginning on page 87. In addition, if the merger agreement is terminated and the Optika board of directors determines that it is in the best interests of the Optika stockholders to seek a merger or business combination with another strategic partner, Optika cannot assure you that it will be able to find a partner offering terms equivalent or more attractive than the price and terms offered by Stellent.

The merger may become subject to regulatory approval, which may delay or prevent the merger or require modification of the terms of the merger.

      Under the HSR Act, if the amount of consideration to be paid by Stellent to the common and preferred stockholders of Optika were valued at $50 million or more for the entire 45-day period prior to the effective date of the merger, Stellent and Optika would not be allowed to complete the merger until they had furnished information required by the HSR Act to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the applicable HSR Act waiting period had expired or been terminated. Based on the number of shares of common stock of Optika outstanding at January 30, 2004, and recent trading prices of Stellent’s common stock, it appears that Stellent and Optika will not be required to furnish certain information under the HSR Act or wait for HSR Act waiting period to expire or be terminated. However, if the price of Stellent’s common stock closes above approximately $9.73 on each trading day during the 45-day period prior to the effective date of the merger, the merger would become subject to the reporting requirements and waiting period of the HSR Act, which could delay or prevent the merger or require modification of the terms of the merger. The effective date of the merger may be delayed unexpectedly by factors beyond the control of Stellent and Optika, such as delays in obtaining a quorum for the shareholder meetings or delays in obtaining the required shareholder approvals. If the price of Stellent’s common stock closes above approximately $9.73 for an extended period, but less than the full 45-day period, prior to the anticipated effective date of the merger and the effective date is unexpectedly delayed such that the price of Stellent’s common stock closes above approximately $9.73 for a full 45-day period and continues to close above such price, the merger may become subject to the reporting requirements and waiting period of the HSR Act, further delaying the effective date of the merger.

The combined company is not profitable on a pro forma basis and may not be profitable in the future.

      On a pro forma basis, the combined company had a net loss of approximately $12.4 million for the nine months ended December 31, 2003. We cannot assure you that the combined company’s revenue will increase or continue at current levels or growth rates, or that the combined company will achieve profitability or generate cash from operations in future periods. In view of the rapidly evolving nature of the combined company’s business and the limited histories of Stellent and Optika in marketing many of their current products, period-to-period comparisons of operating results are not necessarily meaningful and you should not rely on them as indicating what the combined company’s future performance will be. We expect that the combined company will continue to incur significant sales, marketing, product development and administrative expenses. As a result, the combined company will need to generate significant revenue to achieve profitability and we cannot assure you that it will achieve profitability in the future.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.

      In general, either party may refuse to complete the merger if there is a material adverse change affecting the other party before the closing. However, certain types of changes will not prevent the completion of the offer or the merger, even if they would have a material adverse effect on Stellent or Optika, including:

•	changes or conditions generally affecting the industries or segments in which Stellent and Optika operate unless the change or condition has a materially disproportionate effect on Stellent or Optika, as the case may be;

•	changes in general economic, market or political conditions unless the change has a materially disproportionate effect on Stellent or Optika, as the case may be;

•	actual or threatened litigation by shareholders of Stellent or Optika relating to the announcement or completion of the offer or the merger (unless the offer or the merger is enjoined);

•	any disruption of customer, business partner, supplier or employee relationships that resulted from the announcement of the merger agreement or the completion of the merger; and

•	changes in Stellent’s or Optika’s common stock market price or trading volume, in and of themselves.

      If material adverse changes occur but we must still complete the merger, Stellent’s stock price may suffer. This in turn may reduce the value of the merger to Stellent’s and Optika’s shareholders.

Our focus on integrating the combined companies may divert us from other potential transactions.

      Our industry has experienced recent consolidation. Even after the merger, many competitors will have substantially more resources than the combined company has. Management’s focus on realizing the benefits of the merger for the combined companies may divert it from pursuing other potential transactions that could further increase the resources and marketing opportunities of the combined companies.

There is a risk of potentially unfavorable United States federal income tax consequences to Optika stockholders.

      Optika stockholders may be subject to potentially material adverse United States federal income tax consequences if the Internal Revenue Service were to successfully contend that the consideration transferred by Stellent to the Optika common and preferred stockholders should be treated not as it was actually received, but rather as it would have been received by such stockholders prior to the amendment of the certificate of designation of the Optika preferred stock, pursuant to which the stated liquidation preference of the Optika preferred stock will be terminated. To review the material United States federal income tax consequences to stockholders in greater detail, see “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 74.

Risks Relating to Stellent’s Business

      If the merger is successfully completed, holders of Optika common stock will become holders of Stellent common stock. Stellent’s business differs from Optika’s business, and Stellent’s results of operations, as well as the price of Stellent common stock, may be affected by factors different than those affecting Optika’s results of operations and the price of Optika common stock before the merger. In this section, “we” means “Stellent” and “our” means “Stellent’s.”

Because our infrastructure costs are generally fixed and the timing of our revenues from quarter to quarter is highly variable, our future performance is difficult to predict, making an investment in our common stock subject to high volatility.

      While our products and services are not seasonal, our revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenues or operating results fall below the expectations of investors or securities analysts, the price of our common stock could fall substantially. A large part of our sales typically occurs in the last month of a quarter, frequently in the last week or even the last days of the quarter. If these sales were delayed from one quarter to the next for any reason, our operating results could fluctuate dramatically. In addition, our sales cycles may vary, making the timing of sales difficult to predict. Furthermore, our infrastructure costs are generally fixed. As a result, modest fluctuations in revenues between quarters may cause large fluctuations in operating results. These factors all tend to make the timing of revenues unpredictable and may lead to high period-to-period fluctuations in operating results.

      Our quarterly revenues and operating results may fluctuate for several additional reasons, many of which are outside of our control, including the following:

•	demand for our products and services;

•	the timing of new product introductions and sales of our products and services;

•	unexpected delays in introducing new products and services;

•	increased expenses, whether related to sales and marketing, research and development or administration;

•	changes in the rapidly evolving market for Web content management solutions;

•	the mix of revenues from product licenses and services, as well as the mix of products licensed;

•	the mix of services provided and whether services are provided by our staff or third-party contractors;

•	the mix of domestic and international sales;

•	costs related to possible acquisitions of technology or businesses;

•	general economic conditions; and

•	public announcements by our competitors.

We have a history of making acquisitions, including large strategic acquisitions over the past years; future potential acquisitions may be difficult to complete or to integrate and may divert management’s attention and cause our operating results to suffer.

      We may seek to acquire or invest in businesses, products or technologies that are complementary to our business. If we identify an appropriate acquisition opportunity, we may be unable to negotiate favorable terms for that acquisition, successfully finance the acquisition or integrate the new business or products into our existing business and operations. In addition, the negotiation of potential acquisitions and the integration of acquired businesses or products may divert management time and resources from our existing business and operations. To finance acquisitions, we may use a substantial portion of our available cash or we may issue additional securities, which would cause dilution to our shareholders.

We may not be profitable in the future, which would cause our financial position to suffer and may cause the market price of our stock to fall.

      Our revenues may not grow in future periods and we may not achieve profitability. If we do not achieve profitability, our financial position will suffer and the market price of our stock may fall. Our ability to achieve profitable operations depends upon many factors beyond our direct control. These factors include, but are not limited to:

•	the demand for our products;

•	our ability to quickly introduce new products;

•	the level of product and price competition;

•	our ability to control costs; and

•	general economic conditions.

The intense competition in our industry from recent and expected industry consolidation may reduce our future sales and profits.

      The market for our products is highly competitive and is likely to become more competitive from recent and expected industry consolidation. We may not be able to compete successfully in our chosen marketplace, which may have a material adverse effect on our business, operating results and financial condition. Additional competition may cause pricing pressure, reduced sales and margins, or prevent our products from gaining and sustaining market acceptance. Many of our current and potential competitors have greater name recognition, access to larger customer bases, and substantially more resources than we have. Competitors with greater resources than ours may be able to respond more quickly than we can to new opportunities, changing technology, product standards or customer requirements.

We depend on the continued service of our key personnel; if we lose the services of our key personnel our ability to execute our operating plan, and our operating results, may suffer.

      We are a small company and depend greatly on the knowledge and experience of our senior management team and other key personnel. If we lose any of these key personnel, our business, operating results and financial condition could be materially adversely affected. Our success will depend in part on our ability to attract and retain additional personnel with the highly specialized expertise necessary to generate revenue and to engineer, design and support our products and services. Like other software companies, we face intense competition for qualified personnel. We may not be able to attract or retain such personnel.

We have relied and expect to continue to rely on sales of our universal content management software and content component software products for our revenues; if our universal content management software does not gain and maintain customer acceptance, our revenues and operating results may suffer.

      We currently derive all of our revenues from product licenses and services associated with our system of content management and viewing software products. The market for content management and viewing software products is new and rapidly evolving. We cannot be certain that a viable market for our products will continue or that it will be sustainable. If we do not increase employee productivity and revenues related to our existing products or generate revenues from new products and services, our business, operating results and financial condition may be materially adversely affected. We will continue to depend on revenues related to new and enhanced versions of our software products, and, if the merger is completed, on Optika’s products, for the foreseeable future. Our success will largely depend on our ability to increase sales from existing products, and, if the merger is completed, on Optika’s products, and generate sales from product enhancements and new products. We cannot be certain that we will be successful in upgrading and marketing our existing products or that we will be successful in developing and marketing new products and services. The market for our products is highly competitive and is subject to rapid technological change. Technological advances could make our products less attractive to customers and adversely affect our business. In addition, complex software product development involves certain inherent risks, including risks that errors may be found in a product enhancement or new product after its release, even after extensive testing, and the risk that discovered errors may not be corrected in a timely manner.

If we cannot protect our intellectual property, which consists primarily of our proprietary software products, and do so cost-effectively, our business, operating results and financial condition may suffer.

      If we are unable to protect our intellectual property, or incur significant expense in doing so, our business, operating results and financial condition may be materially adversely affected. Any steps we take to protect our intellectual property may be inadequate, time consuming and expensive. We currently have one pending patent application; but, no patent has yet been issued. Without significant patent or copyright protection, we may be vulnerable to competitors who develop functionally equivalent products. We may also be subject to claims that our current products infringe on the intellectual property rights of others. Any such claim may have a material adverse effect on our business, operating results and financial condition.

      We anticipate that software product developers will be increasingly subject to infringement claims due to growth in the number of products and competitors in our industry, and the overlap in functionality of products in different industries. Any infringement claim, regardless of its merit, could be time-consuming, expensive to defend, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements may not be available on commercially favorable terms, or at all.

      We rely on trade secret protection, confidentiality procedures and contractual provisions to protect our proprietary information. Despite our attempts to protect our confidential and proprietary information, others may gain access to this information. Alternatively, other companies may independently develop substantially equivalent information.

Our products may not be compatible with commercial Web browsers and operating systems, which may limit our ability to generate revenues from our products.

      Our products utilize interfaces that are compatible with commercial Web browsers. In addition, our Stellent Content Management System is a server-based system written in Java that functions in both Windows NT and UNIX environments. We must continually modify our products to conform to commercial Web browsers and operating systems. If our products were to become incompatible with commercial Web browsers and operating systems, our business would be harmed. In addition, uncertainty related to the timing and nature of product introductions or modifications by vendors of Web browsers and operating systems may have a material adverse effect on our business, operating results and financial condition.

We could be subject to product liability claims if our software products damage customers’ data, fail to maintain access security or otherwise fail to perform to specifications, which could harm our operating results and financial position and reduce the value of an investment in our common stock.

      If software errors or design defects in our products cause damage to customers’ data and our agreements do not protect us from related product liability claims, our business, operating results and financial condition may be materially adversely affected. In addition, we could be subject to product liability claims if our security features fail to prevent unauthorized third parties from entering our customers’ intranet, extranet or Internet Websites. Our software products are complex and sophisticated and may contain design defects or software errors that are difficult to detect and correct. Errors, bugs or viruses spread by third parties may result in the loss of market acceptance or the loss of customer data. Our agreements with customers that attempt to limit our exposure to product liability claims may not be enforceable in certain jurisdictions where we operate.

Future regulation of the Internet or affecting Web-base communications could be adopted that restrict our business, which may limit our ability to generate revenues from our products.

      Federal, state or foreign agencies may adopt new legislation or regulations governing the use and quality of Web content. We cannot predict if or how any future laws or regulations would impact our business and operations. Even though these laws and regulations may not apply to our business directly, they could indirectly harm us to the extent that they impact our customers and potential customers.

We have been named a defendant in securities class-action lawsuits and we may in the future be named in additional litigation, which may result in substantial costs and divert management’s attention and resources.

      Shareholder class-action suits have been filed naming Stellent and certain of our current and former officers and directors as co-defendants. We intend to vigorously defend ourselves against the suits and seek the suits’ dismissal at the appropriate time. However, it is possible that the litigation could be resolved adversely, could result in substantial costs and/or could divert management’s attention and resources, which could seriously harm our business.

      More generally, securities class-action litigation has often been brought against companies following periods of volatility in the price of their securities. This risk is greater for technology companies, which have experienced greater-than-average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class-action claims than companies in other industries. We may in the future be the target of this kind of litigation, and such litigation could also result in substantial costs and divert management’s attention and resources.

The market price of our common stock could fluctuate significantly due to variations in our operating results, changes in the software industry and other factors, resulting in sudden changes in the market value of an investment in our common stock.

      The market price of our common stock has fluctuated significantly in the past and may do so in the future. The market price of our common stock may be affected by each of the following factors, many of which are outside of our control:

•	variations in quarterly operating results;

•	changes in estimates by securities analysts;

•	changes in market valuations of companies in our industry;

•	announcements of significant events, such as major sales;

•	acquisitions of businesses or losses of major customers;

•	additions or departures of key personnel; and

•	sales of our equity securities.

If the Web does not continue to grow and gain acceptance, the size of the potential market for our products will be limited and our revenues and operating results could suffer.

      Our products are designed to be used with intranets, extranets and the Internet. If the use of these methods of electronic communication does not grow, our business, operating results and financial condition may be materially adversely affected. Continued growth in the use of the Web will require ongoing and widespread interest in its capabilities for communication and commerce. Its growth will also require maintenance and expansion of the infrastructure supporting its use and the development of performance improvements, such as high speed modems. The Web infrastructure may not be able to support the demands placed on it by continued growth. The ongoing development of corporate intranets depends on continuation of the trend toward network-based computing and on the willingness of businesses to reengineer the processes used to create, store, manage and distribute their data. All of these factors are outside of our control.

Our existing board of directors and executive officers have significant influence over us, which they could use to delay, defer or prevent a change in control of our company, depriving our shareholders of the opportunity to sell shares at above-market prices.

      As of December 31, 2003, Robert F. Olson, our President, Chief Executive Officer and the Chairman of our Board of Directors, holds approximately 10.2% of our outstanding common stock. Accordingly, Mr. Olson is able to exercise significant control over our affairs. As a group, our directors and executive officers beneficially own approximately 13.3% of our common stock. These persons have significant influence over our affairs, including approval of the acquisition or disposition of assets, future issuances of common stock or other securities and the authorization of dividends on our common stock. Our directors and executive officers could use their stock ownership to delay, defer or prevent a change in control of our company, depriving shareholders of the opportunity to sell their stock at a price in excess of the prevailing market price.

We can issue shares of preferred stock without shareholder approval, which could adversely affect the rights of common shareholders.

      Our articles of incorporation permit us to establish the rights, privileges, preferences and restrictions, including voting rights, of unissued shares of our capital stock and to issue such shares without approval from our shareholders. The rights of holders of our common stock may suffer as a result of the rights granted to holders of preferred stock that may be issued in the future. In addition, we could issue preferred stock to prevent a change in control of our company, depriving shareholders of an opportunity to sell their stock at a price in excess of the prevailing market price.

Our shareholder rights plan and certain provisions of Minnesota law may make a takeover of Stellent difficult, depriving shareholders of opportunities to sell shares at above-market prices.

      Our shareholder rights plan and certain provisions of Minnesota law may have the effect of discouraging attempts to acquire Stellent without the approval of our board of directors. Consequently, our shareholders may lose opportunities to sell their stock for a price in excess of the prevailing market price.

Risks Relating to Optika’s Business

      In this section, “we” means “Optika” and “our” means “Optika’s.”

We have often recognized most of our revenues in the last month, or even in the last weeks or days, of a quarter because of the timing of large software sales to our enterprise customers. Accordingly, a delay in an anticipated sale near the end of a particular quarter may cause revenues in a particular quarter to fall significantly below expectations and materially adversely affect our operating results for such quarter and, therefore, the price of our common stock.

      A significant portion of our revenues has been, and we believe will continue to be, derived from a limited number of orders, and the timing of such orders and their fulfillment have caused, and are expected to continue to cause, material fluctuations in our operating results. Revenues are also difficult to forecast because the markets for our products are rapidly evolving, and our sales cycle and the sales cycle of our value added resellers is lengthy and varies substantially from end-user to end-user. To achieve our quarterly revenue objectives, we depend upon obtaining orders in any given quarter for shipment in that quarter. Product orders are typically shipped shortly after receipt. Consequently, order backlog at the beginning of any quarter has in the past represented only a small portion of that quarter’s revenues. Furthermore, we have often recognized most of our revenues in the last month, or even in the last weeks or days, of a quarter. Accordingly, a delay in shipment near the end of a particular quarter may cause revenues in a particular quarter to fall significantly below our expectations and may materially adversely affect our operating results for such quarter. Conversely, to the extent that significant revenues occur earlier than expected, operating results for subsequent quarters may fail to keep pace with results of previous quarters or even decline. We also have recorded generally lower sales in the first quarter than in the immediately preceding fourth quarter, as a result of, among other factors, end-users’ purchasing and budgeting practices and our sales commission practices. To the extent that future international operations constitute a higher percentage of total revenues, we anticipate that we may also experience relatively weaker demand in the third quarter as a result of reduced sales in Europe during the summer months. Significant portions of our expenses are relatively fixed in the short term. Accordingly, if revenue levels fall below expectations, operating results are likely to be disproportionately and adversely affected. As a result of these and other factors, we believe that our quarterly operating results will vary in the future, and that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Furthermore, due to all of the foregoing factors, it is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely decline and such decline could be significant.

Substantially all of our current license revenue is derived from one product family and therefore our operating results and the price of our common stock would be materially adversely effected by any market or competitive factors adversely affecting demand for this product family.

      The Optika Acorde family of products accounts for substantially all of our current license revenue. Our future financial performance will depend in general on the acceptance of our product offerings, and in particular on the successful development, introduction and customer acceptance of new and enhanced versions of our products.

Capital market conditions could materially and adversely affect our ability to raise additional needed capital and if for any reason we were unable to raise additional capital, if needed, our common stock price could be materially adversely affected to the extent that investors questioned our ability to continue as a going concern.

      Current capital market conditions have materially and adversely affected the ability of many technology companies to raise additional capital in both private and public markets. Although we believe that our existing cash balances and liquid resources will be sufficient to fund our operating activities, capital expenditures and other obligations through at least the next twelve months, if market conditions do not improve and we are not successful in generating sufficient cash flow from operations or in raising additional capital when required in sufficient amounts and on terms acceptable to us, we may be required to reduce our planned expenditures and scale back the scope of our business plan.

Our ability to compete effectively and to manage any future growth will require that we continue to attract and assimilate new personnel and to train and manage our work force and the loss of key management, sales or technical personnel or the failure to attract and retain key personnel could harm our ability to compete, and therefore our operating results and common stock price.

      Most of our senior management team has joined us within the last five years. These individuals may not be able to achieve and manage growth, if any, or build an infrastructure necessary for us to operate. Our ability to compete effectively and to manage any future growth will require that we continue to assimilate new personnel and to train and manage our work force. Our future performance depends to a significant degree upon the continuing contributions of our key management, sales, marketing, customer support, and product development personnel. We have at times experienced, and continue to experience, difficulty in recruiting qualified personnel, particularly in sales, software development and customer support. We believe that there may be only a limited number of persons with the requisite skills to serve in those positions, and that it may become increasingly difficult to hire such persons. Competitors and others have in the past, and may in the future, attempt to recruit our employees. We have from time to time experienced turnover of key management, sales and technical personnel. The loss of key management, sales or technical personnel, or the failure to attract and retain key personnel, could harm our business.

Our future results of operations will depend on the success of our marketing and distribution strategy, which relies, to a significant degree, upon our value-added resellers or “Advantage Partners” which are not exclusive relationships and which we have only a limited ability to control.

      Our future results of operations will depend on the success of our marketing and distribution strategy, which relies, to a significant degree, upon value added resellers to sell and install our software, and provide post-sales support. These relationships are usually established through formal agreements that generally do not grant exclusivity, do not prevent the distributor from carrying competing product lines and do not require the distributor to purchase any minimum dollar amount of our software. Some value added resellers may not continue to represent us or sell our products. Other value added resellers, some of which have significantly greater financial, marketing and other resources than we have, may develop or market software products that compete with our products or may otherwise discontinue their relationship with, or support of, us. Some of our value added resellers are small companies that have limited financial and other resources that could impair their ability to pay us. Selling through indirect channels may hinder our ability to forecast sales accurately, evaluate customer satisfaction or recognize emerging customer requirements.

Our future results of operations also depend on the success of our continuing efforts to build a direct sales force.

Because the markets for our products are characterized by rapid technological change and changes in customer requirements, our future performance will depend in significant part upon our ability to respond effectively and quickly to such changes.

      The markets for our products are characterized by rapid technological change, changes in customer requirements, frequent new product introductions and enhancements, and emerging industry standards. Our future performance will depend in significant part upon our ability to respond effectively to these developments. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete, unmarketable or noncompetitive. We are unable to predict the future impact of such technology changes on our products. Moreover, the life cycles of our products are difficult to estimate. Our future performance will depend in significant part upon our ability to enhance current products, and to develop and introduce new products and enhancements that respond to evolving customer requirements. The inability, for technological or other reasons, to develop and introduce new products or enhancements in a timely manner in response to changing customer requirements, technological change or emerging industry standards, or maintain compatibility with heterogeneous computing environments, would have a material adverse effect on our business and results of operations.

We rely on third-party software licenses, the loss of which could materially and adversely affect our business and financial condition.

      We license software from third parties, which is incorporated into our products. These licenses expire from time to time. These third-party software licenses may not continue to be available to us on commercially reasonable terms. The loss of, or inability to maintain, any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated, which in turn could materially and adversely affect our business and financial condition. In addition, we generally do not have access to source code for the software supplied by these third parties. Certain of these third parties are small companies that do not have extensive financial and technical resources. If any of these relationships were terminated or if any of these third parties were to cease doing business, we may be forced to expend significant time and development resources to replace the licensed software.

Licensing our software products requires a lengthy and complex sales cycle over which we have little or no control, which may result in substantial fluctuations in our financial performance from period-to-period.

      The license of our software products is typically an executive-level decision by prospective end-users, and generally requires our value added resellers and us to engage in a lengthy and complex sales cycle (typically between six and twelve months from the initial contact date). In addition, the implementation by customers of our products may involve a significant commitment of resources by such customers over an extended period of time. For these and other reasons, the sales and customer implementation cycles are subject to a number of significant delays over which we have little or no control. Our future performance also depends upon the capital expenditure budgets of our customers and the demand by such customers for our products. Certain industries to which we sell our products, such as the financial services industry, are highly cyclical. Our operations may in the future be subject to substantial period-to-period fluctuations as a consequence of such industry patterns, domestic and foreign economic and other conditions, and other factors affecting capital spending. Such factors may have a material adverse effect on our business and results of operations.

The market for our product offerings is intensely competitive, and many of our competitors have significantly greater financial, technical and marketing resources and have established more extensive channels of distribution.

      The market for our product offerings is intensely competitive and can be significantly affected by new product introductions and other market activities of industry participants. Our competitors offer a variety of products and services to address the electronic content management market and the emerging market for e-business solutions. Because our products are designed to operate in non-proprietary computing environments and because of low barriers to entry in the marketplace, we expect additional competition from established and emerging companies, as the market for our products continues to evolve. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties, to increase the ability of their products to address the needs of our prospective customers. In addition, several competitors have recently made, or attempted to make, acquisitions to enter the market or increase their market presence. Accordingly, new competitors or consolidation and alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share.

      Many of our current and potential competitors are substantially larger than we are, have significantly greater financial, technical and marketing resources and have established more extensive channels of distribution. As a result, such competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than we can. We expect our competitors to continue to improve the performance of their current products and to introduce new products or new technologies that provide added functionality and other features. Our failure to keep pace with our competitors through new product introductions or enhancements could cause a significant decline in our sales or loss of market acceptance of our products and services, result in continued intense price competition, or make our products and services or technologies obsolete or noncompetitive. To be competitive, we will be required to continue to invest significant resources in research and development, and in sales and marketing.

Our means of protecting our proprietary rights in the United States or abroad may not be adequate and/or competitors may independently develop similar technologies, either of which may adversely affect our business and results of operations.

      Our performance depends in part on our ability to protect our proprietary rights to the technologies used in our principal products. We rely on a combination of copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, which are measures that afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products, or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate, and competitors may independently develop similar technologies. Third parties may claim infringement by our products of their intellectual property rights. We expect that software product developers will increasingly be subject to infringement claims if the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, and regardless of the outcome of any litigation, will be time-consuming to defend, result in costly litigation, divert management’s attention and resources, cause product shipment delays, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. A successful claim of infringement against our products and failure or inability to license the infringed or similar technology may adversely affect our business and results of operations.

Sales outside the United States represent an important area of potential growth, and our inability to successfully expand our international operations in a timely manner, or at all, could materially and adversely affect our business and results of operations.

      Sales outside the United States accounted for approximately 10%, 9% and 12% of our revenues in 2003, 2002 and 2001, respectively. We have only limited experience in developing localized versions of our products and we may not be able to successfully localize, market, sell and deliver our products internationally. Our inability to expand successfully our international operations in a timely manner, or at all, could materially and adversely affect our business and results of operations. Our international revenues may be denominated in foreign currencies or the U.S. dollar. We do not currently engage in foreign currency hedging transactions; as a result, a decrease in the value of foreign currencies relative to the U.S. dollar could result in losses from transactions denominated in foreign currencies and could make our software less price-competitive.

A successful product liability claim against us could have a material adverse effect upon our business and results of operations.

      Our license agreements typically contain provisions designed to limit our exposure to potential product liability claims. These limitations of liability provisions may not be effective under the laws of certain jurisdictions. The sale and support of our products may entail the risk of such claims, and we could be subject to such claims in the future. A successful product liability claim against us could have a material adverse effect upon our business and results of operations. Software products such as those we offer frequently contain errors or failures, especially when first introduced or when new versions are released. We have in the past released products that contained defects, and have discovered software errors in certain of our new products and enhancements after introduction. We could in the future lose or delay recognition of revenues as a result of software errors or defects, the failure of our products to meet customer specifications or otherwise. Our products are typically intended for use in applications that may be critical to a customer’s business. As a result, we expect that our customers and potential customers have a greater sensitivity to product defects than the market for general software products. Despite our testing and testing by current and potential customers, errors or defects may be found in new products or releases after commencement of commercial shipments, and our products may not meet customer specifications, resulting in loss or deferral of revenues, diversion of resources, damage to our reputation, or increased service and warranty and other costs.

We have acquired, and may in the future acquire, businesses, products or technologies, and our financial performance may be adversely affected if we are unable to integrate successfully the people, products and business lines of our acquisitions.

      We have acquired, and we may in the future acquire, businesses, products or technologies that we believe complement or expand our existing business. For example, in May 2003, we acquired Select Technologies, Inc., a records management software company based in Boise, Idaho. Our ability to achieve favorable results in 2004 and beyond will be dependent in part upon our ability to continue to successfully integrate the people, products and business lines of our acquisitions. In addition, we will need to work with our acquired companies’ customers and business partners, as well as our current customers and business partners, to expand relationships based upon the broader range of products and services available from us. In some instances, we may need to discontinue relationships with business partners whose interests are no longer aligned with ours. We must achieve the synergies we identified during the acquisition process. Failure to execute on any of these elements and accomplish the favorable financial results from the integration process could adversely affect our business and results of operations.

The market price of our shares of common stock has been, and is likely to continue to be, highly volatile.

      Effective February 4, 2003, our common stock began trading on the Nasdaq SmallCap Market under the symbol “OPTK.” Previously, our stock was traded on the Nasdaq National Market under the same symbol. The market price of our shares of common stock has been, and is likely to continue to be, highly volatile and may be significantly affected by factors such as:

•	actual or anticipated fluctuations in our operating results;

•	announcements of technological innovations;

•	new products or new contracts by us or our competitors;

•	sales of common stock by management, directors or other related parties;

•	sales of significant amounts of common stock into the market;

•	developments with respect to proprietary rights;

•	conditions and trends in the software and other technology industries;

•	adoption of new accounting standards affecting the software industry;

•	changes in financial estimates by securities analysts and others;

•	general market conditions; and

•	other factors that may be unrelated to us or our performance.

      In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of technology companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a particular company’s securities, securities class-action litigation has often been brought against such company. Such litigation may be brought against us in the future. Such litigation, regardless of its outcome, would result in substantial costs and a diversion of management’s attention and resources that could have a material adverse effect upon our business and results of operations.

Certain provisions of our certificate of incorporation, equity incentive plans, bylaws, and Delaware law may discourage certain transactions involving a change in control of Optika.

      Certain provisions of our certificate of incorporation, equity incentive plans, bylaws, and Delaware law may discourage certain transactions involving a change in control of our company, even if such a transaction would be in the best interest of our stockholders. Our classified board of directors and the ability of the board of directors to issue “blank check” preferred stock without further stockholder approval, may have the effect of delaying, deferring or preventing a change in our control and may also affect the market price of our stock. We also have a stockholders rights plan under which all stockholders of record as of July 18, 2001 received one right for each share of common stock then owned by them to purchase, upon the occurrence of certain triggering events, one one-hundredth of a share of Series B preferred stock at a price of $30, subject to adjustment. The rights are exercisable only if a person or group acquires 15% or more of our common stock in a transaction not approved by our board of directors. These provisions, and certain other provisions of our amended and restated certificate of incorporation and certain provisions of our amended and restated bylaws and of Delaware law, could delay or make more difficult a merger, tender offer or proxy contest.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      This joint proxy statement/ prospectus contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 with respect to the merger and the financial condition, results of operations, plans, objectives, future performance, and business of Stellent and Optika, which are usually identified by the use of words such as “will,” “may,” “anticipates,” “believes,” “estimates,” “expects,” “projects,” “plans,” “predicts,” “continues,” “intends,” “should,” “would,” or similar expressions. Stellent and Optika intend for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe-harbor provisions.

      These forward-looking statements reflect current views and expectations about the relevant company’s plans, strategies, and prospects, which are based on the information currently available and on current assumptions.

      Although each company believes that its plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, it can give no assurance that the plans, intentions, or expectations will be achieved. Investors are cautioned that all forward-looking statements involve risks and uncertainties and actual results may differ materially from those discussed as a result of various factors including those factors described in the “Risk Factors” section of this joint proxy statement/ prospectus. Listed below and discussed elsewhere in this joint proxy statement/ prospectus are some important risks, uncertainties, and contingencies that could cause actual results, performances or achievements of Stellent, Optika, or the combined company to be materially different from the forward-looking statements made in this joint proxy statement/ prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the risk that the merger may not be completed due to the failure to obtain necessary shareholder approvals or other conditions to completion of the transaction not being satisfied;

•	the possibility that the combined company will be unable to realize the anticipated benefits and synergies of the merger;

•	difficulties associated with successfully integrating Stellent’s and Optika’s businesses and technologies and the costs associated with this integration;

•	the possible failure of the combined company to retain and hire key executives, technical personnel, and other employees;

•	difficulties associated with the combined company managing its growth and the difficulty of successfully managing a larger organization;

•	the possible failure of the combined company to successfully manage its changing relationships with customers, suppliers, distributors, and strategic partners;

•	risks relating to Stellent’s and Optika’s businesses and how they could affect the operations of the combined company;

•	the combined company’s ability to maintain customer acceptance of its products by meeting shifting consumer demands and changing requirements;

•	government laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, and taxes;

•	competitive factors and industry trends, technological advances achieved, and intellectual property protections obtained by competitors and the relevant company’s ability to respond to those actions; and

•	economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates and the potential effect of these fluctuations on revenues, expenses, and resulting margins.

      In addition, events may occur in the future that we are not able to accurately predict or control and that may cause actual results to differ materially from the expectations described in the forward-looking statements.

      Readers should not place undue reliance on the forward-looking statements contained in this joint proxy statement/ prospectus. These forward-looking statements speak only as of the date on which the statements were made. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in Stellent’s and Optika’s reports and documents filed with the SEC.

      Neither Stellent nor Optika assumes any obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/ prospectus.

THE STELLENT SHAREHOLDERS MEETING

Time and Place

      The special meeting of Stellent shareholders will be held on        ●       , 2004 at        ●        a.m., Central Time, at Stellent’s headquarters at 7777 Golden Triangle Drive, Eden Prairie, Minnesota.

Matters to Be Considered

      The purpose of the meeting is to consider and vote upon

•	the issuance of shares of Stellent common stock in the merger, as more fully discussed elsewhere in this document;

•	any proposal that may properly come before the special meeting to adjourn or postpone the special meeting to another time or place for the purpose of soliciting additional proxies to approve the share issuance proposal, and

•	any other and further business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

      The Stellent board of directors unanimously recommends that Stellent shareholders vote “FOR” the share-issuance proposal and “FOR” any proposal that may properly come before the special meeting for the purpose of soliciting additional proxies.

Record Date

      Only holders of record of Stellent common stock at the close of business on        ●       , 2004 are entitled to receive notice of and vote at the Stellent shareholders meeting. As of that time, there were        ●        shares of Stellent common stock entitled to vote, held by approximately        ●        holders of record. Each share of Stellent common stock is entitled to one vote.

Quorum

      Holders of a majority of the outstanding shares of Stellent common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

Vote Required

      The affirmative vote of the holders of a majority of the number of shares of Stellent common stock present in person or by proxy at the meeting is required to approve the share-issuance proposal assuming that a quorum is present at the meeting.

      Under Stellent’s bylaws, approval of any proposal that properly comes before the special meeting to adjourn or postpone the special meeting to another time or place for the purpose of soliciting additional proxies to approve the share issuance proposal requires the affirmative vote by a majority of the shares of Stellent common stock present in person or by proxy at the Stellent shareholder meeting, even if there is not a quorum present at the meeting.

      Votes at the meeting will be tabulated by an independent inspector of election appointed by Stellent or by Stellent’s transfer agent.

Adjournment and Postponement

      If a quorum is not present or represented at the special meeting, Stellent’s bylaws and Minnesota law permit a majority of the shareholders entitled to vote at such meeting, present in person or represented by proxy, to adjourn such meeting, without notice other than announcement at the meeting, provided, however, that if the date of any adjourned meeting is more than 120 days after the date fixed for the original meeting, written notice of the place, date and time of the adjourned meeting must be given.

Share Ownership as of the Record Date

      As of the close of business on        ●       , 2004, directors and executive officers of Stellent owned and were entitled to vote        ●        shares of Stellent common stock. Those shares represented  ● % percent of the outstanding shares of Stellent common stock as of that time. All of the directors and executive officers of Stellent have entered into a voting agreement with Optika in which they have agreed to vote all of their shares of Stellent common stock in favor of the issuance of shares in connection with the merger.

How to Vote by Proxy

      If your shares are registered in your name, there are three ways to vote your shares by proxy: by telephone, through the Internet, or by mail.

•	Vote by Telephone — Toll-free (800) 560-1965.

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until ● (Central Time) on ● , 2004.

•	Please have your proxy card and the last four digits of your social security number available. Follow the simple instructions the voice provides you.

•	Vote Through the Internet — http://www.eproxy.com/ STEL/

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until ● (Central Time) on ● , 2004.

•	Please have your proxy card and the last four digits of your social security number available. Follow the simple instructions to obtain your records and create an electronic ballot.

•	Vote by Mail

•	Mark, sign, and date your proxy card and return it in the postage-paid envelope that we have provided or return it to Stellent, Inc. c/o Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, Minnesota 55164-0873.

      If your shares are held in “street name” through a broker, bank, or other nominee, then you may receive a separate voting-instruction form with voting instructions, or you may need to contact your broker, bank, or other nominee to determine whether you will be able to vote electronically using the telephone or the Internet.

      If you vote by telephone or through the Internet, please do not mail your proxy card.

How Proxies Will Be Voted

      Robert Olson and Gregg Waldon, both of whom are executive officers of Stellent, have been named as proxies in the Stellent proxy. Shares represented by proxy will be voted at the special shareholders meeting as specified in the proxy. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the issuance of shares in the merger. The proxies will be entitled to vote in their discretion on any other matters that may properly come before the meeting, such as adjournment.

Treatment of Abstentions and Broker Non-Votes

      If you submit a proxy that indicates an abstention from voting, your shares will be counted as present for purposes of determining the existence of a quorum and they will have the effect of votes against the share-issuance proposal.

      Under NASD rules, if you hold your shares in “street name,” your bank or broker cannot vote your shares of Stellent common stock without specific instructions from you. If you do not provide instructions with your proxy, your bank or broker may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank or broker is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum and will have no effect on the determination of whether the share-issuance proposal is approved.

How to Revoke Your Proxy

      You may revoke your proxy and change your vote by:

•	delivering a written notice to any corporate officer of Stellent, before the vote on the share-issuance proposal, stating that you are revoking your proxy;

•	completing and signing a later-dated proxy card and returning it by mail before the Stellent shareholder meeting or by voting again by telephone or through Internet before the deadline described in this document; or

•	attending the Stellent shareholders meeting and voting in person after having delivered to any corporate officer of Stellent a written notice revoking your proxy.

      If your shares are held in an account at a brokerage firm or a bank, you should contact your brokerage firm or bank to change your vote.

Solicitation of Proxies

      Each of Stellent and Optika will bear its own cost of soliciting proxies from its shareholders, except that the cost of printing and mailing this document to Stellent and Optika shareholders and the costs of MacKenzie Partners as proxy solicitors is being shared by the companies equally.

      In addition to solicitation by mail, Stellent directors, officers, and employees may solicit proxies from shareholders by telephone, in person, or through other means. Stellent will not compensate these people for this solicitation, but we will reimburse them for reasonable out-of-pocket expenses that they have incurred in connection with this solicitation. Stellent will also arrange for brokerage firms, fiduciaries, and other custodians to send solicitation materials to the beneficial owners of shares held of record by those persons. Stellent will reimburse these brokerage firms, fiduciaries, and other custodians for their reasonable out-of-pocket expenses. Stellent and Optika have retained MacKenzie Partners to assist them in the solicitation of proxies, using the means referred to above, at an anticipated total cost of $15,000, plus reimbursement of out-of-pocket expenses.

No Other Business; Adjournments

      Under Minnesota law and Stellent’s bylaws, the business to be conducted at the meeting will be limited to considering and voting on the share-issuance proposal.

      Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment of up to 120 days in the aggregate may be made from time to time by the chairman or otherwise with the approval of the holders of shares representing the greater of (a) a majority of the votes present in person or by proxy at the time of the vote, whether or not a quorum exists, or (b) a majority of the minimum number of votes that would constitute a quorum, without further notice other than by an announcement made at the original meeting of the date, time, and place of the adjourned meeting.

THE OPTIKA STOCKHOLDERS MEETING

Time and Place; Matters to be Considered

      The special meeting of Optika Inc. stockholders will be held on        ●       , 2004 at        ●        a.m., Mountain Time, at        ●       , in Colorado Springs, Colorado. At the meeting, Optika stockholders will be asked to consider and vote upon:

•	a proposal to approve the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/ prospectus, and the merger of Optika with and into a subsidiary of Stellent upon the terms and subject to the conditions of the merger agreement;

•	a proposal to amend and restate the certificate of designation of Optika’s preferred stock in connection with and as a condition precedent to the merger, as described in Annex I to this joint proxy statement/ prospectus; and

•	to transact any other and further business as may properly come before the special meeting or any adjournments or postponements of the special meeting, including potential adjournments or postponements for the purpose of soliciting additional proxies in order to approve the merger agreement and merger, and the amendment to the certificate of designation.

If the merger is consummated, Optika will effectively become a wholly owned subsidiary of Stellent.

The matters to be considered at the special meeting are of great importance to the stockholders of Optika. Accordingly, you are urged to read and carefully consider the information presented in this joint proxy statement/ prospectus, and to complete, date, sign and promptly return your proxy via mail, telephone or the Internet, as described below.

Record Date; Quorum

      Only holders of record of Optika common stock and preferred stock at the close of business on        ●       , 2004 are entitled to receive notice of and vote at the special meeting of Optika stockholders or any adjournments or postponements of the special meeting. As of that date, there were        ●       shares of Optika common stock outstanding held by approximately        ●       holders of record, and 731,851 shares of Optika preferred stock outstanding (representing 1,097,777 shares of common stock on an as-converted-to-common-stock basis). Each common share is entitled to one vote and each preferred share is entitled to one vote per share of common stock represented by such preferred share on an as-converted-to-common-stock basis. Holders of at least a majority of the outstanding voting power of shares of Optika capital stock (consisting of shares of Optika common stock and Optika preferred stock on an as-converted-to-common-stock basis) entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Optika meeting. Abstentions and “broker non-votes” count as being present to establish a quorum. If a quorum is not present at the Optika special meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Votes Required

      The affirmative vote of the holders of at least a majority of the outstanding voting power of shares of Optika capital stock entitled to vote at the special meeting is required to approve the Optika merger proposals. If you abstain or fail to vote your shares on a proposal, it will have the same effect as voting against the proposal.

      On        ●       , 2004, directors and executive officers of Optika owned and were entitled to vote        ●       shares of Optika common stock. These shares represented approximately        ●       % of the outstanding voting power of shares of Optika capital stock on the record date. Eleven directors and officers of Optika have agreed to vote any Optika shares owned by them on the record date for the approval of the Optika merger proposals. On        ●       , 2004, TWCP and its affiliates owned 695,258 shares of Optika preferred stock and were entitled to vote 1,042,887 shares of Optika common stock on an as-converted-to-common-stock basis. These shares represented approximately        ●       % of the outstanding voting power of shares of Optika capital stock on the record date. TWCP and each of its affiliates has agreed to vote their shares of Optika capital stock for the approval of the Optika merger proposals. Consequently, holders

of approximately        ●       % of the outstanding voting power of shares of Optika capital stock who are not party to a voting agreement must vote in favor of the Optika merger proposals in order for stockholder approval to be obtained.

Recommendation of Optika’s Board of Directors

      The Optika board of directors has unanimously approved the merger agreement, the merger, and the amendment to the certificate of designation and recommends that you vote “FOR” the adoption of the merger agreement and the merger and “FOR” the adoption of the amendment to the certificate of designation.

      In considering the recommendation of the Optika board of directors with respect to the Optika merger proposals, you should be aware that some of the directors and officers of Optika have interests in the merger that are different from, or are in addition to, the interests of Optika stockholders generally. Please see the section entitled “Interests of Directors and Executive Officers of Optika in the Merger” on page 71 of this proxy statement/ prospectus.

How Shares Will Be Voted; Proxies

      If you are a record holder of shares of Optika common stock or Optika preferred stock, in order for your shares to be included in the vote, you must vote your shares in person or by proxy. There are three ways to vote your shares by proxy: by telephone, through the Internet or by mail.

•	Vote by Telephone — Toll-free (800) 690-6903.

•	Use any touch-tone telephone to vote your proxy, 24 hours a day, 7 days a week, until ● (Mountain Time) on ● , 2004.

•	Have your proxy card in hand when you call and follow the simple instructions provided.

•	Vote Through the Internet — http://www.proxyvote.com

•	Use the Internet to vote your proxy, 24 hours a day, 7 days a week, until ● (Mountain Time) on ● , 2004.

•	Have your proxy card in hand when you access the Website and follow the instructions to obtain your records and to create an electronic voting instruction form.

•	Vote by Mail

•	Mark, sign, and date the enclosed proxy card and return it in the postage-paid envelope provided.

      Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Brokers who hold shares of Optika common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from those customers.

      Mark K. Ruport and Steven M. Johnson, both of whom have been named as proxies in the Optika proxy, are directors and/or executive officers of Optika. Shares represented by a proxy will be voted at the special meeting as specified in the proxy. Properly executed proxies that do not contain voting instructions will be voted “FOR” each of the Optika merger proposals to be considered at the special meeting, and the proxy holder may vote the proxy in his discretion as to any other matter which may properly come before the meeting. Only shares affirmatively voted for the adoption of the Optika merger proposals, including properly executed proxies that do not contain voting instructions, will be counted as votes in favor of the adoption of the Optika merger proposals. The persons named as proxies by an Optika stockholder may propose and vote for one or more adjournments of its special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any such adjournment or postponement. Optika does not expect that any matter other than the Optika merger proposals will be brought before its special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment.

Treatment of Abstentions and Broker Non-Votes

      If you submit a proxy that indicates an abstention from voting on any of the proposals being submitted to stockholders for a vote, your shares will be counted as present for purposes of determining the existence of a quorum, but they will not be voted on the proposal or proposals as to which you are abstaining from voting. An abstention from voting on a proposal will have the same effect as a vote against the proposal.

      Under NASD rules, your broker cannot vote your shares of Optika common stock without specific instructions from you. If you do not provide instructions with your proxy, your bank or broker may deliver a proxy card expressly indicating that it is not voting your shares; this indication that a broker is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purpose of determining the existence of a quorum but will not be voted on any of the proposals. A broker non-vote will therefore have the same effect as a vote against the proposals.

How to Revoke Your Proxy

      You may revoke or change your proxy at any time before the meeting by filing with Steven M. Johnson, Optika’s corporate secretary, at Optika’s principal executive offices, Optika Inc., 7450 Campus Drive, Suite 200, Colorado Springs, Colorado 80920, a notice of revocation or another signed proxy with a later date or by voting again by telephone or through the Internet before the deadline described in this document. Mere attendance at the special meeting will not in and of itself revoke a proxy, unless you actually vote in person at the meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from their broker in order to change their vote, revoke their proxy or vote at the special meeting.

Solicitation of Proxies

      Each of Optika and Stellent will bear the cost of soliciting proxies from its own shareholders, except that the cost of printing and mailing this joint proxy statement/ prospectus to each company’s shareholders and the costs of MacKenzie Partners as proxy solicitors is being shared by the companies equally. In addition to solicitation by mail, Optika’s directors, officers, and employees may solicit proxies from stockholders by telephone, in person, or through other means. Optika will not compensate these people for this solicitation, but Optika will reimburse them for reasonable out-of-pocket expenses they have incurred in connection with this solicitation. Optika will also arrange for brokerage firms, fiduciaries, and other custodians to send solicitation materials to the beneficial owners of shares held of record by those persons. Optika will reimburse these brokerage firms, fiduciaries, and other custodians for their reasonable out-of-pocket expenses. Optika and Stellent have retained MacKenzie Partners to assist them in the solicitation of proxies, using the means referred to above, at an anticipated total cost of $15,000, plus reimbursement of out-of-pocket expenses.

THE MERGER

      This section of the joint proxy statement/ prospectus describes the material aspects of the proposed merger and the related transactions, but it may not contain all of the information that is important for you to know. For a more complete understanding of the merger, you should carefully read this entire joint proxy statement/ prospectus, the Annexes and the other documents incorporated by reference into this joint proxy statement/ prospectus. You may obtain the information incorporated by reference into this joint proxy statement/ prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 111 of this joint proxy statement/ prospectus.

General

      The Stellent board of directors and the Optika board of directors each have approved, each by unanimous vote, the merger agreement pursuant to which the businesses of Stellent and Optika will be combined. At the effective time of the merger, Optika will merge with and into STEL Sub, Inc., a newly formed, wholly owned subsidiary of Stellent, with STEL Sub, Inc. surviving the merger and continuing as a wholly owned subsidiary of Stellent under the name Optika Inc.

What Optika Stockholders Will Receive in the Merger

      Upon completion of the merger:

•	each outstanding share of Optika common stock will be converted into the right to receive 0.44 of a share of Stellent common stock, subject to adjustment described below; and

•	all outstanding shares of Optika preferred stock will be converted into the right to receive a total of $10 million in cash and, in certain circumstances described below, shares of Stellent common stock.

If the value of 0.44 of a share of Stellent common stock, based on the average Stellent closing price over a period ending shortly before the merger is consummated, is greater than $4.00, then:

•	80 percent of the per-share value in excess of $4.00 will be allocated to the holders of Optika common stock; and

•	20 percent of the per-share value in excess of $4.00 will be allocated to the holders of the Optika preferred stock.

      This allocation will be accomplished by reducing the total number of Stellent shares to be issued to holders of Optika common stock and by issuing those shares to the holders of the Optika preferred stock. The total number of shares to be issued by Stellent will not change. As a result, if there is such an allocation, the exchange ratio per share of Optika common stock will be reduced to something less than 0.44 of a share of Stellent common stock for each outstanding share of Optika common stock.

      Also upon completion of the merger, each outstanding Optika stock option will be converted into an option to purchase a number of shares of Stellent common stock that is equal to the product of the ratio at which each outstanding share of Optika common stock will be converted into Stellent common stock (as described above) multiplied by the number of shares of Optika common stock that would have been obtained before the merger upon the exercise of the option, rounded to the nearest whole share. The exercise price per share will be equal to the exercise price per share of Optika common stock subject to the option before the conversion divided by the ratio at which each outstanding share of Optika common stock will be converted into Stellent common stock, rounded to the nearest whole cent.

      Promptly upon completion of the merger, Stellent’s exchange agent will mail to each Optika stockholder of record a letter of transmittal containing instructions on how to surrender Optika stock certificates in exchange for Stellent stock certificates. Upon surrendering their Optika common stock, the letter of transmittal and any other documents required by the exchange agent, the holders of Optika stock certificates will be entitled to receive a certificate representing that number of whole shares of Stellent common stock which that holder has the right to receive and cash in lieu of any fractional share of Stellent common and stock.

      Holders of Optika common stock should not send in their certificates until they receive a letter of transmittal from the exchange agent.

Ownership of Stellent Following the Merger

      We anticipate that former Optika stockholders will own approximately  ● % of the outstanding shares of Stellent common stock following the merger.

Background of the Merger

      The Optika board of directors has from time to time considered the desirability of exploring strategic alternatives with potential business partners. Among the reasons for this were:

•	the relatively small size of Optika;

•	its needs for expansion in certain key business areas, including direct sales and marketing, would be difficult for Optika to achieve on a stand-alone basis;

•	a trend of increasing consolidation in its industry resulting in larger, better-financed competitors with increasingly broad and deep product lines and increasing demands by customers for fewer suppliers of more comprehensive solutions;

•	the instability of the financial markets and the anticipated difficulty that Optika would have in raising outside capital; and

•	the potential dilution and liquidation preference associated with the Optika preferred stock.

      The Optika board of directors also from time to time considered various alternatives to being acquired including pursuing a stand-alone strategy, going private and raising outside financing. However, the board concluded that, due to the public market valuation of Optika’s common stock, any equity financing would be prohibitively dilutive to existing common stockholders and thus unlikely to be approved by them or by the holders of the Optika preferred stock. Debt financing was not an attractive option because the holders of the Optika preferred stock were unlikely to approve any material indebtedness that would be senior to the preferred stock in Optika’s capital structure, particularly because Optika’s cash balances appeared to be more than adequate to finance its existing needs. Going private was not considered an attractive option for many of the same reasons. Pursuing a stand-alone strategy was considered to be a viable option, but one which the board viewed as increasingly difficult to sustain over the long term due to the rising costs of doing business as a public company and consolidation trends in Optika’s industry.

      On August 28, 2003, Robert F. Olson, Chairman and Chief Executive Officer of Stellent, called Mark K. Ruport, Chairman and Chief Executive Officer of Optika, to express Stellent’s interest in exploring a potential business combination between the two companies. Mr. Ruport and Mr. Olson agreed to meet at Stellent’s Minneapolis headquarters the following week.

      On September 3, 2003, Mr. Olson and Mr. Ruport met at Stellent’s headquarters in Minneapolis for strategic discussions regarding the possibility of a business combination between the two companies. Daniel P. Ryan, Executive Vice President of Marketing and Business Development of Stellent, also participated in the meetings. The parties discussed recent consolidation in their industry, product synergies and the capital structure of Optika. The parties agreed that further discussions were warranted based on their desire to respond to recent consolidation in their industry and the potential benefits of anticipated product synergies.

      On September 18, 2003, Mr. Ruport, Steven M. Johnson, Chief Financial Officer and Executive Vice President of Optika, Mr. Olson, Mr. Ryan and representatives of RBC held a teleconference. During the teleconference, Mr. Ruport provided the group with an overview of Optika’s business. At the conclusion of this teleconference, both parties agreed that further discussions under a confidentiality agreement were warranted.

      On September 21, 2003, Stellent and Optika entered into a confidentiality agreement pursuant to which each of them agreed to treat confidentially certain information provided by the other in connection with determining whether a transaction between them would be desirable. Stellent and Optika thereafter exchanged confidential information relating to their business and strategic initiatives.

      On October 9, 2003, Frank A. Radichel, Vice President of Research and Development of Stellent, Mr. Ruport, William J. Kearney, Vice President of Strategic Relationships of Optika, and Randall S. Weakly, Vice President of Research and Development of Optika, met at Optika’s offices in Colorado Springs, Colorado. During the meeting, Mr. Weakly and Mr. Kearney provided Mr. Radichel with an overview of Optika’s technology and its software architecture.

      On October 14, 2003, Mr. Ruport, Mr. Olson and Mr. Ryan had a brief teleconference to discuss the announcement of EMC Corporation acquiring Documentum, Inc. The parties agreed that this was further evidence of the current opportunity for consolidation of the content management software market.

      On October 15, 2003, the Optika board of directors held a regularly scheduled meeting in Colorado Springs, Colorado. The meeting was also attended by members of Optika’s senior management, and representatives of E*Law Group, Optika’s legal counsel, and Revolution Partners, an investment banking firm. At the meeting, senior management briefed the Optika board of directors regarding the status of the ongoing exchange of information between Stellent and Optika, as well as ongoing discussions with other third parties that had expressed recent interest in exploring a potential business combination with Optika. After reviewing a detailed presentation by Revolution Partners, Optika’s board of directors unanimously authorized the retention of Revolution Partners to act as Optika’s investment banker and assist management in identifying and considering strategic transactions involving Optika. Optika’s board of directors also unanimously authorized Revolution Partners to negotiate with TWCP, which is, together with its affiliates, the principal holder of Optika’s preferred stock, since the approval of the holders of a majority of the preferred stock would be necessary for Optika to consummate a transaction with Stellent where less than the stated liquidation preference would be paid to holders of Optika’s preferred stock.

      On October 16, 2003, Optika entered into an engagement letter with Revolution Partners.

      On October 20, 2003 representatives of RBC provided representatives of Revolution Partners with a preliminary due diligence request list for Optika.

      On October 22, 2003, representatives of Revolution Partners met with representatives of TWCP at TWCP’s offices in New York, New York to update TWCP on the status of Optika’s strategic discussions through that date, and to discuss the consideration that would be paid to holders of the Optika preferred stock in connection with a proposed transaction with Stellent. The parties discussed the stated liquidation preference of the Optika preferred stock, and TWCP indicated that it potentially could support a transaction in which it received consideration below the stated liquidation preference of the preferred stock.

      On October 23, 2003, Mr. Ruport, Mr. Johnson, Patrick M. Donovan, Director of Finance of Optika, representatives of RBC, representatives of Revolution Partners and Mr. Olson met at Optika’s Colorado Springs headquarters to review Optika’s initial response to Stellent’s preliminary due diligence request. Optika management also made a presentation regarding Optika’s operations, sales processes and finances. Mr. Ruport and Mr. Olson held further discussions regarding their visions for a combined company and how the combined company would be managed.

      On October 30, 2003, Mr. Ruport and Mr. Olson talked telephonically. They both reiterated their desire to pursue a combination. Mr. Olson informed Mr. Ruport that a non-binding term sheet would be delivered to Optika’s representatives within a few days.

      On November 3, 2003, representatives of RBC provided representatives of Revolution Partners with a preliminary proposed non-binding term sheet for Stellent to acquire Optika in exchange for 3,000,000 shares of Stellent common stock, $15 million in cash, and the assumption of all Optika options by Stellent. The exchange ratio would be fixed at the time the merger agreement was signed. The closing prices of Optika common stock and Stellent common stock on November 3, 2003 were $4.40 and $9.14, respectively.

      On November 4, 2003, representatives of Revolution Partners discussed the terms of the Stellent term sheet with representatives of TWCP. In that meeting, TWCP (as holder, together with certain of its affiliates, of a majority of the Optika preferred stock) indicated that the implied consideration proposed to be paid to the holders of Optika preferred stock in the Stellent term sheet would likely not be sufficient to induce TWCP and certain of its affiliates to consent to the proposed transaction.

      On November 4, 2003, Mr. Ruport and Mr. Johnson, along with representatives of Revolution Partners and Optika’s legal counsel, met telephonically with the Optika board of directors to present and discuss the initial proposal from Stellent. The Optika board of directors unanimously authorized senior management and Revolution Partners to continue negotiations with Stellent to improve both the financial and non-financial terms of the proposal. The Optika board of directors also directed Revolution Partners to contact a number of other companies that senior management had identified as potential acquirers to determine whether any of such parties had a serious interest in making a proposal to acquire Optika. The Optika board of directors also directed Revolution Partners to accelerate its discussions with TWCP.

      On November 12, 2003, at a regularly scheduled meeting, Stellent’s board of directors discussed a possible transaction with Optika. Officers of Stellent, representatives of RBC and representatives of Faegre & Benson LLP, Stellent’s legal counsel, attended the meeting. Stellent’s officers summarized Optika’s business and explained the strategic and marketing benefits of a potential transaction. Representatives of RBC presented initial valuation analyses of Optika. Stellent’s board of directors unanimously authorized Stellent’s management to continue its discussions with Optika regarding a potential acquisition of Optika. In addition, Stellent’s board of directors unanimously ratified the selection of RBC as Stellent’s financial advisor in the transaction and authorized Stellent’s management to enter into an engagement letter with RBC.

      On November 14, 2003, after continued discussions among Stellent, Optika, RBC and Revolution Partners, representatives of RBC provided representatives of Revolution Partners with a revised proposal pursuant to which Stellent would acquire Optika, and which included financial terms of the proposed transaction. Under the terms of the proposal, Stellent would acquire Optika in exchange for 3,250,000 shares of Stellent common stock, $15 million in cash and the assumption of all Optika options by Stellent. The holders of Optika’s preferred stock would receive $8,000,000 of the cash and 30% of the aggregate transaction value exceeding $48,000,000. The closing prices of Optika common stock and Stellent common stock on November 14, 2003 were $4.20 and $9.02, respectively.

      On November 14, 2003, and again on November 20, 2003, Mr. Ruport and Mr. Johnson, along with representatives of Revolution Partners and Optika’s legal counsel, met telephonically with the Optika board of directors to discuss the status of ongoing negotiations between Optika and Stellent regarding the terms of Stellent’s revised proposal, as well as the status of Revolution Partners’ discussions with other potential acquirers and TWCP. The Optika board of directors unanimously authorized senior management and Revolution Partners to continue negotiations with Stellent to improve both the financial and non-financial terms of the proposal, and to determine whether the terms of the revised proposal would be acceptable to TWCP.

      On November 17, 2003, representatives of Revolution Partners and TWCP continued their negotiations. TWCP (as holder, together with certain of its affiliates, of a majority of the Optika preferred stock ) advised Revolution Partners that the consideration proposed to be paid to the holders of Optika’s preferred stock set forth in Stellent’s November 14 proposal would not likely be sufficient to induce TWCP and certain of its affiliates to consent to the proposed transaction.

      On November 24, 2003, at a special telephonic meeting, Stellent’s management provided its board of directors with a report on the status of the possible transaction with Optika. Officers of Stellent, representatives of RBC and representatives of Stellent’s legal counsel participated on the call. Representatives of RBC presented revised analyses regarding the valuation of Optika and a potential transaction. Stellent’s board of directors unanimously authorized Stellent’s management to continue its discussions with Optika regarding a potential acquisition of Optika, to express to Optika an indication of interest in acquiring Optika on terms consistent with the valuation analyses presented to the board of directors and to enter into an agreement for mutual due diligence and exclusive negotiations between Stellent and Optika.

      On November 24, 2003, representatives of RBC provided representatives of Revolution Partners with a revised proposal pursuant to which Stellent would acquire Optika. The basic terms of the revised proposal were that each share of Optika common stock outstanding as of the closing date of the merger would be exchanged for a fixed fraction of a share of Stellent common stock. The fixed exchange ratio would be determined based on the average price of Stellent’s common stock during a period shortly prior to announcement of the merger, subject to a minimum and a maximum exchange ratio. Based on the proposal, and the trading price of Stellent’s common stock at the time, if the price of Stellent’s common stock remained constant, the fixed exchange ratio would result in 0.43 of a share of Stellent common stock being issued in exchange for each outstanding share of Optika common stock. The merger agreement would provide for a cash payment of $10 million to the holders of Optika’s preferred stock and the assumption of all Optika stock options by Stellent in accordance with the exchange ratio. The closing prices of Optika common stock and Stellent common stock on November 24, 2003 were $4.00 and $9.39, respectively.

      On November 25, 2003, representatives of Revolution Partners discussed the terms of the most recent Stellent proposal with representatives of TWCP. In that meeting, TWCP (as holder, together with certain of its affiliates, of a majority of the Optika preferred stock) indicated that the consideration to be paid to the holders of Optika’s preferred stock was generally acceptable to it in circumstances where the common stockholders would otherwise receive $4.00 per share or less at closing, but that the preferred stockholders should also receive 20% of any consideration to the Optika common stockholders in excess of $4.00 per share. Revolution Partners conveyed this position to RBC.

      On November 26, 2003, Mr. Ruport and Mr. Johnson, along with representatives of Revolution Partners and Optika’s legal counsel, met telephonically with the Optika board of directors to present and discuss the most recent proposal from Stellent. Revolution Partners advised the Optika board of directors of the conditions under which TWCP had indicated that it would consent to the revised Stellent proposal. Revolution Partners also advised the Optika board of directors that, despite making a number of contacts with potential third-party acquirers, there were no third parties that were reasonably likely to make an offer that would be superior to the one proposed by Stellent or within a time frame that would not jeopardize the board of directors’ ability to accept the Stellent offer. The Optika board of directors also considered the absence of price protection in the Stellent proposal and the adequacy of the proposed exchange ratio. Representatives from Revolution Partners and Optika’s legal counsel advised the board of directors that they had discussed with RBC and Stellent’s legal counsel the possibility of including in the merger agreement a price-protection provision to ensure that the value of the merger would remain the same in the event of fluctuations within defined parameters in the price of Stellent stock, commonly known as a collar provision, or a clause allowing Optika to “walk away” if the consideration to be received by the Optika common stockholders fell below a predetermined price at closing, and that Stellent had expressed an unwillingness to proceed with a transaction that included such provisions.

      On November 28, 2003, representatives of RBC provided representatives of Revolution Partners with a revised draft of a preliminary term sheet pursuant to which Stellent would acquire Optika. The basic terms of the deal were unchanged from the term sheet provided on November 26, 2003, except that the revised term sheet provided that any consideration received by the holders of Optika’s common stock in excess of $4.00 per share would be allocated 20% to the holders of Optika’s preferred stock and 80% to the holders of Optika’s common stock. The total number of shares of common stock that Stellent would issue in the transaction for the outstanding shares of Optika common stock did not change. The closing prices of Optika common stock and Stellent common stock on November 28, 2003 were $4.35 and $9.87, respectively.

      On December 1, 2003, Mr. Ruport and Mr. Johnson, along with representatives of Revolution Partners and Optika’s legal counsel, met telephonically with the Optika board of directors to present and discuss the revised proposal from Stellent. The Optika board of directors reviewed the financial and legal terms of the Stellent proposal in detail with senior management and representatives from Revolution Partners and Optika’s legal counsel.

      On December 2, 2003, Mr. Ruport and Mr. Johnson, along with representatives of Revolution Partners and Optika’s legal counsel, met telephonically with the Optika board of directors. The Optika board of directors unanimously authorized senior management to enter into a non-binding letter of intent, including exclusive negotiation provisions with Stellent through December 22, 2003, and a term sheet with Stellent, and to proceed expeditiously to negotiate a definitive merger agreement with Stellent and complete financial and legal due diligence on Stellent. The Optika board of directors also unanimously authorized management to enter into a binding agreement with TWCP and certain of its affiliates pursuant to which TWCP and certain of its affiliates would consent to the proposed merger. On that date, management of Optika and Stellent executed the non-binding letter of intent and term sheet.

      From December 2, 2003 through December 3, 2003, Mr. Olson, Gregg A. Waldon, Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Stellent, representatives of Stellent’s legal counsel and representatives from RBC performed legal and financial due diligence on Optika in Colorado Springs, Colorado.

      On December 5, 2003, TWCP and Optika entered into a letter of intent pursuant to which TWCP agreed to enter into an agreement to consent to the proposed merger on the condition that, among other things, the consideration to be paid to the holders of Optika’s preferred stock and the common stock would be as set forth in the Stellent term sheet approved by the Optika board of directors. This letter of intent would automatically terminate in the event that a definitive merger agreement was not executed on or before January 8, 2004.

      From December 8, 2003 through December 9, 2003, Mr. Ruport, Mr. Johnson, Mr. Donovan, representatives of Optika’s legal counsel and representatives from Revolution Partners and KPMG LLP, Optika’s independent accountants, performed legal and financial due diligence on Stellent in Minneapolis, Minnesota.

      From December 9, 2003 through December 10, 2003, representatives of Grant Thornton, Stellent’s independent accountants, performed financial due diligence on Optika in Denver, Colorado.

      The companies and their financial and legal representatives thereafter engaged in additional due diligence exchanges, which included interviews of persons responsible for the financial affairs of Stellent and Optika, respectively, as well as due diligence regarding strategic, management, legal, financial, accounting and business issues.

      On December 10, 2003, counsel for Stellent provided counsel for Optika with a first draft of a proposed form of merger agreement, in accordance with the terms of the non-binding term sheet executed by the parties.

      Between December 10, 2003 and December 22, 2003, the parties continued their respective due diligence investigations and exchanged comments on the merger agreement and certain ancillary documents circulated by counsel to Stellent, including a proposed voting agreement to be entered into by TWCP at the time the merger agreement was executed, pursuant to which TWCP would agree to vote all of its shares of capital stock of Optika in favor of the merger and deliver an irrevocable proxy to Stellent in favor of the merger agreement and the merger.

      On December 22, 2003, the exclusivity period in the letter of intent expired, but the parties orally agreed to continue working on the proposed merger agreement.

      On January 2, 2004, senior management of Optika and Stellent exchanged preliminary summary financial information related to the quarter ended December 31. In connection with these discussions, Optika’s management noted that, based on the method of determining the base exchange ratio set forth in the term sheet and the recent relative prices of Optika’s and Stellent’s stock, the value of the consideration to be received by Optika’s stockholders in the proposed transaction was likely to be at a discount to the market price of Optika’s common stock. The closing prices of Optika common stock and Stellent common stock on January 2, 2004 were $4.67 and $10.29, respectively.

      Between January 2, 2004 and January 5, 2004, the parties continued to discuss potential ways to reduce the likelihood that the consideration in the proposed transaction would represent a discount to the market price of Optika’s common stock and other open legal and business issues in the merger agreement.

      On January 5, 2004, management of both companies and their respective financial advisors discussed the issue of adjusting the fixed base exchange ratio contemplated by the letter of intent and the value of the per share consideration that would be issued to holders of Optika common stock. Based on the trading price of Stellent’s common stock at the time, the base exchange ratio determined in accordance with the term sheet would have been 0.40 of a share of Stellent common stock for each outstanding share of Optika common stock. Based on the prices of the common stock of Stellent and Optika at the time, and the allocation of consideration between the holders of Optika’s common stock and Optika’s preferred stock, the value of the consideration to be offered under the term sheet for outstanding shares of Optika’s common stock would have represented a discount to the market price of Optika’s common stock. The parties agreed to recommend to their respective boards of directors that the exchange ratio be adjusted to be 0.44 of a share of Stellent common stock in exchange for each outstanding share of Optika common stock. The adjustment to allocate 20% of the value of 0.44 of a share of Stellent common stock in excess of $4.00 to the holders of the Optika preferred stock would remain unchanged. The closing prices of Optika common stock and Stellent common stock on January 5, 2004 were $4.35 and $10.18, respectively.

      On January 6, 2004, at a special telephonic meeting, Stellent’s management provided its board of directors with an update regarding the possible transaction with Optika. Officers of Stellent, representatives of RBC and representatives of Stellent’s legal counsel participated on the call. Representatives of RBC reviewed the trading history of Optika’s common stock and Stellent’s common stock since the meeting of Stellent’s board of directors on November 24, 2003. Representatives of RBC presented financial analyses of a merger with Optika at a fixed exchange ratio of 0.44 shares of Stellent common stock for each outstanding share of Optika common stock, and $10 million in cash to the holders of Optika’s preferred stock. Stellent’s management reviewed the terms of Mr. Ruport’s employment agreement with Optika and presented terms of a proposed employment agreement between Mr. Ruport and Stellent, to become effective upon the closing of a merger with Optika. Stellent’s board of directors unanimously authorized Stellent’s management to continue its discussions with Optika regarding a potential acquisition of Optika on terms consistent with the term sheet delivered to Optika, but with an exchange ratio of 0.44 of a share of Stellent common stock for each share of Optika common stock. Stellent’s board of directors also unanimously authorized Stellent’s management to create STEL Sub, Inc.

      On January 7, 2004, the expiration date of the letter of intent between Optika and TWCP was extended from January 8, 2004 to January 14, 2004.

      On January 10, 2004, a proposed form of merger agreement and related ancillary agreements were forwarded by Optika’s legal counsel to the Optika board of directors for review and consideration. In addition, Revolution Partners forwarded a copy of its financial presentation to the Optika board of directors for review and consideration.

      On January 10, 2004, a proposed form of merger agreement and related ancillary agreements were forwarded to the Stellent board of directors for review and consideration. In addition, RBC forwarded a draft copy of its financial presentation to the Stellent board of directors for review and consideration.

      On January 11, 2004, the boards of directors of each of Stellent and Optika held separate special telephonic meetings to consider the proposed merger. Officers of Stellent, representatives of RBC and representatives of Stellent’s legal counsel participated in the Stellent board of directors meeting. Stellent’s officers discussed with its board of directors the strategic rationale for a combination of the two companies and the results of Stellent’s due diligence investigation of Optika. Representatives of Stellent’s legal counsel then discussed with the board of directors the proposed terms of the merger agreement and the ancillary agreements and the board’s fiduciary duties in considering approval of the proposed merger. RBC then presented its financial analysis to the Stellent board of directors relating to the proposed merger and delivered both an oral and written opinion to the board of directors that, based upon and subject to the matters described in the opinion, the consideration proposed to be issued in the merger was fair, from a financial point of view, to Stellent. After deliberations, the Stellent board of directors unanimously approved the proposed merger, declared it to be advisable and in the best interest of Stellent’s shareholders, and resolved to recommend that Stellent’s shareholders vote in favor of the issuance of shares of Stellent common stock in the merger, and authorized senior management to proceed with the transaction.

      Members of Optika’s management, Optika’s legal counsel, and representatives of Revolution Partners participated in the meeting of the Optika board of directors. Optika’s officers discussed with the board Stellent’s and Optika’s separate and pro forma combined financial and business information, the strategic rationale for a combination of the two companies, and the results of Optika’s due diligence investigation of Stellent. Revolution Partners then presented its financial analysis to the Optika board relating to the proposed merger and delivered both an oral and written opinion to the board that, based upon and subject to the matters described in the opinion, the consideration proposed to be issued in the merger was fair, from a financial point of view, to Optika’s stockholders. Optika’s legal counsel then discussed with the board the proposed terms of the merger agreement and the ancillary agreements referred to therein, the proposed amendment and restatement of the certificate of designation of Optika’s preferred stock and the board’s fiduciary duties in considering approval of the proposed merger and related proposals. After deliberations, the Optika board of directors unanimously approved the proposed merger, declared it to be advisable and in the best interest of Optika’s stockholders, and resolved to recommend that Optika’s stockholders vote in favor of the merger and the proposed amendment and restatement of the certificate of designation of the preferred stock effective upon the closing of the merger, and authorized senior management to proceed with the transaction. The Optika board of directors also unanimously authorized an amendment to the Optika rights agreement, exempting the transactions contemplated by the merger agreement from the rights agreement. The closing price of Optika common stock and Stellent common stock on January 9, 2004, the last trading day prior to January 11, was $4.279 and $10.29, respectively.

      On January 11, 2004, the parties executed the merger agreement and various related agreements, including voting agreements whereby certain directors and executive officers of each company and TWCP and certain of its affiliates agreed to vote all of their shares of capital stock in favor of the merger. Solely by virtue of the voting agreements and the operation of the rules of the Securities and Exchange Commission, as of January 31, 2004 Optika is deemed to have acquired beneficial ownership of 13.9% of the outstanding common stock of Stellent and Stellent is deemed to have acquired beneficial ownership of 20.2% of the outstanding common stock of Optika. Prior to the exchange of the voting agreement, neither Stellent not Optika beneficially owned any common stock or other security of the other. The transaction was announced through a joint press release preceding the opening of the market on January 12, 2004.

Stellent’s Reasons for the Merger

      Stellent’s board of directors has unanimously approved the merger agreement and the issuance of shares of Stellent common stock pursuant to the terms of the merger agreement. In reaching its decision, the Stellent board of directors identified several reasons for, and potential benefits of, the merger to Stellent shareholders. These potential benefits include the following:

•	combining Stellent’s strength in content management with Optika’s strength in business process automation will enable Stellent to create a platform of products that encompasses content management, integrated document management, document imaging, content distribution, business process management, collaboration and record management;

•	combining Optika’s product offering with Stellent’s product offering will provide marketing opportunities by enabling customers to satisfy multiple facets of their content management and document processing needs with a single vendor;

•	greater entity size and marketing resources may present improved opportunities for marketing the products of the combined company;

•	combined technological resources may allow Stellent to compete more effectively by enhancing its ability to develop new products and add functionality to existing products;

•	the combined and, in large part, non-overlapping customer base of the two companies may present new sales opportunities;

•	the particular strength that Optika has in the manufacturing, retail, distribution, state and local government and financial services markets could enable Stellent to better serve these markets;

•	the opportunity to leverage Stellent’s existing international sales and marketing infrastructure to expand the distribution of Optika’s products;

•	the ability to eliminate, as combined companies, Optika’s expenses of being a public reporting company;

•	Stellent’s expectation that the transaction would be immediately accretive on a non-GAAP basis, excluding the effects of non-cash expenses related to the amortization of software capitalized as a result of the merger, amortization of acquired intangible assets, amortization of unearned compensation related to the fair market value of options assumed in the merger and acquisition costs; and

•	the increased float of Stellent common stock resulting from the merger may afford shareholders of the combined companies an opportunity to benefit from greater trading liquidity and may, with the greater size of the combined companies, increase research coverage.

      As Stellent plans to operate Optika as a going concern, the Stellent board of directors gave no consideration to the liquidation value of Optika. RBC was not provided with sufficient long-term projections of Optika’s business, and, therefore, did not perform a discounted-cash-flow analysis. Instead, RBC performed a historical trading analysis, a precedent transaction analysis, a comparable company analysis, a premium paid analysis and pro forma analyses, each as described in the Opinion of Financial Advisor to Stellent section of this joint proxy/ registration statement.

Recommendation of the Merger by the Stellent Board of Directors

      At a meeting held on January 11, 2004, the Stellent board of directors unanimously:

•	determined that the merger is advisable and in the best interests of Stellent and its shareholders;

•	approved the merger agreement, the merger and the cash payment and issuance of Stellent common stock in the merger;

•	directed that the issuance of Stellent common stock in the merger be presented for approval by Stellent shareholders at the Stellent special meeting; and

•	resolved to recommend that the Stellent shareholders approve the issuance of Stellent common stock in the merger.

      In the course of reaching its unanimous decision to approve the merger agreement, Stellent’s board of directors consulted with Stellent’s senior management, legal counsel and financial advisor, and reviewed a significant amount of information and considered the following factors:

•	the strategic reasons for the merger (described in the section of this joint proxy statement/ prospectus entitled “— Stellent’s Reasons for the Merger” beginning on page 50);

•	general market conditions and the competitive environment for Stellent’s products and services;

•	the potential benefits to Stellent shareholders as a result of growth opportunities following the acquisition;

•	financial market conditions, historical market prices, volatility and trading information with respect to Stellent’s common stock and Optika’s common stock;

•	historical and current information about Stellent’s and Optika’s businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter of each company filed with the SEC, analyst estimates, market data and management’s knowledge of the industry;

•	the opinion of RBC Dain Rauscher Inc. dated January 11, 2004 that, as of that date, the consideration to be paid in the merger was fair to Stellent from a financial point of view. A copy of the RBC opinion is attached to this proxy statement as Annex D. This written opinion should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and limitations of the review undertaken by RBC (described in the section of this joint proxy statement/ prospectus entitled “— Opinion of Financial Advisor to Stellent” beginning on page 56);

•	the potential impact of the merger on Stellent’s customers;

•	the fact that the shareholders of Stellent will have the opportunity to vote upon the issuance of Stellent common stock in the merger;

•	the likelihood that Stellent and Optika will be able to complete the transaction;

•	reports from Stellent’s management, legal advisors and financial advisors about the results of the due diligence investigation of Optika;

•	the terms and conditions of the merger agreement, including:

•	the prohibition on Optika’s ability to solicit an alternative acquisition proposal and the limitations on Optika’s ability to engage in negotiations with, provide any confidential information or data to, and otherwise have certain discussions with, any person relating to an alternative acquisition proposal,

•	the conditions to each party’s obligation to effect the merger,

•	the definition of “material adverse effect,” and

•	the limited ability of Optika to terminate the merger agreement;

•	Stellent’s prospects going forward without the combination with Optika; and

•	the potential for other third parties to enter into strategic relationships with or to acquire Optika.

      In reaching its determination, the Stellent board of directors believes that the factors described above generally figured positively with respect to the acquisition, as advantages or opportunities to be derived from the merger, except for the last three factors above, which figured both positively and negatively. The Stellent board of directors also considered the following potentially negative factors in its deliberations concerning the merger:

•	the possibility that the merger might not be consummated and the effect of a public announcement of the merger on:

•	Stellent’s revenues and other operating results,

•	Stellent’s ability to attract and retain key management, marketing and technical personnel, and

•	Stellent’s customer relationships;

•	the risk that the potential benefits sought in the merger might not be realized;

•	the substantial expenses to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

•	the risk that key technical and management personnel might not remain employed by the combined company and key customers might terminate their relationships with the combined company; and

•	various other risks associated with the merger and the business of Optika described in the section of this joint proxy statement/ prospectus entitled “Risk Factors” beginning on page 20.

      The above discussion of material factors is not intended to be exhaustive, but does set forth the principal factors considered by the Stellent board of directors. After due consideration, the Stellent board of directors unanimously concluded that the potential benefits of the merger outweighed the risks associated with the merger.

      In view of the wide variety of factors considered by the Stellent board of directors in connection with the evaluation of the merger and the complexity of these matters, the Stellent board of directors did not consider it practical to quantify, rank or otherwise assign relative weights to the foregoing factors, and it did not attempt to do so. Rather, the Stellent board of directors made its recommendation based on the totality of the information presented to it, and the investigation conducted by it. The Stellent board of directors considered all these factors and determined that these factors, as a whole, supported the conclusions and recommendations described above.

      Taking into account all of the material facts, matters and information, including those described above, the Stellent board of directors believes that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Stellent and its shareholders. The Stellent board of directors unanimously recommends that the Stellent shareholders vote “FOR” approval of the issuance of Stellent shares pursuant to the merger agreement.

Optika’s Reasons for the Merger

      In unanimously approving the merger agreement and the merger and in recommending that Optika’s stockholders approve the Optika merger proposals, the Optika board consulted with Optika’s management, as well as its financial and legal advisors, and considered a number of factors. The material factors considered by the Optika board of directors in approving and recommending adoption of the Optika merger proposals were:

•	combining Stellent’s strength in content management with Optika’s strength in business process automation will enable the combined company to create a platform of products that encompasses content management, integrated document management, document imaging, content distribution, business process management, collaboration and record management;

•	combining Optika’s product offering with Stellent’s product offering will provide marketing opportunities for the combined company by enabling customers to satisfy multiple facets of their content management and document processing needs with a single vendor;

•	greater entity size and marketing resources may present improved opportunities for marketing the products of the combined company;

•	combined technological resources may allow the combined company to compete more effectively by enhancing its ability to develop new products and add functionality to existing products;

•	the combined and, in large part, non-overlapping customer base of the two companies may present new sales opportunities;

•	the opportunity to leverage Stellent’s existing international sales and marketing infrastructure to expand the distribution of Optika’s products;

•	through the receipt of Stellent common stock in the merger, Optika’s stockholders will have the opportunity to participate in the potential for the greater growth, operational efficiencies, financial strength, and earning power of the combined company after the merger without the liquidation preference of the Optika preferred stock; and

•	the increased float of Stellent common stock resulting from the merger may afford shareholders of the combined companies an opportunity to benefit from greater trading liquidity and may, with the greater size of the combined companies, increase research coverage.

Recommendation of the Merger by the Optika Board of Directors

      At a meeting held on January 11, 2004, the Optika board of directors unanimously:

•	determined that the merger is advisable, fair to and in the best interests of Optika and its stockholders;

•	approved the merger agreement, the merger and the amendment to the certificate of designation;

•	directed that the merger and the amendment to the certificate of designation be presented for approval by Optika stockholders at the Optika special meeting; and

•	resolved to recommend that the Optika stockholders approve the Optika merger proposals.

      In the course of reaching its unanimous decision to approve the Optika merger proposals, Optika’s board of directors consulted with Optika’s senior management, legal counsel and financial advisor, and reviewed a significant amount of information and considered the following factors:

•	the strategic reasons for the merger (described in the section of this joint proxy statement/ prospectus entitled “— Optika’s Reasons for the Merger” beginning on page 53);

•	alternatives to being acquired such as pursuing a stand-alone strategy, raising additional capital to pursue acquisitions and going private;

•	general market conditions and the competitive environment for Optika’s products and services;

•	the near- and long-term prospects of Optika as an independent company;

•	financial market conditions, historical market prices, volatility and trading information with respect to Stellent’s common stock and Optika’s common stock;

•	historical and current information about Stellent’s and Optika’s businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter of each company filed with the SEC, analyst estimates, market data and management’s knowledge of the industry;

•	the consideration to be received by Optika’s stockholders in the merger and the relationship between the market value of Stellent common stock to be issued in exchange for shares of Optika common stock and the market value of Optika common stock;

•	data involving a comparison of comparable merger transactions;

•	the fact that representatives of Revolution Partners, on behalf of Optika, had solicited interest in a possible acquisition of Optika from third parties that Optika senior management and representatives of Revolution Partners believed were likely to have an interest in a potential transaction and that Optika had not received any offers from any of such other parties;

•	the fact that the holders of a majority of the Optika preferred stock had agreed to enter into the TWCP written consent and voting agreement to facilitate the transaction and to accept the consideration set forth in the merger agreement;

•	the oral and written opinion of Revolution Partners, LLC that, as of January 11, 2004, the consideration to be paid in the merger was fair to the stockholders of Optika from a financial point of view. A copy of the Revolution Partners opinion is attached to this proxy statement as Annex F. This written opinion should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and limitations of the review undertaken by Revolution Partners. Revolution Partners performed the following financial analyses in connection with its fairness opinion: Comparable Company Valuation Analyses (enterprise content management companies); Optika Comparable Companies (smaller capitalization); Optika Comparable Companies (larger capitalization); Comparable Company Valuation Analysis (micro-cap technology companies); Comparable Transactions Analysis; Premiums Analysis; Contribution Analysis; and, Discounted Cash Flow Analysis (described in the section of this joint proxy statement/ prospectus entitled “— Opinion of Financial Advisor to Optika” beginning on page 63). Revolution Partners expressed no opinion regarding the liquidation value of Stellent in its opinion;

•	the potential impact of the merger on Optika’s customers, employees and strategic partners;

•	the fact that the stockholders of Optika will have the opportunity to vote upon the merger and the amendment to the certificate of designation;

•	the likelihood that Stellent and Optika will be able to complete the transaction;

•	reports from Optika’s management, legal advisors and financial advisors about the results of the due diligence investigation of Stellent;

•	the terms and conditions of the merger agreement, including:

•	the ability of the Optika board of directors, under the merger agreement, to respond to unsolicited requests for nonpublic information, to participate in discussions and negotiations with unsolicited potential third-party acquirors under certain circumstances, and to terminate the merger agreement under certain circumstances in order to accept third-party offers, subject to the payment of a termination fee,

•	the conditions to each party’s obligation to effect the merger,

•	the representations and warranties made by Stellent, and

•	the limited ability of Stellent to terminate the merger agreement;

•	the parties’ intent to treat the merger as a reorganization for United States federal income tax purposes; and

•	the fact that Delaware law entitles Optika stockholders who do not vote in favor of the merger and who file a written objection with Optika to obtain the “fair value” of their shares, as determined by a Delaware court, if the merger is completed.

      In reaching its determination, the Optika board of directors believes that the factors described above generally figured positively with respect to the merger, as advantages or opportunities to be derived from the merger. The Optika board of directors also considered the following potentially negative factors in its deliberations concerning the merger:

•	the possibility that the merger might not be consummated and the possibility that the public announcement of the merger could adversely impact Optika’s:

•	revenues and other operating results,

•	ability to attract and retain key management, sales and technical personnel, and

•	customer and strategic partner relationships;

•	the risk that the potential benefits sought in the merger might not be realized;

•	the substantial expenses to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

•	the risk that key technical and management personnel might not remain employed by the combined company and key customers and business partners might terminate their relationships with the combined company;

•	that a termination fee of $1.6 million and up to a $750,000 expense reimbursement required to be paid by Optika under the merger agreement under certain circumstances might discourage a third party from seeking to acquire Optika;

•	risks associated with fluctuations in Stellent’s common stock price due to the fixed exchange ratio;

•	risks associated with an unfavorable outcome to various shareholder litigation proceedings presently pending against certain current and former officers and directors of Stellent;

•	risks associated with the treatment of the transaction for United States federal income tax purposes to Optika’s stockholders as described in the section of this joint proxy statement/ prospectus entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 74;

•	the fact that the sole consideration to be received by the holders of the Optika common stock was Stellent common stock, which was subject to market risk, while the consideration to be received by the holders of the preferred stock would consist primarily of cash, which was not subject to market risk; and

•	various other risks associated with the merger and the business of Stellent described in the section of this joint proxy statement/ prospectus entitled “Risk Factors” beginning on page 20.

      The above discussion of material factors is not intended to be exhaustive, but does set forth the principal factors considered by the Optika board of directors. After due consideration, the Optika board of directors unanimously concluded that the potential benefits of the merger outweighed the risks associated with the merger.

      In view of the wide variety of factors considered by the Optika board of directors in connection with the evaluation of the merger and the complexity of these matters, the Optika board of directors did not consider it practical to quantify, rank or otherwise assign relative weights to the foregoing factors, and it did not attempt to do so. Rather, the Optika board of directors made its recommendation based on the totality of the information presented to it, and the investigation conducted by it. The Optika board of directors considered all these factors and determined that these factors, as a whole, supported the conclusions and recommendations described above.

      Taking into account all of the material facts, matters and information, including those described above, the Optika board of directors believes that the merger and the transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of, Optika and its stockholders. The Optika board of directors unanimously recommends that the Optika stockholders vote “FOR” approval of the merger agreement and the merger and “FOR” the approval of the amendment to the certificate of designation.

      In considering the recommendation of the Optika board of directors with respect to the Optika merger proposals, you should be aware that certain directors and officers of Optika have certain interests in the merger that are different from, and in addition to, the interests of Optika stockholders generally. These interests are discussed in more detail in the section entitled “— Interests of Directors and Executive Officers of Optika in the Merger” on page 71 of this joint proxy statement/ prospectus. In particular, under the Optika 1994 Stock Option/ Stock Issuance Plan, the Optika 2000 Non-Officer Stock Incentive Plan and the Optika 2003 Equity Incentive Plan, if any option holder is involuntarily terminated other than for “misconduct” (as such term is defined under the terms of the applicable plan) within an eighteen-month period following the closing of the merger, the awards granted to that individual under the plan are accelerated in full and become 100% vested. As a result of the operation of these provisions, as well as provisions in the 1994 plan governing the automatic vesting upon a change of control with respect to formula stock option grants to Optika’s non-employee directors, all options issued to the non-employee directors of Optika are expected to vest in full at or within a short period of time following the effective time of the merger since, according to the terms of the merger agreement, none of such individuals will remain as continuing directors of Optika.

Opinion of Financial Advisor to Stellent

      Pursuant to an engagement letter dated as of October 17, 2003, RBC was retained by Stellent to furnish an opinion as to the fairness, from a financial point of view, of the total consideration to be paid pursuant to the terms of the proposed merger agreement.

      On January 11, 2004, RBC rendered its opinion to Stellent’s board of directors, that, as of such date and based on the procedures followed, factors considered and assumptions made by RBC and certain other limitations, the total consideration to be paid was fair, from a financial point of view, to Stellent. A copy of RBC’s written opinion is attached as Annex E to this document and is incorporated into this document by reference. Stellent shareholders are urged to read the opinion of RBC carefully and in its entirety.

      RBC’s opinion was provided for the information and assistance of Stellent’s board of directors in connection with its consideration of the merger. RBC’s opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the merger. RBC’s opinion related solely to the total consideration to be paid. RBC did not review, nor did its opinion in any way address, other merger terms or arrangements, including, without limitation, the financial or other terms of any employment or non-competition agreement with Optika management or any break-up or termination fee. Further, RBC’s opinion did not address, nor should it be construed to address, the relative merits of the underlying decision by Stellent to engage in the merger compared to any alternative business strategies or transaction in which Stellent might engage. RBC was not authorized to, and did not solicit any other potential participants relative to a business combination with Stellent. RBC was not engaged as an agent or fiduciary of Stellent’s shareholders or any other third party.

      In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided by Stellent and Optika (including, without limitation, the financial statements and related notes thereto of Stellent and Optika, as well as other publicly available information with respect to Stellent and Optika). RBC did not assume responsibility for independently verifying and did not independently verify this information. With respect to the data and discussions relating to the business prospects and financial outlook of Stellent and Optika, upon advice of Stellent, RBC assumed that such data was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Stellent and Optika as to the future financial performance of Stellent and Optika, respectively, and that Stellent and Optika will perform substantially in accordance with such financial data and estimates. RBC expressed no opinion as to such financial data and estimates or the assumptions on which they were based. RBC was not provided sufficient long-term projections on Optika’s business; thus, RBC could not prepare a discounted cash flow analysis as a means to value Optika.

      RBC did not assume responsibility for, and did not perform, any independent evaluation or appraisal of any of the respective assets or liabilities of Stellent or Optika, nor was RBC furnished with any evaluations or appraisals. RBC expressed no opinion regarding the liquidation value of any entity. RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Stellent or Optika. Additionally, RBC was not asked to and did not consider the possible effects of any litigation or other contingent matters.

      RBC’s opinion speaks only as of the date of such opinion, and is based on market conditions as they existed as of January 9, 2004 (the last trading day preceding the finalization of the analysis) and the information supplied to RBC as of the date of its opinion, and is without regard to market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date. RBC has not undertaken to reaffirm or revise its opinion or otherwise comment upon events occurring after the date of the opinion and RBC does not have any obligation to update, revise or reaffirm its opinion. RBC expressed no opinion as to the price at which shares of Stellent common stock have traded or at which such shares may trade following the announcement or consummation of the merger.

      For purposes of its opinion, RBC assumed that the merger will qualify as a reorganization for United States federal income tax purposes. RBC assumed that the executed merger agreement would be in all material respects identical to the last draft reviewed by RBC. RBC also assumed that the merger will be consummated pursuant to the terms of the merger agreement, without amendments thereto and without waiver by any party of any material conditions or obligations thereunder.

      In arriving at its opinion, RBC:

•	reviewed and analyzed the financial terms of a draft dated as of January 11, 2004 of the merger agreement;

•	reviewed and analyzed certain publicly available financial and other data with respect to Stellent and Optika and certain other historical operating data relating to Stellent and Optika made available to RBC from published sources and from the internal records of Stellent and Optika;

•	conducted discussions with members of the senior management of Optika with respect to the business prospects and financial outlook of Optika independently and as combined;

•	conducted discussions with members of the senior management of Stellent with respect to the business prospects and financial outlook of Stellent independently and as combined;

•	received and reviewed financial forecasts prepared by Optika’s management on the potential future performance of Optika as a stand-alone entity;

•	reviewed publicly available materials and analysts’ reports with respect to the business and financial outlook of Stellent;

•	reviewed the reported prices and trading activity for Stellent common stock and Optika common stock;

•	compared the implied historical exchange ratios between Stellent’s common stock and Optika’s common stock with the base exchange factor and common stock conversion factor described in the merger agreement; and

•	reviewed selected market valuation metrics of Optika, Stellent and other comparable publicly traded companies and their securities.

      In arriving at its opinion, in addition to reviewing the matters listed above, RBC performed the following analyses:

•	reviewed the financial terms and valuation metrics, to the extent publicly available, of certain comparable merger transactions with those stated or implied by the merger agreement;

•	compared selected valuation metrics of comparable publicly traded companies with those implied by the merger agreement;

•	compared the premiums implied by the common stock per share consideration and common stock conversion factor described in the merger agreement, with those paid in selected precedent transactions;

•	compared the relative contribution to selected income statement items for each of Stellent and Optika with their pro forma ownership in the combined company; and

•	considered the projected pro forma effect of the merger on the combined company’s earnings per share.

      In addition, RBC conducted such other analyses and examinations and considered such other financial, economic and market criteria as RBC deemed necessary in arriving at its opinion.

      In delivering its opinion to the Stellent board of directors, RBC prepared and delivered to Stellent’s board of directors written materials containing various analyses and other information material to the opinion. The following is a summary of these materials, including information presented in tabular format. To understand fully the summary of the financial analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analysis.

Transaction Overview

      Giving effect to the base exchange factor of 0.44, the implied value of the consideration offered to common and preferred stockholders of Optika was determined to be $42.3 million in Stellent common stock, $6.6 million in options valued using the treasury stock method of accounting (based on the closing price for Stellent common stock on January 9, 2004) and $10 million in cash consideration to Optika preferred stockholders for a total consideration of $58.8 million. RBC calculated the implied enterprise value of Optika, including the estimated value of the new Stellent options, to be approximately $49.6 million. Based on the base exchange factor, the common shares issued to current holders of Optika common shares would represent 15.6% of the Stellent common shares outstanding on a pro forma combined basis. Taking into account common shares, options and other dilutive securities on a fully diluted basis using the treasury stock method of accounting, per the base exchange factor, new securities issued by Stellent would represent 16.5% on a pro forma combined basis.

Historical Trading Analysis

      RBC compared Optika’s price performance to the Nasdaq and to a group of publicly traded content infrastructure companies over selected periods. RBC also reviewed the historical implied exchange ratio (as defined by Optika’s closing price per share divided by Stellent’s closing price per share) over selected time periods. RBC provided summaries of the average stock trading history of Optika common stock price and the average implied exchange ratios including:

		Implied Average
	Optika	Historic
	Share Price	Exchange Ratio

Closing price on January 9, 2004	$4.28	0.416
One week average	4.36	0.426
One month average	4.61	0.457
Three month average	4.17	0.432
Six month average	3.13	0.352
One year average	2.20	0.307
52 week high	5.11
52 week low	0.98

Precedent Transaction Analysis

      RBC compared (i) implied enterprise values to revenue multiples, (ii) equity values to net income and (iii) equity values to tangible book value multiples relating to the proposed merger of Stellent and Optika with multiples of operating data from eight selected merger and acquisition precedent transactions. These precedent transactions involved companies in the content infrastructure market that were completed since January 1, 2002 where the target’s last twelve months revenue was greater than $10 million, which RBC deemed comparable to the transaction between Stellent and Optika. Financial data regarding the precedent transactions was taken from SEC filings, press releases, public databases, RBC institutional research and other Wall Street sources. The selected precedent transactions were as follows: Open Text Corp.’s acquisition of IXOS Software AG; EMC Corp.’s acquisition of Documentum, Inc.; Vignette Corp.’s acquisition of Intraspect Software, Inc.; Open Text Corp.’s acquisition of Gauss Interprise AG; Interwoven, Inc.’s acquisition of iManage, Inc.; Vignette Corp.’s acquisition of Epicentric Inc.; Documentum, Inc.’s acquisition of eRoom Technology, Inc.; and Standard Register’s acquisition of InSystems Technologies, Inc. The following presents the resulting selected transaction multiples:

Comparable Companies

	Low	Median	Mean	High	Optika(1)

Enterprise value to last twelve months revenue	0.6x	2.2x	2.5x	6.1x	2.5x
Equity value to last twelve months net income	NM	NM	NM	NM	NM
Equity value to tangible book value	3.9x	6.8x	7.6x	12.0x	NM

(1)	Enterprise values based on the value implied by the total consideration and per share amounts based on the common stock conversion factor.

Comparable Company Analysis

      RBC analyzed selected valuation metrics implied by the total consideration relative to corresponding metrics observed in a selected group of publicly traded companies in the content infrastructure market that RBC deemed for purposes of its analysis to be comparable to Optika. The group of comparable companies for Optika included: FileNet Corp., Open Text Corp., Verity, Inc., Vignette Corp., Interwoven, Inc., Hummingbird Ltd., Plumtree Software, Inc., and Captiva Software Corp. In this analysis, RBC compared the (i) enterprise value of Optika, expressed as a multiple of estimated revenue in calendar year 2003 and 2004, to the low, median, mean and high multiples of enterprise values of the comparable companies implied by the public trading price of their common stock, expressed as a multiple of the same operating data, (ii) share price of Optika expressed as a multiple of net income per share in estimated net income per share in calendar year 2003 and 2004, to the low, median, mean and high multiples of share prices of the comparable companies, expressed as a multiple of the same operating data, and (iii) equity value of Optika, expressed as a multiple of tangible book value, to the low, median, mean and high multiples of equity values of the comparable companies, expressed as a multiple of the same operating data. Multiples of future revenue and net income data for Optika were based on projections provided by the management of Optika and, for the comparable companies, from publicly available research analyst estimates. The following table presents the resulting selected valuation data:

Comparable Companies

	Low	Median	Mean	High	Optika(1)

Enterprise value to estimated 2003 revenue	1.6x	2.8x	3.1x	5.1x	2.5x
Enterprise value to estimated 2004 revenue	1.5x	2.6x	2.7x	3.9x	2.1x
Share price to estimated 2003 net income per share	19.9x	39.7x	42.7x	75.4x	NM
Share price to estimated 2004 net income per share	16.6x	34.8x	45.1x	88.3x	44.1x
Equity value to tangible book value	2.7x	5.1x	6.9x	21.5x	NM

(1)	Enterprise values based on the value implied by the total consideration and per share amounts based on the common stock conversion factor.

Premiums Paid Analysis

      Stock Price Premiums: RBC conducted an analysis of stock price premiums in 25 selected acquisitions of publicly traded businesses in the software and services industries from 2002 through 2003, having transaction values between $10 million and $100 million, which RBC considered reasonably comparable to the transaction.

      The 25 selected acquisitions were as follows:

Announcement Date	Name of Acquiror	Name of Target Company

11/18/03	chinadotcom Corp.	Pivotal Corp.
11/12/03	Cisco Systems Inc.	Latitude Communications Inc.
11/4/03	Quovadx Inc.	Rogue Wave Software Inc.
10/27/03	Symantec Corp.	ON Technology Inc.
10/27/03	CIBER Inc.	SCB Computer Technology Inc.
9/4/03	chinadotcom Corp.	Ross Systems Inc.
9/3/03	Electronics for Imaging Inc.	T/R Systems Inc.
9/3/03	Take-Two Interactive Software Inc.	TDK Mediactive Inc.
8/4/03	Ascential Software Corp.	Mercator Software Inc.
7/29/03	Secure Computing Corp.	N2H2 Inc.
7/16/03	Sage Group Plc/Best Software Inc.	Timberline Software Inc.
7/9/04	Autonomy Corp plc.	Virage Inc.
6/23/03	GEAC Computer Corp Ltd.	Comshare Inc.
4/22/03	Verso Technologies Inc.	MCK Communications Inc.
4/21/03	CIBER Inc.	AlphaNet Solutions Inc.
2/18/03	Tumbleweed Communications Corp.	ValiCert Inc.
1/23/03	Electronics for Imaging Inc.	Printcafe Software Inc.
12/20/02	Sybase Inc.	AvantGo Inc.
11/25/02	MAPICS Inc.	Frontstep Inc.
10/21/02	Progress Software Co.	eXcelon Corp.
10/9/02	Borland Software Corp.	StarBase Corp.
8/26/02	GEAC Computer Corp. Ltd.	Extensity Inc.
6/10/02	EarthLink Inc.	PeoplePC Inc.
5/29/02	Openwave Systems Inc.	SignalSoft Corp.
1/24/02	PeopleSoft Inc.	Momentum Business Applications Inc.

      RBC compared the proposed common stock per share consideration to Optika’s stock price one day prior, one week prior, one month prior and one week average and one month average prior to public announcement.

      As presented below, the low, median, mean and high results for these transactions are compared to the implied premium for Optika over a corresponding time period:

	Implied Premiums (Discount)

	Comparable Companies

	Low	Median	Mean	High	Optika(1)

Spot premium, one day prior to announcement	(19.5)%	30.7%	50.2%	243.8%	3.3%
Spot premium, one week prior to announcement	(26.8)%	36.5%	61.0%	261.4%	(5.3)%
Spot premium, one month prior to announcement	(42.0)%	44.2%	73.1%	298.0%	(8.6)%
Average premium, one week prior to announcement	(24.2)%	29.6%	53.9%	254.3%	1.5%
Average premium, one month prior to announcement	(32.9)%	40.6%	58.6%	225.0%	(4.1)%

(1)	Based on the value implied by the common stock conversion factor.

      Exchange Ratio Premiums: RBC conducted an analysis of exchange ratio premiums paid for eight acquisitions of publicly traded businesses that included stock consideration in the software and services industries from 2002 through 2003, having transaction values between $10 million and $100 million, which RBC considered reasonably comparable to the transaction. The eight transactions evaluated in the exchange ratio premiums analysis were as follows:

Announcement Date	Name of Acquiror	Name of Target Company

11/4/03	Quovadx Inc.	Rogue Wave Software Inc.
10/27/03	CIBER Inc.	SCB Computer Technology Inc.
9/4/03	chinadotcom Corp.	Ross Systems Inc.
9/3/03	Take-Two Interactive Software Inc.	TDK Mediactive Inc.
7/29/03	Secure Computing Corp.	N2H2 Inc.
4/22/03	Verso Technologies Inc.	MCK Communications Inc.
2/18/03	Tumbleweed Communications Corp.	ValiCert Inc.
11/25/02	MAPICS Inc.	Frontstep Inc.

      RBC compared the proposed common stock conversion factor to the implied exchange ratios one day prior, one week prior, one month prior and one week average and one month average prior to public announcement. Whereas the stock price premiums described above take into account the historical changes in only Optika’s stock price, the exchange ratio premiums take into account changes in the historical implied exchange ratio, which is derived from the historical stock prices of both Stellent and Optika.

      The low, median, mean and high results for the comparable transactions are compared to the implied premiums of Optika as follows:

	Implied Premiums (Discount)

	Comparable Companies

	Low	Median	Mean	High	Optika(1)

One day before announcement	5.2%	25.5%	38.2%	147.3%	3.3%
One week before announcement	(9.5)%	17.8%	33.9%	143.9%	(7.7)%
One month before announcement	(34.6)%	14.8%	43.4%	246.4%	(10.8)%
Average of one week before announcement	(4.7)%	18.1%	34.3%	145.6%	0.8%
Average of one month before announcement	(23.9)%	13.5%	27.6%	145.6%	(5.9)%

(1)	Based on the value implied by the common stock conversion factor.

Pro Forma Analyses

      Contribution Analysis: RBC analyzed the relative contribution of each of Optika and Stellent in terms of various financial statement metrics relative to the pro forma metrics for the combined company for the full calendar years 2002, 2003 and 2004. The financial statement categories included revenue, gross profit, earnings before interest and taxes, and net income. RBC observed that, based upon the stock consideration payable pursuant to the Agreement, Optika stockholders (on a fully-diluted basis using the treasury stock method of accounting) will receive 16.5% of the shares of the combined company. The following is a summary of this analysis for calendar years 2002, 2003 and 2004:

	Calendar Year		Estimated Calendar Year		Estimated Calendar Year
	2002		2003		2004

	Stellent	Optika	Stellent(1)	Optika(2)	Stellent(3)	Optika(2)

Revenue	77.8%	22.2%	78.3%	21.7%	78.4%	21.6%
Gross Profit	76.3%	23.7%	76.7%	23.3%	77.6%	22.4%
Earnings before interest and taxes	NM	NM	NM	NM	NM	NM
Net Income	NM	NM	NM	NM	34.4%	65.6%

(1)	Estimated data per Stellent management and SEC filings.

(2)	Estimated data per Optika management and SEC filings.

(3)	Source: Published RBC research.

      Accretion/ Dilution: RBC analyzed the pro forma effects resulting from the proposed transaction on the projected earnings per share of the combined company for 2004 using quarterly profit and loss estimates provided by Optika management and estimates for Stellent provided by publicly available research, which Stellent management confirmed was appropriate for this analysis. For purposes of this analysis, RBC assumed that the transaction would close on March 31, 2004. In addition, based on Stellent management estimates, RBC included adjustments to the pro forma combined model to account for lost interest income due to cash costs associated with the transaction. Based on this analysis, excluding the impact of one-time and non-cash items, the transaction would not delay Stellent’s profitability and would be accretive to pro forma earnings for calendar year 2004 relative to the projected stand-alone earnings per share of Stellent.

Other Considerations

      The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial consideration of the analyses or summary description. RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

      In view of the wide variety of factors considered in connection with its evaluation of the fairness of the total consideration to be paid from a financial point of view, RBC did not find it practicable to assign relative weights to the factors considered in reaching its opinion. No single company or transaction used in the above analyses as a comparison is identical to Stellent or Optika or the proposed merger. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness of the total consideration to be paid, from a financial point of view, to Stellent and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

      In connection with its analyses, RBC made, and was provided by Stellent’s management, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Stellent’s or Optika’s control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, and are based upon numerous factors or events beyond the control of Stellent, Optika, or their advisors, none of Stellent, Optika, RBC, or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

      Stellent selected RBC to render its opinion based on RBC’s experience in mergers and acquisitions and in securities valuation generally. RBC is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. RBC provides research coverage on Stellent’s common stock. In both 1999 and 2000, RBC acted as the lead manager of the Stellent’s two common stock public offerings. In 1999, RBC acted as financial advisor to Stellent in its acquisition InfoAccess, Inc. and in 2000, RBC acted as financial advisor to Stellent in its acquisition of the Information Exchange Division of INSO Corporation. In 2002, RBC assisted Stellent in its implementation of its shareholder rights plan. In the ordinary course of business, RBC acts as a market maker and broker in the publicly traded securities of Stellent and receives customary compensation in connection with those services. RBC and its affiliates also actively trade securities of Stellent for their own accounts or the accounts of their customers and, accordingly, may from time to time hold a long or short position in those securities. In its capacity as a broker of publicly traded securities, RBC may, for its own account or for the accounts of its customers, hold a long or short position in the securities of Optika.

      Pursuant to the engagement letter, Stellent was obligated to pay RBC a customary, nonrefundable fee upon the rendering of its opinion. Payment of this fee to RBC was not contingent upon the closing of the merger. Whether or not the transaction closes, Stellent has agreed to reimburse RBC for its out-of-pocket expenses and to indemnify RBC against certain liabilities relating to or arising out of services performed by RBC in connection with the merger. The terms of the engagement letter were negotiated at arm’s-length between Stellent and RBC, and Stellent’s board of directors was aware of this fee arrangement at the time of its approval of the merger agreement.

Opinion of Financial Advisor to Optika

      Revolution Partners, LLC has acted as financial advisor to Optika in connection with the merger pursuant to an engagement letter dated as of October 16, 2003. Pursuant to the terms of the aforementioned engagement letter, Optika agreed to pay to Revolution Partners a customary financial advisory fee, a substantial portion of which will be received upon the consummation of the merger. The board of directors of Optika was aware of this fee structure and took it into account in considering Revolution Partners’ opinion and in approving the merger.

      On January 11, 2004, Revolution Partners rendered its opinion to Optika’s board of directors that, as of such date and based on the procedures followed, factors considered and assumptions made by Revolution Partners and certain other limitations, the consideration to be paid was fair, from a financial point of view, to the stockholders of Optika. A copy of Revolution Partners’ written opinion is attached as Annex F to this document and is incorporated into this document by reference. Optika stockholders are urged to read the opinion of Revolution Partners carefully and in its entirety.

      Revolution Partners’ opinion was provided for the information and assistance of Optika’s board of directors in connection with its consideration of the merger. Revolution Partners’ opinion does not constitute a recommendation to any Optika stockholder as to how such stockholder should vote with respect to the merger. Revolution Partners’ opinion addresses only the fairness of the consideration to be received by stockholders of Optika from a financial point of view. Revolution Partners did not review, nor did its opinion in any way address, other merger terms or arrangements, including, without limitation, the financial or other terms of any employment or non-competition agreement with Optika management or any break-up or termination fee. Further, Revolution Partners’ opinion did not address, nor should it be construed to address, the relative merits of the underlying decision by Optika to engage in the merger compared to any alternative business strategies or transaction in which Optika might engage. Revolution Partners was not engaged as an agent or fiduciary of Optika’s stockholders or any other third party. In furnishing its opinion, Revolution Partners did not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act of 1933, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act of 1933. Revolution Partner’s opinion includes statements to this effect.

      In rendering its opinion, Revolution Partners assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided by Optika and Stellent (including, without limitation, the financial statements and related notes thereto of Optika and Stellent, as well as other publicly available information with respect to Optika and Stellent). Revolution Partners did not assume responsibility for independently verifying and did not independently verify this information. With respect to the data and discussions relating to the business prospects and financial outlook of Optika and Stellent, upon advice of Optika, Revolution Partners assumed that such data was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Optika and Stellent as to the future financial performance of Optika and Stellent, respectively, and that Optika and Stellent will perform substantially in accordance with such financial data and estimates. Revolution Partners expressed no opinion as to such financial data and estimates or the assumptions on which they were based.

      Revolution Partners did not assume responsibility for, and did not perform, any independent evaluation or appraisal of any of the respective assets or liabilities of Stellent or Optika, nor was Revolution Partners furnished with any evaluations or appraisals. Revolution Partners expressed no opinion regarding the liquidation value of any entity. Revolution Partners did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Stellent or Optika. Additionally, Revolution Partners was not asked to and did not consider the possible effects of any litigation or other contingent matters.

      Revolution Partners’ opinion speaks only as of the date of such opinion, and is based on market conditions as they existed as of January 9, 2004 (the last trading day preceding the finalization of the analysis) and the information supplied to Revolution Partners as of the date of its opinion, and is without regard to market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date. Revolution Partners has not undertaken to reaffirm or revise its opinion or otherwise comment upon events occurring after the date of the opinion and Revolution Partners does not have any obligation to update, revise or reaffirm its opinion. Revolution Partners expressed no opinion as to the price at which shares of Optika common stock have traded or at which such shares may trade following the announcement or consummation of the merger.

      For purposes of its opinion, Revolution Partners assumed that the merger will qualify as a reorganization for United States federal income tax purposes. Revolution Partners assumed that the executed merger agreement would be in all material respects identical to the last draft reviewed by Revolution Partners. Revolution Partners also assumed that the merger will be consummated pursuant to the terms of the merger agreement, without amendments thereto and without waiver by any party of any material conditions or obligations thereunder. Revolution Partners assumed that there have been no material changes in Optika’s or Stellent’s assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Revolution Partners, and that the merger will be consummated in a manner that complies in all material respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, and all other applicable federal and state statutes, rules and regulations.

      In arriving at its opinion, Revolution Partners:

•	reviewed and analyzed the financial terms of a draft merger agreement dated as of January 10, 2004;

•	reviewed and analyzed certain publicly available financial and other data with respect to Optika and Stellent and certain other historical operating data relating to Optika and Stellent made available to Revolution Partners from published sources and from the internal records of Optika and Stellent, including in the case of Optika and Stellent, preliminary results for the quarter ended December 31, 2003;

•	conducted discussions with members of the senior management of Optika with respect to the business prospects and financial outlook of Optika independently and as combined;

•	conducted discussions with members of the senior management of Stellent with respect to the business prospects and financial outlook of Stellent independently and as combined;

•	received and reviewed financial forecasts prepared by Optika’s management on the potential future performance of Optika as a stand-alone entity;

•	reviewed publicly available materials and analysts’ reports with respect to the business and financial outlook of Stellent and certain financial forecasts prepared by Stellent’s management on the potential future performance of Stellent as a stand-alone entity;

•	reviewed the reported prices and trading activity for Stellent common stock and Optika common stock;

•	compared the implied historical exchange ratios between Stellent’s common stock and Optika’s common stock with the base exchange factor and common stock conversion factor described in the merger agreement; and

•	reviewed selected market valuation metrics of Optika, Stellent and other comparable publicly traded companies and their securities.

      In arriving at its opinion, in addition to reviewing the matters listed above, Revolution Partners performed the following analyses:

•	reviewed the financial terms and valuation metrics, to the extent publicly available, of certain comparable merger transactions with those stated or implied by the merger agreement;

•	compared selected valuation metrics of comparable publicly traded companies with those implied by the merger agreement;

•	compared the premiums implied by the common stock per share consideration and common stock conversion factor, described in the merger agreement, with those paid in selected precedent transactions;

•	participated in discussions and negotiations among representatives of Optika and Stellent and their financial and legal advisors;

•	participated in discussions among Optika, Thomas Weisel Capital Partners, L.P. and its legal counsel regarding the consideration to be received by the holders of Optika’s preferred stock; and

•	compared the relative contribution to selected income statement items for each of Optika and Stellent with their pro forma ownership in the combined company.

      In addition, Revolution Partners conducted such other analyses and examinations and considered such other financial, economic and market criteria as Revolution Partners deemed necessary in arriving at its opinion.

      The following represents a brief summary of the material financial analyses performed by Revolution Partners in connection with providing its opinion to the board of directors of Optika. Some of the summaries of financial analyses performed by Revolution Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Revolution Partners, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Revolution Partners.

      Additionally, Revolution Partners noted that Optika has preferred stock with a preferred liquidation preference, and thus the consideration to be received by the holders of Optika preferred stock and the holders of Optika common stock in the merger would be divided up between them based on the liquidation preference of the Optika preferred stock or, in this case, upon a preferred liquidation preference that was acceptable to a majority of the holders of the Optika preferred stock. Revolution Partners was not asked to, and did not, evaluate the consideration to be received by any particular class of Optika’s securities but rather, opined on the fairness of the consideration received by the common and preferred stockholders in the aggregate.

Comparable Company Valuation Analyses — Enterprise Content Management Companies

      Based on public and other available information, Revolution Partners calculated the enterprise value of Optika, (i) as a multiple of estimated revenue for calendar year 2003 for companies in the enterprise content management software industry with enterprise values of less than $200 million, and (ii) as a multiple of estimated revenue for calendar years 2003 and 2004 for companies in the enterprise content management software industry with enterprise values of greater than $250 million and less than $1 billion. Revolution Partners defined enterprise value as equity market value plus total debt, less net cash and cash equivalents. For purposes of calculating net cash, Revolution Partners assumed an estimated $3 million in transaction related costs. Revolution Partners believes that the 14 companies listed below have operations similar to some of the operations of Optika, but noted that none of these companies has the same management, composition, size or combination of businesses as Optika. Revolution Partners noted, however, that the smaller capitalization comparable companies in the enterprise content management software industry were most similar to Optika in terms of annual revenue, cash reserves, market capitalization and average trading volumes.

Optika Comparable Companies — Smaller Capitalization:

Mobius Management Systems, Inc.

Stellent, Inc.

Optio Software, Inc.

Document Sciences Corporation

INSCI Corp.

Omtool, Ltd.

      The following table sets forth the multiples indicated by this analysis and the enterprise values implied by the proposed merger:

				Implied Enterprise
	Valuation Range			Value Range

	Low	Median	High	Low	Median	High

2003	0.4x	0.9x	2.2x	$7.9	$17.8	$43.4

      Revolution Partners noted that the enterprise value to be received by the stockholders of Optika in connection with the merger, $52.9 million as of January 11, 2004, is higher than the range indicated by this analysis. Revolution Partners was not able to perform any analysis using estimated 2004 revenue numbers provided by Optika management due to insufficient market data for the smaller capitalization comparable companies.

Optika Comparable Companies — Larger Capitalization:

Ascential Software Corporation

FileNet Corporation

Open Text Corporation

Verity, Inc.

Interwoven, Inc.

Vignette Corporation

Hummingbird Ltd.

Dicom Group plc

      The following table sets forth the multiples indicated by this analysis and the enterprise values implied by the proposed merger:

				Implied Enterprise
	Valuation Range			Value Range

	Low	Median	High	Low	Median	High

2003	0.9x	3.4x	5.9x	$17.8	$67.1	$116.5
2004	2.4x	3.1x	4.0x	$55.7	$72.1	$92.8

      Revolution Partners noted that the enterprise value to be received by the stockholders of Optika in connection with the merger, $52.9 million as of January 11, 2004, with respect to 2003 estimated revenue is within the range indicated by this analysis. Revolution Partners performed a similar analysis using estimated 2004 revenue numbers provided to Revolution Partners by Optika management. Revolution Partners noted that the enterprise value with respect to 2004 estimated revenue fell below the range indicated by this analysis. Revolution noted this fact, but as discussed below, the comparable companies analysis was just one of several analyses used by Revolution Partners to reach its fairness determination. No company used in the comparable company analyses is identical to Optika or Stellent, and the larger capitalization comparable companies typically have greater revenue, higher cash reserves, greater market capitalization and larger average trading volumes than Optika or Stellent. Accordingly, an analysis of the results of the foregoing is not mathematical, rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies to which Optika and Stellent are being compared.

      While the comparable company valuation analysis compared Optika to 14 public companies in the enterprise content management software industry, Revolution Partners did not include every company that could be deemed to be a participant in this same industry, or in the specific sectors of this industry.

Comparable Company Valuation Analysis — Micro-Cap Technology Companies.

      Based on public and other available information, Revolution Partners calculated the enterprise value as a multiple of revenue for the last 12 months, or LTM, for all Nasdaq traded companies with market capitalizations of less than $100 million. Revolution Partners believes that these companies have similar market and trading statistics as Optika, but noted that none of these companies has the same management, composition, size or combination of businesses as Optika.

      The following table sets forth the multiples indicated by this analysis and the enterprise value implied by the proposed merger:

	Median Multiple	Implied Enterprise Value

2003	1.3x	$25.7M

      Revolution Partners noted that the enterprise value to be received by the stockholders of Optika in connection with the merger, $52.9 million as of January 11, 2004, is higher than the value indicated by this analysis. Revolution Partners was not able to perform any analysis using estimated 2004 revenue numbers provided by Optika management due to insufficient market data for the “Micro-Cap” technology comparable companies.

Comparable Transactions Analysis

      Based on public and other available information, Revolution Partners calculated enterprise value as a multiple of LTM, and for the next 12 months, or NTM, for 16 transactions in particularly comparable acquisitions of enterprise content management software companies that have been announced since January 1, 2003:

Announcement Date	Name of Acquiror	Name of Target Company

10/21/03	Open Text Corporation	IXOS SOFTWARE AG
10/14/03	EMC Corporation	Documentum, Inc.
9/16/03	Ptek Holdings, Inc. (Xpedite business unit)	Captaris, Inc. (Medialinq division)
9/15/03	Vignette Corp.	Intraspect Software, Inc.
9/2/03	Zix Corporation	Elron Software, Inc.
8/27/03	Open Text Corporation	Gauss Interprise Ag
8/6/03	Interwoven, Inc.	iManage, Inc.
7/1/03	Hummingbird Ltd.	Valid Information Systems Limited
4/1/03	FileNet Corporation	Shana Corporation
3/26/03	Hummingbird Ltd.	Key Automation Nederland B.V.
3/17/03	Stellent, Inc.	Active IQ Technologies
3/12/03	Hummingbird Ltd.	LegalKEY Technologies, Inc.
3/3/03	Kinko’s, Inc.	ImageX, Inc.
2/26/03	Open Text Corporation	Corechange, Inc.
2/18/03	Tumbleweed Communications Corp.	Valicert, Inc.
1/9/03	Open Text Corporation	Eloquent, Inc.

      The following table sets forth the multiples indicated by this analysis and the enterprise values implied by the proposed merger:

				Implied Enterprise
	Valuation Range			Value Range

	Low	Median	High	Low	Median	High

2003	0.1x	1.3x	5.5x	$2.0	$25.7	$108.6
2004	0.1x	1.3x	4.9x	$2.3	$30.2	$113.7

      Revolution Partners observed that the enterprise value of the consideration to be received by the stockholders of Optika in connection with the merger, $52.9 million as of January 11, 2004, with respect to 2003 and 2004 estimated revenue was within the ranges indicated by comparable transactions. Revolution Partners noted that the comparable transactions analysis was just one of several analyses used by Revolution Partners to reach its fairness determination. No transaction used in the comparable transactions analysis is identical to the merger. Accordingly, an analysis of the results of the foregoing is not mathematical, rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the constituent companies and other factors that could affect the value of the transactions to which the merger is being compared.

Premiums Analysis

      Revolution Partners calculated the premiums paid in 20 transactions involving acquired technology companies with enterprise values of less than $100 million, which Revolution Partners considered reasonably comparable to the transaction, over the share price of the acquired company as of one trading day, 4-week trading day and 12-week trading day prior to the announcement of the acquisition offer.

      The following table shows the premiums paid over the share price of the acquired company with respect to these comparable acquisition transactions:

	Optika	Median	Implied Per
	Stock Price	Premiums Paid	Share Value

1 Day (1/9/03)	$4.28	23.4%	$5.28
4-week spot	$4.92	42.3%	$7.00
12-week spot	$3.85	57.7%	$6.07

      Revolution Partners noted that the per share value of the consideration to be received by the common stockholders of Optika in connection with the merger, $4.42 as of January 11, 2004, fell below the per share value indicated by this analysis. Revolution noted this fact, but also noted that this analysis fails to account for the estimated $10.9 million in cash and securities paid to the holders of Optika’s preferred stock (assuming the transaction was completed on January 11, 2004 based on the Optika common stock price as of that date). Revolution Partners calculated that, if the total per share consideration to be received by Optika’s preferred and common stockholders was paid to such shareholders on an as if converted basis, converting all 731,851 shares of Optika preferred stock into 731,851 shares of Optika common stock, without accounting for the preferred stock liquidation preference, the per share value to be received by such shareholders would have been approximately $5.00 per share. Revolution Partners noted, as discussed below, that the premiums paid analysis was just one of several analyses used by Revolution Partners to reach its fairness determination. No company used in the premiums paid analysis is identical to Optika or Stellent. Accordingly, an analysis of the results of the foregoing is not mathematical, rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies to which Optika and Stellent are being compared.

Contribution Analysis

      Based on public and other available information, Revolution Partners reviewed the estimated contribution of each of Optika and Stellent to estimated total revenues for the combined company for the twelve month period beginning April 1, 2004, which corresponds to Stellent’s fiscal year 2005. Revolution Partners then compared these contributions to the pro forma share ownership of the combined company to be owned by the stockholders of Optika as of January 11, 2004, assuming consummation of the merger as described in the merger agreement. This analysis indicated an implied percentage revenue contribution for Optika of approximately 21% of the combined company, as compared to the pro forma share ownership by the stockholders of Optika of approximately 16.5% in the combined company as of January 11, 2004, based on the exchange ratio. Revolution Partners noted that this percentage ownership is lower than the percentage ownership suggested by this analysis. Revolution Partners further noted, however, that the contribution analysis did not include the cash payment of $10 million to Optika’s preferred stockholders because it did not have an effect on equity ownership. Revolution Partners observed that if the $10 million cash payment to be paid to Optika’s preferred stockholders was issued in the form of additional shares of Stellent common stock based on the exchange ratio, the pro forma share ownership by all Optika stockholders would be 19.3% of the combined company.

      Revolution Partners noted that with respect to this revenue contribution analysis, the implied enterprise value for Optika was $43.3 million, calculated as 21% of Stellent’s enterprise value as of January 9, 2004. Revolution Partners observed that the enterprise value of the consideration to be received by the stockholders of Optika in connection with the merger, $52.9 million, exceeded the value suggested by this analysis.

Discounted Cash Flow

      Revolution Partners performed an analysis of the implied present value of Optika on a stand-alone basis based on Optika’s projected future equity value using the calendar year 2004 estimates from Optika’s management, assuming annual growth rates of 20% to extrapolate estimates through 2007. Revolution Partners also used an illustrative discount rate of 15%, which reflected an estimate of the average expected rate of return for growth companies, and a terminal revenue multiple of 1.3x based on the Comparable Transaction Analysis described above. Revolution Partners observed the following:

Present Value of Free Cash Flows	$8.5M
Present Value of Terminal Value	$29.9M

Enterprise Value	$38.4M

      Revolution Partners noted that with respect to this discounted cash flow analysis, the implied enterprise value for Optika was $38.4 million. Revolution Partners observed that the enterprise value of the consideration to be received by the stockholders of Optika in connection with the merger, $52.9 million, exceeded the implied enterprise value suggested by this analysis.

Other Considerations

      The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial consideration of the analyses or summary description. Revolution Partners believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

      In view of the wide variety of factors considered in connection with its evaluation of the fairness of the consideration to be paid from a financial point of view, Revolution Partners did not find it practicable to assign relative weights to the factors considered in reaching its opinion. No single company or transaction used in the above analyses as a comparison is identical to Optika or Stellent or the proposed merger. In addition, Revolution Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Revolution Partners with respect to the actual value of Optika. The analyses were prepared solely for purposes of Revolution Partners providing an opinion as to the fairness of the consideration to be received by the stockholders of Optika, from a financial point of view, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

      In connection with its analyses, Revolution Partners made, and was provided by Optika’s management, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Optika’s or Stellent’s control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, and are based upon numerous factors or events beyond the control of Optika, Stellent, or their advisors, none of Optika, Stellent, Revolution Partners, or any other person assumes any responsibility if future results or actual values are materially different from these forecasts or assumptions.

      As described above, Revolution Partners’ opinion and presentation were among the many factors that the board of directors of Optika took into consideration in making its determination to approve, and to recommend that Optika’s stockholders approve, the merger agreement and the merger.

      Pursuant to the terms of the aforementioned engagement letter, Optika agreed to pay to Revolution Partners a customary financial advisory fee, a substantial portion of which will be received upon the consummation of the merger. The board of directors of Optika was aware of this fee structure and took it into account in considering Revolution Partners’ opinion and in approving the merger. Optika is to pay Revolution Partners a customary, nonrefundable fee upon the rendering of its opinion. Optika has also agreed to reimburse Revolution Partners for its reasonable out-of-pocket expenses and to indemnify Revolution Partners, its affiliates, and their respective, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

      Optika selected Revolution Partners to act as its financial advisor in connection with the merger based on Revolution Partners’ experience, expertise and reputation, and its familiarity with Optika’s business. Revolution Partners is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements and valuations for corporate and other purposes.

Interests of Directors and Executive Officers of Optika in the Merger

      In considering the recommendations of the Optika board of directors regarding the Optika merger proposals, Optika stockholders should be aware that the directors and officers of Optika have interests in the merger that differ from those of other stockholders of Optika, as described below. The Optika board of directors was aware of these matters and considered them in approving the Optika merger proposals and recommending that the Optika stockholders approve the merger and the merger agreement, and the amendment to the certificate of designation.

Voting Agreements

      In connection with the merger agreement, each of the directors and officers of Optika entered into a voting agreement with Stellent and STEL Sub, Inc. in which he has agreed, among other things, to vote all shares of Optika common stock beneficially owned by him in favor of, among other things, the merger agreement and the merger, and the amendment to the certificate of designation, and against other acquisition proposals.

Management Employment Agreements

      Mr. Ruport, the Chairman of the Board and Chief Executive Officer of Optika, entered into an employment agreement with Optika on October 15, 2003, which provides that, if he is involuntarily terminated without cause within an eighteen month period following a change of control of Optika, he would be entitled to receive severance payments equal to the greater of (i) $672,000 or (ii) 33 months of his then-current base salary, 70% of which would be payable on the date his employment terminated and 30% of which would be payable on the first anniversary of his termination date. In addition, Mr. Ruport would be entitled to continuing health benefits paid by Optika during the twelve-month period following the termination date and he would be treated as “in service” to Optika during such period so any and all stock options held by him would continue to vest and would not have to be exercised. Mr. Ruport is subject to a noncompetition and nonsolicitation agreement for the twelve-month period following the termination of his employment under circumstances where he would be entitled to receive the foregoing compensation. A change in control under Mr. Ruport’s employment agreement includes the consummation of a merger or consolidation with another company, and would include the proposed merger between Stellent and Optika described in this document.

      In connection with the execution of the merger agreement, Mr. Ruport entered into a new employment agreement with Stellent, effective upon the closing of the merger, that amends, supercedes and replaces the Optika employment agreement in all respects. We have attached a copy of Mr. Ruport’s employment agreement as Annex J and we encourage you to read it in its entirety. Under the Stellent employment agreement, Mr. Ruport will serve as Executive Vice President of Operations of Stellent. The salary and benefits provided to Mr. Ruport under the Stellent employment agreement are substantially similar to the Optika employment agreement, except that at the effective time of the merger Mr. Ruport will receive a grant of (i) options to purchase 200,000 shares of Stellent common stock that will vest ratably over a three-year period and (ii) options to purchase 50,000 shares of Stellent common stock that will vest one year following the effective time of the merger if certain performance objectives are achieved or, if not achieved, on the ninth anniversary of the effective date of the merger. During the initial twelve months of the Stellent employment agreement, Mr. Ruport will receive no severance payments if he voluntarily terminates his employment with Stellent. After twelve months, but prior to the eighteen-month anniversary of the Stellent employment agreement, Mr. Ruport may terminate his employment with Stellent and receive, as a severance payment from Stellent, a lump-sum amount equivalent to his monthly base salary for 33 months less the number of months he was actually employed by Stellent. In addition, Mr. Ruport would be entitled to continuing health benefits paid by Stellent during the twelve-month period following the termination date and any and all stock options held by him at the time of the merger will become fully vested, and could be exercised during the twelve-month period following the termination date, during which time any additional grants of Stellent options at or subsequent to the effective time of the merger would continue to vest. If at any time during the eighteen-month term of the Stellent employment agreement, Mr. Ruport terminates his employment with Stellent with good reason (defined in the Stellent employment agreement as (i) any material diminution in Mr. Ruport’s duties, responsibilities or authority, (ii) any material reduction in his level of compensation or (iii) any request or requirement that he relocate outside of Colorado Springs), or Stellent terminates Mr. Ruport’s employment without cause, Mr. Ruport would receive from Stellent, as a severance payment, a lump-sum amount equivalent to his monthly base salary for 33 months and the other severance benefits that he otherwise would have been entitled to receive if he had terminated his employment with Stellent after twelve months, but prior to the eighteen-month anniversary of the Stellent employment agreement. Following the eighteen-month term of the Stellent employment agreement, Stellent is required to make a good faith offer to enter into a new employment agreement with Mr. Ruport with terms substantially similar to those employment agreements currently existing with other members of Stellent’s management team. The failure to offer Mr. Ruport continued employment under such an agreement would also permit Mr. Ruport to terminate his employment with Stellent and receive the severance pay and other severance benefits that he otherwise would have been entitled to receive if he had terminated his employment with Stellent after twelve months, but prior to the eighteen-month anniversary of the Stellent employment agreement. Mr. Ruport will receive no severance payments if Stellent terminates his employment for cause at any time during the term of the Stellent employment agreement. Mr. Ruport will be subject to a non-competition and non-solicitation agreement for the twelve-month period following his termination under circumstances where he is eligible to receive the aforementioned severance payments, and Stellent may elect to impose a twelve-month non-competition period on Mr. Ruport in circumstances where he is not entitled to receive any severance payments by paying him an additional $50,000.

      Mr. Johnson, the Executive Vice President, Chief Financial Officer and Secretary of Optika, entered into an employment agreement with Optika on October 15, 2003 similar in all material respects to Mr. Ruport’s employment agreement with Optika, except that upon the involuntary termination of his employment following a change in control of Optika, Mr. Johnson will be entitled to receive the greater of (i) $448,000 or (ii) 33 months of his then-current base salary. As in the case of Mr. Ruport, Mr. Johnson would be entitled to continuing health benefits paid by Optika during the twelve-month period following the termination date and he would be treated as “in service” to Optika during such period so any and all stock options held by him at the time of the merger will become fully vested, and would not have to be exercised. Mr. Johnson will be subject to a non-competition and non-solicitation agreement for the twelve-month period following the termination of his employment under circumstances where he is eligible to receive the aforementioned severance benefits. Mr. Johnson is expected to resign from the combined company following an as yet undetermined transition period under circumstances that would entitle him to receive all of the severance benefits provided by his employment agreement with Optika.

Acceleration of Stock Options

      Under the Optika 1994 Stock Option/ Stock Issuance Plan, the Optika 2000 Non-Officer Stock Incentive Plan, and the Optika 2003 Equity Incentive Plan, if any option holder is involuntarily terminated other than for “misconduct” (as such term is defined under the terms of the applicable plan) within an eighteen-month period following the closing of the merger, the awards granted to that individual under the plan are accelerated in full and becomes 100% vested. As a result of the operation of these provisions, as well as provisions in the 1994 plan governing the automatic vesting upon a change of control with respect to formula stock option grants to Optika’s non-employee directors, all options issued to the non-employee directors of Optika are expected to vest in full at or within a short period of time following the effective time of the merger since, according to the terms of the merger agreement, none of such individuals will remain as continuing directors of Optika.

Post-Merger Board Membership

      As of the effective time of the merger, it is expected that Alan B. Menkes will be appointed to serve on the board of directors of Stellent. Mr. Menkes will be eligible to receive non-employee director compensation in the same manner as the other outside directors of Stellent.

Indemnification

      The merger agreement provides that, after the effective time of the merger, to the extent not covered by insurance and as permitted by law, Stellent shall, or shall cause the surviving corporation to, indemnify and hold harmless persons who were directors or officers of Optika prior to the effective time of the merger against all liabilities or losses arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based or arising in whole or in part out of the fact that the person was a director or officer of Optika (whether or not relating to any matter existing or occurring at or prior to the effective time of the merger and whether or not asserted or claimed prior to, at or after the effective time of the merger), including, to the extent not prohibited by law, indemnification for negligent acts or omissions by an indemnified person. In addition, Stellent has agreed to cause the surviving corporation to fulfill and honor all obligations of Optika under any indemnification agreements between Optika and its directors and officers and the indemnification provisions of Optika’s certificate of incorporation and bylaws as in effect immediately before the merger. Stellent also agreed not to permit the surviving corporation to merge or consolidate with any other person unless the surviving corporation will ensure that the surviving or resulting entity assumes the indemnification obligations in the merger agreement.

      Stellent has agreed to maintain in effect, or cause the surviving corporation to maintain in effect, for a period of six years after the effective time of the merger if available, directors’ and officers’ liability insurance covering those persons who are covered by Optika’s directors’ and officers’ liability insurance policy as of immediately prior to the effective time of the merger on terms no less favorable to those persons than those of Optika’s existing directors’ and officers’ liability insurance policy. However, neither Stellent nor the surviving corporation, as the case may be, is required to expend an amount in excess of $850,000 in the aggregate over the duration of the six-year tail period.

Transfers Under Rule 144

      The issuance of Stellent common stock in connection with the merger will increase the number of shares of Stellent’s outstanding common stock and is expected to result in greater share trading volume, which will affect the Rule 144 volume limitations that apply to affiliates of the combined company and former affiliates of Optika. This increase in the number of shares of Stellent’s outstanding common stock may facilitate broader transfers of shares by affiliates.

      As a result of these interests, Optika’s directors and officers may have reasons for voting to adopt the merger agreement and approve the merger, and the required certificate amendment, that are not the same as your interests. Optika stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the offer and the merger, and the amendment to the certificate of designation.

Accounting Treatment

      The merger will be accounted for as a “purchase” for financial reporting purposes. After the completion of the merger, the results of operations of Optika will be included in the consolidated financial statements of Stellent. The purchase price will be allocated to the acquired assets and liabilities based on their fair values. Any excess of cost over the fair value of the net tangible and identifiable intangible assets of Optika acquired will be recorded as goodwill. No amortization expense will be recognized for the goodwill generated as a result of the merger, although such goodwill will be subject to periodic reviews for impairment. A final determination of the intangible asset lives and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma financial information appearing elsewhere in this joint proxy statement/ prospectus are preliminary and have been made solely for purposes of developing the unaudited pro forma financial information. For financial reporting purposes, the results of operations of Optika will be included in Stellent’s statement of operations following the effective time of the merger and Stellent’s historical statements of operations will not be restated.

Material United States Federal Income Tax Consequences of the Merger

      The following discussion summarizes the opinion of Morrison & Foerster LLP, special tax counsel to Optika, of the material United States federal income tax consequences of the merger to holders of Optika common stock and preferred stock, who are referred to as “holders,” and to Optika, and the opinion of Faegre & Benson LLP, special tax counsel to Stellent, of the material United States federal income tax consequences of the merger to Stellent. The discussion is based on the current provisions of the Internal Revenue Code, permanent and temporary Treasury regulations, interpretive rulings of the Internal Revenue Service and court decisions, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the continuing validity of this summary.

      Holders should be aware that this discussion does not deal with all United States federal income tax considerations that may be relevant to them in light of their particular circumstances. For example, the discussion may not be applicable to insurance companies, tax-exempt organizations, financial institutions, mutual funds or those who are not United States persons for United States federal income tax purposes. Others with special considerations include those who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who acquired their shares in connection with stock options or in other compensatory transactions, who hold shares in a hedging transaction or as part of a straddle or conversion transaction, who have a functional currency other than the United States dollar, who are dealers in securities, who are traders in securities that elect to use a mark-to-market method of accounting, who hold Optika stock options to be assumed by Stellent in the merger, who hold Optika common stock or preferred stock as “qualified small business stock” under the Internal Revenue Code or who are members of a partnership for United States federal income tax purposes that holds Optika common stock or preferred stock. In addition, the following discussion does not address the tax consequences of the merger under foreign, state, local and other tax laws. This discussion assumes that the Optika common stock or preferred stock is a capital asset in the hands of the holder. Furthermore, this discussion assumes that a holder holds either Optika common stock or preferred stock, but not both.

      Accordingly, holders are urged to consult their own tax advisers with respect to the specific tax consequences of the merger to them, in view of their particular circumstances.

      Neither Stellent nor Optika will request a ruling from the Internal Revenue Service in connection with the merger. The merger agreement provides that the obligation of Optika and Stellent to complete the merger is subject to the receipt of a written opinion from their respective special tax counsel generally to the effect that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code. The condition regarding the receipt of the tax opinions may be waived, but neither Optika nor Stellent has any current intention to do so.

      The tax opinions will not bind the Internal Revenue Service or any court, and the Internal Revenue Service may assert a contrary position, which could be sustained. The tax opinions will be subject to assumptions and qualifications, including the truth and accuracy of representations made by Optika and Stellent in certificates to be delivered to special tax counsel.

      Subject to the limitations and qualifications referred to in this section, as a reorganization under Section 368(a) of the Internal Revenue Code, the merger generally will result in the following United States federal income tax consequences:

•	A holder of Optika common stock generally will not recognize gain or loss with respect to shares of Stellent common stock received in the merger.

•	The tax basis of the Stellent common stock, including any fractional share that is deemed to be issued, received by a holder of Optika common stock will be equal to the tax basis of the Optika common stock surrendered in the merger.

•	A holder of Optika preferred stock receiving solely cash in the merger generally will recognize a gain or loss equal to the difference between the cash received in the merger and such holder’s tax basis in such holder’s Optika preferred stock.

•	If a holder of Optika preferred stock receives not only cash but also shares of Stellent common stock in the merger, the holder generally will recognize gain, but not loss, equal to the lesser of the gain realized or the cash received in the merger, other than cash received in lieu of a fractional share. The gain realized will equal the excess of the fair market value of the total consideration received over such holder’s tax basis in such holder’s Optika preferred stock.

•	The tax basis of any Stellent common stock received by a holder of Optika preferred stock, including any fractional share that is deemed to be issued, will be equal to the tax basis of the Optika preferred stock surrendered in the merger, decreased by the cash received in the merger and increased by the amount of gain recognized as a result of the merger.

•	The holding period of the Stellent common stock received by a holder will include the holding period for the Optika common stock or preferred stock exchanged therefor.

•	A holder who receives cash in lieu of a fractional share of Stellent common stock will be treated as having received such fractional share in the merger and then as having received cash in exchange for a redemption of such fractional share. As a result, the holder generally will recognize a gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the holder’s tax basis in the fractional share treated as having been redeemed.

•	If a holder acquired different blocks of Optika common stock or preferred stock at different times and at different prices, any gain or loss the holder recognizes will be determined separately with respect to each block of Optika common stock or preferred stock, and the cash and Stellent common stock the holder receives will be allocated pro rata to each such block of stock.

•	A holder who perfects appraisal rights generally will recognize gain or loss equal to the difference between the amount of cash received, other than any amounts treated as interest, and the holder’s tax basis in such holder’s common stock or preferred stock.

•	In general, the gain or loss recognized by a holder in the merger described above will be capital gain or loss, and long-term capital gain or loss if such holder has held his, her or its Optika common stock or preferred stock for more than one year on the effective date of the merger. However, to the extent of applicable current and accumulated earnings and profits, if any, the gain could be treated as ordinary dividend income, generally taxed to individuals at a maximum United States federal income tax rate of 15%, rather than as capital gain if (i) such holder is a significant holder of Stellent common stock or (ii) if taking into account certain constructive ownership rules, such holder’s percentage ownership in Stellent after the merger is not less than what the holder’s percentage ownership would have been if the holder received Stellent common stock rather than cash in the merger. This could happen, for example, because of the holder’s purchase of additional shares of Stellent common stock, a purchase of Stellent common stock by a person related to the holder, or a share repurchase by Stellent from other Stellent shareholders. In addition, other factors, such as the number of Optika stockholders who perfect appraisal rights, may also affect the determination of whether a holder’s gain is taxed as ordinary dividend income. Because the possibility of dividend treatment may depend upon each holder’s particular circumstances, including the application of certain constructive ownership rules, each holder should consult the holder’s own tax advisers regarding the potential tax consequences of the merger to the holder.

•	Certain noncorporate holders may be subject to backup withholding at a 28% rate on reportable payments received in exchange for Optika common stock or preferred stock. Backup withholding generally will not apply, however, to a holder who furnishes a correct taxpayer identification number and certifies, under penalties of perjury, that such number is correct and that he or she is not subject to backup withholding, or is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s United States federal income liability, provided such holder provides the required information to the Internal Revenue Service.

•	Gain or loss generally will not be recognized by Stellent, STEL Sub, or Optika as a result of the merger.

      Notwithstanding the foregoing, there is a risk, based on Internal Revenue Service Revenue Ruling 73-233, 1973-1 C.B. 179, and Revenue Ruling 79-10, 1979-1 C.B. 140, that even if the Internal Revenue Service agrees that the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code, the Internal Revenue Service will contend that the consideration that is paid pursuant to the merger should not be allocated as it is actually paid to the holders, but rather should be allocated to each holder in accordance with his, her or its interests in Optika prior to the adoption of the amendment to the certificate of designation of the Optika preferred stock, pursuant to which the stated liquidation preference of the Optika preferred stock will be terminated. Under this theory, the amounts received by the holders of Optika common stock would be considered to have been received in two separate transactions. In the first transaction, the holders of Optika common stock would be deemed to have received their pro rata share of the merger consideration to which they would have been entitled prior to the adoption of the amendment, and in the second transaction, the holders of Optika common stock would be treated as having received from the holders of the Optika preferred stock the merger consideration that they actually receive that is in excess of such pro rata share. Based on the terms of the merger agreement, under this theory, a maximum of $12.5 million worth of shares of Stellent common stock, in the aggregate, could be treated as having been received by the holders of Optika common stock from the holders of the preferred stock and as constituting income. Such income would presumably be treated as ordinary income taxable at ordinary income tax rates, rather than capital gain.

      Also, under this theory, the holders of the Optika preferred stock may be deemed to have received shares of Stellent common stock in the merger with a maximum value of $12.5 million and as having transferred such shares to the holders of the Optika common stock. If the holders of the Optika preferred stock receive only cash in the merger, the deemed receipt of Stellent common stock under this theory generally should not result in adverse United States federal income tax consequences to them. By contrast, if the holders of the Optika preferred stock actually receive both Stellent common stock and cash in the merger, the holders may be treated, under this theory, as disposing of the additional shares of Stellent common stock deemed received to the holders of Optika common stock at the fair market value of such stock. As a result, a holder of Optika preferred stock may recognize gain or loss on the deemed disposition equal to the difference between the fair market value on the effective date of such holder’s portion of such Stellent common stock and the holder’s tax basis in such portion, although the holder may also be permitted to increase his, her or its tax basis in the Optika common stock actually received in the merger by such fair market value.

      It is not certain that the Internal Revenue Service would take the positions described above or that if it did, it would prevail. Holders are urged to consult with their tax advisers regarding this matter.

      If the merger fails to qualify as a reorganization under Section 368(a) of the Internal Revenue Code, each holder would recognize a taxable gain or loss with respect to his, her or its Optika common stock or preferred stock surrendered equal to the difference between the holder’s tax basis in such shares and the sum of the cash, if any, and the fair market value, as of the effective date of the merger, of the Stellent common stock, if any, received in exchange for Optika stock. In general, such gain or loss would be capital gain or loss. However, if the treatment described above, based on Internal Revenue Service Revenue Ruling 73-233, 1973-1 C.B. 179, and Revenue Ruling 79-10, 1979-1 C.B. 140, were to apply, the portion of the merger consideration that the holders of Stellent common stock were deemed to receive from the holders of Optika preferred stock would presumably constitute ordinary income taxable at ordinary income tax rates, and not capital gain. In addition, to the extent of such portion, a holder’s capital gain may be decreased or converted into a capital loss, and a holder’s capital loss may be increased. A holder’s aggregate tax basis in the Stellent common stock actually received would equal its fair market value on the effective date and the holder’s holding period for that stock would begin on the day after the effective date of the merger. In addition, Optika would be treated as if it had made a taxable sale or exchange of its assets.

      Each holder who participates in the merger will be required to incorporate in the holder’s federal income tax return for the taxable year that includes the effective date of the merger a complete statement of facts relating to the merger and to retain permanent records showing the holder’s tax basis in the

Optika common stock or preferred stock exchanged in the merger and the amount of Stellent common stock and cash received therefor.

      The preceding discussion is not a complete analysis of all potential tax effects relevant to the merger. Holders are urged to consult their own tax advisers as to the specific tax consequences of the merger to them, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws, and the effects of any changes in the tax laws.

Regulatory Matters

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, known as the HSR Act, if the amount of consideration to be paid by Stellent to the common and preferred stockholders of Optika were valued at $50 million or more for the entire 45-day period prior to the effective date of the merger, Stellent and Optika would not be allowed to complete the merger until they had furnished information required by the HSR Act to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the applicable HSR Act waiting period had expired or been terminated. At any time before or after the effective time of the merger, and notwithstanding that the waiting period has terminated or the merger may have been consummated, the Federal Trade Commission, the Antitrust Division or any state could take such action under the applicable antitrust or competition laws as it deems necessary or desirable. This action could include seeking to enjoin the completion of the merger. Private parties may also institute legal actions under the antitrust laws under some circumstances. Based on the number of shares of common stock of Optika outstanding at January 30, 2004, as long as the price of Stellent’s common stock closes below approximately $9.73 on at least one day during the 45-day period prior to the effective date of the merger, Stellent and Optika would not be required to furnished information under the HSR Act or wait for HSR Act waiting period to expire or be terminated.

Federal Securities Laws Consequences; Stock Transfer Restrictions

      All shares of Stellent common stock received by Optika stockholders in the merger are registered under the Securities Act and will be freely tradable without restriction by people who will not be “affiliates” of Stellent after the merger or who were not “affiliates” of Optika on the date of the Optika stockholders meeting. Any of these affiliates may resell the Stellent common stock received by him, her or, it in the merger only if the shares are registered for resale under the Securities Act or an exemption from registration under the Securities Act is available. Those people may be permitted to effect resales under the safe-harbor provisions of Rule 145 under the Securities Act, or Rule 144 in the case of persons who become affiliates of Stellent, or as otherwise permitted under the Securities Act. People who may be deemed to be affiliates of Optika or Stellent generally include individuals or entities that control, are controlled by, or are under common control with, Optika or Stellent, as applicable, and may include some officers and all directors of that party as well as principal shareholders of Optika or Stellent, as applicable. We recommend that any of those people obtain advice of securities counsel before making any resale.

      The merger agreement provides that,

•	on or before the date of the Optika stockholders meeting, Optika will deliver to Stellent a letter identifying all people who may be deemed to be affiliates of Optika for purposes of Rule 145 under the Securities Act; and

•	on or before the date of the Optika stockholders meeting, Optika will use reasonable best efforts to cause each of its affiliates to deliver a written agreement to the effect that the affiliate will not offer or sell or otherwise dispose of any shares of Stellent common stock received in the merger in violation of the Securities Act or the rules and regulations under the Securities Act.

      This joint proxy statement/ prospectus does not cover resales of Stellent common stock received by any person who may be deemed to be an affiliate of Stellent or Optika.

THE MERGER AGREEMENT

      The following is a summary of the material terms of the merger agreement. The complete text of the merger agreement is incorporated by reference and attached as Annex A to this joint proxy statement/ prospectus. We encourage you to read the merger agreement in its entirety. In the event of any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

Structure of the Merger

      Under the merger agreement, Optika will merge with and into STEL Sub, Inc., a wholly owned subsidiary of Stellent. As a result of the merger, Optika effectively will become a wholly owned subsidiary of Stellent.

Closing; Effective Time

      The merger will become effective when we file a certificate of merger with the Secretary of State of the State of Delaware. However, we may agree to a later effective time and specify that time in the certificate of merger. We expect to file the certificate of merger and to complete the merger shortly after the shareholders meetings of Stellent and Optika, assuming the shareholders of both companies approve the merger and the other conditions in the merger agreement are satisfied or waived. See “— Conditions to the Completion of the Merger” on page 84 for a discussion of these conditions.

Conversion of Optika Common Stock in the Merger

      Upon completion of the merger, Optika common stockholders who do not perfect appraisal rights under Delaware law will be entitled to receive for each share of Optika common stock, 0.44 of a share of Stellent common stock, subject to adjustment based on the average closing price of a share of Stellent common stock during the ten consecutive trading days ending on, and including, the third trading day before the closing date of the merger. If the value of 0.44 of a share of Stellent common stock, based on the average closing price during that period, is greater than $4.00, a portion of the shares of Stellent common stock that otherwise would have been issued to holders of Optika common stock instead will be allocated to holders of the Optika preferred stock. If any shares of Stellent common stock are allocated to the holders of the Optika preferred stock, the total number of shares so allocated, will be equal to:

•	the number of outstanding shares of Optika common stock multiplied by the difference between the value of 0.44 of a share of Stellent common stock and $4.00, multiplied again by 20%; divided by

•	the average closing price of a share of Stellent common stock during the ten consecutive trading days ending on, and including, the third trading day before the closing date of the merger.

      For example, if the 10-day average closing price of a share of Stellent common stock for the relevant period were $12.00, the value of 0.44 of a share of Stellent common stock would be $5.28 for purposes of calculating the allocation of Stellent common stock to holders of the Optika preferred stock. If there were 9.3 million shares of Optika common stock outstanding at the effective time of the merger, the total number of shares of Stellent common stock allocated to the holders of the Optika preferred stock would be determined as follows:

9,300,000 × ($5.28 - $4.00) × 0.2	=	$2,380,800	=	198,400 shares of Stellent common stock

$12.00		$12.00

      Based on the calculation above, 198,400 shares of Stellent common stock that otherwise would have been issued to the holders of Optika common stock instead would be allocated to the holders of the Optika preferred stock.

      If any shares of Stellent common stock that otherwise would have been issued to the holders of Optika common stock are allocated to the holders of the Optika preferred stock, Optika stockholders who do not perfect appraisal rights under Delaware law will be entitled to receive for each share of Optika common stock, a portion of a share of Stellent common stock equal to:

•	the product of the number of outstanding shares of Optika common stock multiplied by 0.44, less the number of shares of Stellent common stock allocated to the holders of the Optika preferred stock; divided by

•	the number of outstanding shares of Optika common stock.

      For example, if, based on the assumptions in the earlier example above, 198,400 shares of Stellent common stock were allocated to the holders of the Optika preferred stock and there were 9.3 million shares of Optika common stock outstanding at the effective time of the merger, Optika common stockholders would be entitled to receive 0.41867 of a share of Stellent common stock for each share of Optika common stock, calculated as follows:

(9,300,000 × 0.44) - 198,400	=	3,893,600	=	0.41867 of a share of Stellent common stock

9,300,000		9,300,000

Conversion of Optika Preferred Stock in the Merger

      Upon completion of the merger, holders of the Optika preferred stock who do not perfect appraisal rights under Delaware law will be entitled to receive for each share of the Optika preferred stock, $13.664 in cash (assuming that there continues to be 731,851 shares of Optika preferred stock outstanding as of the effective time of the merger), and in some cases, shares or a portion of a share of Stellent common stock. If the value of 0.44 of a share of Stellent common stock, based on the average closing price of a share of Stellent common stock during the ten consecutive trading days ending on, and including, the third trading day before the closing date of the merger, is greater than $4.00, a portion of the shares of Stellent common stock that otherwise would have been issued to holders of Optika common stock instead will be allocated to holders of the Optika preferred stock, as described under “— Conversion of Optika Common Stock in the Merger” above.

      If any shares of Stellent common stock that otherwise would have been issued to the holders of Optika common stock are allocated to the holders of the Optika preferred stock, holders of the Optika preferred stock who do not perfect appraisal rights under Delaware law will be entitled to receive for each share of Optika preferred stock, in addition to $13.664 in cash, shares, or a portion of a share, of Stellent common stock equal to:

•	the number of shares of Stellent common stock allocated to the holders of the Optika preferred stock (determined as described under “— Conversion of Optika Common Stock in the Merger” above); divided by

•	the number of outstanding shares of the Optika preferred stock.

      For example, if, based on assumptions and calculations described under “— Conversion of Optika Common Stock in the Merger” above, 198,400 shares of Stellent common stock were to be allocated to the holders of the Optika preferred stock, and there were 731,851 shares of Optika preferred stock outstanding at the effective time of the merger, holders of those shares would be entitled to receive, in addition to $13.664 in cash per share, 0.27109 of a share of Stellent common stock for each share of Optika preferred stock.

Optika Stock Options and Employee Stock Purchase Plan

      Upon completion of the merger, each outstanding Optika stock option will be converted into an option to purchase a number of shares of Stellent common stock that is equal to the product of the ratio at which each outstanding share of Optika common stock will be converted into Stellent common stock (as described under “— Conversion of Optika Common Stock in the Merger” above) multiplied by the number of shares of Optika common stock that would have been obtained before the merger upon the exercise of the option, rounded to the nearest whole share. The exercise price per share will be equal to the exercise price per share of Optika common stock subject to the option before the conversion divided by the ratio at which each outstanding share of Optika common stock will be converted into Stellent common stock, rounded to the nearest whole cent. The conversion of “incentive stock options” will be effected in a manner that is consistent with section 424(a) of the Internal Revenue Code. The other terms of each outstanding Optika option will continue to apply.

      Stellent has agreed to file a registration statement on Form S-8 for the shares of Optika common stock issuable with respect to the converted Optika stock options within five business days after the effective time of the merger, and Stellent will maintain the effectiveness of the registration statement for so long as any such converted Optika stock options remain outstanding.

      Immediately prior to the completion of the merger, each outstanding purchase right under the Optika 2000 Employee Stock Purchase Plan will automatically be exercised as provided by that plan. The plan will terminate in its entirety upon completion of the merger and there will be no further rights to purchase shares of Optika common stock or Stellent common stock under the plan.

Exchange of Certificates

      Promptly upon completion of the merger, Stellent’s exchange agent will mail to each Optika stockholder of record a letter of transmittal containing instructions on how to surrender Optika stock certificates in exchange for Stellent stock certificates.

      Holders of Optika common stock should not send in their certificates until they receive a letter of transmittal from the exchange agent.

      If any Optika stock certificate is lost, stolen or destroyed, an Optika stockholder must provide an appropriate affidavit of that fact. Stellent may require an Optika stockholder to deliver a bond as indemnity against any claim that may be made against Stellent with respect to any lost, stolen or destroyed certificate.

      Stellent will not issue any fractional shares in the merger. Instead of issuing fractional shares of Stellent common stock, the holders of shares of Optika capital stock who would otherwise have been entitled to a fraction of a share of Stellent common stock pursuant to the merger agreement will receive cash in an amount equal to the product of the fractional interest of Stellent common stock the Optika stockholder would have been entitled to receive multiplied by the market value of a share of Stellent common stock. No interest will be paid or accrued on cash in lieu of fractional shares, if any. Optika and Stellent currently estimate that not more than $50,000 in the aggregate will likely be paid to holders of Optika capital stock in lieu of fractional shares.

      If, after twelve months from the effective time of the merger, a holder of shares of Optika common stock has not surrendered the stock certificates representing such shares to the exchange agent, then the holder of stock certificates representing Optika common stock may look only to Stellent to receive its shares of Stellent common stock, cash in lieu of fractional shares and any unpaid dividends and distributions on shares of Stellent common stock.

      None of Stellent, STEL Sub, Optika or the exchange agent will be liable to any holder of a certificate formerly representing shares of Optika common stock for Stellent common stock, cash in lieu of fractional shares properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Transfer of Shares

      The stock transfer books of Optika will be closed immediately upon the completion of the merger and no transfers of shares of Optika common stock will be made or recorded on the stock transfer books after the completion of the merger.

Representations and Warranties

      The merger agreement contains customary reciprocal representations and warranties by each of us to the other relating to:

•	corporate organization, standing, and qualification;

•	capitalization;

•	authorization, execution, and enforceability of the merger agreement;

•	whether entering into the merger agreement will conflict with our charter or bylaws, require consents or governmental approvals, or violate any laws, regulations or existing agreements;

•	documents filed by each of us with the SEC, including financial statements, and the disclosure of liabilities;

•	the accuracy of information supplied by the parties in connection with the registration statement and this joint proxy statement/ prospectus;

•	the absence of material changes or events;

•	tax matters;

•	owned property;

•	material contracts;

•	intellectual property matters;

•	litigation;

•	compliance with applicable laws, and permitting and licensing requirements;

•	brokers and finders fees with respect to the merger;

•	employee benefit plans;

•	environmental matters;

•	insurance;

•	opinions of financial advisors;

•	related-party transactions;

•	the voting agreements entered into in connection with the merger;

•	approval of the merger by our boards of directors;

•	in the case of Optika, the amendment of its rights agreement to exempt the merger;

•	in the case of Optika, its bank accounts; and

•	in the case of Optika, the employment and non-compete agreement between Stellent and Mark K. Ruport.

      The representations and warranties contained in the merger agreement are subject to materiality qualifications in many respects, and they do not survive the merger.

Conduct of Business

      During the period from the date of the merger agreement to the consummation of the merger, each of us must comply with agreements relating to the conduct of our respective businesses, except as otherwise permitted by the merger agreement or as consented to by the other party.

      Each of us has agreed that we will:

•	use our reasonable best efforts to preserve our assets, technology, and business organizations and to maintain our respective rights and franchises;

•	use our reasonable best efforts to keep available the services of our officers and key employees;

•	use our reasonable best efforts to maintain our existing relationships with customers, suppliers, and others having significant business relationships with us; and

•	conduct our business and operations in the ordinary and usual course consistent with past practice.

      The merger agreement prohibits each of us, except as otherwise permitted by the merger agreement or as consented to by the other party, from taking specific actions, including:

•	making any changes in our equity capital structure;

•	purchasing any shares of our capital stock, with specific permitted exceptions, or any options to purchase our capital stock or any securities convertible into our capital stock;

•	declaring any dividend or making any other distribution with respect to shares of our capital stock;

•	amending our organizational documents;

•	leasing, encumbering or otherwise disposing of our assets, except in the ordinary course of business consistent with past practice;

•	changing or modifying existing accounting methods, principles, or practices, other than as required by generally accepted accounting principles; or

•	taking or omitting to take actions that would be reasonably likely to result in any of the conditions to the merger not being satisfied, or preventing, materially delaying, or materially impeding the consummation of the merger, with specified permitted exceptions.

      In addition, Optika is prohibited from taking the following actions, except as permitted by the merger agreement or as consented to by Stellent:

•	issuing shares of Optika capital stock or options to purchase its capital stock or securities convertible into its capital stock, with specified permitted exceptions, or designating any class or series of capital stock from its authorized but undesignated preferred stock;

•	purchasing capital assets or making capital expenditures, with specified permitted exceptions;

•	purchasing any business or the stock of any corporation, or merging or consolidating with any person;

•	incurring, assuming, or guaranteeing indebtedness for money borrowed, with specified permitted exceptions;

•	entering into new benefit plans or programs or severance or employment agreements;

•	granting increases in compensation or benefits to employees, officers, or directors, except as required by existing agreements or in the ordinary course of business consistent with past practice;

•	entering into or negotiating collective bargaining agreements, except as required by law;

•	entering into or adversely modifying material contracts;

•	paying or satisfying any material claims, with specified permitted exceptions;

•	releasing, granting, or transferring rights of material value, other than in the ordinary course of business consistent with past practice;

•	entering into agreements or arrangements with affiliates, other than Optika’s wholly owned subsidiaries;

•	relinquishing material contractual or other rights or claims, with specified permitted exceptions; or

•	knowingly disposing of or permitting to lapse any of Optika’s material propriety rights, with specified permitted exceptions.

      Also, Stellent is prohibited from taking the following actions, except as permitted by the merger agreement or as consented to by Optika:

•	purchasing any material business or a material amount of assets or stock of any corporation, or merging or consolidating with any person;

•	knowingly taking any action that would result in a failure to maintain trading of Stellent’s common stock on the Nasdaq National Market; or

•	issuing or entering into an agreement to issue, a material amount of debt or equity securities in any transaction that would be reasonably likely to materially delay the closing of the merger.

      Each of us has also agreed that we will not, other than in the ordinary course of business consistent with past practice, make any material tax election or settle or compromise any tax liability, and that we will notify each other of any request to extend the time to file any of our tax returns.

      In addition, we have each agreed to use reasonable efforts to obtain any third-party consents necessary to consummate the merger, and to notify each other of the failure to obtain any necessary consents.

Additional Agreements

      Board of Directors’ Covenant to Recommend. Optika has agreed that its board of directors will recommend approval of the merger agreement, the merger and the amendment to the certificate of designation, by the Optika stockholders and will use its reasonable best efforts to solicit proxies in connection with the Optika stockholders’ meeting in favor of the Optika merger proposals. However, Optika’s board need not recommend approval of the Optika merger proposals nor need it solicit those proxies if Optika has received a superior acquisition proposal and the board determines that it wishes to recommend approval of the superior acquisition proposal. The concept of a “superior acquisition proposal” is explained below under “— No Solicitation.”

      Stellent has agreed that its board of directors will recommend approval by shareholders of Stellent of the issuance of common stock in the merger and will use it reasonable best efforts to solicit proxies in connection with the Stellent shareholders meeting in favor of approval of the stock issuance.

      No Solicitation. Optika may not, and may not permit any of its officers, directors, financial advisors, or other agents or representatives to, take any action to solicit any third-party acquisition offer. In the merger agreement, we define a third-party acquisition offer as any offer to:

•	acquire any shares of capital stock of Optika or its subsidiaries;

•	merge or consolidate with Optika or any of its subsidiaries; or

•	otherwise acquire, except to the extent not prohibited by the merger agreement, any significant portion of the assets of Optika and its subsidiaries, taken as whole.

      If Optika receives such a third-party acquisition offer, Optika and its officers, directors, financial advisors, or other agents or representatives, may, directly or indirectly:

•	engage in discussions or negotiations concerning the offer;

•	disclose non-public financial information, or any confidential or proprietary trade or business information, relating to Optika;

•	afford access to its properties, books or records; or

•	otherwise cooperate in any way with any person or group that it has reason to believe is considering a third-party acquisition offer;

only if Optika has received from the offeror an executed confidentiality agreement that is no less favorable to Optika than the Mutual Non-Disclosure Agreement dated September 21, 2003, between Optika and Stellent, and Optika must provide to Stellent all information provided to the offeror on a substantially concurrent basis and, before entering into discussions with such an offeror, the Optika board determines in good faith, after consulting with its outside legal counsel and financial advisor, that the offer is reasonably likely to be more favorable to Optika’s stockholders than the merger with Stellent and that financing, to the extent required, is committed or, in the good-faith judgment of Optika’s board, is reasonably capable of being obtained by the offeror. We sometimes refer to a third-party acquisition offer that meets this requirement as a “superior acquisition proposal.”

      Optika also has agreed to advise Stellent promptly of any third-party acquisition offer or any inquiry or request for information that Optika reasonably believes could lead to or contemplates a third-party acquisition offer and the terms and conditions of any offer, including the identity of the person making the offer, request or inquiry. Optika is required to keep Stellent informed in all material respects of the status and details of any third-party acquisition offer.

      Optika also has agreed not to release any party from, or waive any provision of, any standstill agreement or any confidentiality agreement between it and another person who has made, or who is reasonably likely to make, a third-party acquisition offer, unless its board of directors determines in good faith, after consultation with its outside legal counsel, that the action is necessary for it to comply with its fiduciary duties under Delaware law. Optika is not required to refuse a request from any person who has signed a standstill agreement with Optika to make a third-party acquisition offer to the Chief Executive Officer or the board of directors of Optika if the board of directors determines in good faith, after consultation with its outside legal counsel, that the action is necessary for it to comply with its fiduciary duties under Delaware law.

      Employee Benefit Arrangements. Stellent has agreed that, following the consummation of the merger, for purposes of determining eligibility, vesting, and entitlement to vacation and severance benefits for employees actively employed full time by Optika or its subsidiaries before the merger, all active Optika employees employed full time by Stellent or its subsidiaries after the merger will receive credit for all pre-merger service with Optika or any subsidiary under any compensation, severance, welfare, pension, benefit, or savings plan of the surviving company, Stellent, or any of its subsidiaries.

      Indemnification and Insurance. Stellent has agreed that all rights to indemnification, expense advancements, and exculpation existing in favor of present or former directors, officers, or employees of Optika or any of its subsidiaries under the charter, bylaws, or similar organizational documents of Optika or any of its subsidiaries or by law as in effect on the date of the merger agreement will continue in effect for a period of at least six years after the effective time of the merger. Stellent has also agreed, for at least six years following the merger, to cause the surviving company to maintain in effect either:

•	the current policy of directors’ and officers’ liability insurance maintained by Optika with respect to claims arising from facts or events that occurred at or before the merger; or

•	a run-off policy or endorsement with respect to the current policy maintained by Optika for claims asserted within six years after the merger arising from facts or events that occurred at or before the merger.

      However, if the amount of the insurance coverage required to maintain the current Optika policy exceeds $850,000 in total for the six-year period after the effective date of the merger, Stellent is required to maintain or provide only the most advantageous policies obtainable for a total premium equal to $850,000 for the six-year period after the effective date of the merger. In each case, the policy will name as insureds all present and former directors and officers of Optika and its subsidiaries.

      Satisfaction of Conditions to the Merger; Notification. Each of us has agreed to use our reasonable efforts to take all actions necessary or advisable under applicable laws and regulations to complete the merger, including using reasonable efforts to cause the conditions precedent set forth under “— Conditions to the Completion of the Merger” below to be satisfied.

      Listing of Stellent Common Stock. Stellent is required to prepare and submit a listing application with respect to the shares of Stellent common stock to be issued in connection with the merger and to use reasonable efforts to obtain approval for the listing of those shares of Stellent common stock on the Nasdaq National Market System.

      Governance. Stellent has agreed that, at the closing of the merger, it will appoint Alan B. Menkes as a member of the board of directors of Stellent.

Conditions to the Completion of the Merger

      We are required to complete the merger only if the following conditions are met:

•	Optika stockholders have approved the merger agreement, the merger and the amendment to the certificate of designation, and Stellent shareholders have approved the issuance of Stellent common stock in the merger;

•	the registration statement, of which this joint proxy statement/ prospectus is a part, is effective under the Securities Act;

•	the shares of Stellent common stock to be issued in the merger are authorized for listing on the Nasdaq National Market System, subject to official notice of issuance;

•	all waiting periods, if any, under the HSR Act have expired or been terminated and all material foreign antitrust approvals, if any, have been obtained;

•	there is no pending litigation or administrative proceeding by any governmental, regulatory or administrative entity requesting an injunction, writ, order, judgment, or decree that is reasonably likely to result in an order that restrains or prohibits the completion of the merger or would have a material adverse effect on the combined company if the merger is completed; and

•	there is no injunction, writ, order, judgment, or decree directing that any of the transactions contemplated by the merger agreement not be completed.

      The conditions described above may be waived by both Stellent and Optika together, to the extent permitted under applicable law.

      In addition, the obligations of each party to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party contained in the merger agreement are true and correct in all material respects both as of the date of the merger agreement and immediately before the merger, as if made on the date of the merger;

•	all obligations and agreements required to be performed and complied with by the other party on or before the date of the merger have been performed and complied with in all material respects;

•	neither the other party nor any of its subsidiaries have, since the date of the merger agreement, suffered any business interruption, damage or destruction of its properties, or other event that would be reasonably likely to have a material adverse effect on that party and its subsidiaries, taken as a whole;

•	each party receives an opinion of its counsel to the effect that the matters submitted for approval of the other party’s shareholders related to the merger have been duly authorized by all necessary corporate action of the other party; and

•	each party receives an opinion of counsel to the effect that the merger will be treated as a reorganization for federal income tax purposes.

      These conditions may be waived by either Stellent or Optika, as applicable.

      Also, the obligations of Stellent to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	no rights have become exercisable under Optika’s stockholder rights agreement;

•	holders of no more than 10% of the issued and outstanding shares of common stock of Optika have taken action to entitle them to demand payment for their shares under the appraisal rights provisions of Delaware law;

•	Stellent has received all material consents necessary to effect the merger without the breach of any material contract of Optika or the imposition of any encumbrance on any asset of Optika; and

•	each of the directors of Optika has delivered to Stellent his resignation from the board of directors of the surviving corporation effective as of the date on which the registration statement related to the options issued by Stellent to replace the Optika options assumed pursuant to the merger agreement becomes effective.

      Any of these conditions may be waived by Stellent.

      For purposes of the merger agreement, a material adverse effect means, with respect to Optika or Stellent, as applicable, a material adverse effect upon the business, assets, results of operations, prospects, or financial condition of that party and its subsidiaries taken as a whole, or on that party’s ability to complete the merger, other than any such effect resulting from:

•	any change, event, occurrence, or condition generally applicable to the industry in which the party and its subsidiaries operate;

•	general economic or market conditions;

•	the public announcement of the merger agreement; or

•	any disruption of customer, business partner, supplier or employee relationships that result from the announcement of the merger agreement or the consummation of the merger.

Termination

      We may agree in writing to terminate the merger agreement at any time without completing the merger, even after the shareholders of both companies have approved it. In addition, either of us may terminate the merger agreement if:

•	the merger has not been completed by May 31, 2004, provided that the failure to complete the merger is not due to the terminating party’s failure to comply in all material respects with its obligations under the merger agreement;

•	any of the conditions set forth above in the first paragraph of the section entitled “— Conditions to the Completion of the Merger” become impossible to fulfill on or before May 31, 2004, provided that the condition has not been waived pursuant to the merger agreement and that the failure to fulfill the condition is not due to the terminating party’s failure to comply in all material respects with its obligations under the merger agreement;

•	any of the conditions set forth above in the third paragraph of the section entitled “— Conditions to the Completion of the Merger” become, with respect to the other party, impossible to fulfill on or before May 31, 2004, provided that the condition has not been waived pursuant to the merger agreement and that the failure to fulfill the condition is not due to the terminating party’s failure to comply in all material respects with its obligations under the merger agreement;

•	the shareholders of either party fail to approve the merger-related proposals on which they are voting;

•	the other party’s board of directors withdraws or adversely modifies its recommendation that its shareholders vote in favor of the merger-related proposals on which they are voting;

•	the other party has materially breached any representation, warranty, covenant or agreement materially adversely affecting (or materially delaying) the consummation of the merger and the breach has not been cured within ten business days following written notice from the terminating party; or

•	there has been a material adverse effect on the other party that has continued unabated for five consecutive business days.

      Stellent may terminate the merger agreement if any of the conditions set forth above in the fifth paragraph of the section entitled “— Conditions to the Completion of the Merger” become impossible to fulfill on or before May 31, 2004, provided that the condition has not been waived pursuant to the merger agreement and that the failure to fulfill the condition is not due to Stellent’s failure to comply in all material respects with its obligations under the merger agreement.

      Optika may terminate the merger agreement if, at any time before the Optika special stockholders meeting, the board of directors of Optika approves a transaction other than the merger that it determines is a superior acquisition proposal. However, before terminating the agreement:

•	Optika must have complied with the provisions of the merger agreement relating to not soliciting alternative proposals to acquire Optika discussed under “— Additional Agreements — No Solicitation,” above;

•	Optika’s board must have determined in good faith, after consultation with its outside legal counsel and financial advisors, that consideration of the superior acquisition proposal and termination of the merger agreement is necessary to comply with its fiduciary duties; and

•	Optika must have provided Stellent with five business days’ prior notice of its intention to enter into an alternative transaction, during which time Stellent may make any adjustments to the terms and conditions of the merger agreement that would enable Optika to proceed with the merger.

      The notice of termination will not be effective if Stellent submits to Optika, within this five-day period, a legally binding offer to enter into an amendment to the merger agreement within the five-day period, unless the Optika board of directors determines in good faith, after consultation with its advisors, that Stellent’s proposed amendment is not as favorable to Optika’s stockholders as the alternative transaction.

      Termination Fee and Expenses. Optika has agreed that it will pay Stellent a $1.6 million termination fee and reimburse up to $750,000 of Stellent’s out-of-pocket expenses incurred in connection with the merger agreement if:

•	Stellent terminates the agreement as a result of the Optika board of directors having withdrawn or adversely modified its recommendation of approval of the merger agreement and the merger;

•	Optika terminates the merger agreement in order to enter into an alternative transaction under the circumstances described in the second paragraph under “— Termination,” above; or

•	if the following conditions occur:

•	an alternative transaction is proposed to Optika and becomes publicly known before the termination of the merger agreement,

•	either party terminates the merger agreement as a result of the merger not having been completed by May 31, 2004, the conditions to the completion of the merger become impossible to fulfill on or before May 31, 2004 (with limited exceptions), or the shareholders of either party having failed to approve merger agreement and the merger, and

•	within six months after termination, Optika enters into an agreement with respect to or completes an alternative transaction with a third-party.

      For purposes of determining whether a termination fee will apply, an alternative transaction means:

•	a transaction in which any third party acquires at least 50% of the outstanding shares of Optika common stock, either by tender offer, exchange offer, or otherwise;

•	a merger or other business combination in which stockholders other than stockholders of Optika own at least 50% of the surviving entity immediately after the merger; or

•	any transaction in which a third party acquires assets of Optika having a fair market value equal to at least 50% of all of the assets of Optika and its subsidiaries, taken as a whole.

      If the merger agreement is terminated by either party because the other party has materially breached any representation, warranty, covenant or agreement materially adversely affecting (or materially delaying) the consummation of the merger and the breach has not been cured within ten business days following written notice from the terminating party, the terminating party may require the other party to reimburse up to $750,000 of the terminating party’s out-of-pocket expenses incurred in connection with the merger agreement, and the terminating party may seek additional remedies.

Expenses

      Whether or not the merger is completed, Optika and Stellent will each pay its own costs and expenses incurred in connection with the merger agreement and the merger, except:

•	expenses (excluding legal, accounting, and other advisors’ fees and expenses) incurred in connection with the filing and printing of the registration statement and the mailing of this joint proxy statement/ prospectus and the fees and expenses of MacKenzie Partners as proxy solicitors will be shared equally by Optika and Stellent with the exception of HSR Act filing fees and expenses which, if any, will be borne entirely by Stellent; and

•	as otherwise provided in the merger agreement, including the termination provisions described above.

Amendments

      We may amend the merger agreement at any time before the merger. However, after the Optika stockholders meeting, the amount and form of consideration to be received by Optika stockholders may not be decreased or altered from that provided in the merger agreement without the approval of the Optika stockholders.

AMENDMENT TO CERTIFICATE OF DESIGNATION

      The following is a summary of the proposed amendments to the certificate of designation of the Optika preferred stock. Annex I to this joint proxy statement/ prospectus contains the complete text of the amended and restated certificate of designation of the Optika preferred stock, as proposed to be amended by the amendment to the certificate of designation. We urge you to read Annex I in its entirety.

General

      The following discussion describes the amendments to the amended and restated certificate of designation of the Optika preferred stock that are being proposed for approval by the Optika stockholders. The purpose of the amendment to the certificate of designation is to ensure that, as of the effective time of the merger, the sole consideration to which the holders of the Optika preferred stock are entitled to receive is as set forth in the merger agreement and as described in this joint proxy statement/ prospectus. In order for the merger to occur, the Optika stockholders must approve the amendment described in this section, sometimes referred to as the amendment to the certificate of designation. Holders of a majority of the Optika preferred stock have already consented to the approval of this proposal as described below under “TWCP Written Consent and Voting Agreement.”

Ranking of Preferred Stock

      The amendment to the certificate of designation will cause the Optika preferred stock to rank equal with Optika common stock with respect to rights upon liquidation, dissolution or winding up.

Dividends

      The amendment to the certificate of designation will prohibit the payment of any dividends or distributions on any shares of the Optika preferred stock.

Liquidation Preference

      The amendment to the certificate of designation will cause the Optika preferred stock to have no liquidation preference.

Voting Rights

      The amendment to the certificate of designation will cause the Optika preferred stock to have no right to vote on any matters to be submitted for stockholder approval, except as required by Delaware law.

Status of Converted Shares

      The amendment to the certificate of designation will cause all shares of Optika preferred stock that have been converted, purchased, or otherwise acquired by Optika to be retired and cancelled.

Conversion

      The amendment to the certificate of designation will cause each share of the Optika preferred stock to be convertible at any time and from time to time at the option of the holder into one share of Optika common stock and the procedures for such conversion.

THE VOTING AGREEMENTS

      The following is a summary of the material provisions of the voting agreements. The complete text of the voting agreements is incorporated by reference and attached as Annexes B and C to this joint proxy statement/ prospectus. We encourage you to read the voting agreements in their entirety.

      As an inducement to Optika to enter into the merger agreement, each of the nine directors and executive officers of Stellent have entered into a voting agreement with Optika under which they have agreed to vote all of the shares of Stellent common stock owned by them in favor of the issuance of Stellent common stock in connection with the merger. These Stellent shareholders own a total of        ●       shares of Stellent common stock, representing approximately  ● % of the Stellent common stock outstanding as of March  ● , 2004.

      In addition, as an inducement to Stellent to enter into the merger agreement, eleven Optika stockholders, each a director or officer of Optika, have entered into a voting agreement with Stellent under which they have agreed to vote all of the shares of Optika common stock owned by them in favor of the merger agreement, the merger and the amendment to the certificate of designation. Thomas Weisel Capital Partners, L.P., and certain of its affiliates, in their capacities as holders of Optika preferred stock, also have entered into a written consent and voting agreement under which they have agreed to vote all of the shares of Optika capital stock owned by them in favor of the merger agreement, the merger and the amendment to the certificate of designation. These Optika stockholders own shares of capital stock of Optika equivalent to  ● shares of common stock of Optika for voting purposes (on an as-converted-to-common-stock basis), representing approximately  ● % of the voting power of shares of the Optika capital stock outstanding as of March  ● , 2004.

      Each of these shareholders has agreed that, during the term of the voting agreement, at each meeting of his company’s shareholders convened to consider and vote upon the merger-related proposals, the shareholder will vote, to the extent not voted by the person or persons appointed under the proxy granted pursuant to the voting agreement, all shares of capital stock of the company owned of record by the shareholder at the record date in favor of the merger-related proposals. These shareholders have also agreed not to transfer or encumber any of the shares owned by them unless they give the other company prior written notice and the intended transferee agrees in writing to be bound by the voting agreement (or in the case of TWCP, the written consent and voting agreement, without the prior written consent of Optika and Stellent, except if such transfers are to affiliates).

      Pursuant to the voting agreements, each of the shareholders granted an irrevocable proxy to certain executive officers of the other company, the power to vote, at any time before the termination of the voting agreement, all shares of common stock owned by the shareholder in accordance with the voting agreement.

TWCP WRITTEN CONSENT AND VOTING AGREEMENT

      The following is a summary of the material provisions of the TWCP written consent and voting agreement. The complete text of the TWCP written consent and voting agreement is incorporated by reference and attached as Annex D to this joint proxy statement/ prospectus. We encourage you to read the written consent and voting agreement in its entirety.

      In connection with the execution of the merger agreement, Stellent and Optika entered into a written consent and voting agreement with Thomas Weisel Capital Partners, L.P., or TWCP, and certain related entities, which hold as of the date of the joint proxy statement/prospectus approximately 95% of the outstanding shares of Optika’s preferred stock. In that agreement, the TWCP entities agreed, among others things, to:

•	consent to the merger agreement, the merger and the amendment to the certificate of designation, in each case, in accordance with the certificate of designation of the Optika preferred stock, subject to the right of the TWCP entities to approve any amendment to the merger agreement;

•	vote all of their shares of capital stock of Optika in favor of the merger agreement, the merger and the amendment to the certificate of designation (and the TWCP entities have delivered irrevocable proxies to this effect to Stellent);

•	exchange their shares of Optika’s preferred stock for their pro rata share of $10 million in cash plus any adjustment shares of Stellent common stock, as calculated pursuant to the merger agreement;

•	consent to the amendment of the rights and preferences of the Optika preferred stock as set forth in the amendment to the certificate of designation, as well as the termination of the registration rights agreement and certain other agreements relating to the Optika preferred stock; and

•	refrain from transferring, in any way, the shares of Optika preferred stock held by them without the consent of the Optika and Stellent during the term of the written consent and voting agreement, except to affiliates of the TWCP entities.

      The written consent and voting agreement also contains certain representations and warranties of the TWCP entities made to Optika and Stellent as to authority, title and non-contravention. In addition, the TWCP entities have agreed to a non-solicitation clause with respect to any third-party acquisition offer, as described in the merger agreement.

      Pursuant to the written consent and voting agreement:

•	Optika and Stellent have given certain representations and warranties to the TWCP entities;

•	each of Optika, Stellent and STEL Sub have agreed to indemnify the TWCP entities and their affiliates against any damages suffered by such persons or arising out of:

•	the performance by such persons of their obligations under the written consent and voting agreement; and

•	any action, suit or proceeding brought by any stockholder of Optika in connection with the merger; and

•	Optika has agreed to reimburse the TWCP entities for their fees and expenses incurred in connection with their participation in the negotiation of the merger, regardless of whether the merger agreement is terminated, up to $100,000 plus 50% of any such fees and expenses in excess of $100,000, up to a maximum of $175,000.

      Subject to the survival of certain provisions of the written consent and voting agreement, the agreement will terminate automatically upon the earliest to occur of:

•	the effective time of the merger;

•	the termination of the merger agreement;

•	an amendment to the merger agreement made without the consent of TWCP; or

•	the date on which any representation and warranty made in the written consent and voting agreement by Optika and Stellent becomes untrue in any material respect.

STELLENT, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed combined balance sheet combines the December 31, 2003 unaudited consolidated condensed combined balance sheet of Stellent with the December 31, 2003 audited balance sheet of Optika after giving effect to the terms of the merger agreement, under the assumptions set forth in the accompanying notes.

      The following unaudited pro forma condensed combined statement of operations for the year ended March 31, 2003 reflect the audited consolidated results of operations of Stellent for the year ended March 31, 2003 with those of Optika for the year ended December 31, 2002 after giving effect to the terms of the merger agreement, under the assumptions set forth in the accompanying notes. In addition, the following unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2003 reflect the pro forma consolidated results of operations of Stellent for the nine months ended December 31, 2003 with those of Optika for the nine months ended September 30, 2003 after giving effect to the terms of the merger agreement, under the assumptions set forth in the accompanying notes. The pro forma statements of operations give effect to the merger as if it occurred at the beginning of the periods presented.

      The pro forma unaudited condensed combined financial statements should be read in conjunction with the accompanying explanatory notes, the merger agreement, the historical financial statements and the related notes of Stellent and Optika previously filed and incorporated by reference into this document.

      The pro forma adjustments are preliminary, and revisions to the preliminary purchase price allocations and financing of the transactions may have a significant impact on the pro forma adjustments. A final valuation of the net assets to be acquired from Optika, which will be conducted by Stellent’s independent valuation specialists, has not been made prior to the completion of this joint proxy statement/prospectus. The consideration of this final valuation may result in a change in the value assigned to the intangible assets acquired and to the amounts of the future amortization expense.

      The unaudited condensed pro forma combined financial data is for comparative purposes only and does not purport to represent what Stellent’s financial position or results of operations would actually have been had the events noted above in fact occurred on the assumed dates or to project the financial position or results of operations of Stellent for any future date or future period. The unaudited condensed pro forma combined financial data should be read in conjunction with the notes hereto and other information included elsewhere in this joint proxy statement/prospectus.

STELLENT, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

December 31, 2003

	Historical		Pro Forma

	Stellent	Optika	Adjustments		Combined

	(In thousands)
	(Unaudited)
ASSETS
Current assets:
Cash, restricted cash, cash equivalents, and short-term marketable securities	$62,215	$9,182	$(11,500	)(a)	$59,897
Accounts receivable, net	18,067	4,696	—		22,763
Prepaid royalties	2,005	—	—		2,005
Prepaid expenses and other current assets	4,253	523	—		4,776

Total current assets	86,540	14,401	(11,500)		89,441

Other assets:
Long-term marketable securities	11,113	—	—		11,113
Property and equipment, net	4,537	683	—		5,220
Prepaid royalties, net of current	526	—	—		526
Goodwill	14,735	1,166	45,220	(b)	61,121
Acquired intangible assets, net	2,716	584	6,100	(b)	9,400
Investments and notes in other companies	1,136	—	—		1,136
Other	1,247	221	—		1,468

Total other assets	36,010	2,654	51,320		89,984

Total assets	$122,550	$17,055	$39,820		$179,425

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,162	$510	$—		$2,672
Deferred revenues	9,154	6,358	—		15,512
Accrued expenses and other	6,741	2,253	—		8,994

Total current liabilities	18,057	9,121	—		27,178

Shareholders’ equity:
Common stock	222	9	(9	)(c)	263
			41	(d)
Preferred stock	—	5,199	(5,199	)(c)	—
Additional paid-in capital	189,256	30,491	(30,491	)(c)	239,125
			49,869	(d)
Unearned compensation	—	—	(2,156	)(e)	(2,156)
Accumulated deficit	(84,985)	(27,765)	27,765	(c)	(84,985)

Total shareholders’ equity	104,493	7,934	39,820		152,247

Total liabilities and shareholders’ equity	$122,550	$17,055	$39,820		$179,425

STELLENT, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS
Year Ended March 31, 2003

	Historical		Pro Forma

	Stellent	Optika	Adjustments		Combined

	(In thousands, except per share data)
	(Unaudited)
Revenues:
Product licenses	$40,364	$5,655	$—		$46,019
Services	25,070	12,218	—		37,288

Total revenues	65,434	17,873	—		83,307

Cost of revenues:
Product licenses	6,480	575	—		7,055
Amortization of capitalized software from acquisitions	1,892	—	1,133	(f)	3,025
Services	12,146	3,674	—		15,820

Total cost of revenues	20,518	4,249	1,133		25,900

Gross profit	44,916	13,624	(1,133)		57,407

Operating expenses:
Sales and marketing	38,343	7,533	—		45,876
General and administrative	11,301	1,612	—		12,913
Research and development	15,766	5,128	—		20,894
Acquisition and related costs	1,127	—	—		1,127
Amortization of acquired intangible assets, unearned compensation and other	6,635	—	1,107	(f)	7,742
Restructuring charges	4,368	—	—		4,368

Total operating expenses	77,540	14,273	1,107		92,920

Operating loss	(32,624)	(649)	(2,240)		(35,513)

Other income (expense):
Interest and other income, net	1,957	131	—		2,088
Investment impairment	(1,733)	—	—		(1,733)

Total other income (expense)	224	131	—		355

Net loss	$(32,400)	$(518)	$(2,240)		$(35,158)

Net loss per common share — basic and diluted	$(1.45)	$(0.06)			$(1.35)

Weighted average shares outstanding:
Basic and diluted	22,345	8,292		(g)	25,993

STELLENT, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS
Nine Months Ended December 31, 2003

	Historical		Pro Forma

	Stellent	Optika	Adjustments		Combined

	(In thousands, except per share data)
	(Unaudited)
Revenues:
Product licenses	$30,239	$4,750	$—		$34,989
Services	24,891	9,600	—		34,491

Total revenues	55,130	14,350	—		69,480

Cost of revenues:
Product licenses	3,392	547	—		3,939
Amortization of capitalized software from acquisitions	1,205	—	850	(f)	2,055
Services	12,405	2,724	—		15,129

Total cost of revenues	17,002	3,271	850		21,123

Gross profit	38,128	11,079	(850)		48,357

Operating expenses:
Sales and marketing	29,905	6,860	—		36,765
General and administrative	6,929	1,369	—		8,298
Research and development	9,843	3,563	—		13,406
Amortization of acquired intangible assets, unearned compensation and other	1,888	—	835	(f)	2,723
Restructuring charges	812	—	—		812

Total operating expenses	49,377	11,792	835		62,004

Operating loss	(11,249)	(713)	(1,685)		(13,647)

Other income:
Interest and other income, net	778	50	—		828
Investment gain on sale	388	—	—		388

Total other income	1,166	50	—		1,216

Net loss	$(10,083)	$(663)	$(1,685)		$(12,431)

Net loss per common share — basic and diluted	$(0.46)	$(0.08)			$(0.48)

Weighted average shares outstanding:
Basic and diluted	21,949	8,601		(g)	25,733

STELLENT, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share data)

1.	Purchase Price

      The unaudited Pro Forma Condensed Combined Consolidated Financial Statements reflect an estimated purchase price of approximately $61,410. The preliminary fair value of the approximately 4.1 million shares of Stellent common stock assumed to be issued in the transaction was determined using an average price of $9.96 per share, which was the average of the closing prices two days before and after the terms of the merger were agreed and announced. The estimated purchase price also includes Stellent’s assumption of Optika’s outstanding stock options, which are recorded at their fair value as if converted to Stellent options at the exchange ratio contemplated in the merger agreement. The estimated direct acquisition costs include accounting, legal and investment banker fees. The final purchase price is dependent, among other things, on the actual shares issued, the actual Optika options assumed and the final Stellent merger costs. The estimated total purchase price is as follows:

Cash	$10,000
Value of shares anticipated to be issued by Stellent	40,910
Fair value of Optika option plan assumed by Stellent	9,000
Stellent estimated direct acquisition costs	1,500

Total estimated purchase price	$61,410

      The fair value of Optika’s option plan was estimated as of January 9, 2004 using the Black-Scholes option-pricing model with the following assumptions: no estimated dividends, expected volatility of 95%, risk-free interest rate of 2.5% and expected option terms of 3 years for all options.

      The above estimated purchase price calculation does not include an estimated $2,000 of costs incurred by Optika in connection with the merger. These estimated costs include accounting, legal and investment banker fees as well as continuation coverage on the directors and officers insurance policy of Optika.

2.	Purchase Price Allocation

      Under the purchase method of accounting, the total estimated purchase price would be allocated to Optika’s net tangible and identifiable intangible assets based upon their estimated fair values as of the date of completion of the merger. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. Based upon the estimated purchase price and preliminary valuation, the following represents the preliminary allocation of the aggregate purchase price to the acquired net assets of Optika as of January 11, 2004:

Net tangible assets	$7,934
Goodwill	45,220
Identifiable intangible assets	6,100
Unearned compensation	2,156

Total estimated purchase price	$61,410

      The preliminary allocation of the purchase price was based upon a preliminary valuation, as described below, and management’s estimates and assumptions are subject to change upon the finalization of the valuation. The unaudited pro forma condensed combined consolidated statements of operations do not reflect the amortization of goodwill acquired in the merger consistent with the guidance in Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets, Stellent’s management

STELLENT, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
(In thousands, except share and per share data)

valued the identifiable intangible assets to be acquired using a preliminary appraisal. Identifiable intangible assets consist of:

			Estimated Annual
	Fair Value	Estimated Useful Life	Amortization

Developed software	$3,400	3 years	$1,133
Contractual customer relationships	2,700	10 years	270

	$6,100		$1,403

      The preliminary estimate of unearned compensation was based on the fair market value of the unvested options as of January 9, 2004. Compensation expense will be recognized over the remaining vesting period of the options, which ranges from one month to 48 months, as each option grant vests.

3.	Pro Forma Adjustments

      The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:

(a)	To record cash paid by Stellent in the merger as part of purchase price and for direct acquisition costs

(b)	To record goodwill and identifiable intangible assets in the proposed merger

(c)	To eliminate Optika’s stockholders’ equity accounts

(d)	To record stockholders’ equity for the approximately 4.1 million shares issued by Stellent in the merger valued at $9.96 per share and assumption of the Optika option plan

(e)	To record unearned compensation for unvested Optika stock options assumed

(f)	To record amortization of intangible assets and compensation costs

(g)	Basic and diluted shares outstanding assume the conversion of the Optika weighted average shares for the period at the 0.44 conversion ratio.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices and Dividends

      Stellent’s common stock is listed on the Nasdaq National Market System under the symbol “STEL,” and Optika’s common stock is listed on the Nasdaq SmallCap Market System under the symbol “OPTK.” The table below sets forth, for the periods indicated, the high and low sale prices of Stellent’s common stock and Optika’s common stock as reported on the Nasdaq National Market System and the Nasdaq SmallCap Market System, respectively, in each case based on published financial sources. Neither company has ever paid dividends on its common stock.

	Stellent Common Stock				Optika Common Stock

	High		Low		High		Low

Fiscal Year Ended March 31, 2002:
First Quarter		$42.90		$14.75		$1.45		$0.93
Second Quarter		$38.02		$13.33		$1.30		$0.72
Third Quarter		$31.65		$13.24		$1.29		$0.69
Fourth Quarter		$34.72		$9.51		$2.74		$1.00
Fiscal Year Ended March 31, 2003:
First Quarter		$8.85		$3.94		$2.34		$1.47
Second Quarter		$5.50		$3.32		$1.68		$0.85
Third Quarter		$5.85		$3.14		$1.20		$0.64
Fourth Quarter		$5.82		$3.75		$1.53		$0.98
Fiscal Year Ended March 31, 2004:
First Quarter		$6.22		$3.75		$1.58		$1.09
Second Quarter		$9.19		$5.63		$2.62		$1.42
Third Quarter		$10.75		$8.49		$5.11		$2.08
Fourth Quarter (through March ● , 2004)	$	●	$	●	$	●	$	●

      On January 9, 2004, the last trading day before the public announcement of the execution of the merger agreement, the closing price of Stellent common stock was $10.29 per share, and the closing price of Optika common stock was $4.28 per share. On March  ● , 2004, the last trading date before the printing of this joint proxy statement/ prospectus, the closing price of Stellent common stock was $       ●        per share, and the closing stock price of Optika common stock was $       ●        per share. You should obtain current market quotations before making any decisions with respect to the merger.

Post-Merger Dividend Policy

      Stellent has never declared or paid any cash dividends on its common stock and does not anticipate declaring or paying dividends on its common stock in the foreseeable future.

APPRAISAL RIGHTS

      The following includes a summary of the material provisions of dissenters’ appraisal rights under Delaware law. The complete text of Section 262 of the Delaware General Corporation Law which addresses appraisal rights is incorporated by reference and attached as Annex G to this joint proxy statement/ prospectus. We encourage you to read Annex G in its entirety.

Stellent Shareholders

      Under Minnesota law, Stellent’s shareholders will not have any appraisal rights in connection with the merger.

Optika Stockholders

      Under Delaware law, dissenters’ appraisal rights are available to a corporation’s stockholders in connection with certain mergers and consolidations. Under Delaware law, any Optika stockholder who does not wish to accept the consideration provided for in the merger agreement has the right to demand appraisal of, and to be paid the fair market value for, his or her shares of Optika common stock or preferred stock, as the case may be, as determined by a Delaware court. The value of the Optika common stock or preferred stock for this purpose will exclude any element of value arising from the consummation of the merger.

      In order for any Optika stockholder to exercise his or her right to an appraisal, the stockholder must deliver to Optika a written demand for an appraisal of his or her shares of Optika common stock as provided by Section 262 of the Delaware General Corporation Law.

      Optika stockholders should particularly note the following:

•	simply voting against the approval and adoption of the merger agreement will not be considered a demand for appraisal rights;

•	any Optika stockholder who fails to send a written demand to Steven M. Johnson, Optika’s corporate secretary, at Optika Inc., 7450 Campus Drive, Suite 200, Colorado Springs, Colorado 80920, within the time frames and otherwise meeting the requirements set forth in Section 262 of the Delaware General Corporation Law, will lose his or her right to an appraisal; and

•	stockholders who vote for the approval and adoption of the merger agreement will not have appraisal rights.

COMPARISON OF SHAREHOLDER RIGHTS

      The following table describes the rights of Optika stockholders under Delaware law and Optika’s certificate of incorporation and bylaws before the merger and compares them to the rights of Stellent shareholders under Minnesota law and Stellent’s articles of incorporation and bylaws, which will govern Optika stockholders who receive Stellent common stock in the merger. You might regard as important other differences that we do not include here. You should refer to the documents and statutes we mention in this section if you want more information. This summary is qualified in its entirety by reference to Delaware and Minnesota law and the governing corporate instruments of Optika and Stellent.

	Optika Stockholder Rights	Stellent Shareholder Rights

General:	The rights of Optika stockholders are governed by Delaware law and Optika’s certificate of incorporation and bylaws.	The rights of Stellent shareholders are governed by Minnesota law and Stellent’s articles of incorporation bylaws.

Authorized Capital Stock:	The authorized capital stock of Optika consists of 25 million shares of common stock and 2 million shares of preferred stock.	The authorized capital stock of Stellent consists of 90 million shares of common stock and 10 million shares of preferred stock.

Voting Stock:	The outstanding voting securities of Optika are shares of common stock and Series A-1 convertible preferred stock.	The outstanding voting securities of Stellent are shares of common stock.

Number of Directors:	Optika’s bylaws provide that the number of directors is fixed by resolution of the board of directors, and is currently fixed at eight directors. The holders of Optika’s preferred stock are entitled to designate one member of Optika’s board of directors.	Stellent’s bylaws set the number of directors at five. The shareholders may increase or decrease the number, and the board of directors may only increase the number.

Classification of Board of Directors:	Optika’s certificate of incorporation provides that Optika’s board of directors is divided into three classes, with the terms of office of one class of directors expiring each year, resulting in each class serving a staggered three-year term.	Stellent does not have a classified board. Each director is elected to serve a term that expires at the next regular annual meeting of shareholders and when a successor is elected and has qualified (or at the time the director dies, resigns, or is removed or disqualified).

Removal of Directors:	Under Delaware law, stockholders may remove a director by action of holders of a majority of shares entitled to vote on the election of directors. If a corporation has a classified board of directors, as Optika does, then stockholders may remove a director whose term is not up for reelection only (i) for cause or (ii) without cause by amendment of the certificate incorporation to remove the classified board of directors provisions.	Minnesota law allows the removal of a director from office, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote at an election of directors. If a director has been appointed to fill a vacancy and the shareholders have not subsequently elected directors, then the board may remove that director by majority vote of those directors present at a meeting.

	Optika Stockholder Rights	Stellent Shareholder Rights

Vote Required for Certain Shareholder Actions:	Under Delaware law, the approval of a merger, consolidation, or a sale of all or substantially all of a corporation’s assets requires the affirmative vote of a majority of the voting power represented by the outstanding stock entitled to vote on the matter. Under Optika’s certificate of incorporation, Optika may not take certain extraordinary corporate actions without the consent of holders of a majority of Optika’s preferred stock, including entering into any change of control where the holders of the preferred stock would not receive an amount equal to the stated liquidation preference of the preferred stock.	Under Minnesota law, the approval of a merger, share exchange, or a sale of all or substantially all of a corporation’s assets requires the affirmative vote of a majority of the voting power represented by the outstanding stock entitled to vote on the matter.

Shareholder Action by Written Consent:	Optika’s certificate of incorporation does not permit stockholders to take action by written consent without a meeting.	Minnesota law permits shareholder approval to be obtained by written action without a meeting only by unanimous consent.

Amendment of Charter:	Under Delaware law, the board of directors must approve any amendment to the certificate of incorporation. The amendment must also be approved by the affirmative vote of a majority of the outstanding voting stock entitled to vote on the amendment and a majority of the outstanding stock of any class of shares entitled to vote on the amendment as a class. A class of stock is entitled to class-voting rights if the amendment would increase or decrease the number of authorized shares of the class, increase or decrease the par value of the shares of the class, or alter the powers, preferences, or special rights of the shares of the class so as to affect them adversely. Under Optika’s certificate of incorporation, certain changes to the certificate of incorporation affecting the Optika preferred stock must be approved by holders of a majority of the outstanding shares of that stock.	Under Minnesota law, a resolution to amend the articles of incorporation may be brought by a majority of the board of directors or by shareholders holding 3% or more of the voting power of all voting shares. An amendment to the articles must be approved by the affirmative vote of a majority of the voting power of the shares present and entitled to vote on the matter at a meeting at which a quorum in present. Under Minnesota law, holders of each class or series of stock are entitled to class- or series-voting rights in connection with certain amendments to the articles of incorporation and certain transactions that would have the same effect as such amendments.

	Optika Stockholder Rights	Stellent Shareholder Rights

Amendment of Bylaws:	Under Delaware law and Optika’s certificate of incorporation, Optika’s board of directors may amend, alter, or repeal the bylaws. Optika’s stockholders may also amend, alter, or repeal the bylaws by the affirmative vote of a majority of the voting power of the shares present and entitled to vote at a meeting at which a quorum is present.	Minnesota law provides that, unless reserved by the articles to shareholders, the power to adopt, amend, or repeal a corporation’s bylaws is vested in the board of directors. The power of the board of directors is subject to the right of shareholders holding 3% or more of the voting power of the outstanding shares to propose a resolution to adopt, amend, or repeal the bylaws, which must be approved by the affirmative vote of the holders of a majority of the shares present and entitled to vote at a meeting at which a quorum is present. Only the shareholders may adopt, amend, or repeal bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors, or fixing the number of directors or their classifications, qualifications, or terms of office.

Dividends and Repurchase of Shares:	Under Delaware law, a corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the current year or the prior year. A corporation may not repurchase its own shares if the capital of the corporation is impaired or if the repurchase would impair the capital of the corporation. Under Optika’s certificate of incorporation, Optika may not pay dividends with respect to, or repurchase any shares of, common stock if Optika is in default with respect of any of its obligations to the holders of the Optika preferred stock.	Under Minnesota law, a corporation may generally pay dividends or acquire its own shares if the corporation will be able to pay its debts in the ordinary course of business after paying the dividend or repurchasing the shares. The ability of a corporation to pay dividends or acquire its own shares is also subject to a restriction providing that all amounts payable to any shares having a preference for that kind of distribution must have been paid.

	Optika Stockholder Rights	Stellent Shareholder Rights

Limitation of Liability of Directors and Officers:	Optika’s certificate of incorporation provides that, to the fullest extent permitted by Delaware law, Optika’s directors have no personal liability to either Optika or its stockholders for monetary damages for breach of fiduciary duty. Delaware law prohibits this limitation of liability in respect of:

• a breach of the director’s duty of loyalty to the corporation or its shareholders;

• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

• payment of unlawful dividends or unlawful stock purchases or redemptions;

• any transaction in which the director derived an improper personal benefit; and

• any act or omission occurring before the date when the provision in the certificate of incorporation eliminating or limiting liability became effective.	Stellent’s articles of incorporation provide that, to the fullest extent permitted by Minnesota law, Stellent’s directors have no personal liability to either Stellent or its shareholders for monetary damages for breach of fiduciary duty. Minnesota law prohibits this limitation of liability in respect of:

• a breach of the director’s duty of loyalty to the corporation or its shareholders;

• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

• payment of unlawful dividends or unlawful stock purchases or redemptions;

• any transaction in which the director derived an improper personal benefit;

• certain violations of the Minnesota securities laws; and

• any act or omission occurring before the date when the provision in the articles of incorporation eliminating or limiting liability became effective.

Shareholder Rights Plan:	Optika has adopted a shareholder rights plan that generally is triggered if a shareholder acquires, or announces a tender offer to acquire, 15% or more of Optika’s common stock.	Stellent has adopted a shareholder rights plan that generally is triggered if a shareholder acquires, or announces a tender offer to acquire, 15% or more of Stellent’s common stock.

Optika Stockholder Rights	Stellent Shareholder Rights

Dissenters’ Appraisal Rights:	Under Delaware law, the rights of dissenting shareholders to obtain a judicial appraisal of the fair value of their shares arises in connection with certain mergers and consolidations. Appraisal rights do not arise when a corporation is the surviving corporation in a merger and no vote of its stockholders is required to complete the merger.

In addition, no appraisal rights are given to holders of shares of class of stock that is either (a) listed on a national securities exchange or designated as a national-market-system security by the NASD or (b) held of record by more than 2,000 stockholders, unless the holders are required in the merger to accept for their shares anything other than (1) shares of the surviving corporation, (2) shares of stock of another corporation of the kind described either (a) or (b) above, (3) cash instead of fractional shares, or (4) any combination of (1) through (3).

Appraisal rights are not available under Delaware law in connection with a sale of all or substantially all the assets of a corporation.	Under Minnesota law, dissenters’ rights are available in connection with:

• an amendment to the articles that materially and adversely affects the rights or preferences of shares held by the dissenting shareholder in the context of preferential, redemption, preemptive, or voting rights;

• a plan of merger or exchange; or

• disposition of all or substantially all of a corporation’s property and assets other than in the usual and regular course of business (other than a disposition for cash on terms requiring pro rata distribution of the net proceeds to shareholders within one year).

Dissenters’ rights are not available under Minnesota law to a shareholder of a (a) surviving corporation with respect to a merger if the shareholder’s shares are not entitled to be voted on the merger and the shareholder’s shares are not canceled or exchanged in the merger or (b) corporation that will acquire shares in a plan of exchange or a shareholder whose shares will be acquired in a plan of exchange if the shareholder was not entitled to vote on the plan of exchange and the shareholder’s shares are not exchanged.

Optika Stockholder Rights	Stellent Shareholder Rights

Anti-Takeover Statutes:	Delaware law provides that, if a person acquires 15% or more of the stock of a corporation, that person may not engage in certain business-combination transactions with the corporation for a period of three years, unless one of the following three exceptions applies:

• the board of directors approved the acquisition of stock or the transaction before the time that the person crossed the 15% level;

• upon consummation of the transaction in which the person crossed the 15% level, the person became the holder of at least 85% of the voting stock, excluding voting stock held by employee directors and certain employee stock plans; or

• the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the 15% shareholder.	Stellent is subject to the following provisions of Minnesota law that may have anti-takeover effects:

• a control-share-acquisition statute, which provides that a person acquiring 20% or more of the voting power of a corporation may not vote those shares in excess of the 20% level unless and until approved by holders of (a) a majority of the voting power of the corporation’s shares, including those held by the acquiring person and (b) a majority of the voting power of the corporation’s shares held by disinterested shareholders;

• a provision that prohibits business- combination transactions with a shareholder for four years after the shareholder acquires 10% of the voting power of the corporation unless, before the share acquisition, the transaction or share acquisition receives the majority approval of a committee consisting of one or more disinterested directors;

• a provision that prohibits corporations from purchasing any voting shares owned for less than two years from a greater-than-5% shareholder for more than the market value of those shares, unless the transaction has been approved by a majority of the voting power of all shares entitled to vote or unless the corporation makes an offer of at least equal value per share to all holders of shares of the class or series of stock held by the greater-than-5% shareholder and to all holders of any class or series into which those securities may be converted; and

	Optika Stockholder Rights	Stellent Shareholder Rights

• a “fair price” provision, which provides that no person may acquire shares of a Minnesota corporation within two years following the person’s last purchase of shares in a takeover offer, unless the shareholders are given a reasonable opportunity to dispose of their shares to the person on terms substantially equivalent to those provided in the takeover offer. The provision does not apply if the acquisition is approved by a committee consisting of disinterested directors before the person acquires any shares in the takeover offer.

Annual Meeting Proposals:	Optika’s bylaws provide that at any annual meeting the only business to be conducted (including shareholder nominations for director) must have been brought before the meeting by the board or by any shareholder who provided notice to the corporation not less than 20 nor more than 60 days before the date of the meeting.	Stellent’s bylaws provide that at any annual meeting the only business to be conducted (including shareholder nominations for director) must have been brought before the meeting by the board or by any shareholder who provided notice to the corporation at least 90 days before the first anniversary date of the prior year’s annual meeting. If the date of the annual meeting is more than 30 days before or after the anniversary date, then the notice must be provided not less than 90 days before the meeting or, if later, 10 days after public announcement of the meeting date.

Special Meetings:	Optika’s bylaws provide that a special meeting of shareholders may be called by the president or demanded by stockholders owning 50% of Optika’s voting stock.	Minnesota law provides that a special meeting of shareholders may be called at any time by the chief executive officer, the chief financial officer, by two or more directors, by a person authorized in the articles or by-laws of the corporation, or by shareholders holding 10% or more of the voting power of all shares entitled to vote (except that a special meeting called by shareholders for the purpose of considering any action to directly or indirectly facilitate or effect a business combination must be called by 25% or more of the voting power of all shares entitled to vote).

SECURITY OWNERSHIP OF BENEFICIAL

OWNERS AND MANAGEMENT

Stellent

      The following table sets forth, as of January 30, 2004, the beneficial ownership of Stellent common stock by each director and executive officer of Stellent, by all directors and executive officers as a group, and by each shareholder who is known by Stellent to own beneficially more than 5% of the outstanding Stellent common stock. On January 30, 2004, there were 22,196,514 shares of Stellent common stock outstanding. Unless otherwise indicated in a footnote below, the listed beneficial owner has sole voting power and investment power with respect to such shares and the mailing address for each person listed in the table is 7777 Golden Triangle Drive, Eden Prairie, Minnesota 55344.

	Number of Shares	Percentage of
Name and Address of Beneficial Owner	Beneficially Owned	Outstanding Shares

Directors and executive officers:
Robert F. Olson(1)	2,255,764	10.2%
David S. Batt(2)	52,256	*
Frank A. Radichel(3)	129,813	*
Daniel P. Ryan(4)	184,477	*
Gregg A. Waldon(5)	232,810	1.0%
Kenneth H. Holec(6)	166,980	*
Philip E. Soran(7)	20,000	*
Raymond A. Tucker(8)	69,999	*
Steven C. Waldron(9)	86,655	*
All directors and executive officers as a group (9 persons)(10)	3,198,764	13.9%
Other beneficial owners:
Becker Capital Management, Inc.(11)	2,109,900	9.5%
SAFECO Common Stock Trust(12)	1,409,003	6.3%
SAFECO Asset Management Company(12)	2,207,503	9.9%
SAFECO Corporation(12)	2,207,503	9.9%
Optika Inc.(13)	3,198,764	13.9%

*	Less than one percent

(1)	Includes 85,714 shares owned by Mr. Olson’s spouse, of which Mr. Olson disclaims beneficial ownership.

(2)	Includes 50,000 shares covered by options that are exercisable within 60 days of January 30, 2004.

(3)	Includes 109,563 shares covered by currently exercisable options and 20,000 shares covered by options that are exercisable within 60 days of January 30, 2004.

(4)	Includes 146,664 shares covered by currently exercisable options and 27,813 shares covered by options that are exercisable within 60 days of January 30, 2004.

(5)	Includes 194,997 shares covered by currently exercisable options and 27,813 shares covered by options that are exercisable within 60 days of January 30, 2004.

(6)	Includes 71,665 shares covered by currently exercisable options, 5,000 shares covered by options that are exercisable within 60 days of January 30, 2004, 875 shares owned by Mr. Holec’s spouse and 9,440 shares owned by Mr. Holec’s children.

(7)	Includes 15,000 shares covered by currently exercisable options and 5,000 shares covered by options that are exercisable within 60 days of January 30, 2004.

(8)	Includes 54,999 shares covered by currently exercisable options and 5,000 shares covered by options that are exercisable within 60 days of January 30, 2004.

(9)	Includes 81,665 shares covered by currently exercisable options and 5,000 shares covered by options that are exercisable within 60 days of January 30, 2004.

(10)	Includes the shares issuable upon the exercise of the options described in the footnotes above.

(11)	Based on information reported to Stellent on June 30, 2003. The principal business address of Becker Capital Management, Inc. is 1211 SW 5th Avenue, Suite 2185, Portland, Oregon 97204. Becker Capital Management, Inc. has sole voting and investment power with respect to all of the shares.

(12)	Based on information reported to the Commission in a Schedule 13G filed by SAFECO Common Stock Trust, SAFECO Asset Management Company and SAFECO Corporation on July 9, 2003. The principal business address of SAFECO Common Stock Trust is 4854 154th Place NE, Redmond, Washington 98052. The principal business address of SAFECO Asset Management Company is 601 Union Street, Suite 2500, Seattle, Washington 98101. The principal business address of SAFECO Corporation is Safeco Plaza, Seattle, Washington 98185.

Each of SAFECO Asset Management Company and SAFECO Corporation share beneficial ownership over the same 1,409,003 shares listed as beneficially owned by SAFECO Common Stock Trust, which 1,409,003 shares are included in the 2,207,503 shares listed as beneficially owned by each of SAFECO Asset Management Company and SAFECO Corporation. Each of SAFECO Common Stock Trust, SAFECO Asset Management Company and SAFECO Corporation has shared voting power and shared investment power with respect to all of the shares listed above next to their respective names. Both SAFECO Asset Management Company and SAFECO Corporation disclaim beneficial ownership of all of the shares.

(13)	The principal business address of Optika Inc. is 7450 Campus Drive, Suite 200, Colorado Springs, Colorado 80920. Optika Inc. is deemed to have beneficial ownership of such shares as a result of a voting agreement entered into on January 11, 2004, as amended January 27, 2004, with certain of our officers and directors in connection with the proposed merger. The shares listed as beneficially owned by Optika are the same as the shares listed as beneficially owned by all directors and executive officers of Stellent, as a group.

Optika

      The following table sets forth, as of January 30, 2004, the beneficial ownership of Optika common stock by each director and executive officer of Optika, by all directors and executive officers as a group, and by each stockholder who is known by Optika to own beneficially more than 5% of the outstanding Optika common stock. On January 30, 2004, there were 9,341,561 shares of Optika common stock outstanding and an additional 1,042,887 shares of Optika common stock issuable upon conversion of Optika’s outstanding preferred stock. The shares of Optika preferred stock are deemed outstanding for computing the percentage of the person holding such shares, but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in a footnote below, the listed beneficial owner has sole voting power and investment power with respect to such shares and the mailing address for each person listed in the table is 7450 Campus Drive, Suite 200, Colorado Springs, Colorado 80920.

Name and Address	Number of Shares	Percentage of
of Beneficial Owner	Beneficially Owned	Outstanding Shares

Directors and executive officers:
Mark K. Ruport(1)	560,636	5.7%
Steven M. Johnson(2)	272,285	2.8%
Randall S. Weakly(3)	52,500	*
Christopher J. Ryan(4)	51,916	*
James A. Franklin(5)	42,250	*
Edwin C. Winder(6)	101,000	1.1%
James T. Rothe Ph.D.(7)	77,000	*
Alan B. Menkes(8)	17,500	*
All directors and executive officers as a group (10 persons)(9)	1,253,187	12.0%
Other beneficial owners:
Thomas Weisel Capital Partners, L.P.(10)	1,042,887	10.0%
Stellent, Inc.(11)	2,316,324	20.2%
Baldwin Brothers, Inc.(12)	500,758	5.4%

*	Less than one percent.

(1)	Includes 503,136 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of January 30, 2004.

(2)	Includes 242,585 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of January 30, 2004.

(3)	Includes 48,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of January 30, 2004.

(4)	Includes 46,916 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of January 30, 2004.

(5)	Includes 42,250 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of January 30, 2004

(6)	Includes 20,000 shares of common stock issuable upon exercise of options granted by Optika that are currently exercisable or will become exercisable within 60 days of January 30, 2004, 10,000 of which shares are unvested and subject to a repurchase right of Optika, if exercised.

(7)	Includes 70,000 shares of common stock issuable upon exercise of options granted by Optika that are currently exercisable or will become exercisable within 60 days of January 30, 2004, 25,000 of which shares are unvested and subject to a repurchase right of Optika, if exercised.

(8)	Includes 17,500 shares of common stock issuable upon exercise of options granted by Optika that are currently exercisable or will become exercisable within 60 days of January 30, 2004, 2,500 of which shares are unvested and subject to a repurchase right of Optika, if exercised.

(9)	Includes 1,068,387 shares of common stock issuable upon exercise of options granted by Optika that are currently exercisable or will become exercisable within 60 days of January 30, 2004, 37,500 of which shares are unvested and subject to a repurchase right of Optika, if exercised.

(10)	Assuming conversion of all shares of Optika preferred stock owned by TWCP which in the aggregate are immediately convertible into 1,042,887 shares of common stock as reported on a Schedule 13D filed with the Securities and Exchange Commission on January 13, 2004. Voting and investment power with respect to the securities reported are shared among certain entities affiliated with TWCP. The business address for TWCP is One Montgomery Street, Suite 3700, San Francisco, California 94104.

(11)	Stellent, Inc. is deemed to have beneficial ownership of such shares as a result of the voting agreements entered into on January 11, 2004 with certain of Optika’s officers and directors in connection with the proposed merger. The principal business address of Stellent, Inc. is 7777 Golden Triangle Drive, Eden Prairie, Minnesota 55344.

(12)	As reported on a Schedule 13F filed with the Securities and Exchange Commission on November 7, 2003. The principal business address of Baldwin Brothers, Inc. is 3 Barnabas Road, Boston, Massachusetts 02738.

WHERE YOU CAN FIND MORE INFORMATION

      Stellent and Optika file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or information that Stellent and Optika file with the SEC at the SEC’s public reference room in Washington, D.C. located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Website that contains reports, proxy statements and other information regarding issuers, including Stellent and Optika, who file electronically with the SEC. The address of that site is http://www.sec.gov.

      Stellent filed a registration statement on Form S-4 to register with the SEC the shares of Stellent common stock to be issued to Optika stockholders in the merger. This joint proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of Stellent and a proxy statement of Stellent for the Stellent special meeting of shareholders, as well as a proxy statement of Optika for the Optika special meeting of stockholders.

      As allowed by SEC rules, this joint proxy statement/ prospectus does not contain all the information you can find in the Stellent registration statement or the exhibits to the registration statement.

      The SEC allows Stellent to “incorporate by reference” information into this joint proxy statement/ prospectus, which means that Stellent may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/ prospectus. This joint proxy statement/ prospectus incorporates by reference the documents set forth below that Stellent has previously filed with the SEC. These documents contain important information about Stellent and its financial condition.

Stellent SEC Filings (File No. 0-19817)

•	Annual Report on Form 10-K for the year ended March 31, 2003

•	Proxy Statement on Schedule 14A filed on July 22, 2003

•	Quarterly Report on Form 10-Q for the period ended June 30, 2003

•	Quarterly Report on Form 10-Q for the period ended September 30, 2003

•	Quarterly Report on Form 10-Q for the period ended December 31, 2003

•	Current Report on Form 8-K filed on January 16, 2004

•	Description of Stellent’s Common Stock as set forth in the Registration Statement on Form 8-A filed on January 28, 1992, including any amendments or reports filed with the SEC for the purpose of updating such description

•	Description of Stellent’s preferred share purchase rights as set forth in the Registration Statement on Form 8-A filed on June 3, 2002, including any amendments or reports filed with the SEC for the purpose of updating such description

      All additional documents that Stellent files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement/ prospectus and prior to the date of the Stellent and Optika special meetings or the earlier termination of the merger agreement shall also be deemed to be incorporated by reference into this joint proxy statement/ prospectus.

      You can obtain any of the documents incorporated by reference through Stellent, the SEC or the SEC’s Website as described above. Documents incorporated by reference are available from Stellent without charge, excluding all exhibits unless Stellent has specifically incorporated by reference an exhibit in this joint proxy statement/ prospectus. You may obtain documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing or by telephone from Stellent at the following address:

Stellent, Inc.
7777 Golden Triangle Drive
Eden Prairie, Minnesota 55344
Attention: Chief Financial Officer
(952) 903-2000

      If you would like to request documents from Stellent, please do so by        ●       , 2004 to receive them before the special meetings of shareholders of Stellent and Optika. If you request any incorporated documents from Stellent, Stellent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

      Similarly, the SEC allows Optika to incorporate by reference information into this joint proxy statement/ prospectus. The information incorporated by reference by Optika is deemed to be part of this joint proxy statement/ prospectus. This joint proxy statement/ prospectus incorporates by reference the documents set forth below that Optika has previously filed with the SEC. These documents contain important information about Optika and its financial condition.

Optika SEC Filings (File No. 0-28672)

•	Annual Report on Form 10-K for the year ended December 31, 2003

•	Current Report on Form 8-K filed on January 12, 2004 (only with respect to Items 5 and 7)

•	Description of Optika’s Common Stock as set forth in the Registration Statement on Form 8-A filed on July 19, 1996, including any amendments or reports filed with the SEC for the purpose of updating such description

•	Description of Optika’s Series B Preferred Stock as set forth in the Registration Statement on Form 8-A filed on July 18, 2001, including any amendments or reports filed with the SEC for the purpose of updating such description

      You can obtain any of the Optika documents incorporated by reference into this joint proxy statement/ prospectus from Optika, the SEC or the SEC’s Website as described above. Documents incorporated by reference are available from Optika without charge, excluding all exhibits unless Optika has specifically incorporated by reference an exhibit in this joint proxy statement/ prospectus. You may obtain documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing or by telephone from Optika at the following address:

Optika Inc.
7450 Campus Drive, Suite 200
Colorado Springs, Colorado 80920
Attention: Chief Financial Officer
(719) 548-9800

      If you would like to request documents from Optika, please do so by        ●       , 2004 to receive them before the special meetings of shareholders of Stellent and Optika. If you request any incorporated documents from Optika, Optika will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

      As allowed by the SEC, a copy of Optika’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on February 6, 2004, is attached to this joint proxy statement/ prospectus as Annex H. The attached 10-K of Optika includes important business and financial information about Optika that is not included in this document.

      Stellent has supplied all information contained or incorporated by reference in this joint proxy statement/ prospectus relating to Stellent. Optika has supplied all information contained or incorporated by reference in this joint proxy statement/ prospectus relating to Optika.

      You should rely only on the information contained or incorporated by reference in this joint proxy statement/ prospectus to vote on the merger. Neither company has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/ prospectus. This joint proxy statement/ prospectus is dated        ●       , 2004 and is being first mailed to shareholders on        ●       , 2004. You should not assume that the information contained in this joint proxy statement/ prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/ prospectus to the shareholders nor the issuance of Stellent shares in the merger shall create any implication to the contrary.

EXPERTS

      The audited consolidated financial statements of Stellent incorporated by reference in this joint proxy statement/ prospectus have been audited by Grant Thornton LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of Grant Thornton LLP as experts in auditing and accounting.

      The consolidated financial statements of Optika Inc. as of December 31, 2002 and 2003 and for each of the years in the three-year period ended December 31, 2003 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

      The validity of the shares of Stellent common stock to be issued in the merger will be passed upon for Stellent by Faegre & Benson LLP, Minneapolis, Minnesota. Tax consequences of the merger will be passed upon for Stellent by Faegre & Benson LLP and for Optika by Morrison & Foerster, LLP.

SHAREHOLDER PROPOSALS FOR ANNUAL MEETINGS

Stellent

      Stellent. Any shareholder proposals intended to be presented at the 2004 Annual Meeting of Shareholders and desired to be included in Stellent’s Proxy Statement for that meeting must be received by Stellent at its principal executive office no later than March 30, 2004 in order to be included in such proxy statement. Any other shareholder proposal intended to be presented at Stellent’s 2004 Annual Meeting of Shareholders must be received by Stellent at its principal executive office on or before May 29, 2004.

Optika

      Due to the contemplated completion of the merger, Optika does not currently expect to hold a 2004 annual meeting of stockholders. If the merger is not completed and an annual meeting is held, stockholder proposals for inclusion in proxy materials for the meeting must be received at Optika’s principal executive offices a reasonable time before Optika begins to print and mail its proxy materials, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, and must otherwise comply with the requirements of Optika’s certificate of incorporation and bylaws and applicable law.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among
STELLENT, INC.,
STEL SUB, INC.
and
OPTIKA INC.
Dated as of January 11, 2004

Exhibits

Exhibit A	Illustrative examples of the calculation of the Common Stock Per Share Consideration and Preferred Stock Per Share Consideration
Exhibit B	Preferred Share Voting Agreement
Exhibit C	Company Stockholder Agreement
Exhibit D	Mark K. Ruport Employment and Non-compete Agreement
Exhibit E	Buyer Stockholder Agreement
Exhibit F	Amended and Restated Certificate of Designation of Series A-1 Convertible Preferred Stock
Exhibit G	Form of Affiliate Letter
Exhibit H	Form of Rule 145 Letter

AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this “Agreement”) among Stellent, Inc., a Minnesota corporation (“Buyer”), STEL Sub, Inc., a Delaware corporation formed and wholly owned by Buyer (“Buyer Subsidiary”), and Optika Inc., a Delaware corporation (the “Company” and, together with Buyer Subsidiary, sometimes referred to as the “Constituent Corporations”) is dated as of January 11, 2004.

      WHEREAS, the respective Boards of Directors of the Company, Buyer and Buyer Subsidiary have determined that it is advisable and in the best interests of their respective shareholders to consummate, and have approved, the merger of the Company with and into Buyer Subsidiary (the “Merger”) and the other transactions contemplated by this Agreement;

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and, with respect to the Merger, each of Buyer, Buyer Subsidiary and the Company will be a “party to a reorganization” within the meaning of Section 368(b) of the Code; and

      WHEREAS, the Company, Buyer and Buyer Subsidiary desire to make certain representations, warranties and agreements in connection with, and to prescribe various conditions to, the Merger.

      NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (defined in Section 1.3), the Company shall be merged with and into Buyer Subsidiary in accordance with the laws of the State of Delaware. Buyer Subsidiary shall be the surviving corporation in the Merger. Throughout this Agreement, the term “Surviving Corporation” shall refer to Buyer Subsidiary in its capacity as the surviving corporation in the Merger. The effects and the consequences of the Merger shall be as set forth in Section 1.4.

      SECTION 1.2     Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Central Time), on the business day following the date on which the last of the closing conditions set forth in Article VIII have been met or waived in accordance with this Agreement (other than those that by their terms cannot be satisfied until the time of the Closing), or on such other date or at such other time as is agreed to in writing by the parties (the date of the Closing is referred to as the “Closing Date”). The Closing shall take place at the offices of Faegre & Benson LLP, 90 South Seventh Street, Minneapolis, Minnesota 55402-3901, or at such other location as is agreed to in writing by the parties.

      SECTION 1.3     Effective Time of the Merger. Subject to the provisions of this Agreement, an appropriate officer of Buyer Subsidiary shall execute and acknowledge a duly prepared certificate of merger, which shall be filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The Certificate of Merger shall be filed as soon as practicable on the Closing Date following the Closing. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”) or at such time thereafter as is agreed by the parties and provided in the Certificate of Merger (the date and time the Merger becomes effective is referred to as the “Effective Time”).

      SECTION 1.4     Effects of the Merger. At the Effective Time:

(a) The Company shall be merged with and into Buyer Subsidiary, the separate corporate existence of the Company shall cease, and Buyer Subsidiary shall be the Surviving Corporation;

(b) the Certificate of Incorporation and the Bylaws of Buyer Subsidiary shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until thereafter amended as provided by law or by the Certificate of Incorporation or the Bylaws of the Surviving Corporation; and

(c) the Merger shall have all the effects prescribed in Sections 259 and 261 of the DGCL.

      SECTION 1.5     Directors and Officers. As of the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Buyer Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until the earlier of the resignation or removal of such person or until his or her successor is duly elected or appointed and qualified, as the case may be.

      SECTION 1.6     Intent to Qualify as Reorganization. The parties intend that the Merger qualify as a reorganization under Section 368(a) of the Code.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

      SECTION 2.1     Certain Definitions.

      As used in this Agreement, the following terms have the following definitions:

(a) “Adjustment Shares” means (i) if the Base Per Share Value is less than or equal to $4.00, “0,” or (ii) if the Base Per Share Value is greater than $4.00, an aggregate number of shares (rounded to the nearest whole share) of Buyer Common Stock equal to:

Number of Outstanding Company Common Shares × (Base Per Share Value - $4.00) × 0.2

Buyer’s Average Price

(b) “Base Exchange Factor” means 0.44;

(c) “Base Per Share Value” means Buyer’s Average Price multiplied by the Base Exchange Factor;

(d) “Buyer Common Stock” means the common stock, par value $0.01 per share, of Buyer;

(e) “Buyer’s Average Price” means the average per-share closing price of Buyer Common Stock on the Nasdaq National Market System during the period of ten consecutive trading days ending on, and including, the third trading day before the Closing Date;

(f) “Cash Consideration Per Share” means $13.664 per share of Company Series A-1 Preferred Stock;

(g) “Common Stock Conversion Factor” means the number (rounded to five decimal places) equal to the following ratio:

(Outstanding Company Common Shares × Base Exchange Factor) - Adjustment Shares

Outstanding Company Common Shares

(h) “Common Stock Per Share Consideration” means a fraction of a share of Buyer Common Stock in an amount equal one share of Buyer Common Stock multiplied by the Common Stock Conversion Factor;

      Exhibit A sets forth illustrative examples of the calculation of the Common Stock Per Share Consideration.

(i) “Company Common Stock” means common stock, par value $0.001 per share, of the Company, including the associated Company Right;

(j) “Company Right” means the right to purchase one one-hundredth of a share of Company Series B Preferred Stock of the Company issued pursuant to the Company Rights Agreement;

(k) “Company Rights Agreement” means the Amended and Restated Rights Agreement, dated as of July 29, 2002, between the Company and Computershare Trust Company, Inc., as Rights Agent;

(l) “Company Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, par value $0.001 per share, of the Company;

(m) “Company Series B Preferred Stock” means Series B Preferred Stock, par value $0.001 per share, of the Company;

(n) “Dissenting Share” means an outstanding share of capital stock of the Company the holder or beneficial owner of which has properly asserted the right, if any, to appraisal of such share in accordance with Section 262 of the DGCL, and has not effectively withdrawn or lost such right as of the Effective Time;

(o) “Excluded Common Shares” means (i) shares of Company Common Stock held of record immediately before the Effective Time by Buyer, Buyer Subsidiary or any direct or indirect wholly owned Subsidiary of Buyer or shares of Company Common Stock that are owned by the Company or any Subsidiary of the Company and in each case not held on behalf of third parties and (ii) shares of Company Common Stock that are Dissenting Shares;

(p) “Excluded Preferred Shares” means (i) Preferred Shares held of record immediately before the Effective Time by Buyer, Buyer Subsidiary or any direct or indirect wholly owned subsidiary of Buyer or shares of Company Common Stock that are owned by the Company or any Subsidiary of the Company and in each case not held on behalf of third parties and (ii) shares of Company Series A-1 Preferred Stock that are Dissenting Shares;

(q) “Outstanding Company Common Share” means a share of Company Common Stock other than Excluded Common Shares, issued and outstanding immediately prior to the Effective Time;

(r) “Outstanding Preferred Share” means a Preferred Share, other than Excluded Preferred Shares, issued and outstanding immediately prior to the Effective Time;

(s) “Preferred Share” means a share of Company Series A-1 Preferred Stock;

(t) “Preferred Stock Per Share Consideration” means (i) the Cash Consideration Per Share and (ii) in the event that there are any Adjustment Shares, a fraction of a share of Buyer Common Stock in an amount equal to the following ratio (rounded to five decimal places):

Adjustment Shares

(Outstanding Preferred Shares + Shares of Company Series A-1 Preferred Stock that are Dissenting Shares)

Exhibit A sets forth illustrative examples of the calculation of the Preferred Stock Per Share Consideration; and

(u) “Subsidiary” means, with respect to any corporation or other entity, any corporation or other entity in which the first entity owns, directly or indirectly, fifty percent or more of the securities or other ownership interests having by their terms ordinary voting power to elect at least a majority of the board of directors or other persons performing similar functions.

      SECTION 2.2     Manner of Converting Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Constituent Corporations, the shares of capital stock of the Constituent Corporations shall be converted or cancelled as follows:

(a) Buyer Subsidiary’s Common Stock. Each share of common stock of Buyer Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of common stock of the Surviving Corporation and shall not be converted into any other securities or cash in the Merger. The certificates for such shares shall not be surrendered or in any way modified by reason of the Merger. No stock of Buyer Subsidiary will be issued in the Merger.

(b) Conversion of Company Common Stock. Subject to the other provisions of this Section 2.2, each Outstanding Company Common Share shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Common Stock Per Share Consideration.

(c) Conversion of Company Series A-1 Preferred Stock. Subject to the other provisions of this Section 2.2, each Outstanding Preferred Share shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Preferred Stock Per Share Consideration.

(d) Anti-Dilution Provisions. If Buyer changes (or establishes a record date for changing) the number of shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, stock combination, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Buyer Common Stock and the record date therefor or the effective time thereof shall be prior to the Effective Time, the Base Exchange Factor, the Base Per Share Value and the number of Adjustment Shares, if any, shall be adjusted appropriately so as to provide the holders of the Company Common Stock and the Company Series A-1 Preferred Stock with the same economic consideration as they would have received as contemplated by this Agreement prior to such transaction. If, between the date of this Agreement and the Effective Time, Buyer shall merge or consolidate with or into any other corporation, or enter into any agreement to merge or consolidate with or into any other corporation, and the terms of that transaction provide that Buyer Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made so that stockholders of the Company who would be entitled to receive shares of Buyer Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Buyer Common Stock issuable to that stockholder as provided in this Agreement, the same kind and amount of securities or assets as shall be distributable upon that merger or consolidation with respect to one share of Buyer Common Stock. Nothing stated in this Section 2.2(d) shall permit Buyer to take any action that is not permitted under Section 6.3 hereof without the written consent of the Company.

(e) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, each Dissenting Share shall not be converted into or represent a right to receive the Common Stock Per Share Consideration or the Preferred Stock Per Share Consideration, and the holder thereof shall be entitled only to those rights as are granted by the DGCL. If, after the Effective Time, a holder or beneficial owner of Dissenting Shares withdraws or effectively loses the right to appraisal, such Dissenting Shares shall be deemed to be converted into, as of the Effective Time, the right to receive the Common Stock Per Share Consideration or the Preferred Stock Per Share Consideration, as applicable, without interest thereon, upon surrender, in accordance with Section 2.3 of the certificates previously constituting Dissenting Shares. The Company shall give Buyer (i) prompt notice upon receipt by the Company of any notice of intent to assert the right to appraisal of any shares of capital stock of the Company and of withdrawals of any of those notices of intent and any other instruments provided pursuant to the DGCL and received by the Company that relate to any such demand for appraisal and (ii) the opportunity to participate, at Buyer’s expense, in all negotiations and proceedings with respect to the exercise of appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any exercise of appraisal rights or settle or offer to settle any demands for fair value of Dissenting Shares under Section 262 of the DGCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

      SECTION 2.3     Exchange of Certificates.

      (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, Buyer and the Surviving Corporation jointly and severally agree to deposit with Wells Fargo Bank Minnesota, N.A., transfer agent for Buyer Common Stock, or such other paying and exchange agent (which shall be a commercial bank or trust company) as Buyer may appoint (which shall be reasonably acceptable to the Company) (the “Exchange Agent”) an amount of cash and certificates representing the shares of Buyer Common Stock required to effect the conversion of Outstanding Company Common Shares, Outstanding Preferred Shares and the Dissenting Shares (presuming that they will lose the right to dissent) into Buyer

Common Stock and cash in accordance with Section 2.2. Buyer and the Surviving Corporation jointly and severally agree promptly to deposit with the Exchange Agent additional amounts of cash, if any, needed from time to time by the Exchange Agent to make payments for fractional shares of Buyer Common Stock (the “Fractional Shares”) or Dissenting Shares and to effect the conversion of the Outstanding Company Common Shares and Outstanding Preferred Shares, which payments shall be made by the Exchange Agent. The cash and Buyer Common Stock deposited with the Exchange Agent pursuant to this Section 2.3(a) may not be used for any other purpose, except as provided in this Agreement. All cash deposited with the Exchange Agent pursuant to this Section 2.3(a) shall be invested in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital, surplus and undivided profits exceeding $50 million. Any net profit resulting from, or interest or income produced by, such investments shall be distributed to Buyer by the Exchange Agent upon Buyer’s request.

      (b) Company Common Stock Exchange and Payment Procedures. Upon surrender of a certificate representing shares of Company Common Stock (a “Common Stock Certificate”) for cancellation to the Exchange Agent or to another agent or agents as may be appointed by Buyer for that purpose, together with a letter of transmittal, duly executed, the holder of the Common Stock Certificate (other than a Common Stock Certificate representing Dissenting Shares) shall be entitled to receive in exchange therefor (x) a certificate representing that number of shares of Buyer Common Stock (“Buyer Shares”) into which the shares of Company Common Stock previously represented by the Common Stock Certificate are converted in accordance with Section 2.2(b), and (y) any cash in lieu of Fractional Shares that the holder has the right to receive pursuant to Section 2.3(f) (with respect to any person receiving the same, the consideration referred to in clauses (x) and (y) above are referred to collectively, as the “Common Stock Consideration”). If the Common Stock Consideration is to be delivered to any person who is not the person in whose name the Common Stock Certificate surrendered in exchange therefor is registered in the transfer records of the Company, the Common Stock Consideration may be delivered to a transferee if the Common Stock Certificate is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect that transfer and by evidence reasonably satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Common Stock Certificate (other than a Common Stock Certificate representing Excluded Common Shares, which shall be canceled) shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Common Stock Consideration contemplated by this Section 2.3. No interest will be paid or will accrue on any cash payable to holders of the Common Stock Certificates pursuant to provisions of this Article II.

      (c) Company Series A-1 Preferred Stock Exchange and Payment Procedures. Upon surrender of a certificate representing shares of Company Series A-1 Preferred Stock (a “Preferred Stock Certificate”) for cancellation to the Exchange Agent or to another agent or agents as may be appointed by Buyer for that purpose, together with a letter of transmittal, duly executed, the holder of the Preferred Stock Certificate (other than a Preferred Stock Certificate representing Dissenting Shares) shall be entitled to receive in exchange therefor (x) cash to which that holder is entitled in accordance with Section 2.2(c), (y) a certificate representing that number of Buyer Shares, if any, into which the shares of Company Series A-1 Preferred Stock previously represented by the Preferred Stock Certificate are converted in accordance with Section 2.2(c), and (z) any cash in lieu of Fractional Shares that the holder has the right to receive pursuant to Section 2.3(f) (with respect to any person receiving the same, the cash and the Buyer Shares described in clauses (x), (y) and (z) above being referred to collectively, as the “Preferred Stock Consideration”). If the Preferred Stock Consideration is to be delivered to any person who is not the person in whose name the Preferred Stock Certificate surrendered in exchange therefor is registered in the transfer records of the Company, the Preferred Stock Consideration may be delivered to a transferee if the Preferred Stock Certificate is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect that transfer and by evidence reasonably satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Preferred Stock Certificate (other than a Preferred Stock

Certificate representing Excluded Preferred Shares, which shall be canceled) shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the aggregate Preferred Stock Consideration contemplated by this Section 2.3. No interest will be paid or will accrue on any cash payable to holders of the Preferred Stock Certificates pursuant to provisions of this Article II.

      (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or paid after the Effective Time with respect to Buyer Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Common Stock Certificate or Preferred Stock Certificate (each a “Company Certificate”) with respect to the Buyer Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3(f) until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Company Certificate, there shall be paid to the record holder of the certificates representing whole Buyer Shares issued in exchange therefor (or the person who would be the record holder of the certificates representing fractional Buyer Shares if fractional Buyer Shares were issued in exchange therefor), without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of Fractional Shares to which such holder is entitled pursuant to Section 2.3(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Buyer Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Buyer Shares.

      (e) No Further Ownership Rights in Company Capital Stock.

(i) After the Effective Time, there shall be no further registration or transfers of shares of Company Common Stock or Company Series A-1 Preferred Stock.

(ii) The payment of the aggregate Common Stock Consideration to be made to holders of Common Stock Certificates upon conversion of shares of Company Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to those shares of Company Common Stock.

(iii) The payment of the aggregate Preferred Stock Consideration to be made to holders of Preferred Stock Certificates upon conversion of shares of Company Series A-1 Preferred Stock in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to those shares of Company Series A-1 Preferred Stock.

(iv) If, after the Effective Time, Company Certificates are presented to Buyer for any reason, they shall be canceled and exchanged as provided in this Article II.

      (f) No Fractional Shares.

(i) No certificates or scrip representing Fractional Shares of Buyer Common Stock shall be issued upon the surrender for exchange of Company Certificates, and those Fractional Shares will not entitle the owner thereof to vote or to any rights of a shareholder of Buyer.

(ii) To the extent a holder of Company Common Stock or Company Series A-1 Preferred Stock would otherwise have been entitled to receive a Fractional Share of Buyer Common Stock, that holder shall be entitled to receive in lieu thereof a payment in cash, without interest, in an amount equal to (x) such fraction multiplied by (y) Buyer’s Average Price. The Fractional Shares of Buyer Common Stock shall be aggregated and no holder of Company Common Stock or Company Series A-1 Preferred Stock shall be entitled to receive cash in lieu of Fractional Shares in an amount equal to or greater than the value of one full share of Buyer Common Stock as calculated above.

      (g) Termination of Exchange Agent. Any certificates representing Buyer Shares deposited with the Exchange Agent pursuant to Section 2.3(a) and not exchanged within six months after the Effective Time pursuant to this Section 2.3 shall be returned by the Exchange Agent to Buyer, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Company Certificates and Dissenting Shares and unclaimed at the end of six months from the Effective

Time shall be returned to Buyer, after which time any holder of unsurrendered Company Certificates shall look, as a general creditor only, to Buyer for payment of those funds to which the holder may be due, subject to applicable law.

      (h) Withholding Rights. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Series A-1 Preferred Stock (or to any person pursuant to Section 2.3(j)) those amounts as it is required to deduct and withhold with respect to the making of that payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Series A-1 Preferred Stock (or to any person pursuant to Section 2.3(j)) in respect of which the deduction and withholding was made by Buyer.

      (i) Lost, Stolen or Destroyed Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to have been lost, stolen or destroyed, the amount to which such person would have been entitled under Section 2.3 but for failure to deliver such certificate or certificates to the Exchange Agent shall nevertheless be paid to such person; provided, however, that the Surviving Corporation may, in its sole discretion and as a condition precedent to such payment, require such person to give the Surviving Corporation a written indemnity agreement in form and substance reasonably satisfactory to the Surviving Corporation and, if reasonably deemed advisable by the Surviving Corporation, a bond in such sum as it may reasonably direct as indemnity against any claim that may be had against the Surviving Corporation or Buyer with respect to the certificate or certificates alleged to have been lost, stolen or destroyed.

      (j) Stock Option Plans of the Company. Each unexpired and unexercised option to purchase Company Common Stock (a “Company Stock Option”) granted under the Company’s stock option plans (each a “Company Option Plan”) outstanding immediately prior to the Effective Time (whether vested or unvested) shall be converted at the Effective Time into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the number of shares of Buyer Common Stock equal to (I) the number of shares of Company Common Stock subject to the Company Stock Option, multiplied by (II) the Common Stock Conversion Factor (such product to be rounded up (or down as provided below with respect to “incentive stock options”) to the nearest whole number) (all such new options of an option holder, a “Replacement Option”), at an exercise price per share (rounded up or down to the nearest whole cent) equal to (x) the exercise price per share for the shares of Company Common Stock that were purchasable pursuant to such Company Stock Option divided by (y) the Common Stock Conversion Factor.

      Notwithstanding the foregoing, each Company Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) will be adjusted in accordance with the requirements of Section 424 of the Code. At the Effective Time, Buyer will assume the Company Option Plans; provided, that such assumption will be only in respect of the Replacement Options resulting from the conversion of Company Stock Options issued under such plans and that Buyer will have no obligation with respect to any awards under the Company Option Plans other than the Replacement Options and will have no obligation to make any additional grants or awards under such assumed Company Option Plans. The Company will not, and will cause any plan committee or administrator not to, take any action prior to the Effective Time that will extend the exercise period of any Company Stock Option or cause the vesting period of any Company Stock Option to accelerate under any circumstances, regardless of whether such circumstances are to occur before or after the Effective Time, or otherwise amend the terms of outstanding Company Stock Options without the prior written consent of Buyer.

      As soon as practicable following the date of this Agreement, the Company’s Board of Directors (or, if appropriate, a committee administering the Company Option Plans) will (A) use its reasonable best efforts, by adopting such resolutions or taking such other actions (if any) as may be required, to provide that each Company Stock Option granted under the Company Option Plans outstanding immediately prior to the Effective Time (whether vested or unvested) will be converted as set forth in this Section 2.3(j) and (B) make such other changes to the Company Option Plans as the Company and the Buyer may

agree are appropriate to give effect to the Merger. As soon as reasonably practicable following the Effective Time, Buyer will issue to each person who receives a Replacement Option pursuant to this Section 2.3(j) a document evidencing such option.

      Buyer will take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon the exercise of Replacement Options and will maintain such reservation for so long as any of the Replacement Options remain outstanding. As soon as reasonably practicable and not later than five business days (subject to extension for circumstances beyond the reasonable control of Buyer) following the Effective Time, Buyer will cause the shares of Buyer Common Stock issuable upon exercise of the Replacement Options to be registered or to be issued pursuant to an effective registration statement on Form S-8 (or successor form) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”), and will use reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such Replacement Options remain outstanding and shares of Buyer Common Stock are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Buyer will take such actions as are reasonably necessary to enable any shares issued upon the exercise of Replacement Options issued to the non-employee directors of the Company to be issued pursuant to such registration statement.

      (k) ESPP of the Company. Immediately prior to the Effective Time, each outstanding purchase right under the Company’s 2000 Employee Stock Purchase Plan (the “ESPP”) will automatically be exercised as set forth in Section VII(G) of the ESPP. The Company will provide such notice and take such other actions (if any) as may be required to provide that each outstanding purchase right under the ESPP is exercised in accordance with Section VII(G) of the ESPP. The ESPP will terminate in its entirety at the Effective Time and no employees of the Company will have any further purchase rights under the ESPP.

      (l) No Liability. No party to this Agreement shall be liable to any holder of shares of Company Common Stock for payment of the Common Stock Per Share Consideration or the Preferred Stock Per Share Consideration (or dividends or distributions relating thereto) delivered to a public official pursuant to the requirements of any applicable abandoned property, escheat or similar law.

      (m) Shares Held by Company Affiliates. Anything to the contrary in this Agreement notwithstanding, no shares of Buyer Common Stock shall be issued in exchange for any Company Certificate to any person who is expected to be an “affiliate” of the Company at the Effective Time (identified pursuant to Section 7.12) until such person shall have delivered to Buyer a duly executed letter agreement as contemplated by Section 7.12; provided, that, for the sake of clarity, no Voting Preferred Holder (defined in Section 3.22) shall be deemed to be an affiliate of the Company. Such person shall be subject to the restrictions described in such letter agreement, and the certificates for such shares shall bear a legend describing such restrictions. Buyer will provide written instructions to each such person prior to the Effective Time, specifying the procedures, to be in effect immediately after the Effective Time, with which such persons must comply to have such restrictive legends removed from such certificates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as otherwise set forth in the disclosure schedule delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) or as otherwise described in the Company SEC Reports (defined in Section 3.5(a) below) filed on or prior to the date of this Agreement, the Company represents and warrants to Buyer and Buyer Subsidiary as follows:

      SECTION 3.1     Organization, Standing, Qualification. Each of the Company’s Subsidiaries is listed in the Company Disclosure Schedule under the heading “Subsidiaries.” Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (as identified in the Company Disclosure Schedule) and has the requisite corporate power and corporate authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated, or leased by it, or the nature of its business, makes such qualification or licensing necessary, except such jurisdictions where failure to be so qualified, licensed, or in good standing would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (defined below). “Material Adverse Effect” means, with respect to the Company, Buyer or the Surviving Corporation, as applicable, any circumstance, change in, or effect on that party and its Subsidiaries taken as a whole that is or is reasonably likely in the future to be, materially adverse to the business, assets, results of operations, prospects or financial condition of that party and its Subsidiaries taken as a whole, or on that party’s ability to consummate the Merger, other than any such effect resulting from (a) any change, event, occurrence, or condition generally applicable to the industry in which the party and its Subsidiaries operate, or (b) general economic or market conditions (which in the case of (a) or (b), does not have a materially disproportionate effect, relative to other industry participants), (c) the public announcement of this Agreement (including any litigation brought or threatened by stockholders of a party in respect of the announcement of this Agreement or the consummation of the Merger), or (d) any disruption of customer, business partner, supplier or employee relationships that result from the announcement of this Agreement or the consummation of the Merger. Any decrease from the date hereof in the market price of shares of Buyer Common Stock shall not be relevant to a determination of whether a Material Adverse Effect on Buyer has occurred (it being understood that the foregoing shall not prevent the Company from asserting that any underlying cause of such reduction independently constitutes such a Material Adverse Effect on Buyer). Any decrease from the date hereof in the market price of shares of Company Common Stock shall not be relevant to a determination of whether a Material Adverse Effect on the Company has occurred (it being understood that the foregoing shall not prevent Buyer from asserting that any underlying cause of such reduction independently constitutes such a Material Adverse Effect on the Company). A Material Adverse Effect on the Company, the Buyer or the Surviving Corporation is referred to as a “Company Material Adverse Effect,” a “Buyer Material Adverse Effect” or a “Surviving Corporation Material Adverse Effect,” as applicable. The copies of the charter and bylaws (or similar organizational documents) of the Company and each of its Subsidiaries provided to Buyer are complete and correct as of the date of this Agreement. All of the directors and officers of each subsidiary of the Company are listed accurately in the Company Disclosure Schedule.

      SECTION 3.2     Capitalization. The authorized capital stock of the Company consists of (i) 25,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 9,335,061 shares are issued and outstanding, and (ii) 2,000,000 shares of preferred stock, par value $0.001 per share, of which (a) 731,851 shares have been designated as Company Series A-1 Preferred Stock, of which, as of the date of this Agreement, 731,851 shares are issued and outstanding, and (b) 200,000 shares have been designated as Company Series B Preferred Stock, none of which, as of the date of this Agreement, is issued and outstanding. All of the issued and outstanding shares of capital stock of the Company and of each of its Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, were issued in compliance with applicable federal and state securities laws and were not granted in violation of any statutory or other preemptive rights. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements, arrangements or commitments under which the Company or any of its Subsidiaries is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, and there are no outstanding securities convertible into or exchangeable for any such capital stock or other equity or voting interests, except for (a) options to purchase up to 2,897,922 shares of Company Common Stock (as of the date of this Agreement) at the exercise prices set forth in the Company Disclosure Schedule, (b) the Company Rights Agreement, under which each outstanding share of Company Common Stock has attached to it the Company Rights, including rights under certain circumstances to purchase one one-hundredth of a share of Company Series B Preferred Stock at $30 per right, subject to adjustment, (c) 345,025 shares of Company Common Stock issuable pursuant to the Company’s 2000 Employee Stock Purchase Plan, and (d) 731,851 shares of Company Series A-1 Preferred Stock. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party with respect to the voting of capital stock of the

Company. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of every class of each of its Subsidiaries, free and clear of all liens, security interests, pledges, charges, and other encumbrances. The Company Disclosure Schedule contains a complete and correct list of each corporation, limited liability company, partnership, joint venture, or other business association or entity in which the Company or any of its Subsidiaries has any direct or indirect equity ownership interest and the nature and amount of such interest (other than the Subsidiaries listed in the Company Disclosure Schedule).

      SECTION 3.3     Authorization and Execution. The Company has the corporate power and authority to execute and deliver this Agreement and, subject to the approval of Company Stockholder Proposals (defined in Section 7.1) in accordance with Section 7.1, to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by the Company have been duly authorized by the Board of Directors of the Company, and no further corporate action of the Company, other than the approval of Company Stockholder Proposals in accordance with Section 7.1 and the filing of the Articles of Merger with the Secretary of State of the State of Delaware, is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the accuracy of the representations and warranties of Buyer and Buyer Subsidiary set forth in Article IV, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity) (collectively, the “Enforcement Exceptions”).

      SECTION 3.4     No Conflicts. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or result in a breach of the charter, bylaws, or similar organizational documents, as currently in effect, of the Company or any of its Subsidiaries, (b) except for (i) compliance with the Securities Act and the Exchange Act, including the filing with, and to the extent applicable, the declaration of effectiveness by, the SEC of the Joint Proxy Statement and the Registration Statement (each defined in Section 7.1(b)) and such reports and other filings under the Securities Act or Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) any filings required by the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the “HSR Act”) and comparable filings, if any, in foreign jurisdictions and (iv) the filings required under the rules and regulations of Nasdaq Stock Market System, require any filing with, or consent or approval of, any governmental, administrative or regulatory body or authority having jurisdiction over any of the business or assets of the Company or any of its Subsidiaries, (c) violate any statute, law, ordinance, permit, license, rule, or regulation applicable to the Company or any of its Subsidiaries or any injunction, judgment, order, writ, decision or decree applicable to the Company or any of its Subsidiaries or their respective properties or assets, (d) result in a breach of, or constitute a default or an event that, with or without the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit, require notice to, approval of, or the consent of, any third party under, and for the survival of, any Company Material Contract (defined in Section 3.10), or (e) result in the creation of any lien or encumbrance on the assets of the Company or any of its Subsidiaries, except, in the case of clauses (b), (c), (d) and (e), where such violation, breach, default, termination, cancellation, acceleration, payment, benefit, or lien, or the failure to make such filing, give such notice, or obtain such consent or approval, would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

      SECTION 3.5     SEC Reports; Financial Statements; No Undisclosed Liabilities.

      (a) The Company has made available to Buyer, in the form filed with the SEC, all reports, registration statements, and other filings (including amendments to previously filed documents) filed by the Company with the SEC since January 1, 2003 (all such reports, registration statements, and other filings are collectively called the “Company SEC Reports” and each is individually called a “Company SEC Report”). No Company SEC Report, as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each Company SEC Report at the time of its filing complied as to form in all material respects with all applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC promulgated thereunder. The representation in the immediately preceding sentence does not apply to any misstatement or omission in any Company SEC Report filed before the date of this Agreement that has been superseded by a subsequent Company SEC Report filed before the date of this Agreement. Since January 1, 2003, the Company has filed all reports and other filings that it was required to file with the SEC under the Exchange Act, Securities Act and the rules and regulations of the SEC.

      (b) The consolidated financial statements contained in the Company SEC Reports were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of operations and the consolidated cash flows of the Company and its Subsidiaries for the periods indicated and are consistent with the books and records of the Company and its Subsidiaries, subject, in the case of interim financial statements, to normal year-end adjustments, and except that the interim financial statements do not contain all of the footnote disclosures required by GAAP to the extent permitted by the rules and regulations of the SEC.

      (c) Except as and to the extent reflected or reserved against on the most recent balance sheet contained in the Company SEC Reports filed on or before the date of this Agreement (the “Company Balance Sheet”), neither the Company nor any of its Subsidiaries had, as of the date of such Company Balance Sheet, any material obligations or liabilities of any nature that as of such date would have been required to be included on a consolidated balance sheet of the Company prepared in accordance with GAAP as in effect on such date (without regard to any events, incidents, assertions, or state of knowledge occurring after such date). Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any obligations or liabilities of any nature that are currently outstanding that would be required to be reflected on, or reserved against in, a consolidated balance sheet of the Company prepared in accordance with GAAP as in effect on the date of this Agreement (without regard to any events, incidents, assertions, or state of knowledge occurring subsequent to such date), other than those arising in the ordinary course of business consistent with past practice (including trade indebtedness) since the date of the Company Balance Sheet and those that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

      (d) Since January 1, 2003, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company.

      (e) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

      (f) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or possible violation of any applicable law by the Company or any of its Subsidiaries, or by any of its directors, officers or employees with respect to the business of the Company or any of its Subsidiaries.

      SECTION 3.6     Registration Statement; Joint Proxy Statement. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act applicable to the Company. None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will (in the case of the Registration Statement, at the time it is filed with the SEC and, after giving effect to all supplements and amendments thereto (if any), at the time it becomes effective under the Securities Act; and, in the case of the Joint Proxy Statement, at the date mailed to stockholders of the Company and Buyer and, after giving effect to all supplements and amendments thereto (if any), at the time of the meetings of such stockholders to be held in connection with the Merger) contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Buyer or Buyer Subsidiary that is contained in or omitted from any of the foregoing documents or that is incorporated by reference therein.

      SECTION 3.7     Absence of Certain Changes or Events. From the date of the Company Balance Sheet to and including the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses and operations in the ordinary course consistent with past practice and neither the Company nor any of its Subsidiaries has:

(a) split, combined, or reclassified any shares of its capital stock or made any other changes in its equity capital structure;

(b) purchased, redeemed, or otherwise acquired, directly or indirectly, any shares of its capital stock or any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock;

(c) declared, set aside, or paid any dividend or made any other distribution in respect of shares of its capital stock, except for dividends or distributions by any of the Company’s Subsidiaries to the Company or another of the Company’s Subsidiaries;

(d) issued any shares of its capital stock or granted any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except for issuances of shares of Company Common Stock upon the exercise of options granted on or before the date of the Company Balance Sheet;

(e) purchased any business, purchased any stock of any corporation other than the Company, or merged or consolidated with any person;

(f) sold, leased, licensed or encumbered or otherwise disposed of any assets or properties, other than in the ordinary course of business consistent with past practice, which sales, leases, licenses, encumbrances or other dispositions of assets other than inventory, in any event, were not material to the Company and its Subsidiaries, taken as a whole;

(g) incurred, assumed, or guaranteed any indebtedness for money borrowed, other than intercompany indebtedness;

(h) changed or modified in any material respect any existing accounting method, principle or practice, other than as required by GAAP;

(i) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increased in any manner the compensation or benefits of any employee (who is not a director or officer), former employee, or independent contractor providing personal services of the Company or its Subsidiaries (“Company Employee”);

(j) increased the compensation or benefits of any officer or director of the Company or any of its Subsidiaries, other than consistent with past practice;

(k) entered into or amended any contract, agreement, employment, severance or special pay arrangement with any Company Employee, except in the ordinary course of business consistent with past practice;

(l) except for this Agreement, entered into any commitment to do any of the foregoing; or

(m) suffered any business interruption, damage to or destruction of its properties, or other incident, occurrence, or event that has had or would be reasonably likely to have (after giving effect to any insurance coverage reasonably likely to be received), individually or in the aggregate, a Company Material Adverse Effect.

      SECTION 3.8     Tax Matters.

      (a) The Company and its Subsidiaries have timely filed (or received appropriate extensions of time to file) all material federal, state, local, and foreign Tax Returns required to be filed by them with respect to income, gross receipts, withholding, social security, unemployment, payroll, franchise, personal property, unclaimed property, real property, excise, sales, use, license, employment, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, transfer, registration, value added, alternative, or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any liability for the taxes of any person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise (collectively, “Taxes”). “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. All such Tax Returns were correct and complete in all material respects. The Company and its Subsidiaries have paid or accrued in accordance with GAAP all Taxes owed by any of them for all fiscal periods to and including the date of this Agreement.

      (b) There is no material dispute or claim concerning the Tax liability of any of the Company or its Subsidiaries claimed or raised by any authority in writing and no Tax Returns of the Company or its Subsidiaries are the subject of pending audits. Neither the Company nor any of its Subsidiaries has extended the period for assessment or payment of any Tax, which extension has not since expired.

      (c) The Company and its Subsidiaries have withheld and paid over to the appropriate governmental authorities all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee and in connection with any transaction subject to any sales or use Tax, except for any such Taxes that are immaterial in amount.

      (d) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group (as such term is defined in Section 1504 of the Code) filing a consolidated federal income tax return for any tax year, other than a group the common parent of which was the Company.

      (e) Neither the Company nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations.

      (f) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (g) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax-indemnity, Tax-allocation or Tax-sharing agreement other than between or among the Company and its Subsidiaries.

      (h) The Company has delivered or made available to the Buyer true and complete copies of all requested federal, state, local, and foreign income tax returns with respect to the Company and each of its Subsidiaries.

      (i) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement, including this Agreement, that individually or collectively could obligate it to make any payment that is not deductible under Section 280G of the Code.

      (j) No written claims that, in the aggregate, could reasonably be expected to have a Company Material Adverse Effect have been made by an authority in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

      (k) Neither the Company nor any of its Subsidiaries has distributed the stock of a “controlled corporation” (within the meaning of that term as used in Section 355(a) of the Code) in a transaction subject to Section 355 of the Code within the past two years.

      (l) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

      (m) Neither the Company nor any of its Subsidiaries has any “excess loss accounts” or “deferred gains” with respect to any “deferred intercompany transactions” within the meaning of Treas. Reg. Sections 1.1502-19 and 1.1502-13, respectively.

      (n) Neither the Company nor any of its Subsidiaries is subject to a Tax lien on any of its property or assets, except for current liens for Taxes nor yet due.

      (o) The reserve for Taxes set forth on the financial statements of the Company contained in the Company’s most recent Annual Report on Form 10-K is adequate for the payment of all material Taxes through the date thereof, and no material Taxes have been incurred since January 1, 2003 that were not incurred in the ordinary course of business.

      SECTION 3.9     Owned Property. Neither the Company nor any of its Subsidiaries owns any real property. The Company and its Subsidiaries have sufficient title to, or the right to use, all tangible properties and assets necessary to conduct their respective businesses as currently conducted, with such exceptions as, individually or in the aggregate, would not interfere with the current use of such properties or assets in such a manner as to be reasonably likely to have a Company Material Adverse Effect.

      SECTION 3.10     Material Contracts. Neither the Company nor any of its Subsidiaries is a party to or bound by any (whether written or oral):

(a) employment, severance or non-competition agreements;

(b) operating lease, whether as lessor or lessee, with respect to any real property;

(c) contract, whether as licensor or licensee, for the license of any patent, know-how, trademark, trade name, service mark, copyright, or other intangible asset (other than (i) non-negotiated licenses of commercially available computer software, and (ii) commercial software licenses related to the Company Software (as defined in Section 3.11(a)) entered into the ordinary course of business);

(d) loan or guaranty agreement, indenture, or other instrument, contract, or agreement under which any money has been borrowed or loaned, which has not yet been repaid, or any note, bond, or other evidence of indebtedness has been issued and remains outstanding;

(e) mortgage, security agreement, conditional sales contract, capital lease, or similar agreement that effectively creates a lien on any assets of the Company or any of its Subsidiaries (other than any conditional sales contract, capital lease, or similar agreement that creates a lien only on tangible personal property);

(f) contract restricting the Company or any of its Subsidiaries in any material respect from engaging in business or from competing with any other parties;

(g) plan of reorganization;

(h) partnership or joint venture agreement;

(i) collective bargaining agreement or agreement with any labor union or association representing the Company Employees;

(j) contracts and other agreements for the sale of any of its material assets or properties or for the grant to any person of any preferential rights to purchase any of its material assets or properties other than in the ordinary course of business, except for contracts or agreements pursuant to which the sale or purchase has been completed and there are no material obligations of the Company remaining;

(k) material warehousing, distributorship, representative, marketing, sales agency or advertising agreements; or

(l) “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC).

      All of the foregoing are collectively called “Company Material Contracts.” To the extent Company Material Contracts are evidenced by documents, true and complete copies have been delivered or made available to Buyer. To the extent Company Material Contracts are not evidenced by documents, written summaries have been delivered or made available to Buyer. Each Company Material Contract is in full force and effect, unless the failure of any Company Material Contracts to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any of the Company Material Contracts, except for breaches or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      SECTION 3.11     Intellectual Property.

      (a) Certain Definitions.

      As used in this Agreement, the following terms have the following definitions:

(i) “Buyer Licensed Intellectual Property” means all Intellectual Property that is licensed to Buyer or its Subsidiaries and used in, related to, necessary for, or arising from the operation of the business of the Buyer or its Subsidiaries in any material respect.

(ii) “Buyer Owned Intellectual Property” means all Intellectual Property that is owned by Buyer or its Subsidiaries and used in, related to, necessary for, or arising from the operation of the business of the Buyer or its Subsidiaries in any material respect.

(iii) “Buyer Proprietary Software Products” means all versions (whether or not released) of the object code, source code and scripts and any software or firmware, prebuilt solutions, or scripts conceived, created, reduced to practice, developed or under development by or on behalf of Buyer or its Subsidiaries, together with all documentation related thereto.

(iv) “Buyer Software” means the Buyer Proprietary Software Products together with any transferable rights Buyer or its Subsidiaries may have in any third-party computer software and firmware incorporated therein, or necessary for the development, operation, maintenance or support thereof and all documentation related thereto.

(v) “Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or its Subsidiaries and used in, related to, necessary for, or arising from the operation of the business of the Company or its Subsidiaries in any material respect.

(vi) “Company Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries and used in, related to, necessary for, or arising from the operation of the business of the Company or its Subsidiaries in any material respect.

(vii) “Company Proprietary Software Products” means all versions (whether or not released) of the object code, source code and scripts and any software or firmware, prebuilt solutions, or scripts conceived, created, reduced to practice, developed or under development by or on behalf of the Company or its Subsidiaries, together with all documentation related thereto.

(viii) “Company Software” means Company Proprietary Software Products together with any transferable rights the Company or its Subsidiaries may have in any third-party computer software and firmware incorporated therein, or necessary for the development, operation, maintenance or support thereof and all documentation related thereto.

(ix) “Intellectual Property” means any of the following:

(A) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, revisions, extensions, reexaminations, and international and foreign counterparts thereof;

(B) trademarks, service marks, trade dress, logos, trade names, domain names, uniform resource locators, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, moral rights, copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith;

(C) mask works and all applications, registrations, and renewals in connection therewith;

(D) trade secrets and confidential business information, product specifications, data, know-how, formulas, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, concepts or ideas, past, current and planned research and development, current and planned research and distribution methodologies and processes, customer lists, current and anticipated customer requirements, price lists, market studies, and business plans, however and whether or not documented;

(E) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium);

(F) database technologies, systems, structures, and architectures (and related processes, formulas, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods, and information) and any other related information, however and whether or not documented;

(G) all personnel-training techniques and materials;

(H) all notes, analyses, compilations, studies, summaries, and other materials prepared by or for a person containing or based, in whole or in part, on any information included in the foregoing, however documented;

(I) all industrial designs and any registrations and applications therefor;

(J) databases and data collections and all rights therein; and

(K) any similar or equivalent rights to any of the foregoing anywhere in the world.

(x) “Buyer’s Products” means products and services offered by Buyer or its Subsidiaries as listed on Section 3.11(a)(x) of the Buyer Disclosure Schedule.

(xi) “Company’s Products” means products and services offered by the Company or its Subsidiaries as listed on Section 3.11(a)(xi) of the Company Disclosure Schedule.

      (b) Section 3.11(b) of the Company Disclosure Schedule contains a true, complete, and current list in all material respects of all of the patents and patent applications, invention disclosures, trademark/service mark applications and registrations, material common law marks, domain names, copyright applications and registrations, owned by or licensed to the Company or its Subsidiaries and included in the Company Owned Intellectual Property and the Company Licensed Intellectual Property. The Company or its Subsidiaries own all right, title, and interest in and to each item of Company Owned Intellectual Property, free and clear of any encumbrance, and the Company’s or a Subsidiary’s ownership of the items listed or required to be listed in Section 3.11(b) of the Company Disclosure Schedule as being owned by the Company or its Subsidiaries have been properly recorded (including (i) within the time periods set forth in the applicable laws, rules, or regulations that are required or recommended for achieving the maximum available benefit to the assignee and (ii) for all copyrights, in the manner required to give constructive notice under 17 U.S.C. § 205(c)) at the relevant patent, copyright, trademark, or other authority in all applicable jurisdictions.

      (c) Section 3.11(c) of the Company Disclosure Schedule lists all proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world), arbitrator, mediator, or other dispute-resolving entity related to any Company Owned Intellectual Property or, to the knowledge of the Company, any Company Licensed Intellectual Property. No Company Owned Intellectual Property or Company Product, or, to the knowledge of the Company, any Company Licensed Intellectual Property, is subject to any proceeding (excluding ex parte proceedings before examiners (i.e., not appeals) involving applications and rulemaking and similar administrative proceedings broadly applicable to similar intellectual property) or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or that may affect the validity, use, or enforceability of the Company Owned Intellectual Property or Company Licensed Intellectual Property.

      (d) Each item of Company Owned Intellectual Property is, and to the knowledge of the Company, each item of Company Licensed Intellectual Property is, valid, enforceable, and subsisting. For each item of Intellectual Property listed or required to be listed in Section 3.11(b) of the Company Disclosure Schedule, all necessary registration, maintenance, and renewal fees due and payable before the Effective Time have been made, and all necessary documents and certificates in connection therewith have been filed with the relevant patent, copyright, trademark, or other authority in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property.

      (e) To the extent that any work, invention, data, information, or material has been developed or created by a third party for the Company or its Subsidiaries and incorporated into the Company’s Products, Company Owned Intellectual Property or Company Licensed Intellectual Property, the Company or such Subsidiary has a written agreement with the third party with respect thereto, and thereby has obtained ownership of, and is the exclusive owner of, or has a valid license to use, all of the Company’s Products, Company Owned Intellectual Property, and Company Licensed Intellectual Property in such work, invention, data, information, or material by such agreement, by operation of law, or by valid assignment.

      (f) Except for commercial software licenses related to the Company’s Products entered into in the ordinary course of business, none of the Company or its Subsidiaries has sold, assigned, conveyed or otherwise transferred, by oral or written agreement, expressly or impliedly, any rights, title or interest in or to the Company Owned Intellectual Property.

      (g) Section 3.11(g) of the Company Disclosure Schedule lists all contracts, licenses, covenants not to sue, and agreements to which the Company is a party that are in effect as of the date of this Agreement (i) with respect to Intellectual Property licensed or offered to any third party (other than standard commercial software licenses related to the Company’s Products entered into the ordinary course of business) or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company or its Subsidiaries, excluding off-the-shelf software purchased for less than $250,000 in the aggregate. The contracts, licenses, covenants not to sue, and agreements listed in Section 3.11(g) of the Company Disclosure Schedule are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of those contracts, licenses, covenants not to sue, and agreements. The Company and its Subsidiaries are in compliance with all of, and have not breached any term of, those contracts, licenses, covenants not to sue, and agreements and, to the knowledge of the Company, all other parties to those contracts, licenses, covenants not to sue, and agreements are in compliance with, and have not breached any term of, those contracts, licenses, covenants not to sue, and agreements. Following the Effective Time, Buyer will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under the contracts, licenses, covenants not to sue, and agreements listed in Section 3.11(g) of the Company Disclosure Schedule to the same extent that the Company or its Subsidiaries would have been able had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments that the Company or its Subsidiaries would otherwise be required to pay.

      (h) Section 3.11(h) of the Company Disclosure Schedule lists all contracts, licenses, and agreements between the Company or any of its Subsidiaries and any third party as of the date of this Agreement wherein or whereby the Company or any of its Subsidiaries have agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement, misappropriation, or other violation by the Company or any of its Subsidiaries or such third party of the Intellectual Property of any other third party (other than standard commercial software licenses entered into in the ordinary course of business).

      (i) The operation of the Company’s and its Subsidiaries’ business as currently conducted does not infringe, misappropriate, or otherwise violate, or cause or induce customers of the Company or its Subsidiaries or users of the Company’s Products to infringe, misappropriate, or otherwise violate, the Intellectual Property rights of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction. None of the Company or its Subsidiaries has, in the six years preceding the date hereof, received any communications alleging any interference, opposition, cancellation, reexamination or other contest, proceeding, action, suit, hearing, investigation, charge, complaint, demand, notice, claim, dispute nor is any claim of infringement, misappropriation or other violation by the Company or its Subsidiaries of any intellectual property or other proprietary rights of any other individual or entity pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. None of the Company or its Subsidiaries currently is evaluating any intellectual property of another person or entity (and has not conducted any such evaluations in the past) to determine whether a license thereof is necessary or desirable where the failure to obtain such a license would otherwise be reasonably expected to have a Company Material Adverse Effect. No governmental agency or authority has notified the Company or any of its Subsidiaries that it is disputing the Company’s or any of its Subsidiaries’ right to obtain or continue registration of any Company Intellectual Property where the Company or such Subsidiary has applied for such registration, except where such dispute has been resolved in favor of issuing or continuing such registration. All payments to governmental agencies required to maintain the effectiveness of any patents or any Company Owned Intellectual Property have been timely paid.

      (j) To the knowledge of the Company, (i) no person is infringing, misappropriating, or otherwise violating any Company Owned Intellectual Property or, to the knowledge of the Company, any of the Company’s or its Subsidiary’s exclusive rights to any Company Licensed Intellectual Property, and (ii) there are no claims asserted against the Company or any of its Subsidiaries or against any customer of the Company or any of its Subsidiaries, related to any product or service of the Company or its Subsidiaries.

      (k) The Company and its Subsidiaries have taken reasonable steps to protect their rights in the confidential information and trade secrets included in the Company Owned Intellectual Property and the Company Licensed Intellectual Property and any trade secrets or confidential information of third parties provided to the Company or its Subsidiaries. Without limiting the foregoing, the Company and its Subsidiaries have and enforce a policy requiring each employee and contractor with access to any Company Owned Intellectual Property or Company Licensed Intellectual Property to execute a proprietary information/ confidentiality/ assignment of inventions agreement in the Company’s standard form, which form has been provided to Buyer, and all current and former Employees and contractors of the Company have executed such an agreement without exception or modification. To the knowledge of the Company, no employee or consultant of the Company or any of its Subsidiaries has caused any of the Company’s or any of its Subsidiaries’ trade secrets or confidential information included in the Company Owned Intellectual Property or the Company Licensed Intellectual Property to become part of the public knowledge or literature, nor has the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the employees or consultants of the Company or any of its Subsidiaries, permitted any such trade secrets or confidential information to be used, divulged or appropriated for the benefit of persons to the material detriment of the Company or any of its Subsidiaries.

      (l) The use, maintenance, sale and licensing of the Company’s Products do not require any intellectual property rights other than the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

      (m) The documentation and the source code with its embedded commentary, descriptions and indicated authorships, the specifications and the other informational materials that describe the operation, functions and technical characteristics applicable to the Company’s Products have been accurately compiled in accordance with standards generally practiced by companies whose principal business is creation or development of software and are sufficient to permit persons who are reasonably skilled and proficient in the design, manufacture and sale of software products as now being produced to continue the same in the ordinary course of business and to support and maintain the products and services and enforce their rights to control or prevent use of such Company’s Products by others. The Company’s Products under development by the Company or any Subsidiary are being developed in accordance with standards generally practiced by companies whose principal business is creation or development of software.

      (n) No Company Intellectual Property has been escrowed or stored, or is required to be escrowed or stored, on behalf of or for the benefit of any person or entity. No person or entity other than the Company and its Subsidiaries and its employees and consultants who have a “need to know” in connection with the performance of their duties to the Company or its Subsidiaries has access or rights to the source code of the Company Software.

      SECTION 3.12     Litigation. The Company Disclosure Schedule sets forth a list of all material pending litigation, arbitration, or administrative proceedings against the Company or any of its Subsidiaries as of the date of this Agreement. No litigation, arbitration, or administrative proceeding is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that, if decided adversely to such person, would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is specifically identified as a party subject to any material restrictions or limitations under any injunction, writ, judgment, order, or decree of any arbitrator, court, administrative agency, commission, or other governmental authority.

      SECTION 3.13     Permits, Licenses, Authorizations; Compliance with Laws. Each of the Company and its Subsidiaries has all licenses, franchises, permits, and other governmental authorizations and approvals necessary to conduct its business, and neither the Company nor any of its Subsidiaries is in violation of any such license, franchise, permit, or other governmental authorization or approval, or any statute, law, ordinance, rule, or regulation applicable to it or any of its properties, except where the failure to have any such license, franchise, permit, or other governmental authorization or approval, or the existence of any such violation, has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any governmental authority with respect to the Company or any of its Subsidiaries is pending (other than with respect to Taxes, which are subject to the representations set forth in Section 3.8) or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no governmental authority has indicated an intention to conduct any such investigation or review.

      SECTION 3.14     No Brokers or Finders. Except for Revolution Partners, LLC (pursuant to an engagement letter, a true and complete copy of which has been delivered to Buyer), the Company has not engaged any investment banker, broker, or finder in connection with the transactions contemplated hereby.

      SECTION 3.15     Benefit Plans.

      (a) Each employee pension benefit plan (“Pension Plan”), as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”), each employee welfare benefit plan (“Welfare Plan”), as defined in Section 3(1) of ERISA, and each deferred compensation, bonus, incentive, stock incentive, option, stock purchase, severance, or other employee benefit plan, agreement, commitment, or arrangement, funded or unfunded, written or oral (“Benefit Plan”), which is currently maintained by the Company or any of its ERISA Affiliates (defined in Section 3.15(o) below) or to which the Company or any of its ERISA Affiliates currently contributes, or is under any current obligation to contribute, or under which the Company or any of its ERISA Affiliates has any liability, contingent or otherwise (including any withdrawal liability within the meaning of Section 4201 of ERISA) (collectively, the “Company Employee Plans” and each, individually, a “Company Employee Plan”), and each management, employment, severance, consulting, non-compete or similar agreement or contract between the Company or any of its Subsidiaries and any Company Employee pursuant to which the Company or any of its Subsidiaries has or may have any liability, contingent or otherwise (“Company Employee Agreement”), is listed in the Company Disclosure Schedule. True and complete copies have been delivered or made available to Buyer of (i) all material documents embodying or relating to each Company Employee Plan and each Company Employee Agreement, including all amendments thereto, written interpretations thereof and trust or funding agreements or insurance policies with respect thereto; (ii) the two most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) a statement of alternative form of compliance pursuant to U.S. Department of Labor (“DOL”) Regulation §2520.104-23, if any, filed for each Company Employee Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) for a select group of management or highly compensated employees; (iv) the most recent determination letter received from the Internal Revenue Service (“IRS”), if any, for each Company Employee Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (v) if a Company Employee Plan is funded, the most recent annual and periodic accounting of the Company Employee Plan assets; (vi) the most recent summary plan description together with all subsequent summaries of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, filed as required under ERISA in connection with each Company Employee Plan or related trust; and (viii) a listing of each investment option offered to participants under each Pension Plan that allows for self-directed investments by participants. None of the Company, or any of its Subsidiaries or ERISA Affiliates has any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan, to enter into any Company Employee Agreement or to modify or to terminate any Company Employee Plan or Company Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to Company Employees.

      (b) The Company and each of its ERISA Affiliates has made on a timely basis all contributions or payments required to be made by it under the terms of the Company Employee Plans, ERISA, the Code, or other applicable laws.

      (c) Each Company Employee Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified and a determination letter has been issued by the IRS to the effect that each such Company Employee Plan is so qualified and that each trust forming a part of any such Company Employee Plan is exempt from tax pursuant to Section 501(a) of the Code and, to the knowledge of the Company, no circumstances exist which would be reasonably likely to affect adversely this qualification or exemption, including any failure to timely adopt any amendment required by the IRS as a condition of qualification under Section 401(a) of the Code.

      (d) Each Company Employee Plan (and any related trust or other funding instrument) has been established, maintained, and administered in all material respects in accordance with its terms and in both form and operation is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable laws, statutes, orders, rules and regulations (other than adoption of any plan amendments for which the deadline has not yet expired), and all reports required to be filed with any governmental agency with respect to each Company Employee Plan have been timely filed, other than filings that are inconsequential.

      (e) There is no litigation, arbitration, audit or investigation or administrative proceeding pending or, to the knowledge of the Company, threatened, against the Company or any of its ERISA Affiliates or, to the knowledge of the Company, any plan fiduciary by the IRS, the DOL, the Pension Benefit Guaranty Corporation (“PBGC”), or any participant or beneficiary with respect to any Company Employee Plan as of the date of this Agreement. No event or transaction has occurred with respect to any Company Employee Plan that would result in the imposition of any material tax under Chapter 43, 46 or 47 of Subtitle D of the Code. Neither the Company nor any of its ERISA Affiliates nor, to the knowledge of the Company, any plan fiduciary of any Pension Plan or Welfare Plan maintained by the Company or its Subsidiaries has engaged in any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA (including any prohibited transaction class exemption issued by the DOL) or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code, or is subject to any material excise tax imposed by the Code or ERISA with respect to any Company Employee Plan.

      (f) Each Company Employee Plan (other than Company Employee Agreements) can be amended, terminated or otherwise discontinued without liability to the Company, any of its Subsidiaries or any of its ERISA Affiliates, other than for benefits accrued to date and administrative costs.

      (g) No liability under any Company Employee Plan has been funded, nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company or any of its Subsidiaries has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding.

      (h) No liability for non-qualified deferred compensation under any Company Employee Plan or Company Employee Agreement is funded through any of (i) the purchase of corporate owned life insurance (COLI), (ii) a “secular” trust, (iii) a “rabbi” trust that is irrevocable or otherwise provides restrictions on the return of assets to the Company, or (iv) any off-shore funding arrangement. Neither the Company nor any of its Subsidiaries contributes to any split-dollar life insurance on the life of any Company Employee.

      (i) Neither the Company nor any of its ERISA Affiliates currently maintains, nor at any time in the previous six calendar years maintained or had an obligation to contribute to, any defined benefit pension plan subject to Title IV of ERISA, or any “multiemployer plan” as defined in Section 3(37) of ERISA.

      (j) None of the Company, or any of its Subsidiaries or ERISA Affiliates (i) maintains or contributes to any Company Employee Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Company Employee (or beneficiary of such employee) upon his retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) that such Company Employee(s) (or beneficiary of such employee) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code.

      (k) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result in aggregate payments in excess of $25,000 (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any

Company Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or Buyer to amend or terminate any Company Employee Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes, or (iii) result in any “rabbi” trust becoming irrevocable or subject to any restrictions on the return of assets to the Company or the Buyer.

      (l) There is no commitment covering any Company Employee that, individually or in the aggregate, would be reasonably likely to give rise to the payment of any amount that would result in a material loss of tax deductions pursuant to Section 162(m) of the Code.

      (m) The Company and each of its Subsidiaries (i) is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees; (ii) is not liable for any arrears of wages or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any material past due payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Company Employees.

      (n) No work stoppage or labor strike against the Company or any of its Subsidiaries by Company Employees is pending or threatened. Neither the Company nor any of its Subsidiaries (i) is involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any Company Employees, including violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints, other than such disputes, grievances or litigation that are inconsequential; (ii) is engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or (iii) is presently, nor has been in the past six years, a party to, or bound by, any collective bargaining agreement or union contract with respect to Company Employees and no such agreement or contract is currently being negotiated by the Company or any of its affiliates. No Company Employees are currently represented by any labor union for purposes of collective bargaining and, to the knowledge of the Company, no activities the purpose of which is to achieve such representation of all or some of such Company Employees are threatened or ongoing.

      (o) For purposes of this Agreement, “ERISA Affiliate” means, with respect to the Company and its Subsidiaries or Buyer and its Subsidiaries, as applicable, each trade, business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with the Company and its Subsidiaries or Buyer and its Subsidiaries, as applicable, within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company and its Subsidiaries or Buyer and its Subsidiaries, as applicable, under Section 414(o) of the Code, or is under “common control” with the Company and its Subsidiaries or Buyer and its Subsidiaries, as applicable, within the meaning of Section 4001(a)(14) of ERISA.

      SECTION 3.16     Environmental Matters.

      (a) No Hazardous Substances (defined below) have been released, emitted or disposed of, or otherwise deposited, on or in any of the real property in which the Company or its Subsidiaries has any interest, whether as fee owner, lessee or otherwise (“Company Real Property”), by the Company or its Subsidiaries or, to the knowledge of the Company and its Subsidiaries, by any other person or entity that have been in quantities, or involved methods of containment or use, that violate any Environmental Laws (defined below), or that created any liability or other obligation of the Company or its Subsidiaries.

      For purposes of this Agreement, “Environmental Laws” mean all federal, state, local and foreign statutes, laws, duties, regulations and ordinances (including common law) which relate to or deal with pollution, compensation for damage or injury caused by pollution or protection of human health or the environment as of the Closing.

      For purposes of this Agreement, “Hazardous Substance(s)” means (i) any flammable substances, explosives, radioactive materials, hazardous wastes, toxic substances, pollutants and contaminants, and all other materials or substances identified in or regulated by any of the Environmental Laws, and

(ii) asbestos, PCBs, urea formaldehyde, nuclear fuel or material, chemical waste, explosives, known carcinogens, petroleum products and by-products (including any fraction thereof), and radon.

      (b) No Company Real Property is being used, or, to the knowledge of Company or its Subsidiaries, has ever been used, in connection with the business of manufacturing, storing, transporting, handling, disposing or treating Hazardous Substances.

      (c) Company and its Subsidiaries have not generated or transported any Hazardous Substances at any time that have been transported to or disposed of in any landfill or other facility, which transportation or disposal (under laws applicable as of the date hereof to the landfill or other facility) could create liability to any unit of government or any third party.

      (d) There is no Environmental Claim (defined below) pending or, to the knowledge of the Company or its Subsidiaries, threatened against the Company or its Subsidiaries or against any person or entity whose liability for such Environmental Claim the Company or its Subsidiaries have or may have retained or assumed either contractually or by operation of law.

      For purposes of this Agreement, “Environmental Claim” means any notice alleging the non-compliance with, or failure to perform any duty under, any Environmental Laws or potential liability (including, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any material or form of energy at any location, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

      (e) The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. There are no circumstances that may prevent or interfere with compliance in all material respects in the future, including any failure to make a timely application or submission for renewal of a permit or other license. No permits or other governmental authorizations are currently held by the Company or its Subsidiaries pursuant to any Environmental Laws.

      SECTION 3.17     Insurance. The Company Disclosure Schedule contains a list of all material insurance policies maintained by the Company and its Subsidiaries as of the date of this Agreement, together with a brief description of the coverages afforded thereby. All of such insurance policies are in full force and effect, and neither the Company nor its Subsidiaries have received any notice of cancellation or termination with respect to any material insurance policy of the Company or its Subsidiaries.

      SECTION 3.18     Amendment to Company Rights Agreement. The Board of Directors of the Company has amended the Company Rights Agreement to provide that (a) neither Buyer nor Buyer Subsidiary will become an “Acquiring Person” (as defined in the Company Rights Agreement) as a result of the execution of this Agreement or the consummation of the Merger, (b) no “Stock Acquisition Date,” “Distribution Date” or “Section 11(a)(ii) Event” (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or the Voting Agreements (defined in Section 3.22(b)), or the consummation of the Merger, and (c) all outstanding Company Rights issued and outstanding under the Company Rights Agreement will expire immediately before the Effective Time.

      SECTION 3.19     Opinion of Financial Adviser. The Company’s Board of Directors has received the opinion of Revolution Partners, LLC to the effect that, as of the date of this Agreement, the consideration to be received by the Company’s stockholders in the Merger is fair to such stockholders from a financial point of view.

      SECTION 3.20     Related-Party Transactions. No stockholder, officer, director, or employee of the Company or any of its Subsidiaries nor any member of any such person’s immediate family (each, a “Company Related Party”) is presently, or within the past five years has been, a party to any transaction with the Company or any of its Subsidiaries (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as officers, directors, or employees the Company or any of its Subsidiaries) any such Company Related Party or any entity in which any such Company Related Party has an interest.

      SECTION 3.21     Bank Accounts. The Company Disclosure Schedule contains a true and complete list of the names of each bank or other financial institution in which the Company or any of its Subsidiaries has an account or safe deposit boxes, and the names of all persons authorized to draw thereon or access thereto.

      SECTION 3.22     Voting Agreements. The Company has delivered to Buyer:

(a) an agreement (the “Preferred Share Voting Agreement”), in substantially the form of Exhibit B, executed by each of Thomas Weisel Capital Partners, L.P. (“TWCP”), TWP CEO Founders’ Circle (AI), L.P., TWP CEO Founders’ Circle (QP), L.P., Thomas Weisel Capital Partners Employee Fund, L.P., TWP 2000 Co-Investment Fund, L.P., Thomas Weisel Capital Partners (Dutch), L.P. and Thomas Weisel Capital Partners (Dutch II), L.P. (each a “Voting Preferred Holder”), dated the date of this Agreement, by which each Voting Preferred Holder, among other things, (i) consents to the execution of this Agreement by the Company, and (ii) agrees to vote any shares of Company Series A-1 Preferred Stock for which it has voting power in favor of the Company Stockholder Proposals; and

(b) an agreement (each a “Company Stockholder Agreement” and together with the Preferred Share Voting Agreements, the “Voting Agreements”) in substantially the form of Exhibit C, executed by each of the persons owning shares of the Company listed on Section 3.22(b) of the Company Disclosure Schedule (the “Named Company Stockholders”), dated the date of this Agreement, and irrevocable proxies granting to Buyer, pursuant to the terms of the Company Stockholder Agreement, the right to vote all of the shares of Company Common Stock and of the Named Company Stockholders in favor of Company Stockholder Proposals.

      SECTION 3.23     Employee Non-Compete. Mark K. Ruport has entered into an employment and non-compete agreement with Buyer, in the form of Exhibit D attached hereto, which agreement shall become effective, if ever, only at the Effective Time.

      SECTION 3.24     Board Approval. The Board of Directors of the Company (i) has approved the Company Stockholder Proposals, (ii) has determined that this Agreement and the Merger are advisable and in the best interests of such stockholders of the Company and are on terms that are fair to the stockholders and (iii) will recommend that the stockholders of the Company approve the Company Stockholder Proposals. Section 203 of the DGCL will not apply to the Merger or the transactions contemplated by this Agreement.

      SECTION 3.25     Material Misstatements or Omissions. The representations and warranties made by the Company in this Agreement, the statements made in any Schedules, including the Company Disclosure Schedule, or certificates furnished by the Company pursuant to this Agreement, and the statements made by the Company in any documents mailed, delivered or furnished to the stockholders of Buyer or the Company in connection with soliciting their proxy or consent to the Company Stockholder Proposals, do not contain and will not contain, as of their respective dates and as of the Effective Time, any untrue statement of a material fact, nor do they omit nor will they omit, as of their respective dates and as of the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUBSIDIARY

      Except as otherwise set forth in the disclosure schedule delivered by Buyer to the Company concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Schedule”) or as otherwise described in the Buyer SEC Reports (defined in Section 4.5(a)) filed on or prior to the date of this Agreement, Buyer and Buyer Subsidiary represent and warrant to the Company as follows:

      SECTION 4.1     Organization, Standing, Qualification. Each of Buyer’s Subsidiaries is listed in the Buyer Disclosure Schedule under the heading “Subsidiaries.” Buyer and each of its Subsidiaries (including Buyer Subsidiary) is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (as identified in the Buyer Disclosure Schedule) and has the requisite corporate power and corporate authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Each of Buyer and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated, or leased by it, or the nature of its business, makes such qualification or licensing necessary, except such jurisdictions where failure to be so qualified, licensed, or in good standing would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. The copies of the charter and bylaws (or similar organizational documents) of Buyer and each of its Subsidiaries provided to the Company are complete and correct as of the date of this Agreement. Buyer Subsidiary is newly formed and wholly owned by Buyer, has no employees and no material assets or liabilities, and has not engaged in any business except in connection with this Agreement.

      SECTION 4.2     Capitalization. The authorized capital stock of Buyer consists of (i) 90,000,000 shares of Buyer Common Stock, of which, as of the date of this Agreement, 22,192,264 shares are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of which 1,000,000 have been designated as Series A Junior Participating Preferred Shares (“Buyer Series A Preferred Stock”), none of which, as of the date of this Agreement, is issued and outstanding. The authorized capital stock of Buyer Subsidiary consists of 100 shares of common stock, of which, as of the date of this Agreement, 100 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Buyer and of each of its Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, were issued in compliance with applicable federal and state securities laws and were not granted in violation of any statutory or other preemptive rights. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements, arrangements or commitments under which Buyer or any of its Subsidiaries is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any shares of capital stock of, or other equity or voting interests in, Buyer or any of its Subsidiaries, and there are no outstanding securities convertible into or exchangeable for any such capital stock or other equity or voting interests, except for (a) options to purchase up to 5,622,784 shares of Buyer Common Stock (as of the date of this Agreement) at the exercise prices set forth in the Buyer Disclosure Schedule, (b) warrants to purchase up to 225,000 shares of Buyer Common Stock (as of the date of this Agreement) at the exercise prices set forth in the Buyer Disclosure Schedule and (c) the Rights Agreement dated as of May 29, 2002 between Buyer and Wells Fargo Bank Minnesota, N.A., under which each outstanding share of Buyer Common Stock has attached to it certain rights, including rights under certain circumstances to purchase one one-hundredth of a share of Buyer Series A Preferred Stock at $75 per right, subject to adjustment. There are no voting trusts, proxies or other agreements or understandings to which Buyer or Buyer Subsidiary is a party with respect to the voting of capital stock of Buyer or Buyer Subsidiary. Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock of every class of each of its Subsidiaries, free and clear of all liens, security interests, pledges, charges, and other encumbrances. The Buyer Disclosure Schedule contains a complete and correct list of each corporation, limited liability company, partnership, joint venture, or other business association or entity in which Buyer or any of its Subsidiaries has any direct or indirect equity ownership interest (other than the Subsidiaries listed in the Buyer Disclosure Schedule).

      SECTION 4.3     Authorization and Execution. Each of Buyer and Buyer Subsidiary has the corporate power and authority to execute and deliver this Agreement and, subject to approval of the Share Issuance (defined in Section 7.1(a)) by the holders of the Buyer Common Stock at the Buyer Shareholders Meeting (defined in Section 7.1(a)), to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by each of Buyer and Buyer Subsidiary have been duly authorized by Buyer as sole stockholder of Buyer Subsidiary and by their respective Boards of Directors, and no further corporate action of Buyer or Buyer Subsidiary, other than the approval of the Share Issuance and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Buyer and Buyer Subsidiary and, assuming the accuracy of the representations and warranties of the Company set forth in Article III, constitutes the legal, valid, and binding obligation of each of Buyer and Buyer Subsidiary, enforceable against each of Buyer and Buyer Subsidiary in accordance with its terms, except to the extent that enforceability may be limited by the Enforcement Exceptions. The shares of Buyer Common Stock to be issued in connection with the Merger (including upon the exercise of Replacement Options) will, when issued and delivered in accordance with this Agreement and assuming the accuracy of the Company’s representations and warranties in this Agreement and the accuracy of the Company’s disclosure in the Company SEC Reports and the Joint Proxy Statement, be duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws. Buyer has reserved the shares of Buyer Common Stock to be issued upon exercise of Replacement Options.

      SECTION 4.4     No Conflicts. Neither the execution and delivery of this Agreement by Buyer and Buyer Subsidiary nor the consummation by Buyer and Buyer Subsidiary of the transactions contemplated hereby, will (a) conflict with or result in a breach of the charter, bylaws, or similar organizational documents, as currently in effect, of Buyer or any of its Subsidiaries, (b) except for (i) compliance with the Securities Act and the Exchange Act, including the filing with, and to the extent applicable, the declaration of effectiveness by, the SEC of the Joint Proxy Statement and the Registration Statement and such reports and other filings under the Securities Act or Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) any filings required by the pre-merger notification requirements of the HSR Act and comparable filings, if any, in foreign jurisdictions and (iv) the filings required under the rules and regulations of Nasdaq National Market System, require any filing with, or consent or approval of, any governmental, administrative or regulatory body or authority having jurisdiction over any of the business or assets of Buyer or any of its Subsidiaries, (c) violate any statute, law, ordinance, permit, license, rule, or regulation applicable to Buyer or any of its Subsidiaries or any injunction, judgment, order, writ, decision or decree applicable to Buyer or any of its Subsidiaries or their respective properties or assets, (d) result in a breach of, or constitute a default or an event that, with or without the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit, require notice to, approval of, or the consent of, any third party under, and for the survival of, any Buyer Material Contract (defined in Section 4.10), or (e) result in the creation of any lien or encumbrance on the assets of Buyer or any of its Subsidiaries, except, in the case of clauses (b), (c), (d) and (e), where such violation, breach, default, termination, cancellation, acceleration, payment, benefit, or lien, or the failure to make such filing, give such notice, or obtain such consent or approval, would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect.

      SECTION 4.5     SEC Reports; Financial Statements; No Undisclosed Liabilities.

      (a) Buyer has made available to the Company, in the form filed with the SEC, all reports, registration statements, and other filings (including amendments to previously filed documents) filed by Buyer with the SEC since January 1, 2003 (all such reports, registration statements, and other filings are collectively called the “Buyer SEC Reports” and each is individually called a “Buyer SEC Report”). No Buyer SEC Report, as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each Buyer SEC Report at the time of its filing complied as to form in all material respects with all applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC promulgated thereunder. The representation in the immediately preceding sentence does not apply to any misstatement or omission in any Buyer SEC Report filed before the date of this Agreement that has been superseded by a subsequent Buyer SEC Report filed before the date of this Agreement. Since January 1, 2003, Buyer has filed all reports and other filings that it was required to file with the SEC under the Exchange Act, Securities Act and the rules and regulations of the SEC.

      (b) The consolidated financial statements contained in the Buyer SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries at the respective dates thereof and the consolidated results of operations and consolidated cash flows of Buyer and its Subsidiaries for the periods indicated and are consistent with the books and records of Buyer and its Subsidiaries, subject, in the case of interim financial statements, to normal year-end adjustments, and except that the interim financial statements do not contain all of the footnote disclosures required by GAAP to the extent permitted by the rules and regulations of the SEC.

      (c) Except as and to the extent reflected or reserved against on the most recent balance sheet contained in the Buyer SEC Reports filed on or before the date of this Agreement (the “Buyer Balance Sheet”), neither Buyer nor any of its Subsidiaries had, as of the date of such Buyer Balance Sheet, any material obligations or liabilities of any nature that as of such date would have been required to be included on a consolidated balance sheet of Buyer prepared in accordance with GAAP as in effect on such date (without regard to any events, incidents, assertions, or state of knowledge occurring after such date). Since the date of the Buyer Balance Sheet, neither Buyer nor any of its Subsidiaries has incurred any obligations or liabilities of any nature that are currently outstanding that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Buyer prepared in accordance with GAAP as in effect on the date of this Agreement (without regard to any events, incidents, assertions, or state of knowledge occurring subsequent to such date), other than those arising in the ordinary course of business consistent with past practice (including trade indebtedness) since the date of the Buyer Balance Sheet and those that would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect.

      (d) Since January 1, 2003, neither Buyer nor any of its Subsidiaries nor, to Buyer’s knowledge, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal controls, including any complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to Buyer’s Board of Directors or any committee thereof or to any director or officer of Buyer.

      (e) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Buyer’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

      (f) To the knowledge of Buyer, no employee of Buyer or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or possible violation of any applicable law by Buyer or any of its Subsidiaries, or by any of its directors, officers or employees with respect to the business of Buyer or any of its Subsidiaries.

      SECTION 4.6     Registration Statement; Joint Proxy Statement. The Registration Statement and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act or of the Exchange Act, as the case may be, applicable to Buyer. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will (in the case of the Registration Statement, at the time it is filed with the SEC, after giving effect to all supplements and amendments thereto (if any), and at the time it becomes effective under the Securities Act; and, in the case of the Joint Proxy Statement, at the date mailed to the shareholders of the Company and Buyer, and after giving effect to all supplements and amendments thereto (if any), at the time of the meetings of such shareholders to be held in connection with the Merger) contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Buyer and Buyer Subsidiary make no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company that is contained in or omitted from any of the foregoing documents or that is incorporated by reference therein.

      SECTION 4.7     Absence of Certain Changes or Events. From the date of the Buyer Balance Sheet to and including the date of this Agreement, Buyer and its Subsidiaries have conducted their respective businesses and operations in the ordinary course consistent with past practice and neither Buyer nor any of its Subsidiaries has:

(a) split, combined, or reclassified any shares of its capital stock or made any other changes in its equity capital structure;

(b) purchased, redeemed, or otherwise acquired, directly or indirectly, any shares of its capital stock or any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock;

(c) declared, set aside, or paid any dividend or made any other distribution in respect of shares of its capital stock, except for dividends or distributions by any of Buyer’s Subsidiaries to Buyer or another of Buyer’s Subsidiaries;

(d) issued any shares of its capital stock or granted any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except for issuances of shares of Buyer Common Stock upon the exercise of options, granted on or before the date of the Buyer Balance Sheet;

(e) purchased any business, purchased any stock of any corporation other than Buyer, or merged or consolidated with any person;

(f) sold, leased, licensed or encumbered or otherwise disposed of any assets or properties, other than in the ordinary course of business consistent with past practice, which sales, leases, licenses, encumbrances or other dispositions of assets other than inventory, in any event, were not material to Buyer and its Subsidiaries, taken as a whole;

(g) incurred, assumed, or guaranteed any indebtedness for money borrowed other than intercompany indebtedness;

(h) changed or modified in any material respect any existing accounting method, principle or practice, other than as required by GAAP;

(i) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Buyer, increased in any manner the compensation or benefits of any employee (who is not a director or officer), former employee, or independent contractor providing personal services of Buyer or its Subsidiaries (“Buyer Employee”);

(j) increased the compensation or benefits of any officer or director of Buyer or any of its Subsidiaries, other than consistent with past practice;

(k) entered into or amended any contract, agreement, employment, severance or special pay arrangement with any Buyer Employee, except in the ordinary course of business consistent with past practice;

(l) except for this Agreement, entered into any commitment to do any of the foregoing; or

(m) suffered any business interruption, damage to or destruction of its properties, or other incident, occurrence, or event that has had or would be reasonably likely to have (after giving effect to any insurance coverage reasonably likely to be received), individually or in the aggregate, a Buyer Material Adverse Effect.

      SECTION 4.8     Tax Matters.

      (a) Buyer and its Subsidiaries have timely filed (or received appropriate extensions of time to file) all material federal, state, local, and foreign Tax Returns required to be filed by them with respect to Taxes. All Tax Returns were correct and complete in all material respects. Buyer and its Subsidiaries have paid or accrued in accordance with GAAP all Taxes owed by any of them for all fiscal periods to and including the date of this Agreement.

      (b) There is no material dispute or claim concerning the Tax liability of any of Buyer or its Subsidiaries claimed or raised by any authority in writing and no Tax Returns of Buyer or its Subsidiaries are the subject of pending audits. Neither Buyer nor any of its Subsidiaries has extended the period for assessment or payment of any Tax, which extension has not since expired.

      (c) Buyer and its Subsidiaries have withheld and paid over to the appropriate governmental authorities all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee and in connection with any transaction subject to any sales or use Tax, except for any such Taxes that are immaterial in amount.

      (d) Neither Buyer nor any of its Subsidiaries has been a member of an affiliated group (as such term is defined in Section 1504 of the Code) filing a consolidated federal income tax return for any tax year, other than a group the common parent of which was Buyer.

      (e) Neither Buyer nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations.

      (f) Neither Buyer nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (g) Neither Buyer nor any of its Subsidiaries is a party to or bound by any Tax-indemnity, Tax-allocation or Tax-sharing agreement other than between or among Buyer and its Subsidiaries.

      (h) Buyer has delivered or made available to the Company true and complete copies of all requested federal, state, local, and foreign income tax returns with respect to Buyer and each of its Subsidiaries.

      (i) Neither Buyer nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement, including this Agreement, that individually or collectively could obligate it to make any payment that is not deductible under Section 280G of the Code.

      (j) No written claims that, in the aggregate, could reasonably be expected to have a Buyer Material Adverse Effect have been made by an authority in a jurisdiction where any of Buyer or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

      (k) Neither Buyer nor any of its Subsidiaries has distributed the stock of a “controlled corporation” (within the meaning of that term as used in Section 355(a) of the Code) in a transaction subject to Section 355 of the Code within the past two years.

      (l) Neither Buyer nor any of its Subsidiaries will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

      (m) Neither Buyer nor any of its Subsidiaries has any “excess loss accounts” or “deferred gains” with respect to any “deferred intercompany transactions” within the meaning of Treas. Reg. Sections 1.1502-19 and 1.1502-13, respectively.

      (n) Neither Buyer nor any of its Subsidiaries is subject to a Tax lien on any of its property or assets, except for current liens for Taxes nor yet due.

      (o) The reserve for Taxes set forth on the financial statements of Buyer contained in Buyer’s most recent Annual Report on Form 10-K is adequate for the payment of all material Taxes through the date thereof, and no material Taxes have been incurred since April 1, 2003 that were not incurred in the ordinary course of business.

      SECTION 4.9     Owned Property. Neither Buyer nor any of its Subsidiaries owns any real property. Buyer and its Subsidiaries have sufficient title to, or the right to use, all of their tangible properties and assets necessary to conduct their respective businesses as currently conducted, with such exceptions as, individually or in the aggregate, would not interfere with the current use of such properties or assets in such a manner as to be reasonably likely to have a Buyer Material Adverse Effect.

      SECTION 4.10     Material Contracts. Neither Buyer nor any of its Subsidiaries is a party to or bound by any (whether written or oral):

(a) employment, severance or non-competition agreements;

(b) operating lease, whether as lessor or lessee, with respect to any real property;

(c) contract, whether as licensor or licensee, for the license of any patent, know-how, trademark, trade name, service mark, copyright, or other intangible asset (other than (i) non-negotiated licenses of commercially available computer software, and (ii) commercial software licenses related to the Buyer Software (as defined in Section 3.11(a)(iv)) entered into the ordinary course of business);

(d) loan or guaranty agreement, indenture, or other instrument, contract, or agreement under which any money has been borrowed or loaned, which has not yet been repaid, or any note, bond, or other evidence of indebtedness has been issued and remains outstanding;

(e) mortgage, security agreement, conditional sales contract, capital lease, or similar agreement that effectively creates a lien on any assets of Buyer or any of its Subsidiaries (other than any conditional sales contract, capital lease, or similar agreement that creates a lien only on tangible personal property);

(f) contract restricting Buyer or any of its Subsidiaries in any material respect from engaging in business or from competing with any other parties;

(g) plan of reorganization;

(h) partnership or joint venture agreement;

(i) collective bargaining agreement or agreement with any labor union or association representing the Buyer Employees;

(j) contracts and other agreements for the sale of any of its material assets or properties or for the grant to any person of any preferential rights to purchase any of its material assets or properties other than in the ordinary course of business except for contracts or agreements pursuant to which the sale or purchase has been completed and there are no material obligations remaining;

(k) material warehousing, distributorship, representative, marketing, sales agency or advertising agreements; or

(l) “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC).

      All of the foregoing are collectively called “Buyer Material Contracts.” To the extent Buyer Material Contracts are evidenced by documents, true and complete copies have been delivered or made available to the Company. To the extent Buyer Material Contracts are not evidenced by documents, written summaries have been delivered or made available to the Company. Each Buyer Material Contract is in full force and effect, unless the failure of any Buyer Material Contracts to be in full force and effect has not had and would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Neither Buyer nor any of its Subsidiaries nor, to the knowledge of Buyer, any other party is in breach of or in default under any of the Buyer Material Contracts, except for breaches or defaults that have not had and would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

      SECTION 4.11     Intellectual Property.

      (a) Section 4.11(a) of the Buyer Disclosure Schedule contains a true, complete, and current list in all material respects of all of the patents and patent applications, invention disclosures, trademark/service mark applications and registrations, material common law marks, domain names, copyright applications and registrations, owned by or licensed to Buyer or its Subsidiaries and included in the Buyer Owned Intellectual Property and the Buyer Licensed Intellectual Property. Buyer or its Subsidiaries own all right, title, and interest in and to each item of Buyer Owned Intellectual Property, free and clear of any encumbrance, and Buyer’s or a Subsidiary’s ownership of the items listed or required to be listed in Section 4.11(a) of the Buyer Disclosure Schedule as being owned by Buyer or its Subsidiaries have been properly recorded (including (i) within the time periods set forth in the applicable laws, rules, or regulations that are required or recommended for achieving the maximum available benefit to the assignee and (ii) for all copyrights, in the manner required to give constructive notice under 17 U.S.C. § 205(c)) at the relevant patent, copyright, trademark, or other authority in all applicable jurisdictions.

      (b) Section 4.11(b) of the Buyer Disclosure Schedule lists all proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world), arbitrator, mediator, or other dispute-resolving entity related to any Buyer Owned Intellectual Property or, to the knowledge of Buyer, any Buyer Licensed Intellectual Property. No Buyer Owned Intellectual Property or Buyer Product, or, to the knowledge of Buyer, any Buyer Licensed Intellectual Property, is subject to any proceeding (excluding ex parte proceedings before examiners (i.e., not appeals) involving applications and rulemaking and similar administrative proceedings broadly applicable to similar intellectual property) or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Buyer, or that may affect the validity, use, or enforceability of the Buyer Owned Intellectual Property or Buyer Licensed Intellectual Property.

      (c) Each item of Buyer Owned Intellectual Property is, and to the knowledge of Buyer, each item of Buyer Licensed Intellectual Property is, valid, enforceable, and subsisting. For each item of Intellectual Property listed or required to be listed in Section 4.11(a) of the Buyer Disclosure Schedule, all necessary registration, maintenance, and renewal fees due and payable before the Effective Time have been made, and all necessary documents and certificates in connection therewith have been filed with the relevant patent, copyright, trademark, or other authority in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property.

      (d) To the extent that any work, invention, data, information, or material has been developed or created by a third party for Buyer or its Subsidiaries and incorporated into the Buyer’s Products, Buyer Owned Intellectual Property or Buyer Licensed Intellectual Property, Buyer or such Subsidiary has a written agreement with the third party with respect thereto, and thereby has obtained ownership of, and is the exclusive owner of, or has a valid license to use, all of the Buyer’s Products, Buyer Owned Intellectual Property and Buyer Licensed Intellectual Property in such work, invention, data, information, or material by such agreement, by operation of law, or by valid assignment.

      (e) Except for commercial software licenses related to Buyer’s Products entered into in the ordinary course of business, none of Buyer or its Subsidiaries has sold, assigned, conveyed or otherwise transferred, by oral or written agreement, expressly or impliedly, any rights, title or interest in or to the Buyer Owned Intellectual Property.

      (f) Section 4.11(f) of the Buyer Disclosure Schedule lists all contracts, licenses, covenants not to sue, and agreements to which Buyer or any of its Subsidiaries is a party that are in effect as of the date of this Agreement (i) with respect to Intellectual Property licensed or offered to any third party (other than standard commercial software licenses related to the Buyer’s Products entered into in the ordinary course of business) or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to Buyer or its Subsidiaries, excluding off-the-shelf software purchased for less than $250,000 in the aggregate. The contracts, licenses, covenants not to sue, and agreements listed in Section 4.11(f) of the Buyer Disclosure Schedule are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of those contracts, licenses, covenants not to sue, and agreements. Buyer and its Subsidiaries are in compliance with all of, and have not breached any term of, those contracts, licenses, covenants not to sue, and agreements and, to the knowledge of Buyer, all other parties to those contracts, licenses, covenants not to sue, and agreements are in compliance with, and have not breached any term of, those contracts, licenses, covenants not to sue, and agreements.

      (g) Section 4.11(g) of the Buyer Disclosure Schedule lists all contracts, licenses and agreements between Buyer or any of its Subsidiaries and any third party as of the date of this Agreement wherein or whereby Buyer or any of its Subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement, misappropriation, or other violation by Buyer or any of its Subsidiaries or such third party of the Intellectual Property of any other third party (other than standard commercial software licenses related to the Buyer Software entered into in the ordinary course of business).

      (h) The operation of Buyer’s and its Subsidiaries’ business as currently conducted does not infringe, misappropriate, or otherwise violate, or cause or induce customers of Buyer or its Subsidiaries or its Subsidiaries or users of the Buyer’s Products to infringe, misappropriate, or otherwise violate, the Intellectual Property rights of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction. None of Buyer or its Subsidiaries have, in the six years preceding the date hereof, received any communications alleging any interference, opposition, cancellation, reexamination or other contest, proceeding, action, suit, hearing, investigation, charge, complaint, demand, notice, claim, dispute nor is any claim of infringement, misappropriation or other violation by Buyer or its Subsidiaries of any intellectual property or other proprietary rights of any other individual or entity pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries. None of Buyer or its Subsidiaries currently is evaluating any intellectual property of another person or entity (and have not conducted any such evaluations in the past) to determine whether a license thereof is necessary or desirable where the failure to obtain such a license would otherwise be reasonably expected to have a Buyer Material Adverse Effect. No governmental agency or authority has notified Buyer or any of its Subsidiaries that it is disputing Buyer’s or any of its Subsidiary’s right to obtain or continue registration of any Buyer Intellectual Property where Buyer or such Subsidiary has applied for such registration, except where such dispute has been resolved in favor of issuing or continuing such registration. All payments to governmental agencies required to maintain the effectiveness of any patents or any Buyer Owned Intellectual Property have been timely paid.

      (i) To the knowledge of Buyer, (i) no person is infringing, misappropriating, or otherwise violating any Buyer Owned Intellectual Property or, to the knowledge of Buyer, any of Buyer’s or its Subsidiary’s exclusive rights to any Buyer Licensed Intellectual Property, and (ii) there are no claims asserted against Buyer or its Subsidiaries or against any customer of Buyer, related to any product or service of Buyer or its Subsidiaries.

      (j) Buyer and its Subsidiaries have taken reasonable steps to protect their rights in the confidential information and trade secrets included in the Buyer Owned Intellectual Property or the Buyer Licensed Intellectual Property and any trade secrets or confidential information of third parties provided to Buyer or its Subsidiary’s. Without limiting the foregoing, Buyer and its Subsidiaries have and enforce a policy requiring each employee and contractor with access to any Buyer Owned Intellectual Property or Buyer Licensed Intellectual Property to execute a proprietary information/confidentiality/assignment of inventions agreement in Buyer’s standard form, which form has been provided to Buyer, and all current and former Employees and contractors of Buyers have executed such an agreement without exception or modification. To the knowledge of Buyer, no employee or consultant of Buyer or any of its Subsidiaries has caused any of Buyer’s or its Subsidiaries trade secrets or confidential information included in the Buyer Owned Intellectual Property or the Buyer Licensed Intellectual Property to become part of the public knowledge or literature, nor has Buyer or any of its Subsidiaries, or any of the employees or consultants of Buyer or any of its Subsidiaries permitted any such trade secrets or confidential information to be used, divulged or appropriated for the benefit of persons to the material detriment of Buyer or any of its Subsidiaries.

      (k) The use, maintenance, sale and licensing of the Buyer’s Products do not require any intellectual property rights other than the Buyer Owned Intellectual Property and the Buyer Licensed Intellectual Property.

      (l) The documentation and the source code with its embedded commentary, descriptions and indicated authorships, the specifications and the other informational materials that describe the operation, functions and technical characteristics applicable to the Buyer’s Products have been accurately compiled in accordance with standards generally practiced by companies whose principal business is creation or development of software and are sufficient to permit persons who are reasonably skilled and proficient in the design, manufacture and sale of software products as now being produced to continue the same in the ordinary course of business and to support and maintain the products and services and enforce their rights to control or prevent use of such Buyer’s Products by others. The Buyer’s Products under development by Buyer or its Subsidiaries are being developed in accordance with standards generally practiced by companies whose principal business is creation or development of software.

      (m) No Buyer Owned Intellectual Property has been escrowed or stored, or is required to be escrowed or stored, on behalf of or for the benefit of any person or entity. No person or entity other than Buyer and its Subsidiaries and its employees and consultants who have a “need to know” in connection with the performance of their duties to the Buyer or its Subsidiaries has access or rights to the source code of the Buyer’s Products.

      SECTION 4.12     Litigation. The Buyer Disclosure Schedule sets forth a list of all material pending litigation, arbitration, or administrative proceedings against Buyer or any of its Subsidiaries as of the date of this Agreement. No litigation, arbitration, or administrative proceeding is pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries that, if decided adversely to such person, would be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, or that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement. Neither Buyer nor any of its Subsidiaries is specifically identified as a party subject to any material restrictions or limitations under any injunction, writ, judgment, order, or decree of any arbitrator, court, administrative agency, commission, or other governmental authority.

      SECTION 4.13     Permits, Licenses, Authorizations; Compliance with Laws. Each of Buyer and its Subsidiaries has all licenses, franchises, permits, and other governmental authorizations and approvals necessary to conduct its business, and neither Buyer nor any of its Subsidiaries is in violation of any such license, franchise, permit, or other governmental authorization or approval, or any statute, law, ordinance, rule, or regulation applicable to it or any of its properties, except where the failure to have any such license, franchise, permit, or other governmental authorization or approval, or the existence of any such violation, has not had and would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. No investigation or review by any governmental authority with respect to Buyer or any of its Subsidiaries is pending (other than with respect to Taxes, which are subject to the representations set forth in Section 4.8) or, to the knowledge of Buyer, threatened, and to the knowledge of Buyer, no governmental authority has indicated an intention to conduct any such investigation or review.

      SECTION 4.14     No Brokers or Finders. Except for RBC Dain Rauscher Inc. (pursuant to an engagement letter, a true and correct copy of which has been delivered to the Company), Buyer has not engaged any investment banker, broker, or finder in connection with the transactions contemplated hereby.

      SECTION 4.15     Benefit Plans.

      (a) Each Pension Plan, Welfare Plan and Benefit Plan, which is currently maintained by Buyer or any of its ERISA Affiliates or to which Buyer or any of its ERISA Affiliates currently contributes, or is under any current obligation to contribute, or under which Buyer or any of its ERISA Affiliates has any liability, contingent or otherwise (including any withdrawal liability within the meaning of Section 4201 of ERISA) (collectively, the “Buyer Employee Plans” and individually, a “Buyer Employee Plan”), and each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between Buyer or any of its Subsidiaries and any Buyer Employee pursuant to which Buyer or any of its Subsidiaries has or may have any liability, contingent or otherwise (“Buyer Employee

Agreement”), is listed in the Buyer Disclosure Schedule. True and complete copies have been delivered or made available to the Company of (i) all material documents embodying or relating to each Buyer Employee Plan and each Buyer Employee Agreement, including all amendments thereto, written interpretations thereof and trust or funding agreements or insurance policies with respect thereto; (ii) the two most recent annual actuarial valuations, if any, prepared for each Buyer Employee Plan; (iii) a statement of alternative form of compliance pursuant to DOL Regulation §2520.104-23, if any, filed for each Buyer Employee Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) for a select group of management or highly compensated employees; (iv) the most recent determination letter received from the IRS, if any, for each Buyer Employee Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (v) if a Buyer Employee Plan is funded, the most recent annual and periodic accounting of Buyer Employee Plan assets; (vi) the most recent summary plan description together with all subsequent summaries of material modifications, if any, required under ERISA with respect to each Buyer Employee Plan; (vii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, filed as required under ERISA, in connection with each Buyer Employee Plan or related trust; and (viii) a listing of each investment option offered to participants under each Pension Plan that allows for self-directed investments by participants. None of Buyer, Buyer Subsidiary or any of Buyer’s Subsidiaries or ERISA Affiliates has any plan or commitment, whether legally binding or not, to establish any new Buyer Employee Plan, to enter into any Buyer Employee Agreement or to modify or to terminate any Buyer Employee Plan or Buyer Employee Agreement (except to the extent required by law or to conform any such Buyer Employee Plan or Buyer Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to the Company, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to Buyer Employees.

      (b) Buyer and each of its ERISA Affiliates has made on a timely basis all contributions or payments required to be made by it under the terms of the Buyer Employee Plans, ERISA, the Code, or other applicable laws.

      (c) Each Buyer Employee Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified and a determination letter has been issued by the IRS to the effect that each such Buyer Employee Plan is so qualified and that each trust forming a part of any such Buyer Employee Plan is exempt from tax pursuant to Section 501(a) of the Code and, to the knowledge of Buyer, no circumstances exist which would be reasonably likely to affect adversely this qualification or exemption, including any failure to timely adopt any amendment required by the IRS as a condition of qualification under Section 401(a) of the Code.

      (d) Each Buyer Employee Plan (and any related trust or other funding instrument) has been established, maintained, and administered in all material respects in accordance with its terms and in both form and operation is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable laws, statutes, orders, rules and regulations (other than adoption of any plan amendments for which the deadline has not yet expired), and all reports required to be filed with any governmental agency with respect to each Buyer Employee Plan have been timely filed, other than filings that are inconsequential.

      (e) There is no litigation, arbitration, audit or investigation or administrative proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any of its ERISA Affiliates or, to the knowledge of Buyer, any plan fiduciary by the IRS, the DOL, the PBGC, or any participant or beneficiary with respect to any Buyer Employee Plan as of the date of this Agreement. No event or transaction has occurred with respect to any Buyer Employee Plan that would result in the imposition of any material tax under Chapter 43, 46 or 47 of Subtitle D of the Code. Neither Buyer nor any of its ERISA Affiliates nor, to the knowledge of Buyer, any plan fiduciary of any Pension Plan or Welfare Plan maintained by Buyer or its Subsidiaries has engaged in any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA (including any prohibited transaction class exemption issued by the DOL) or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code, or is subject to any material excise tax imposed by the Code or ERISA with respect to any Buyer Employee Plan.

      (f) Each Buyer Employee Plan (other than Buyer Employee Agreements) can be amended, terminated or otherwise discontinued without liability to Buyer, any of its Subsidiaries or any of its ERISA Affiliates, other than for benefits accrued to date and administrative costs.

      (g) No liability under any Buyer Employee Plan has been funded, nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which Buyer or any of its Subsidiaries has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding.

      (h) No liability for non-qualified deferred compensation under any Buyer Employee Plan or Buyer Employee Agreement is funded through any of (i) the purchase of corporate owned life insurance (COLI), (ii) a “secular” trust, (iii) a “rabbi” trust that is irrevocable or otherwise provides restrictions on the return of assets to the Buyer, or (iv) any off-shore funding arrangement. Neither the Buyer nor any of its Subsidiaries contributes to any split-dollar life insurance on the life of any Buyer Employee.

      (i) Neither the Buyer nor any of its ERISA Affiliates currently maintains, nor at any time in the previous six calendar years maintained or had an obligation to contribute to, any defined benefit pension plan subject to Title IV of ERISA, or any “multiemployer plan” as defined in Section 3(37) of ERISA.

      (j) None of Buyer or any of its Subsidiaries or ERISA Affiliates (i) maintains or contributes to any Buyer Employee Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Buyer Employee (or beneficiary of such employee) upon his retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has ever represented, promised or contracted (whether in oral or written form) to any Buyer Employee (either individually or to Buyer Employees as a group) that such Buyer Employee(s) (or beneficiary of such employee) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code.

      (k) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Buyer Employee Plan, Buyer Employee Agreement, trust or loan that will or may result in aggregate payments in excess of $25,000 (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Buyer Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Buyer or the Company to amend or terminate any Buyer Employee Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes, or (iii) results in any “rabbi” trust becoming irrevocable or subject to any restrictions on the return of assets to the Buyer.

      (l) There is no commitment covering any Buyer Employee that, individually or in the aggregate, would be reasonably likely to give rise to the payment of any amount that would result in a material loss of tax deductions pursuant to Section 162(m) of the Code.

      (m) Buyer and each of its Subsidiaries (i) is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Buyer Employees; (ii) is not liable for any arrears of wages or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any material past due payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Buyer Employees.

      (n) No work stoppage or labor strike against Buyer or any of its Subsidiaries by Buyer Employees is pending or threatened. Neither Buyer nor any of its Subsidiaries (i) is involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any Buyer Employees, including violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints, other than such disputes, grievances or litigation that are inconsequential; (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or (iii) is presently, nor has been in the past six years a party to, or bound by, any collective bargaining agreement or union contract with respect to Buyer Employees and no such agreement or contract is currently being negotiated by Buyer or any of its affiliates. No Buyer Employees are currently represented by any labor union for purposes of collective bargaining and, to the knowledge of Buyer, no activities the purpose of which is to achieve such representation of all or some of such Buyer Employees are threatened or ongoing.

      SECTION 4.16     Environmental Matters.

      (a) No Hazardous Substances have been released, emitted or disposed of, or otherwise deposited, on or in any of the real property in which Buyer or its Subsidiaries has any interest, whether as fee owner, lessee or otherwise (“Buyer Real Property”), by Buyer or its Subsidiaries or, to the knowledge of Buyer and its Subsidiaries, by any other person or entity that have been in quantities, or involved methods of containment or use, that violate any Environmental Laws (defined below), or that created any liability or other obligation of Buyer or its Subsidiaries.

      (b) No Buyer Real Property is being used, or, to the knowledge of Buyer or its Subsidiaries, has ever been used, in connection with the business of manufacturing, storing, transporting, handling, disposing or treating Hazardous Substances.

      (c) Buyer and its Subsidiaries have not generated or transported any Hazardous Substances at any time that have been transported to or disposed of in any landfill or other facility, which transportation or disposal (under laws applicable as of the date hereof to the landfill or other facility) could create liability to any unit of government or any third party.

      (d) There is no Environmental Claim pending or, to the knowledge of Buyer or its Subsidiaries, threatened against Buyer or its Subsidiaries or against any person or entity whose liability for such Environmental Claim Buyer or its Subsidiaries have or may have retained or assumed either contractually or by operation of law.

      (e) Buyer and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. There are no circumstances that may prevent or interfere with compliance in all material respects in the future, including any failure to make a timely application or submission for renewal of a permit or other license. No permits or other governmental authorizations are currently held by Buyer or its Subsidiaries pursuant to any Environmental Laws.

      SECTION 4.17     Insurance. The Buyer Disclosure Schedule contains a list of all material insurance policies maintained by Buyer and its Subsidiaries as of the date of this Agreement, together with a brief description of the coverages afforded thereby. All of such insurance policies are in full force and effect and neither Buyer nor its Subsidiaries have received any notice of cancellation or termination with respect to any material insurance policy of Buyer or its Subsidiaries.

      SECTION 4.18     Opinion of Financial Adviser. Buyer’s Board of Directors has received the opinion of RBC Dain Rauscher Inc. to the effect that, as of the date of this Agreement, the consideration to be paid by Buyer in the Merger is fair to Buyer’s shareholders from a financial point of view.

      SECTION 4.19     Related-Party Transactions. No stockholder, officer, director, or employee of Buyer or any of its Subsidiaries nor any member of any such person’s immediate family (each, a “Buyer Related Party”) is presently, or within the past five years has been, a party to any transaction with Buyer or any of its Subsidiaries (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as officers, directors, or employees Buyer or any of its Subsidiaries) any such Buyer Related Party or any entity in which any such Buyer Related Party has an interest.

      SECTION 4.20     Voting Agreements. Buyer has delivered to the Company an agreement (each a “Buyer Stockholder Agreement”), in substantially the form of Exhibit E, executed by each of the persons owning shares of Buyer Common Stock listed on Schedule 4.20 of the Buyer Disclosure Schedule (the

“Named Buyer Stockholders”), dated the date of this Agreement, and irrevocable proxies granting to the Company, pursuant to the terms of the Buyer Stockholder Agreement, the right to vote all of the Buyer Common Stock of the Named Buyer Stockholders in favor of the Share Issuance.

      SECTION 4.21     Board Approval. The Board of Directors of Buyer (i) has approved this Agreement and the Merger, (ii) determined that this Agreement and the Merger are advisable and in the best interests of its shareholders and are on terms that are fair to such shareholders and (iii) will recommended that the shareholders of Buyer approve the Share Issuance. The Board of Directors of Buyer Subsidiary (i) has approved this Agreement and the Merger and (ii) determined that this Agreement and the Merger are advisable and in the best interests of its shareholder and are on terms that are fair to such shareholder. Buyer, as the sole shareholder of Buyer Subsidiary, will vote its shares of Buyer Subsidiary common stock to approve this Agreement and the Merger.

      SECTION 4.22     Material Misstatements or Omissions. The representations and warranties made by Buyer and Buyer Subsidiary in this Agreement, the statements made in any Schedules, including the Buyer Disclosure Schedule, or certificates furnished by Buyer and Buyer Subsidiary pursuant to this Agreement, and the statements made by Buyer and Buyer Subsidiary in any documents mailed, delivered or furnished to the stockholders of Buyer or the Company in connection with soliciting their proxy or consent to this Agreement and the Merger, do not contain and will not contain, as of their respective dates and as of the Effective Time, any untrue statement of a material fact, nor do they omit or will they omit, as of their respective dates and as of the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

OPERATION OF BUSINESS OF THE COMPANY UNTIL EFFECTIVE TIME

      SECTION 5.1     Preservation of Business. From the date hereof to the Effective Time, the Company will, and will cause each of its Subsidiaries to, exercise reasonable best efforts to preserve intact in all material respects its assets, technology and business organization, maintain its rights and franchises, keep available for itself and the Surviving Corporation the services of its present officers and key employees, and preserve its present relationships with customers, suppliers, regulators, licensors, licensees, lessors, distributors and other persons having significant business dealings with the Company or any of its Subsidiaries, except as otherwise consented to in writing by Buyer (which consent or declination to consent shall not be unreasonably delayed or withheld).

      SECTION 5.2     Ordinary Course. From the date hereof to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its business and operations in the ordinary and usual course consistent with past practice, except as otherwise required or expressly contemplated by this Agreement or consented to in writing by Buyer (which consent or declination to consent shall not be unreasonably delayed or withheld).

      SECTION 5.3     Negative Covenants of the Company. Except as otherwise required or expressly contemplated by this Agreement or consented to in writing by Buyer (which consent or declination to consent shall not be unreasonably delayed or withheld), the Company will not and will not permit any of its Subsidiaries, from the date hereof until the Effective Time, to:

(a) split, combine, or reclassify any shares of its capital stock or make any other changes in its equity capital structure;

(b) purchase, redeem, or otherwise acquire, directly or indirectly, any shares of its capital stock or any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, other than in connection with the repurchase at cost of unvested shares of restricted company stock issued pursuant to agreements in effect as of the date of this Agreement;

(c) declare, set aside, or pay any dividend or make any other distribution in respect of shares of its capital stock;

(d) amend its charter, bylaws, or similar organizational documents;

(e) issue any shares of its capital stock or any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except for issuances of shares of Company Common Stock upon the exercise of any options or of any Company Rights under the Company Rights Agreement or options granted under Company Option Plans at exercise prices not less that the closing price of the Company Common Stock on the date of grant to new hires or to existing employees in connection with any adjustments or promotions on a basis consistent with the past practices of the Company up to an aggregate maximum of 100,000 shares subject to such new options, or designate any class or series of capital stock from its authorized but undesignated preferred stock;

(f) purchase any capital assets or make any capital expenditures in excess of $100,000 in the aggregate, purchase any business, purchase any stock of any corporation, or merge or consolidate with any person;

(g) sell, lease, license, encumber or otherwise dispose of any assets or properties, other than in the ordinary course of business consistent with past practice, which sales, leases, licenses, encumbrances or other dispositions of assets, in any event, are not material to the Company and its Subsidiaries, taken as a whole;

(h) incur, assume, or guarantee any indebtedness for money borrowed other than intercompany indebtedness or trade payables arising in the ordinary course of business consistent with past practices;

(i) enter into any new Benefit Plan or program or severance or employment agreement, modify in any respect any existing Benefit Plan or program (except as required by law) or any existing employment or severance agreement, or, except as required under existing agreements or in the ordinary course of business consistent with past practices, grant any increases in compensation or benefits to any Company Employee, officer or director;

(j) enter into any collective bargaining agreement or enter into any substantive negotiations with respect to any collective bargaining agreement, except as required by law;

(k) change or modify in any material respect any existing accounting method, principle, or practice, other than as required by GAAP;

(l) enter into any new Company Material Contract (other than in the ordinary course of business consistent with past practice), or modify in any respect adverse to the Company or any of its Subsidiaries any existing Company Material Contract;

(m) (i) pay, discharge, settle or satisfy any material claims against the Company or its Subsidiaries (including claims of stockholders), liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than (x) the payment, discharge, settlement or satisfaction of such claim, liability or obligation in the ordinary course of business consistent with past practice, (y) modifications, refinancings or renewals of existing indebtedness as permitted by the terms thereof as in effect on the date of this Agreement, or (z) the payment, discharge, settlement or satisfaction of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Reports (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (ii) waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice;

(n) enter into any agreement with any of their respective affiliates (other than wholly owned Subsidiaries of the Company);

(o) (i) relinquish, waive or release any material contractual or other right or claim of the Company or its Subsidiaries, or (ii) knowingly dispose of or permit to lapse any rights in any material Company Intellectual Property or knowingly disclose to any person not an employee of, or consultant or adviser to, the Company or any of its Subsidiaries of the Company or otherwise knowingly dispose of any trade secret, process or know-how not a matter of public knowledge prior to the date of this Agreement, except pursuant to judicial order or process or commercially reasonable disclosures in the ordinary course of business consistent with past practice or pursuant to any existing contract or agreement;

(p) except pursuant to the fiduciary duties of the Board of Directors of the Company as set forth in Sections 7.1(a) and (b), or as expressly permitted pursuant to Sections 7.2 or 9.1, take any action or omit to take any action that would or is reasonably likely to (i) result in any of the conditions to the Merger set forth in Article VIII not being satisfied, or (ii) prevent, materially delay or materially impede the consummation of the Merger; or

(q) enter into any commitment to do any of the foregoing.

      SECTION 5.4     Tax Covenant. From the date hereof to the Effective Time, the Company agrees, as to itself and its Subsidiaries, that each of them (i) will not, except in the ordinary course of business consistent with past practice, make any material Tax election or settle or compromise any Tax liabilities that, individually or in the aggregate, are material to the Company or any of its Subsidiaries, and (ii) will promptly notify the Buyer of the making of any request for extension of the time within which to file any federal income Tax Return for that entity.

      SECTION 5.5     Third-Party Consents. The Company shall, and shall cause its Subsidiaries to, use reasonable efforts, consistent with United States and foreign laws, to obtain any third-party consents necessary or desirable to consummate the Merger. The Company shall promptly notify Buyer of any failure or prospective failure to obtain any such consents and, if requested, shall provide copies of all consents obtained to Buyer.

ARTICLE VI

OPERATION OF BUSINESS OF BUYER UNTIL EFFECTIVE TIME

      SECTION 6.1     Preservation of Business. From the date hereof to the Effective Time, Buyer will, and will cause each of its Subsidiaries to, exercise reasonable best efforts to preserve intact in all material respects its assets, technology and business organization, maintain its rights and franchises, keep available for itself the services of its present officers and key employees, and preserve its present relationships with customers, suppliers, regulators, licensors, licensees, lessors, distributors and other persons having significant business dealings with Buyer or any of its Subsidiaries, except as otherwise consented to in writing by the Company (which consent or declination to consent shall not be unreasonably delayed or withheld).

      SECTION 6.2     Ordinary Course. From the date hereof to the Effective Time, Buyer will, and will cause each of its Subsidiaries to, conduct its business and operations in the ordinary and usual course consistent with past practice, except as otherwise required or expressly contemplated by this Agreement or consented to in writing by the Company (which consent or declination to consent shall not be unreasonably delayed or withheld).

      SECTION 6.3     Negative Covenants of Buyer. Except as otherwise required or expressly contemplated by this Agreement or consented to in writing by the Company (which consent or declination to consent shall not be unreasonably delayed or withheld), Buyer will not and will not permit any of its Subsidiaries, from the date hereof until the Effective Time, to:

(a) split, combine, or reclassify any shares of its capital stock or make any other changes in its equity capital structure;

(b) purchase, redeem, or otherwise acquire, directly or indirectly, any shares of its capital stock or any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock;

(c) declare, set aside, or pay any dividend or make any other distribution in respect of shares of its capital stock;

(d) amend its charter, bylaws, or similar organizational documents;

(e) purchase any material business, purchase a material amount of assets or stock of any corporation, or merge or consolidate with any person;

(f) sell, lease, license, encumber or otherwise dispose of any assets or properties, other than in the ordinary course of business consistent with past practice, which sales, leases, licenses, encumbrances or other dispositions of assets other than inventory, in any event, are not material to Buyer and its Subsidiaries, taken as a whole;

(g) change or modify in any material respect any existing accounting method, principle, or practice, other than as required by GAAP;

(h) except as expressly permitted pursuant to Section 9.1, take any action or omit to take any action that would or is reasonably likely to (i) result in any of the conditions to the Merger set forth in Article VIII not being satisfied, or (ii) prevent, materially delay or materially impede the consummation of the Merger;

(i) knowingly take any action that would result in a failure to maintain trading of Buyer Common Stock on the Nasdaq National Market;

(j) issue, or enter into an agreement to issue, a material amount of debt or equity securities in any transaction that would be reasonably likely to materially delay the Closing; or

(k) enter into any commitment to do any of the foregoing.

      SECTION 6.4     Tax Covenant. From the date hereof to the Effective Time, Buyer agrees, as to itself and its Subsidiaries, that each of them (i) will not, except in the ordinary course of business consistent with past practice, make any material Tax election or settle or compromise any Tax liabilities that, individually or in the aggregate, are material to Buyer or any of its Subsidiaries, and (ii) will promptly notify the Company of the making of any request for extension of the time within which to file any federal income Tax Return for that entity.

      SECTION 6.5     Third-Party Consents. Buyer shall, and shall cause its Subsidiaries to, use reasonable efforts, consistent with United States and foreign laws, to obtain any third-party consents necessary or desirable to consummate the Merger. Buyer shall promptly notify the Company of any failure or prospective failure to obtain any such consents and, if requested, shall provide copies of all consents obtained to the Company.

ARTICLE VII

ADDITIONAL AGREEMENTS

      SECTION 7.1     Shareholders’ Meetings; Registration Statement and Joint Proxy Statement.

      (a) The Company shall cause a special meeting of its stockholders (the “Company Stockholders Meeting”) to be duly called and held as soon as reasonably practicable after the effectiveness of the Registration Statement (as defined in Section 7.1(b)) under the Securities Act for the purpose of voting on the approval of (i) this Agreement and the Merger, and (ii) the amendment and restatement of the Certificate of Designation of Series A-1 Convertible Preferred Stock relating to the Company Series A-1 Preferred Stock in the form of Exhibit F (together, the “Company Stockholder Proposals”) by (x) the holders of the Company Common Stock and the holders of the Company Series A-1 Preferred Stock, voting together as a single class, and (y) the holders of the Company Series A-1 Preferred Stock, voting separately as a class, respectively. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Registration Statement and/or the Joint Proxy Statement is provided to the Company’s stockholders in advance of the vote on the Company Stockholder Proposals or (ii) if at the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Registration Statement and the Joint Proxy Statement) there are insufficient shares represented, either in person or by proxy, to constitute a quorum necessary to conduct the business of the

Company Stockholders Meeting. Buyer shall cause a special meeting of its shareholders (the “Buyer Shareholders Meeting”) to be duly called and held as soon as reasonably practicable after the effectiveness of the Registration Statement for the purpose of voting on the approval of the issuance of shares of Buyer Common Stock in the Merger as contemplated by this Agreement (the “Share Issuance”). The Company Stockholders Meeting and the Buyer Shareholders Meeting are referred to together as the “Shareholder Meetings.” Notwithstanding anything to the contrary contained in this Agreement, Buyer may adjourn or postpone the Buyer Shareholders Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Registration Statement and/or the Joint Proxy Statement is provided to the Buyer’s shareholders in advance of the vote on the Share Issuance or (ii) if at the time for which the Buyer Shareholders Meeting is originally scheduled (as set forth in the Registration Statement and the Joint Proxy Statement) there are insufficient shares represented, either in person or by proxy, to constitute a quorum necessary to conduct the business of the Buyer Shareholders Meeting. The Board of Directors of the Company shall recommend to the Company’s stockholders that they vote in favor of approval of the Company Stockholder Proposals and shall not (i) withdraw, modify or qualify in any manner adverse to Buyer such recommendation or (ii) take any action or make any statement in connection with the Company Stockholder Meeting inconsistent with such recommendation; provided, however, that the Board of Directors of the Company (i) shall not be obligated to recommend approval of the Company Stockholder Proposals to its stockholders if the Company has received a Company Superior Third-Party Acquisition Offer (defined in Section 7.2(a)) and the Board of Directors of the Company, in the good faith exercise of its fiduciary duties, after consultation with its outside legal counsel, shall determine that it wishes to recommend approval of the Company Superior Third-Party Acquisition Offer, and, therefore, that the recommendation of the Company Stockholder Proposals should not be made, and (ii) may make any statement required by Rules 14d-9 or 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer. Any disclosure that the Company’s Board of Directors may be required to make in the good faith exercise of its fiduciary duties in connection with a Third-Party Acquisition Offer or otherwise in order to comply with Rules 14d-9 or 14e-2 will not constitute a violation of this Agreement. The Board of Directors of Buyer shall recommend to Buyer’s shareholders that they vote in favor of approval of the Share Issuance and shall not (i) withdraw, modify or qualify in any manner adverse to the Company such recommendation or (ii) take any action or make any statement in connection with the Buyer Shareholder Meeting inconsistent with such recommendation; provided, however, that, with respect to clause (ii) of this sentence, Buyer’s Board of Directors may evaluate whether to make and may make any statement required by Rules 14d-9 or 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer.

      (b) The Company and Buyer, as promptly as reasonably practicable following the execution of this Agreement, shall prepare and file with the SEC a proxy statement, together with a form of proxy, with respect to the Company Stockholders Meeting and the Buyer Shareholders Meeting (such proxy statement, together with any amendments thereof or supplements thereto, being called the “Joint Proxy Statement”). Buyer, as promptly as reasonably practicable following the execution of this Agreement, shall prepare and file with the SEC a Registration Statement on Form S-4 in connection with the issuance of shares of Buyer Common Stock in the Merger (the “Registration Statement”), in which the Joint Proxy Statement will be included as a prospectus. The Company and Buyer (i) shall use reasonable best efforts to have the Joint Proxy Statement cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and (ii) as soon as reasonably practicable thereafter, shall cause copies of the Joint Proxy Statement and form of proxy to be mailed to their respective shareholders in accordance with applicable provisions of law. The Joint Proxy Statement and form of proxy shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. Each of Buyer and the Company shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise each other of any oral comments with respect to the Joint Proxy Statement or the Registration Statement received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement and the Registration Statement prior to filing such with the SEC and will provide each other with a copy of all such filings with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement or the Registration Statement shall be made without the approval of both Buyer and the Company; provided, however, that, with respect to documents filed by a party hereto that are incorporated by reference in the Registration Statement or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and, provided further, that the Company, in connection with a Company Superior Third-Party Acquisition Offer, may amend or supplement the Joint Proxy Statement or Registration Statement (including by incorporation by reference) to reflect any change in the recommendation of the Company’s Board of Directors in connection therewith, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party of have its Board of Directors’ deliberations and conclusions accurately described. After the delivery to the Company’s and Buyer’s shareholders of copies of the Joint Proxy Statement and form of proxy, the Company and Buyer shall use reasonable best efforts to solicit proxies in connection with the Company Stockholders Meeting and the Buyer Shareholders Meeting, respectively, in favor of, in the case of the Company, approval of the Company Stockholder Proposals and, in the case of Buyer, approval of the Share Issuance, unless, in the case of the Company, the Company has received a Company Superior Third-Party Acquisition Offer and the Board of Directors of the Company determines, in the good-faith exercise of its fiduciary duties, after consultation with its outside legal counsel, that it wishes to recommend approval of the Company Superior Third-Party Acquisition Offer, and, therefore, that such solicitation should not be made. The Registration Statement shall comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder. Each party hereto will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement. If, at any time prior to the Effective Time, any information relating to Buyer or the Company, or any of their respective Subsidiaries or affiliates, officers or directors, is discovered by Buyer or the Company and such information should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement so that any of such documents would not include any misstatements of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Buyer and the Company. Buyer shall also take any commercially reasonable action, if any, required to be taken under any applicable state securities laws in connection with the issuance of the Buyer Common Stock in the Merger and upon the exercise of Replacement Options, and the Company shall furnish all information concerning the Company and the holders of its equity securities as may be reasonably requested by Buyer in connection with any such action.

      (c) The Company and Buyer each shall engage a nationally recognized proxy solicitor (that is reasonably acceptable to the other) to solicit proxies in connection with the special meeting of its shareholders in favor of approval of, in the case of the Company, the Company Stockholder Proposals, and, in the case of Buyer, the Share Issuance.

      (d) The Company and Buyer will coordinate and cooperate with respect to the timing of the shareholder approvals and will use reasonable efforts to hold the Shareholder Meetings on the same day and to secure such approvals as soon as practicable after the date on which the Registration Statement becomes effective. Notwithstanding any other provision of this Agreement, if (i) the Company Stockholders Meeting is scheduled to be held after the end of a fiscal quarter of Buyer, and (ii) Buyer has not publicly announced its financial results for such fiscal quarter, the Company may delay the Company Stockholders Meeting until it has received, in accordance with the Confidentiality Agreement (defined in Section 7.2(a)(ii)), reasonably detailed financial results of Buyer for such quarter. Notwithstanding any other provision of this Agreement, if (i) the Buyer Shareholders Meeting is scheduled to be held after the end of a fiscal quarter of the Company, and (ii) the Company has not publicly announced its financial results for such fiscal quarter, Buyer may delay the Buyer Shareholders Meeting until it has received, in accordance with the Confidentiality Agreement, reasonably detailed financial results of the Company for such quarter.

      SECTION 7.2     No Shopping.

      (a) From the date hereof until the Effective Time, the Company and its Subsidiaries will not, and will not permit any officer, director, financial adviser, or other agent or representative of the Company or its Subsidiaries, directly or indirectly, to:

(i) take any action to seek, encourage, initiate or solicit any offer from any person or group to acquire any shares of capital stock of the Company or any of its Subsidiaries, to merge or consolidate with the Company or any of its Subsidiaries, or to otherwise acquire, except to the extent not prohibited by Section 5.3, any significant portion of the assets of the Company and its Subsidiaries, taken as whole (a “Company Third-Party Acquisition Offer”), or

(ii) except to the extent the Board of Directors of the Company determines is required in the good faith exercise of its fiduciary duties after consultation with its outside legal counsel, engage in discussions or negotiations concerning a Company Third-Party Acquisition Offer with any person or group, or disclose non-public financial information relating to the Company or any of its Subsidiaries or any confidential or proprietary trade or business information relating to the business of the Company or any of its Subsidiaries, or afford access to the properties, books, or records of the Company or any of its Subsidiaries, or otherwise cooperate in any way with, any person or group that the Company has reason to believe is considering a Company Third-Party Acquisition Offer; provided that (A) before furnishing such non-public information or access to such person or group, the Company’s Board of Directors shall receive from such person an executed confidentiality agreement that is no less favorable to the Company than the Mutual Non-Disclosure Agreement dated September 21, 2003 between the Company and Buyer (the “Confidentiality Agreement”), and all information provided to such person or group shall be provided on a substantially concurrent basis to Buyer, and (B) before entering into discussions or negotiations with such person or group, the Company’s Board of Directors shall have determined in good faith, after consultation with its outside legal counsel and financial adviser, that such Company Third-Party Acquisition Offer is reasonably likely to be more favorable to the Company’s stockholders than the Merger and for which financing, to the extent required, is committed or, in the good-faith judgment of the Company’s Board of Directors, is reasonably capable of being obtained by the third party (a “Company Superior Third-Party Acquisition Offer”).

      (b) In addition to the obligations of the Company set forth above, the Company promptly shall advise Buyer orally and in writing of any Company Third-Party Acquisition Offer or any inquiry or request for information that the Company reasonably believes could lead to or contemplates a Company Third-Party Acquisition Offer and the terms and conditions thereof, including the identity of the offeror or person making the request or inquiry, and the Company shall keep Buyer informed in all material respects of the status and details thereof (including changes or amendments thereto).

      (c) Nothing in this Section 7.2 shall operate to hinder or prevent the Company from fully complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Company Third-Party Acquisition Offer.

      (d) The Company shall not release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who is reasonably likely to make, a Company Third-Party Acquisition Offer, unless the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel, that such action is necessary for the Board of Directors to comply with its fiduciary duties to Company stockholders under Delaware law. Notwithstanding anything stated in this Section 7.2(d), the Company need not refuse a request from any person who has signed a standstill agreement with the Company to make a Company Third-Party Acquisition Offer to the Chief Executive Officer or the Board of Directors of the Company if the Board of Directors determines in good faith, after consultation with its outside legal counsel, that such action is necessary for the Board of Directors to comply with its fiduciary duties to Company stockholders under Delaware law.

      SECTION 7.3     Access to Information. From the date hereof until the Effective Time, the Company and Buyer will each give the other and its respective counsel, financial advisers, auditors, and other authorized representatives reasonable access to its and its Subsidiaries’ offices, properties, books, and records at all reasonable times and upon reasonable notice, and will instruct its and its Subsidiaries’ employees, counsel, financial advisers, and auditors to cooperate with the other and each such representative in all reasonable respects in its investigation of the business of Buyer and the Company, as the case may be, and each such representative will conduct such investigation in a manner as not to unreasonably interfere with the operations of the other and its Subsidiaries and will take all reasonable precautions to protect the confidentiality of any information of the other and its Subsidiaries disclosed to such persons during such investigation, in all cases in accordance with the terms and conditions of the Confidentiality Agreement.

      SECTION 7.4     Amendment of the Company’s Employee Plans. The Company will, effective at or immediately before the Effective Time, cause any Company Employee Plans that are required to be amended, to the extent, if any, reasonably requested by Buyer, for the purpose of permitting such Company Employee Plan to continue to operate in conformity with ERISA and the Code following the Merger or to terminate any such Company Employee Plans prior to the Merger if requested by Buyer.

      SECTION 7.5     Certain Resignations. The Company will use reasonable efforts to assist Buyer in procuring the resignation, effective as of the Effective Time, of all of the members of the Boards of Directors of the Company and its Subsidiaries.

      SECTION 7.6     Confidentiality Agreements. The Confidentiality Agreement shall remain in full force and effect until the Effective Time. Until the Effective Time, the Company and Buyer shall comply with the terms of the Confidentiality Agreement.

      SECTION 7.7     Employee Benefits. From and after the Effective Time, for purposes of determining eligibility, vesting, entitlement to any service-based matching contribution under any 401(k) plan and entitlement to vacation and severance benefits for employees actively employed full-time by the Company or any of its Subsidiaries immediately before the Effective Time under any compensation, stock purchase, severance, welfare, pension, benefit, or savings plan of the Surviving Corporation, Buyer, or any of its Subsidiaries in which active full-time employees of the Company and its Subsidiaries become eligible to participate, service with the Company or any of its Subsidiaries (whether before or after the Effective Time) shall be credited as if such service had been rendered to the Surviving Corporation, Buyer, or such Subsidiary. Following the Effective Time, Buyer shall arrange for participants in the Company Employee Plans (the “Company Participants”) who become employees of the Buyer, or a Subsidiary of the Buyer, at the Effective Time, and their dependents, to participate in Buyer’s Benefit Plans on, or as soon as reasonable practicable after, the Effective Time under the same terms and conditions as similarly situated persons who were employees of the Buyer or Subsidiary before the Effective Time. If applicable and to the extent possible under any Buyer Welfare Plan that provided any health benefit, Buyer shall cause any and all pre-existing condition limitations, actively at work or similar requirements, eligibility waiting periods and evidence of insurability requirements under such plan to be waived with respect to such Company Participants and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under such Buyer Welfare Plan in which they are eligible to participate after the Effective Time.

      SECTION 7.8     Indemnification. All rights to indemnification, expense advancement, and exculpation existing in favor of any present or former director, officer, or employee of the Company or any of its Subsidiaries as provided in the charter, bylaws, or similar organizational documents of the Company or any of its Subsidiaries or by law or written agreement or resolution as in effect on the date hereof shall survive the Merger for a period of six years after the Effective Time whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to, or at, or after the Effective Time (or, in the event any relevant claim is asserted or made within such six-year period, until final disposition of such claim) , including claims based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, and no action taken during such period shall be deemed to diminish the obligations set forth in this Section 7.8.

      SECTION 7.9     Directors and Officers Liability Insurance. For a period of six years after the Effective Time (the “Tail Period”), Buyer shall cause the Surviving Corporation to maintain in effect either (a) the current policy of directors’ and officers’ liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Effective Time whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to, or at, or after the Effective Time (including claims based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby ), or (b) a run-off (i.e., “tail”) policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance covering claims asserted within the Tail Period arising from facts or events that occurred at or before the Effective Time whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to, or at, or after the Effective Time (including claims based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby); and such policies or endorsements shall name as insureds thereunder all present and former directors and officers of the Company or any of its Subsidiaries. Notwithstanding the foregoing, if the cost to the Company of the insurance coverage required pursuant to this Section 7.9 exceeds $850,000 in the aggregate for the duration of the Tail Period, Buyer shall maintain or provide the most advantageous policies of directors’ and officers’ liability insurance for all present and former directors and officers of the Company or any of its Subsidiaries obtainable for $850,000 in the aggregate for the duration of the Tail Period. Buyer will not, nor will Buyer permit the Surviving Corporation to merge or consolidate with any other entity or sell all or substantially all of Buyer’s or such subsidiary’s assets unless Buyer or the Surviving Corporation will ensure that the surviving or resulting entity assumes the obligations imposed by Section 7.8 and this Section 7.9. Each of the current and former officers and directors of the Company are intended to be third-party beneficiaries of Sections 7.8 and 7.9 and may specifically enforce their respective terms.

      SECTION 7.10     Cooperation. Prior to the Effective Time, to the extent permitted by law, each of Buyer and the Company shall, and shall cause its Subsidiaries to, (i) confer on a regular and reasonably frequent basis as mutually agreed with one or more representatives of the other to discuss material operational matters and the general status of its ongoing operations; (ii) obtain consents of (a) all third parties and governmental entities required for the consummation of the Merger, and (b) all third parties required for the continued effectiveness of contracts of the Company after the Merger; (iii) promptly provide the other (or the other’s counsel) with copies of all filings made by it or any of its Subsidiaries with any state, federal or foreign court, administrative agency, commission or other governmental authority in connection with this Agreement and the transactions contemplated by this Agreement, and (iv) execute any such additional instruments necessary to consummate the transactions contemplated hereby.

      SECTION 7.11     Satisfaction of Conditions to the Merger; Notification; Additions to and Modification of Disclosure Schedules.

      (a) Subject to the terms and conditions of this Agreement and the fiduciary duties of the Boards of Directors of the Company and Buyer, each of the Company and Buyer agrees to use reasonable efforts promptly to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement (subject to the appropriate vote of shareholders of Buyer and the Company, respectively, described in Section 7.1(a)), as promptly as practicable after the date of this Agreement, including using reasonable efforts to cause the conditions precedent set forth in Article VIII to be satisfied. Subject to the terms and conditions of this Agreement, Buyer and Buyer Subsidiary agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the approval of the Company Stockholder Proposals by the Company’s stockholders and the approval of the Share Issuance by Buyer’s shareholders are obtained.

      (b) Each of the Company and Buyer shall, as promptly as reasonably practicable, give written notice to the other of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 8.2(a) or 8.3(a), as the case may be, would not be satisfied, or (ii) any material failure by the Company, Buyer or Buyer Subsidiary, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      (c) Each of the Company and Buyer shall, as promptly as reasonably practicable, give written notice to the other of any events or occurrences, of which its executive officers have knowledge, that would, or could reasonably expected to, have a Company Material Adverse Effect or Buyer Material Adverse Effect.

      (d) Each of the Company and Buyer shall, as promptly as reasonably practicable, provide the other party with any additions to or modifications to the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, following the date of this Agreement such that the disclosures therein shall be true, correct and complete at all times subsequent to the date hereof; provided, however, that any such additions to or modifications shall not cure any earlier breach or non-compliance, be deemed to constitute an exception to the representations and warranties under Article III or Article IV, affect the conditions to the obligations of Buyer and Buyer Subsidiary to effect the Merger under Section 8.2(a), affect the conditions to the obligation of the Company to effect the Merger under Section 8.3(a), or limit or otherwise affect the remedies available hereunder to the party receiving such notice, other than (i) Section 3.2 of the Company Disclosure Schedule and Section 4.2 of the Buyer Disclosure Schedule disclosing a subsidiary acquired or investment made subsequent to the date of this Agreement, (ii) Section 3.10 of the Company Disclosure Schedule and Section 4.10 of the Buyer Disclosure Schedule disclosing any Material Contracts entered into or modified subsequent to the date of this Agreement, and (iii) Sections 3.11(b) and (g) of the Company Disclosure Schedule and Sections 4.11(a) and (f) of the Buyer Disclosure Schedule relating to Company and Buyer Intellectual Property agreements, filings, or proceedings subsequent to the date of this Agreement.

      SECTION 7.12     Rule 145 Affiliates. Prior to the date of the Company Stockholders Meeting, the Company shall deliver to Buyer a letter, substantially in the form of Exhibit G attached hereto, identifying all persons who are expected to be, at the time this Agreement is submitted for approval to such stockholders, “affiliates” of the Company for purposes of Rule 145 under the Securities Act (“Company Affiliates”). The list of Company Affiliates shall be updated as necessary to reflect changes from the date of the letter. The Company shall use reasonable efforts to cause to be delivered to Buyer on or prior to the date of the Company Stockholders Meeting a letter agreement from each of the Company Affiliates, substantially in the form of Exhibit H attached hereto.

      SECTION 7.13     Listing of Buyer Common Stock. Buyer shall use reasonable efforts to cause the shares of Buyer Common Stock to be issued in the Merger and the shares of Buyer Common Stock to be issued upon the exercise of Replacement Options to be approved for listing on the Nasdaq National Market System, subject to official notice of issuance, prior to the Closing.

      SECTION 7.14     Section 16 Matters.

      (a) Prior to the Effective Time, the Board of Directors of Buyer, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that (i) the assumption by Buyer of the Company Stock Options held by any officer or director of the Company who may become a covered person of Buyer for purposes of Section 16 of the Exchange Act (“Company Insiders”) in the Merger and (ii) the receipt by Company Insiders of Buyer Common Stock in exchange for Company Common Stock in the Merger, shall in each case be an exempt transaction for purposes of Section 16 of the Exchange Act.

      (b) Prior to the Effective Time, the Board of Directors of the Company, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that (i) the assumption by Buyer of the Company Stock Options held by any officer or director of the Company in the Merger and (ii) the exchange of Company Common Stock for Buyer Common Stock in the Merger, shall in each case be an exempt transaction for purposes of Section 16 of the Exchange Act.

      SECTION 7.15     HSR Act Filings.

      (a) The Company shall: (i) as promptly as reasonably practicable following such time subsequent to the date of this Agreement that the parties determine that the Merger is subject to the notification requirements of the HSR Act, file the notification required under the HSR Act relating to the transactions contemplated by this Agreement with the United States Department of Justice and the Federal Trade Commission; (ii) promptly file any required foreign competition law pre-merger notifications with respect to the Company; (iii) promptly respond to inquiries from the United States Department of Justice and the Federal Trade Commission or any other governmental entity in connection with any such notification and promptly respond to any requests for information from any governmental entity, including any so-called “second request” under the HSR Act; (iv) request early termination of the waiting period under the HSR Act; and (v) take all other commercially reasonable actions necessary or appropriate to gain all approvals necessary to consummate the transactions contemplated by this Agreement under the HSR Act or any other antitrust, competition, or trade regulatory laws, rules, or regulations of any governmental entity. Subject to such confidentiality restrictions as may be reasonably requested, the Company shall coordinate and cooperate with Buyer in preparing such notifications, responding to such inquiries, and taking all such other actions.

      (b) Buyer shall: (i) as promptly as reasonably practicable following such time subsequent to the date of this Agreement that the parties determine that the Merger will be subject to the notification requirements of the HSR Act, file the notification required under the HSR Act relating to the transactions contemplated by this Agreement with the United States Department of Justice and the Federal Trade Commission; (ii) promptly file any required foreign competition law pre-merger notifications with respect to Buyer; (iii) promptly respond to inquiries from the United States Department of Justice and the Federal Trade Commission or any other governmental entity in connection with any such notification and promptly respond to any requests for information from any governmental entity, including any so-called “second request” under the HSR Act; (iv) request early termination of the waiting period under the HSR Act; and (v) take all other commercially reasonable actions necessary or appropriate to gain all approvals necessary to consummate the transactions contemplated by this Agreement under the HSR Act or any other antitrust, competition, or trade regulatory laws, rules, or regulations of any governmental entity; provided that nothing in this Section 7.15(b) shall require Buyer to agree to the divestiture of any assets of Buyer or its Subsidiaries or to any limits or restrictions on the operations of the business of Buyer or its Subsidiaries. Subject to such confidentiality restrictions as may be reasonably requested, Buyer shall coordinate and cooperate with the Company in preparing such notifications, responding to such inquiries, and taking all such other actions.

      (c) Any and all HSR filing fees paid or incurred by the Company in connection with the Merger (including any international notifications) shall be reimbursed by Buyer within five business days of payment thereof by the Company, or paid directly by Buyer in accordance with any applicable laws or regulations.

      SECTION 7.16     Tax-Free Reorganization.

      (a) Prior to the Effective Time, each party shall use its best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not take any action that would be reasonably expected to cause the Merger to not so qualify. Buyer shall not take, or cause any Subsidiary to take, any action after the Effective Time that would be reasonably expected to cause the

Merger not to qualify as a reorganization under Section 368(a) of the Code. The parties shall use their best efforts to obtain the opinions described in Sections 8.2(d) and 8.3(d), including the provision of representations to Faegre & Benson LLP and Morrison & Foerster LLP by the Company and by Buyer required by Faegre & Benson LLP and Morrison & Foerster LLP to render the opinions described in Sections 8.2(d) and 8.3(d).

      (b) Following the Merger, Buyer will comply with record-keeping and information filing requirements of Section 1.368-3 of the Treasury Regulations with respect to the Merger.

      SECTION 7.17     Buyer Board of Directors. Buyer shall take all requisite action to appoint Alan B. Menkes to the Buyer’s Board of Directors as of the Effective Time, provided that if Mr. Menkes is unable or unwilling to serve on the Buyer’s Board of Directors at the Effective Time, Buyer shall instead take all requisite action to appoint such other person as the Company may designate, who is reasonably acceptable to Buyer.

ARTICLE VIII

CONDITIONS PRECEDENT

      SECTION 8.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which, to the extent permitted by applicable law, may be waived in a writing signed by all of the parties to this Agreement:

(a) Shareholder Approvals. The Company Stockholder Proposals shall have been approved by the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation, and the Share Issuance shall have been approved by the shareholders of Buyer in accordance with the Minnesota Business Corporation Act (the “MBCA”) and Buyer’s Articles of Incorporation.

(b) Registration Statement Effective. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn.

(c) Listing. The shares of Buyer Common Stock issuable to holders of Company Common Stock and holders of Company Series A-1 Preferred Stock pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger or upon the exercise of Replacement Options shall have been authorized for listing on the Nasdaq National Market System, subject to official notice of issuance.

(d) HSR Act. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

(e) Injunctions or Restraints. There shall not be pending any litigation or administrative proceeding brought by any governmental or other regulatory or administrative agency or commission requesting an injunction, writ, order, judgment or decree (each, an “Injunction”) that is reasonably likely to result in an order to restrain or prohibit the consummation of any of the transactions contemplated hereby or to require rescission of this Agreement or any such transactions or to have a Surviving Corporation Material Adverse Effect if the transactions contemplated hereby are consummated, nor shall there be in effect any Injunction directing that any of the transactions provided for herein not be consummated as so provided (it being agreed that each of the parties shall use all reasonable efforts to prevent the entry of any such Injunction and to appeal as promptly as possible any such Injunction that may be entered).

      SECTION 8.2     Conditions to the Obligations of Buyer and Buyer Subsidiary. The obligations of Buyer and Buyer Subsidiary to effect the Merger shall be subject to the fulfillment at or before the

Effective Time of the following conditions, any one or more of which, to the extent permitted by applicable law, may be waived in a writing signed by Buyer and Buyer Subsidiary:

(a) Representations, Warranties and Covenants. The representations and warranties of the Company contained in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and immediately before the Effective Time as though made immediately before the Effective Time (except those representations and warranties that speak of an earlier date, which shall be true and correct in all material respects as of such earlier date), except that any representation or warranty that is qualified by “materiality” or “Company Material Adverse Effect” or similar qualification shall be true and correct in all respects as of the applicable time; the Company shall have, in all material respects, performed and complied with the agreements and obligations contained in this Agreement required to be performed and complied with by it immediately before the Effective Time; and Buyer and Buyer Subsidiary shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company to the effect set forth in this Section 8.2(a).

(b) Material Adverse Effect. Neither the Company nor any of its Subsidiaries shall have, since the date of this Agreement, suffered any business interruption, damage to or destruction of its properties, or other incident, occurrence, or event that, individually or in the aggregate, has had or would be reasonably likely to have (after giving effect to any insurance coverage reasonably likely to be received) a Company Material Adverse Effect.

(c) Company Rights Agreement. No Company Rights shall have become exercisable under the Company Rights Agreement.

(d) Tax Opinion. Buyer shall have received from Faegre & Benson LLP, after providing appropriate representations to that firm, an opinion to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and that, with respect to the Merger, Buyer, Buyer Subsidiary and the Company will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(e) Corporate Authority Opinion. Buyer shall have received a written opinion from E*Law Group to the effect that the Merger and the Company Stockholder Proposals have been duly authorized by all necessary corporate action on the part of the Company.

(f) Dissenting Shares. Holders of no more than 10% of the issued and outstanding shares of Company Common Stock shall have taken such action as is necessary to entitle them to demand payment of the fair value of such shares as referred to in Section 2.2(e) of this Agreement.

(g) Consent of Third Parties. Buyer shall have received duly executed copies of all material consents necessary in order to effect the Merger without breach or default by the Company, any of its Subsidiaries, or the Surviving Corporation under any Company Material Contract or the imposition of any encumbrance on any asset of the Company, any of its Subsidiaries, or the Surviving Corporation.

(h) Board of Director Resignations. Each of the directors of the Company shall have delivered to Buyer, in a form reasonably acceptable to Buyer, their resignation from the Board of Directors of the Surviving Corporation effective as of the date on which the registration statement related to the Replacement Options called for by Section 2.3(j) becomes effective under the Securities Act.

      SECTION 8.3     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which, to the extent permitted by applicable law, may be waived in writing by the Company:

(a) Representations, Warranties and Covenants. The representations and warranties of Buyer and Buyer Subsidiary contained in Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement and immediately before the Effective Time as though made immediately before the Effective Time (except those representations and warranties that speak of an earlier date, which shall be true and correct in all material respects as of such earlier date), except that any representation or warranty that is qualified by “materiality” or “Buyer Material Adverse Effect” or similar qualification shall be true and correct in all respects as of the applicable time; Buyer and Buyer Subsidiary shall have, in all material respects, performed and complied with the agreements and obligations contained in this Agreement required to be performed and complied with by them immediately before the Effective Time; and the Company shall have received a certificate signed by the chief executive officer and the chief financial officer of Buyer to the effects set forth in this Section 8.3(a).

(b) Material Adverse Effect. Neither Buyer nor any of its Subsidiaries shall have, since the date of this Agreement, suffered any business interruption, damage to or destruction of its properties, or other incident, occurrence, or event that, individually or in the aggregate, has had or would reasonably be expected to have (after giving effect to any insurance coverage reasonably likely to be received) a Buyer Material Adverse Effect.

(c) Corporate Authority Opinion. The Company shall have received a written opinion from Faegre & Benson LLP, counsel to Buyer and Buyer Subsidiary, to the effect that the Merger and the Share Issuance have been duly authorized by all necessary corporate action on the part of Buyer and Buyer Subsidiary.

(d) Tax Opinion. The Company shall have received from Morrison & Foerster LLP, after providing appropriate representations to that firm, an opinion to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and that, with respect to the Merger, Buyer, Buyer Subsidiary and the Company will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

ARTICLE IX

TERMINATION AND AMENDMENT

      SECTION 9.1     Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the Company Stockholder Proposal by the stockholders of the Company or approval of the Share Issuance by the shareholders of Buyer (except as provided otherwise in Section 9.1(e)):

(a) by written agreement of Buyer, Buyer Subsidiary and the Company;

(b) by Buyer or the Company, if the transactions contemplated hereby shall not have been consummated on or before May 31, 2004 (the “End Date,” as such date may be extended by written agreement of Buyer and the Company), provided that such failure is not due to the failure of the party seeking to terminate this Agreement (or, in the event Buyer is seeking to terminate this Agreement, of Buyer Subsidiary) to comply in all material respects with its obligations under this Agreement;

(c) by Buyer, if (i) any condition set forth in Section 8.1 or 8.2 shall become impossible to fulfill on or prior to the End Date (provided that such failure is not due to the failure of Buyer or Buyer Subsidiary to comply in all material respects with its obligations under this Agreement), and such conditions shall not have been waived under Section 8.1 or 8.2, (ii) the stockholders of the Company shall fail to approve the Company Stockholder Proposals by the votes required by the DGCL and the Company’s Certificate of Incorporation at the first stockholders meeting called for that purpose or any adjournment thereof, (iii) the shareholders of Buyer shall fail to approve the Share Issuance by the vote required by the MBCA and Buyer’s Articles of Incorporation at the first shareholders meeting called for that purpose or any adjournment thereof (provided that such failure is not due to the failure of Buyer or Buyer Subsidiary to comply in all material respects with its obligations under this Agreement), (iv) the Board of Directors of the Company withdraws or modifies, in any manner adverse to Buyer, its recommendation of approval of the Company Stockholder Proposals, (v) there shall have been a material breach of any representation or warranty on the part of the Company in this Agreement or there shall have been a material breach by the Company of any covenants or agreements materially adversely affecting (or materially delaying) the consummation of the Merger and such breach has not been cured within ten business days following written notice from Buyer, or (vi) there shall have been a Company Material Adverse Effect that has continued unabated for five consecutive business days;

(d) by the Company, if (i) any condition set forth in Section 8.1 or 8.3 shall become impossible to fulfill on or prior to the End Date (provided that such failure is not due to the failure of the Company to comply in all material respects with its obligations under this Agreement), and such conditions shall not have been waived under Section 8.1 or 8.3, (ii) the stockholders of the Company shall fail to approve the Company Stockholder Proposals by the votes required by the DGCL and the Company’s Certificate of Incorporation at the first stockholders meeting called for that purpose or any adjournment thereof, (provided that such failure is not due to the failure of the Company to comply in all material respects with its obligations under this Agreement) (iii) the shareholders of Buyer shall fail to approve the Share Issuance by the vote required by the MBCA and Buyer’s Articles of Incorporation at the first shareholders meeting called for that purpose or any adjournment thereof, (iv) there shall have been a material breach of any representation or warranty on the part of Buyer or Buyer Subsidiary in this Agreement or there shall have been a material breach by Buyer or Buyer Subsidiary of any of their respective covenants or agreements materially adversely affecting (or materially delaying) the consummation of the Merger and such breach has not been cured within ten business days following written notice from the Company, or (v) there shall have been a Buyer Material Adverse Effect that has continued unabated for five consecutive business days; or

(e) by the Company, at any time prior to the Company Stockholders Meeting, upon written notice to Buyer, if the Board of Directors of the Company shall have approved a Company Superior Third-Party Acquisition Offer; provided, however, that, prior to termination, (i) the Company shall have complied in all material respects with Section 7.2(a), (ii) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that consideration of such Company Superior Third-Party Acquisition Offer and termination of this Agreement is necessary for the Board of Directors to comply with its fiduciary duties under Delaware law, and (iii) the Company shall have notified Buyer in writing at least five business days before termination of its intention to enter into an agreement with respect to a Company Superior Third-Party Acquisition Offer (the “Intention Notice”) and shall have provided Buyer with the proposed definitive documentation for such transaction; and provided, further, that, during the period of five business days following the Intention Notice, the Company shall have afforded Buyer a reasonable opportunity to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby, and the notice of termination shall not be effective if Buyer submits to the Company during such period a legally binding, executed unconditional offer to enter into an amendment to this Agreement, which amendment shall not contain conditions to Closing that are in addition to those set forth in this Agreement, within such period unless the Company’s Board of Directors shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that the amendment to this Agreement that Buyer has agreed to enter into during such period is not at least as favorable to the Company’s stockholders as the Company Superior Third-Party Acquisition Offer.

      SECTION 9.2     Procedure and Effect of Termination. In the event of termination of this Agreement by the Company or Buyer under Section 9.1, written notice shall forthwith be given to the other parties identifying with reasonable particularity the applicable provisions of Section 9.1 and the basis therefor (provided that the failure to provide written notice with reasonable particularity shall not be a bar to any recovery of the fees and expenses set forth in Section 9.3), and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement, except as otherwise provided in Section 9.3 or to the extent that the termination is a result of a willful and material violation by such party of a representation, warranty, covenant or agreement contained in this Agreement. The Confidentiality Agreement will survive the termination of this Agreement in accordance with its terms.

      SECTION 9.3     Termination Fee; Expenses.

      (a) If (i) this Agreement is terminated pursuant to Section 9.1(c)(iv) or 9.1(e); or (ii) (x) a Company Third-Party Acquisition Offer shall have become known publicly prior to the termination of this Agreement, (y) this Agreement shall have been terminated pursuant to Section 9.1(b), 9.1(c)(i) or 9.1(d)(i) (in each case, other than by reason of the failure of the conditions set forth in any of Section 8.1(b), (c), (d) or (e)to be fulfilled or the failure of the conditions set forth in Section 8.3 to be fulfilled), or pursuant to Section 9.1(c)(ii) or 9.1(d)(ii) and (z) within six months after termination the Company shall have entered into an agreement with respect to, or consummated, any Company Third-Party Acquisition (defined below), and provided that the Company did not otherwise have the right to terminate the Agreement pursuant to Sections 9.1(d)(iv) or 9.1(d)(v), then the Company shall pay to Buyer a fee equal to $1.6 million in cash (the “Termination Fee”), plus an amount, in cash (the “Buyer Expense Reimbursement Amount”), not to exceed $750,000, equal to all documented out-of-pocket expenses and fees incurred by Buyer (including fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors) arising out of, in connection with or related to this Agreement, the Merger or the transactions contemplated by this Agreement. The Termination Fee shall be paid by wire transfer of same day funds to an account designated by Buyer (x) in the case of Section 9.3(a)(i), upon termination of this Agreement, and (y) in the case of Section 9.3(a)(ii), upon the earlier of such entry into an agreement with respect to a Company Third-Party Acquisition or such consummation of a Company Third-Party Acquisition. It shall be a condition to termination of this Agreement by the Company pursuant to any paragraph of Section 9.1 that requires payment of the Termination Fee upon termination pursuant thereto, that such payment has been made. In no event shall more than one Termination Fee be payable under this Article IX. The Buyer Expense Reimbursement Amount shall be paid in accordance with Section 9.3(b). As used in Section 9.3(a)(ii)(z), a “Company Third-Party Acquisition” means (i) a transaction pursuant to any Company Third-Party Acquisition Offer in which any third party acquires at least 50% of the outstanding shares of Company Common Stock by tender offer, exchange offer or otherwise, (ii) a merger or other business combination (other than with Buyer or Buyer Subsidiary) in which, immediately after giving effect thereto, stockholders other than the stockholders of the Company immediately prior thereto own at least 50% of the entity surviving such merger or business combination, or (iii) any transaction pursuant to which any third party acquires assets of the Company having a fair market value equal to at least 50% of all of the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction.

      (b) If this Agreement is terminated by Buyer pursuant to Section 9.1(c)(v) under conditions that otherwise would not entitle Buyer to the Termination Fee and Buyer Expense Reimbursement Amount pursuant to Section 9.3(a), and provided that the Company did not otherwise have the right to terminate this Agreement pursuant to Section 9.1(d), then the Company shall pay to Buyer the Buyer Expense Reimbursement Amount. If this Agreement is terminated by the Company pursuant to Section 9.1(d)(iv) under conditions that otherwise would not entitle Buyer to the Termination Fee and Buyer Expense Reimbursement Amount pursuant to Section 9.3(a), and provided that the Buyer did not otherwise have the right to terminate this Agreement pursuant to Section 9.1(c), then Buyer shall pay to the Company an amount, in cash, not to exceed $750,000, equal to all documented out-of-pocket expenses and fees incurred by the Company (including fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors) arising out of, in connection with or related to this Agreement, the Merger or the transactions contemplated by this Agreement. If this Agreement is terminated under condition that entitle Buyer to receive the Buyer Expense Reimbursement Amount, or entitle the Company to receive a payment under this Section 9.1(b), then the party entitled to receive such payment shall provide the party required to make such payment with a reasonably detailed summary of the amount of such payment within 15 business days of such termination. Within three business days after the received of such summary, the party required to make such payment shall pay such amount by wire transfer of same day funds to an account designated by the party entitled to receive such payment.

      (c) (i) The existence of the right to receive payment pursuant to this Section 9.3 shall not constitute an election of remedies or in any way limit or impair a party’s right to pursue any other remedy against the other party to which it may be entitled under this Agreement, at law or in equity, or otherwise;

provided, however, the successful exercise by Buyer of the right under Section 9.3(a) shall constitute an election of remedies and shall preclude Buyer from any other remedy against the Company to which Buyer may otherwise be entitled under this Agreement, at law or in equity or otherwise.

      (ii) The parties agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by the Agreement and are an inducement to Buyer and the Company to enter into this Agreement and not a penalty.

      (iii) If a party fails to pay promptly the other any amount due under this Section 9.3, such party shall pay the costs and expenses of the other (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime or base rate of Wells Fargo Bank Minnesota, N.A. from the date such fee was required to be paid.

ARTICLE X

GENERAL PROVISIONS

      SECTION 10.1     Termination of Representations and Warranties. No investigation or due diligence findings made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement shall affect the representations and warranties of each party hereto. The representations and warranties of the parties set forth in this Agreement (including those set forth in the Company Disclosure Schedule and the Buyer Disclosure Schedule) or in any certificate furnished under this Agreement shall not survive the Effective Time.

      SECTION 10.2     Amendment and Modification. To the extent permitted by applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of the parties hereto at any time before the Effective Time with respect to any of the terms contained herein, except that after the Company Stockholders Meeting the amount of the Common Stock Per Share Consideration or the Preferred Stock Per Share Consideration shall not be decreased and the form of the Common Stock Per Share Consideration or the Preferred Stock Per Share Consideration shall not be altered from that provided for in this Agreement without the approval of the stockholders of the Company.

      SECTION 10.3     Waiver of Compliance; Consents. Any failure of Buyer or Buyer Subsidiary, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived in a writing signed by the other, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.3.

      SECTION 10.4     Expenses. All expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring or required to pay such expenses as a matter of law, except (i) as otherwise provided in Section 9.3, (ii) all expenses (excluding legal, accounting and other advisors’ fees and expenses) incurred in connection with the preparation, printing, filing and mailing of the Joint Proxy Statement and the Registration Statement shall be shared equally by the Company and Buyer.

      SECTION 10.5     Press Releases and Public Announcements. The parties will make a mutually acceptable joint press release promptly after the execution and delivery hereof. Neither Buyer nor the Company shall issue any other press release or make any other public announcement relating to the subject matter of this Agreement without prior written approval of the other; provided, however, that each of the Company and Buyer may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party will advise the other parties to this Agreement and provide them with a reasonable period of time to comment before making the disclosure).

      SECTION 10.6     Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its reasonable efforts to take or cause to be taken all action, and do or cause to be done all things necessary, proper, or advisable under applicable laws and regulations, to ensure that the conditions set forth in Article VIII are satisfied and to consummate and make effective the transactions contemplated by this Agreement (subject to the Company’s Board of Directors’ and Buyer’s Board of Directors’ right to exercise in good faith its fiduciary duties). If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action.

      SECTION 10.7     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, or if delivered by telecopy, effective when telecopied with confirmation of receipt, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) If to the Company, to it at:

                    Optika Inc.

                    7450 Campus Drive 2nd Floor
                    Colorado Springs, Colorado 80920
                    Telecopy: (719) 531-0119
                    Telephone: (719) 548-9800
                    Attention: Mark K. Ruport

           with a copy to:

                    E*Law Group

                    3555 West 110th Place
                    Westminster, Colorado 80031
                    Telecopy: (303) 410-0468
                    Telephone: (303) 410-8988
                    Attention: Jeremy W. Makarechian

      (b) If to Buyer of Buyer Subsidiary, to it at:

                    Stellent, Inc.

                    7777 Golden Triangle Drive
                    Eden Prairie, Minnesota 55344
                    Telecopy: (952) 829-5424
                    Telephone: (952) 903-2000
                    Attention: Robert F. Olson

           with a copy to:

                    Faegre & Benson LLP

                    2200 Wells Fargo Center
                    90 South Seventh Street
                    Minneapolis, Minnesota 55402-3901
                    Telecopy: (612) 766-1600
                    Telephone: (612) 766-7000

Attention:	W. Smith Sharpe
Gordon S. Weber

      SECTION 10.8     Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the other parties. This Agreement is not intended to confer upon any other person except the parties any rights or remedies hereunder.

      SECTION 10.9     Rules of Interpretation. As used in this Agreement,

(a) “including” means “including without limitation”;

(b) “includes” means “includes without limitation”;

(c) “person” includes an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an incorporated organization, and a government or any department or agency thereof;

(d) “affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act;

(e) “business day” means any day other than a Saturday, Sunday or a day that is a statutory holiday under the laws of the United States or the States of Colorado and Minnesota;

(f) all dollar amounts are expressed in United States funds;

(g) defined terms include the singular and the plural;

(h) the phrase “to the knowledge of the Company” or “to the knowledge of the Buyer,” or any similar phrase, means the actual knowledge of one or more of the executive officers of the Company or Buyer, as the case may be; and

(i) all references to statutes or regulations are deemed to refer to such statutes and regulations as amended from time to time or as superseded by comparable successor statutory provisions.

      SECTION 10.10     Governing Law. This Agreement shall be governed by the laws of the State of Delaware (except to the extent such matter relates solely to the corporate governance or internal operations of Buyer or the approval of the Share Issuance, in which event the laws of the State of Minnesota shall govern) without giving effect to conflict-of-laws principles. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the Court of Chancery of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit, or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute. Each party further acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

      SECTION 10.11     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

      SECTION 10.12     Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 10.13     Entire Agreement. This Agreement, including the Company Disclosure Schedule, the Buyer Disclosure Schedule and the Exhibits, the Confidentiality Agreement and the Preferred Share Voting Agreement, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein, and supersede all prior agreements and understandings among the parties with respect to such subject matter including, specifically, the letter agreement dated November 28, 2003 between Buyer and the Company. There are no restrictions, promises, representations, warranties (express or implied), covenants, or undertakings of the parties in respect of the subject matter set forth herein, other than those expressly set forth or referred to in this Agreement, or the Confidentiality Agreement.

      SECTION 10.14     Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms hereof will continue in full force and effect and will in no way be affected, impaired, or invalidated.

      SECTION 10.15     Equitable Remedies. The parties agree that money damages or another remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance, without bond or other security being required in any federal court located in the State of Delaware or any Delaware state court.

      SECTION 10.16     Disclosure Schedules. Matters reflected in the Company Disclosure Schedule or the Buyer Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule or the Buyer Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature that are not required to be reflected in the Company Disclosure Schedule or the Buyer Disclosure Schedule. A disclosure made by the Company or Buyer in any Section of this Agreement or its Disclosure Schedule that is sufficient to reasonably inform the other of information required to be disclosed in another Section of this Agreement or the Disclosure Schedule in order to avoid a misrepresentation thereunder shall be deemed to have been made with respect to such other Section of this Agreement or the Disclosure Schedule.

[Remainder of page left intentionally blank — signature page follows]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

STELLENT, INC.		OPTIKA INC.

By:	/s/ ROBERT F. OLSON Robert F. Olson President and Chief Executive Officer	By:	/s/ MARK K. RUPORT ------------------------------ Mark K. Ruport President and Chief Executive Officer

STEL SUB, INC.

By:	/s/ ROBERT F. OLSON Robert F. Olson President and Chief Executive Officer

[Agreement and Plan of Merger]

ANNEX B

VOTING AGREEMENT

      This Voting Agreement (this “Agreement”) is dated as of January 11, 2004, among Optika Inc., a Delaware corporation (the “Company”), and the persons listed on Annex A hereto, each of whom is a holder (a “Shareholder”) of shares of common stock of Stellent, Inc., a Minnesota corporation (the “Buyer”).

Recitals

      A.     The Buyer, STEL Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Buyer (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), pursuant to which (1) the Company will merge (the “Merger”) with and into Merger Sub, (2) the existing holders of shares of common stock of the Company will exchange such shares for shares of common stock of the Buyer (“Buyer Common Stock”) and (3) the existing holders Series A-1 Convertible Preferred Stock of the Company will exchange such shares for cash and, in certain circumstances, shares of Buyer Common Stock.

      B.     Each Shareholder is a director or executive officer of the Buyer.

      C.     The execution and delivery of this Agreement is a condition precedent to the Company entering into the Merger Agreement.

Agreement

      Now, therefore, the parties hereby agree as follows:

      1.     Voting; Proxy.

(a) During the term of this Agreement, at each meeting of the Buyer’s shareholders convened to consider and vote upon the issuance of shares of Buyer Common Stock in the Merger, each Shareholder agrees to vote (to the extent not voted by the person or persons appointed under the proxy granted under Section 1(b)) all shares of Buyer Common Stock owned of record by the Shareholder at the record date for the vote (including, except for any shares for which the Shareholder’s sole voting power results from his or her having been named as proxy pursuant to the proxy solicitation conducted by the Buyer’s Board of Directors in connection with the meeting, any shares of Buyer Common Stock over which the Shareholder has voting power, by contract or otherwise) in favor of the approval of the stock issuance.

(b) Each Shareholder acknowledges that he or she has executed and delivered to the Company an irrevocable proxy in the form of Annex B hereto.

      2.     No Transfer. During the term of this Agreement, each Shareholder agrees that he or she will not sell, pledge, assign, or otherwise transfer, or authorize, propose, or agree to the sale, pledge, assignment, or other transfer of, any of his or her shares of Buyer Common Stock, unless (a) at least two business days’ written notice of the proposed transfer is provided to the Company and (b) the intended transferee agrees in writing to be bound by this Agreement as if he or she were a Shareholder.

      3.     Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to the Company with respect to himself or herself as follows:

(a) Authority. He or she has the requisite power and authority to enter into this Agreement, to perform his or her obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by him or her and constitutes his or her valid and binding obligation, enforceable against him or her in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally, and except for judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

(b) Title; Authority to Vote Shares. He or she owns of record and has voting power over the number of shares of Buyer Common Stock set forth beside his or her name on Annex A hereto; and

such shares are held by him or her free and clear of all liens, charges, pledges, restrictions, and encumbrances that would prevent him or her from performing his or her obligations hereunder.

(c) Noncontravention. Neither his or her execution and delivery of this Agreement, nor his or her consummation of any of the transactions contemplated hereby, nor his or her compliance with any of the provisions hereof will violate, conflict with, or result in a breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien upon, any of his or her properties or assets under any agreement or instrument to which he or she is a party or any statute, rule, regulation, judgment, order, decree, or other legal requirement applicable to him or her.

(d) Litigation. (i) There is no claim, action, proceeding, or investigation pending or, to his or her knowledge, threatened against or relating to him or her before any court or governmental or regulatory authority or body (including the National Association of Securities Dealers, Inc.), and (ii) he or she is not subject to any outstanding order, writ, injunction, or decree, that, in the case of clause (i) or (ii), if determined adversely, would prohibit him or her from performing his or her obligations hereunder.

      4. Termination. This Agreement will terminate automatically and without further action on behalf of any party at the earlier of (a) the Effective Time or (b) the date and time the Merger Agreement is terminated pursuant to its terms. In the event of a termination of this Agreement pursuant to this Section 4, this Agreement will forthwith become void and there will be no liability or obligation on the part of any party; provided, that nothing herein will release any party from any liability for any breach of this Agreement. If this Agreement is terminated, the proxies of the Shareholders delivered under Section 1(b) will also terminate and be of no further force or effect, and the Company will promptly return the proxies to the respective Shareholders.

      5. Director Matters Excluded. The Company acknowledges and agrees that, with respect to each Shareholder that is a member of the Buyer’s Board of Directors, no provision of this Agreement will limit or otherwise restrict such Shareholder with respect to any act or omission that he may undertake or authorize in his capacity as a member of the Buyer’s Board of Directors, including, without limitation, any vote that such Shareholder may make as a director of the Buyer with respect to any matter presented to the Buyer’s Board of Directors.

      6.     Miscellaneous.

(a) Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, or if delivered by telecopy, effective when telecopied with confirmation of receipt, to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

If to a Shareholder at the address and/or telecopy number set forth under his or her name on Annex A hereto;

If to Company to:

Optika Inc.
7450 Campus Drive, Suite 200
Colorado Springs, Colorado 80920
Telecopy: (719) 531-0119
Telephone: (719) 548-9800
Attention: Chief Executive Officer

with a copy to:

E* Law Group
3555 West 110th Place
Westminster, Colorado 80031
Telecopy: (303) 410-0468
Telephone: (303) 766-8988
Attention: Jeremy W. Makarechian

(b) Interpretation. The headings contained in this Agreement are for reference purposes only and do not affect the interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which will be considered the same agreement.

(d) Entire Agreement. This Agreement (along with the documents and instruments referred to herein, including the Merger Agreement), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.

(f) Governing Law. This Agreement will be governed by Delaware law, without regard to the principles of conflicts of law.

(g) Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party, whether by operation of law or otherwise, without the express written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors, heirs, legal representatives, and permitted assigns. The representations, agreements, and obligations of the Shareholders contained herein will survive the death or incapacity of any Shareholder and will be binding upon the heirs, personal representatives, successors, and assigns of each Shareholder.

(h) Remedies. In addition to all other remedies available, the parties agree that, in the event of a breach by a party of any of its obligations hereunder, the non-breaching party will be entitled to specific performance or injunctive relief.

(i) Defined Terms. All capitalized terms used but not defined herein have the meanings given them in the Merger Agreement.

[Remainder of page left intentionally blank — signature pages follow]

      IN WITNESS WHEREOF, each of the parties have signed this Agreement as of the date first written above.

OPTIKA INC.

By:	/s/ MARK K. RUPORT

Mark K. Ruport
Chief Executive Officer

/s/ ROBERT F. OLSON

Robert F. Olson

/s/ KENNETH H. HOLEC

Kenneth H. Holec

/s/ PHILIP E. SORAN

Philip E. Soran

/s/ RAYMOND A. TUCKER

Raymond A. Tucker

/s/ STEVEN C. WALDRON

Steven C. Waldron

/s/ GREGG A. WALDON

Gregg A. Waldon

/s/ DAVID S. BATT

David S. Batt

/s/ FRANK A. RADICHEL

Frank A. Radichel

/s/ DANIEL P. RYAN

Daniel P. Ryan

ANNEX A
TO BUYER STOCKHOLDER AGREEMENT

Number of
Shares of Buyer
Name	Common Stock

Robert F. Olson	2,255,764
Kenneth H. Holec	90,315
Philip E. Soran	0
Raymond A. Tucker	10,000
Steven C. Waldron	0
Gregg A. Waldon	10,000
David S. Batt	0
Frank A. Radichel	250
Daniel P. Ryan	10,000

ANNEX B
TO BUYER STOCKHOLDER AGREEMENT

IRREVOCABLE PROXY

      The undersigned, revoking any proxy heretofore given, hereby constitutes and appoints each of Mark K. Ruport and Steven M. Johnson the true and lawful attorney, with full power of substitution, for and in the name of the undersigned to vote, at any time before the Termination (defined below), all shares of common stock of Stellent, Inc., a Minnesota corporation (the “Buyer”), or other shares of capital stock of the Buyer entitled to vote on the business to be transacted, (1) registered in the name of the undersigned at the record date for such vote, or (2) except as set forth below, over which the undersigned has voting power by power of attorney or other contractual arrangements with the owner of record (collectively, the “Shares”), at any meeting of the shareholders of the Buyer, and at all adjournments thereof, and pursuant to any consent of the shareholders in lieu of a meeting or otherwise, in favor of approval of the Stock Issuance (defined below).

      This Proxy is given with respect to the approval of the issuance of shares of common stock of the Buyer (the “Stock Issuance”) pursuant to the Agreement and Plan of Merger among the Buyer, STEL Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Buyer, and Optika Inc., a Delaware corporation (the “Company”), dated as of January      , 2004 (the “Merger Agreement”). This Proxy is given to induce the Company to enter into the Merger Agreement, is coupled with an interest, and is irrevocable; provided, that this Proxy will terminate automatically and without further action on behalf of the undersigned upon the termination of the Voting Agreement, dated as of the date hereof, among the Company and each of the persons and entities listed on Annex A thereto (the “Termination”).

      Notwithstanding clause (2) of the first paragraph above, this Proxy will not include any shares of capital stock of the Buyer that are not subject to clause (1) of the first paragraph above for which the undersigned’s only voting power results from the undersigned having been named as proxy pursuant to the proxy solicitation conducted by the Buyer’s Board of Directors in connection with a meeting of the shareholders of the Buyer and over which the undersigned does not otherwise have voting power with respect thereto.

      The undersigned hereby ratifies and confirms all that the proxies named herein may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand as of this January      , 2004.

AMENDMENT NO. 1

TO
VOTING AGREEMENT

      This Amendment No. 1 (this “Amendment”) is entered into as of the 27th day of January, 2004 among Optika Inc., a Delaware corporation (the “Company”), and the persons listed on the signature page hereto, each of whom is a holder (a“Shareholder”) of shares of common stock of Stellent, Inc., a Minnesota corporation (the “Buyer”).

Recitals

      A.     The Company and the Shareholders entered into a voting agreement dated as of January 11, 2004 (the “Original Agreement”).

      B.     The Company and the Shareholders desire to amend the Original Agreement in certain respects.

Amendment

      Therefore, the parties agree as follows:

      1.     Maximum Percentage of Shares Covered. The Original Agreement is hereby amended by adding a new Section 1(c) thereto to read as follows:

“(c) Notwithstanding anything to the contrary in this Agreement or the irrevocable proxies executed and delivered pursuant to Section 1(b), until such time as the Company’s acquisition of beneficial ownership of shares of common stock of the Buyer under this Agreement and such proxies shall have received the approval required under Section 302A.673, subd. 1, of the Minnesota Statutes, neither this Agreement nor such proxies shall apply to shares representing, in the aggregate, more than 9.9% of the outstanding shares of common stock of the Buyer.”

      2.     Miscellaneous. Except as specifically set forth herein, all terms and provisions of the Original Agreement remain in full force and effect with no other modification or waiver. This Amendment may be executed in two or more counterparts, each which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

      The undersigned have executed this Amendment as of the date first written above.

OPTIKA INC.

By:	/s/ MARK K. RUPORT

Mark K. Ruport
Chief Executive Officer

/s/ ROBERT F. OLSON

Robert F. Olson

/s/ KENNETH H. HOLEC

Kenneth H. Holec

/s/ PHILIP E. SORAN

Philip E. Soran

/s/ RAYMOND A. TUCKER

Raymond A. Tucker

/s/ STEVEN C. WALDRON

Steven C. Waldron

/s/ GREGG A. WALDON

Gregg A. Waldon

/s/ DAVID S. BATT

David S. Batt

/s/ FRANK A. RADICHEL

Frank A. Radichel

/s/ DANIEL P. RYAN

Daniel P. Ryan

IRREVOCABLE PROXY

      The undersigned, revoking any proxy heretofore given, hereby constitutes and appoints each of Mark K. Ruport and Steven M. Johnson the true and lawful attorney, with full power of substitution, for and in the name of the undersigned to vote, at any time before the Termination (defined below), all shares of common stock of Stellent, Inc., a Minnesota corporation (the“Buyer”), or other shares of capital stock of the Buyer entitled to vote on the business to be transacted, (1) registered in the name of the undersigned at the record date for such vote, or (2) except as set forth below, over which the undersigned has voting power by power of attorney or other contractual arrangements with the owner of record (collectively, the “Shares”), at any meeting of the shareholders of the Buyer, and at all adjournments thereof, and pursuant to any consent of the shareholders in lieu of a meeting or otherwise, in favor of approval of the Stock Issuance (defined below); provided, however, that until such time as the Company’s acquisition of beneficial ownership of Shares under this Proxy shall have received the approval required under Section 302A.673, subd. 1, of the Minnesota Statutes, this Proxy shall not apply to any Shares that would cause the proxies appointed hereby to have the right to vote, in the aggregate, more than 9.9% of the outstanding shares of common stock of the Buyer.

      This Proxy is given with respect to the approval of the issuance of shares of common stock of the Buyer (the “Stock Issuance”) pursuant to the Agreement and Plan of Merger among the Buyer, STEL Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Buyer, and Optika Inc., a Delaware corporation (the “Company”), dated as of January 11, 2004 (the “Merger Agreement”). This Proxy is given to induce the Company to enter into the Merger Agreement, is coupled with an interest, and is irrevocable; provided, that this Proxy will terminate automatically and without further action on behalf of the undersigned upon the termination of the Voting Agreement, dated as of the date hereof, among the Company and each of the persons and entities listed on Annex A thereto (the “Termination”).

      Notwithstanding clause (2) of the first paragraph above, this Proxy will not include any shares of capital stock of the Buyer that are not subject to clause (1) of the first paragraph above for which the undersigned’s only voting power results from the undersigned having been named as proxy pursuant to the proxy solicitation conducted by the Buyer’s Board of Directors in connection with a meeting of the shareholders of the Buyer and over which the undersigned does not otherwise have voting power with respect thereto.

      The undersigned hereby ratifies and confirms all that the proxies named herein may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand as of this January 27, 2004.

/s/ ROBERT F. OLSON

Robert F. Olson

ANNEX C

VOTING AGREEMENT

      This Voting Agreement (this “Agreement”) is dated as of January 11, 2004, among Stellent, Inc., a Minnesota corporation (the “Company”), and the persons listed on Annex A hereto, each of whom is a holder (a “Stockholder”) of common stock of Optika, Inc., a Delaware corporation (the “Target”).

RECITALS

      A. The Company, STEL Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and the Target are entering into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), pursuant to which (1) the Company will merge (the “Merger”) with and into Merger Sub, (2) the existing holders of shares of common stock of the Target (“Target Common Stock”) will exchange such shares for shares of common stock of the Buyer and (3) the existing holders Series A-1 Convertible Preferred Stock of the Company will exchange such shares for cash and, in certain circumstances, shares of common stock of Buyer.

      B. Each Stockholder is a director or executive officer of the Target.

      C. The execution and delivery of this Agreement is a condition precedent to the Company entering into the Merger Agreement.

AGREEMENT

      Now, therefore, the parties hereby agree as follows:

      1. Voting; Proxy.

(a) During the term of this Agreement, at each meeting of the Target’s stockholders convened to consider and vote upon the approval of the Merger Agreement, each Stockholder agrees to vote (to the extent not voted by the person or persons appointed under the proxy granted under Section 1(b)) all shares of Target Common Stock owned of record by the Stockholder at the record date for the vote (including, except for any shares for which the Stockholder’s sole voting power results from his or her having been named as proxy pursuant to the proxy solicitation conducted by the Target’s Board of Directors in connection with the meeting, any shares of Target Common Stock over which the Stockholder has voting power, by contract or otherwise) in favor of the approval of the Merger Agreement.

(b) Each Stockholder acknowledges that he or she has executed and delivered to the Company an irrevocable proxy in the form of Annex B hereto.

      2. No Transfer. During the term of this Agreement, each Stockholder agrees that he or she will not sell, pledge, assign, or otherwise transfer, or authorize, propose, or agree to the sale, pledge, assignment, or other transfer of, any of his or her shares of Target Common Stock, unless (a) at least two business days’ written notice of the proposed transfer is provided to the Company and (b) the intended transferee agrees in writing to be bound by this Agreement as if he or she were a Stockholder.

      3. Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to the Company with respect to himself or herself as follows:

(a) Authority. He or she has the requisite power and authority to enter into this Agreement, to perform his or her obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by him or her and constitutes his or her valid and binding obligation, enforceable against him or her in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally, and except for judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

(b) Title; Authority to Vote Shares. He or she owns of record and has voting power over the number of shares of Target Common Stock set forth beside his or her name on Annex A hereto; and

such shares are held by him or her free and clear of all liens, charges, pledges, restrictions, and encumbrances that would prevent him or her from performing his or her obligations hereunder.

(c) Noncontravention. Neither his or her execution and delivery of this Agreement, nor his or her consummation of any of the transactions contemplated hereby, nor his or her compliance with any of the provisions hereof will violate, conflict with, or result in a breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien upon, any of his or her properties or assets under any agreement or instrument to which he or she is a party or any statute, rule, regulation, judgment, order, decree, or other legal requirement applicable to him or her.

(d) Litigation. (i) There is no claim, action, proceeding, or investigation pending or, to his or her knowledge, threatened against or relating to him or her before any court or governmental or regulatory authority or body (including the National Association of Securities Dealers, Inc.), and (ii) he or she is not subject to any outstanding order, writ, injunction, or decree, that, in the case of clause (i) or (ii), if determined adversely, would prohibit him or her from performing his or her obligations hereunder.

      4. Termination. This Agreement will terminate automatically and without further action on behalf of any party at the earlier of (a) the Effective Time or (b) the date and time the Merger Agreement is terminated pursuant to its terms. In the event of a termination of this Agreement pursuant to this Section 4, this Agreement will forthwith become void and there will be no liability or obligation on the part of any party; provided, that nothing herein will release any party from any liability for any breach of this Agreement. If this Agreement is terminated, the proxies of the Stockholders delivered under Section 1(b) will also terminate and be of no further force or effect, and the Company will promptly return the proxies to the respective Stockholders.

      5. Director Matters Excluded. The Company acknowledges and agrees that, with respect to each Stockholder that is a member of the Target’s Board of Directors, no provision of this Agreement will limit or otherwise restrict such Stockholder with respect to any act or omission that he may undertake or authorize in his capacity as a member of the Target’s Board of Directors, including, without limitation, any vote that such Stockholder may make as a director of the Target with respect to any matter presented to the Target’s Board of Directors.

      6. Miscellaneous.

(a) Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, or if delivered by telecopy, effective when telecopied with confirmation of receipt, to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

      If to a Stockholder at the address and/or telecopy number set forth under his or her name on Annex A hereto;

If to Company to:

Stellent, Inc.
7777 Golden Triangle Drive
Eden Prairie, MN 55344
Telecopy: (952) 903-2000
Telephone: (952) 829-5424
Attention: Chief Executive Officer

with a copy to:

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402-3901
Telecopy: (612) 766-1600
Telephone: (612) 766-7000
Attention: Kris Sharpe

(b) Interpretation. The headings contained in this Agreement are for reference purposes only and do not affect the interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which will be considered the same agreement.

(d) Entire Agreement. This Agreement (along with the documents and instruments referred to herein, including the Merger Agreement), constitutes the entire agreement and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.

(f) Governing Law. This Agreement will be governed by Delaware law, without regard to the principles of conflicts of law.

(g) Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party, whether by operation of law or otherwise, without the express written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors, heirs, legal representatives, and permitted assigns. The representations, agreements, and obligations of the Stockholders contained herein will survive the death or incapacity of any Stockholder and will be binding upon the heirs, personal representatives, successors, and assigns of each Stockholder.

(h) Remedies. In addition to all other remedies available, the parties agree that, in the event of a breach by a party of any of its obligations hereunder, the non-breaching party will be entitled to specific performance or injunctive relief.

(i) Defined Terms. All capitalized terms used but not defined herein have the meanings given them in the Merger Agreement.

[Remainder of page left intentionally blank — signature pages follow]

      IN WITNESS WHEREOF, each of the parties have signed this Agreement as of the date first written above.

STELLENT, INC.

By:	/s/ ROBERT F. OLSON

Robert F. Olson
Its: Chief Executive Officer

/s/ MARK K. RUPORT

Mark K. Ruport

/s/ STEVEN M. JOHNSON

Steven M. Johnson

/s/ ALAN B. MENKES

Alan B. Menkes

/s/ JAMES T. ROTHE

James T. Rothe

/s/ EDWIN C. WINDER

Edwin C. Winder

/s/ GREG D. COOKE

Greg D. Cooke

/s/ DERRICK S. CROW

Derrick S. Crow

/s/ JAMES A. FRANKLIN

James A. Franklin

/s/ PATRICK DONOVAN

Patrick Donovan

/s/ CHRISTOPHER J. RYAN

Christopher J. Ryan

/s/ RANDALL WEAKLY

Randall Weakly

ANNEX A
TO COMPANY SHAREHOLDER AGREEMENT

Number of Shares of
Target Common
Name	Stock

Mark K. Ruport	57,500
Steven M. Johnson	29,700
Alan B. Menkes	0
James T. Rothe	7,000
Edwin C. Winder	81,000
Greg D. Cooke	100
Derrick S. Crow	0
James A. Franklin	0
Patrick Donovan	0
Christopher J. Ryan	5,000
Randall Weakly	4,500

ANNEX B
TO COMPANY STOCKHOLDER AGREEMENT

IRREVOCABLE PROXY

      The undersigned, revoking any proxy heretofore given, hereby constitutes and appoints each of Robert F. Olson and Greg A. Waldon the true and lawful attorney, with full power of substitution, for and in the name of the undersigned to vote, at any time before the Termination (defined below), all shares of common stock of Optika, Inc., a Delaware corporation (the “Target”), or other shares of capital stock of the Target entitled to vote on the business to be transacted, (1) registered in the name of the undersigned at the record date for such vote, or (2) except as set forth below, over which the undersigned has voting power by power of attorney or other contractual arrangements with the owner of record (collectively, the “Shares”), at any meeting of the stockholders of the Target, and at all adjournments thereof, and pursuant to any consent of the stockholders in lieu of a meeting or otherwise, in favor of approval of the Merger Agreement (defined below).

      This Proxy is given with respect to the approval of the Agreement and Plan of Merger among Stellent, Inc., a Minnesota corporation (the “Company”), STEL Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and the Target, dated as of January      , 2004 (the “Merger Agreement”). This Proxy is given to induce the Company to enter into the Merger Agreement, is coupled with an interest, and is irrevocable; provided, that this Proxy will terminate automatically and without further action on behalf of the undersigned upon the termination of the Voting Agreement, dated as of the date hereof, among the Company and each of the persons and entities listed on Annex A thereto (the “Termination”).

      Notwithstanding clause (2) of the first paragraph above, this Proxy will not include any shares of capital stock of the Target that are not subject to clause (1) of the first paragraph above for which the undersigned’s only voting power results from the undersigned having been named as proxy pursuant to the proxy solicitation conducted by the Target’s Board of Directors in connection with a meeting of the stockholders of the Target and over which the undersigned does not otherwise have voting power with respect thereto.

      The undersigned hereby ratifies and confirms all that the proxies named herein may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand as of this January      , 2004.

Printed Name:

ANNEX D

WRITTEN CONSENT AND VOTING AGREEMENT

      This Written Consent and Voting Agreement (this “Agreement”) is dated as of January 11, 2004, among Stellent, Inc., a Minnesota corporation (the “Buyer”), Optika Inc., a Delaware corporation (the “Company”), and the entities listed on Exhibit A hereto, each of whom is a holder (a “Series A-1 Holder”) of shares of Series A-1 Convertible Preferred Stock, par value $0.001, of the Company (the “Company Preferred Stock”).

RECITALS

      A. The Buyer, STEL Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Buyer (“Merger Sub”), and the Company, concurrently with the execution of this Agreement, are entering into an Agreement and Plan of Merger in the form attached hereto as Exhibit B (including the exhibits and schedules thereto, the “Merger Agreement”), dated as of the date hereof, pursuant to which (1) the Company will merge (the “Merger”) with and into Merger Sub, (2) the existing holders of shares of common stock of the Company (“Company Common Stock”; and collectively with the Company Preferred Stock, the “Company Capital Stock”) will exchange their shares of Company Common Stock for shares of common stock of the Buyer and (3) the Series A-1 Holders will exchange their shares of Company Preferred Stock for cash and, in certain circumstances, shares of common stock of the Buyer.

      B. Terms that are capitalized but not defined in this Agreement have the meaning assigned to them in the Merger Agreement.

      C. Prior to the Effective Time, the Company will be required to amend and restate its Certificate of Designation of Series A-1 Convertible Preferred Stock (the “Certificate of Designation”) in the form attached hereto as Exhibit C (the “Restatement”).

      D. The Merger constitutes a Change of Control (as defined in the Certificate of Designation) pursuant to which the Series A-1 Holders would not receive the full Preference Amount (as defined in the Certificate of Designation) to which each such holder is entitled as a result of such a transaction and, therefore, the written consent of a majority of the Series A-1 Holders is required pursuant to Section 4(b) of the Certificate of Designation prior to entering into the Merger Agreement.

      E. The execution and delivery of this Agreement is an inducement, and a condition precedent, to the Buyer and the Company entering into the Merger Agreement.

AGREEMENT

      Now, therefore, the parties hereby agree as follows:

1. Consent to Merger Agreement. In accordance with Section 4(b) of the Certificate of Designation, as currently in effect, each Series A-1 Holder hereby consents to (i) the Company entering into the Merger Agreement in the form attached hereto as Exhibit B; (ii) any such modifications, revisions and amendments to the Merger Agreement as the Company, the Buyer and Merger Sub shall agree in accordance with the terms of the Merger Agreement; provided, however, that the parties hereto agree that no modification, revision or amendment may be made to Merger Agreement that could reasonably be deemed to either (A) be adverse to the Series A-1 Holders or (B) confer additional benefits upon any stockholder or member of management of the Company, in each case, without the prior written consent of Thomas Weisel Capital Partners, L.P. (“TWCP”) (any modification, revision or amendment made in violation of this proviso, a “Non-Consenting Amendment”); (iii) the Merger; and (iv) the Restatement of the Certificate of Designation.

2. No Solicitation. Each Series A-1 Holder agrees that it will not, and will cause its officers and employees, in their capacities as such, and its agents or representatives (including any investment banker or attorney retained by it) not to, initiate, solicit, or encourage, directly or indirectly, the making or implementation of any Company Third-Party Acquisition Offer or provide any confidential information or confidential data to, or have any discussions with, any person relating to a Company

Third-Party Acquisition Offer; provided that, any Series A-1 Holder may engage in any of the activities that the Company may engage in (as set forth in Section 7.2(a)(ii) of the Merger Agreement) concerning a Company Third-Party Acquisition Offer once the Board of Directors of the Company has determined that such activities are required in the good faith exercise of its fiduciary duties pursuant to the requirements of Section 7.2(a)(ii) of the Merger Agreement. Each Series A-1 Holder shall promptly notify the Buyer if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

      3. Voting; Proxy.

      (a) During the term of this Agreement, at each meeting of the Company’s stockholders convened to consider and vote upon the approval of the Merger Agreement, the Merger and the Restatement, each Series A-1 Holder agrees to vote (to the extent not voted by the person or persons appointed under the proxy granted under Section 3(b)) all shares of Company Capital Stock owned of record by the Series A-1 Holder at the record date for the vote (including any shares of Company Capital Stock over which the Series A-1 Holder has voting power, by contract or otherwise) in favor of the approval of the Merger Agreement, the Merger and the Restatement.

      (b) Each Series A-1 Holder acknowledges that it has executed and delivered to the Buyer an irrevocable proxy in the form of Exhibit D hereto.

      4. Exchange and Consent. Upon the Effective Time, each Series A-1 Holder agrees that it will exchange each share of its Company Preferred Stock for the Preferred Stock Per Share Consideration and no other consideration, notwithstanding any liquidation preference or other rights or preferences of the Company Preferred Stock, as set forth in the Certificate of Designation, as currently in effect, the Company’s Certificate of Incorporation, as amended, or any other documents or agreements between the holders of the Company Preferred Stock and the Company. The Series A-1 Holders and the Company consent and agree that upon the Effective Time, the following agreements are terminated and will have no further force and effect: (i) the Exchange Agreement dated as of May 7, 2001, among the Company, TWCP and certain of its affiliates and RKB Capital, L.P., (ii) the letter agreement regarding future treatment of Company Preferred Stock dated May 7, 2001 among the Company, TWCP and certain of its affiliates and RKB Capital, L.P. and (iii) the Registration Rights Agreement dated as of February 23, 2000 among the Company, the Founders and Investors described therein, TWCP and certain of its affiliates and RKB Capital, L.P., as amended (the “Registration Rights Agreement”). As used in this Section 4, termination of the Registration Rights Agreement means that the Registration Rights Agreement is deemed to be amended to terminate the rights and obligations of the Purchasers (as defined in the Registration Rights Agreement) and any holders of the Securities (as defined in the Registration Rights Agreement).

      5. Further Assurances. During the term of this Agreement, each Series A-1 Holder agrees that it will from time to time upon the request of the Buyer or the Company, use its commercially reasonable efforts to do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, transfers, conveyances, assignments, powers of attorney or assurances as may be reasonably required to complete the Merger in accordance, in all material respects (subject to the approval rights of the Series A-1 Holders set forth in Section 1 above), with the terms set forth in the Merger Agreement and this Agreement, and to take such other commercially reasonable actions as the Buyer or the Company may reasonably request in order to carry out the intent of this Agreement and to complete the Merger.

      6. No Transfer. During the term of this Agreement, each Series A-1 Holder agrees that it will not sell, pledge, assign, distribute, hypothecate or otherwise transfer, or authorize, propose, or agree to the sale, pledge, assignment, distribution, hypothecation or other transfer of, any of its shares of Company Preferred Stock without the Company’s and the Buyer’s prior written consent, except to its affiliates who agree in writing to be bound by the terms of this Agreement.

      7. Adjustment Shares. Each Series A-1 Holder agrees that it will comply with the Securities Act in selling any Adjustment Shares that it may receive.

      8. Representations and Warranties of the Series A-1 Holders. Each Series A-1 Holder, severally and not jointly, represents and warrants to the Buyer on the date hereof with respect to itself as follows:

(a) Authority. It has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws affecting the enforcement of creditors’ rights generally, and except for judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

(b) Title; Authority to Vote Shares. It owns of record and has voting power over the number of shares of Company Capital Stock set forth beside its name on Exhibit A hereto; and such shares are held by it free and clear of all liens, charges, pledges, restrictions, and encumbrances that would prevent it from performing his or her obligations hereunder.

(c) Noncontravention. Neither its execution and delivery of this Agreement, nor its consummation of any of the transactions contemplated hereby, nor its compliance with any of the provisions of this Agreement will violate, conflict with, or result in a breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, any agreement or instrument to which it is a party or any statute, rule, regulation, judgment, order, decree, or other legal requirement applicable to it.

      9. No Other Agreements to Make Payments.

      (a) Each of the Company and the Buyer, severally and not jointly, represents and warrants to each of the Series A-1 Holders on the date hereof and on the Closing Date with respect to itself that, except as expressly set forth in the Merger Agreement and other than the Employment Agreement with Mark K. Ruport in the form of Exhibit D to the Merger Agreement, there are no agreements or understandings (binding or otherwise) between any of the Company, the Buyer, Merger Sub and any member of senior management of the Company to make any payments (or (A) in the case of Mark K. Ruport and Steven M. Johnson, grant any options, and (B) in the case of other members of senior management, grant any options other than customary grants) (i) to any such member of senior management (excluding any severance which may be payable upon the involuntary termination of management following the Effective Time pursuant to written employment agreements attached to the letter agreement dated December 5, 2003 between the Company and TWCP (the “TWCP LOI”) or delivered to counsel for the Series A-1 Holders on or before the date of this Agreement) or (ii) to any other person in connection with the Merger (other than (X) the fees and expenses of the Company’s and the Buyer’s outside legal, accounting and financial advisors, payments made in the ordinary course of the Company’s and the Buyer’s businesses and customary fees and payments made in order to facilitate the consummation of the Merger, and (Y) director fees substantially similar to those paid to other members of Buyer’s Board of Directors (“Buyer’s Board”) to be paid by the Buyer to Alen B. Menkes following his election to Buyer’s Board).

      (b) The Company and the Buyer agree, and represent and warrant to the Series A-1 Holders, that, except as expressly set forth in the Merger Agreement, no director (with respect to Mark K. Ruport, in his capacity as director of the company only) shall receive any payments in connection with the Merger (other than director fees substantially similar to those paid to other members of Buyer’s Board to be paid by the Buyer to Alen B. Menkes following his election to Buyer’s Board).

      10. Indemnification.

      (a) Effective at and after the date of this Agreement, the Company, the Buyer and Merger Sub each agree to indemnify the Series A-1 Holders and each of their affiliates (each, an “Indemnified Party”) against, and agrees to hold each of them harmless from, any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) incurred or suffered by any Indemnified Party arising out of or in connection with (i) the performance by the Series A-1 Holders of their obligations under this Agreement (other than by the Company or the Buyer to enforce the terms of this Agreement) or (ii) any action, suit or proceeding brought by any holder of Company Capital Stock or any other person against any Indemnified Party in connection with the Merger, regardless of whether such Damages arise under any theory of law or equity; provided, however, that none of the Company, the Buyer or Merger Sub shall be liable under this Section 10 for Damages arising out of, or based upon, any breach of the representations and warranties of the Series A-1 Holders contained in Section 8 hereof.

      (b) The Company and the Buyer agree to share equally in any amounts paid to, or expenses incurred on behalf of, any Indemnified Party under Section 10(a) of the this Agreement, irrespective of whether such Indemnified Party asserted its right to indemnification against the Company, the Buyer, the Merger Sub or any combination thereof. If the Company makes payments to, or incurs expenses on behalf of, any Indemnified Party in excess of its obligation under this Section 10(b), it will have the right to recover the amount of such excess from the Buyer. If the Buyer and/or Merger Sub, on a combined basis, make payments to, or incur expenses on behalf of, any Indemnified Party in excess of the Buyer’s obligation under this Section 10(b), the Buyer will have the right to recover the amount of such excess from the Company.

      11. Confidentiality. The Company, the Buyer and Merger Sub each agree (i) not to disclose, prior to the filing of this Agreement as an Exhibit to the Joint Proxy Statement and Registration Statement (the “Joint Proxy Statement”) or to the Form 8-K filed by the Company in connection with the execution of the Merger Agreement (the “Form 8-K”), the existence of this Agreement or the contents or subject matter hereof to any other party, and (ii) not to issue any press release or other public announcement (A) containing a reference to TWCP or any of its affiliates, or (B) in any way concerning the Company Preferred Stock or the Preferred Stock Per Share Consideration, in each case, without the prior written consent of TWCP, unless, in each case, required by applicable law or stock exchange rules or regulations (in which case, the disclosing party shall allow TWCP reasonable time to comment on the contents of such disclosure in advance of such disclosure); provided, however, that (x) TWCP hereby consents to the filing this Agreement as an Exhibit to the Joint Proxy Statement and to the Form 8-K, and (y) once a press release or other public announcement covered by clause (ii)(B) of this Section 11 has been issued in accordance with this Section 11, the information included in such press release or other public announcement may be reiterated by the Company, the Buyer or Merger Sub without limitation.

      12. Fees and Expenses. Notwithstanding anything contained herein that may be deemed to be to the contrary, the Company hereby agrees to reimburse TWCP in cash for its fees and expenses incurred in connection with its participation in the negotiation of the Merger and the Merger Agreement, this Agreement and the transactions contemplated hereby and thereby (including, without limitation, the fees and disbursements of its attorneys, accountants, consultants and other advisors) regardless of whether this Agreement or the Merger Agreement is terminated, up to $100,000 plus fifty percent (50%) of any such fees and expenses in excess of $100,000, up to a maximum of $175,000.

      13. Termination. This Agreement will terminate automatically and without further action at the earliest to occur of (a) the Effective Time, (b) the date and time the Merger Agreement is terminated in accordance with its terms, (c) the date and time any Non-Consenting Amendment is made and (d) the date and time that the representation and warranty contained in Section 9 shall be untrue in any material respect. In the event of a termination of this Agreement pursuant to this Section 13, this Agreement will forthwith become void and there will be no liability or obligation on the part of any party; provided, however, that the obligations under Section 7 (Adjustment Shares), Section 9 (No Other Agreements to Make Payments), Section 10 (Indemnification), Section 11 (Confidentiality), Section 12 (Fees and Expenses) and clauses (a), (e), (h), (i) and (j) of Section 15 (Miscellaneous) shall survive any such termination; provided, further, that nothing herein will release any party from any liability for any breach of this Agreement. If this Agreement is terminated, the proxies of the Series A-1 Holders delivered under Section 3(b) will also terminate and be of no further force or effect, and the Buyer will promptly return the proxies to the respective Series A-1 Holders.

      14. Director Matters Excluded. With respect to each Series A-1 Holder that has a designee that is a member of the Company’s Board of Directors, no provision of this Agreement will limit or otherwise restrict such Series A-1 Holder’s designee with respect to any act or omission that he or she may undertake or authorize in his or her capacity as a member of the Company’s Board of Directors, including, without limitation, any vote that such designee of a Series A-1 Holder may make as a director of the Company with respect to any matter presented to the Company’s Board of Directors.

      15. Miscellaneous.

      (a) Notices. All notices and other communications hereunder must be in writing and will be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, or if delivered by telecopy, effective when telecopied with confirmation of receipt, to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

      If to the Series A-1 Holders to:

Thomas Weisel Capital Partners, L.P.
c/o Thomas Weisel Capital Partners, LLC
Lever House
390 Park Avenue, 17th Floor
New York, New York 10022
Telecopy: (212) 271-3646
Telephone: (212) 271-3809
Attention: James S. Hoch, Partner

      with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Telecopy: (212) 450-3800
Telephone: (212) 450-4350
Attention: John A. Bick

      If to the Buyer to:

Stellent, Inc.
7777 Golden Triangle Drive
Telecopy: (952) 829-5424
Telephone: (952) 903-2000
Attention: Chief Executive Officer

      with a copy to:

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402-3901
Telecopy: (612) 766-1600
Telephone: (612) 766-7000

Attention:	Kris Sharpe

Gordon Weber

      If to Company to:

Optika Inc.
7450 Campus Drive, Suite 200
Colorado Springs, Colorado 80920
Telecopy: (719) 531-7915
Telephone: (719) 548-9800
Attention: Chief Executive Officer

      with a copy to:

E* Law Group
3555 West 110th Place
Westminster, Colorado 80031
Telecopy: (303)410-0468
Telephone: (303)766-8988
Attention: Jeremy W. Makarechian

      (b) Interpretation. The headings contained in this Agreement are for reference purposes only and do not affect the interpretation of this Agreement.

      (c) Signatures and Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which will be considered the same agreement.

      (d) Entire Agreement. This Agreement (along with the documents and instruments referred to herein, including the Merger Agreement), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral (including, without limitation, the TWCP LOI), among the parties with respect to the subject matter hereof.

      (e) No Post-Closing Obligations. Notwithstanding anything contained herein that may be deemed to be to the contrary, nothing in this Agreement, the Merger Agreement or any other agreement shall impose, or shall be deemed to impose, any post-Effective Time obligations or liabilities on any of the Series A-1 Holders, except for those obligations imposed by Section 7 of this Agreement.

      (f) Amendment and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

      (g) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.

      (h) Governing Law. This Agreement will be governed by Delaware law, without regard to the principles of conflicts of law.

      (i) Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 15(a) of this Agreement shall be deemed effective service of process on such party.

      (j) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING

ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      (k) Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party, whether by operation of law or otherwise, without the express written consent of the other parties hereto, except in accordance with Section 6 of this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors, heirs, legal representatives, and permitted assigns.

      (l) Remedies. In addition to all other remedies available, the parties agree that, in the event of a breach by a party of any of its obligations hereunder, the non-breaching party will be entitled to specific performance or injunctive relief.

[The remainder of this page is intentionally left blank.]

      IN WITNESS WHEREOF, each of the parties have signed this Agreement as of the date first written above.

STELLENT, INC.

By:	/s/ GREGG A. WALDON

Name: Gregg A. Waldon
Its: Chief Financial Officer

OPTIKA INC.

By:	/s/ MARK K. RUPORT

Name: Mark K. Ruport
Its: Chief Executive Officer

SERIES A-1 HOLDERS

THOMAS WEISEL CAPITAL PARTNERS, L.P.

By:	Thomas Weisel Capital Partners LLC, its

general partner

By:	Thomas Weisel Partners Group LLC, its

managing member

By:	/s/ JAMES S. HOCH

Name: James S. Hoch

Title:	Managing Partner

TWP CEO FOUNDERS’ CIRCLE (AI), L.P.

By:	Thomas Weisel Capital Partners LLC, its

general partner

By:	Thomas Weisel Partners Group LLC, its

managing member

By:	/s/ JAMES S. HOCH

Name: James S. Hoch

Title:	Managing Partner

TWP CEO FOUNDERS’ CIRCLE (QP), L.P.

By:	Thomas Weisel Capital Partners LLC, its

general partner

By:	Thomas Weisel Partners Group LLC, its

managing member

By:	/s/ JAMES S. HOCH

Name: James S. Hoch

Title:	Managing Partner

THOMAS WEISEL CAPITAL PARTNERS EMPLOYEE FUND, L.P.

By:	Thomas Weisel Capital Partners LLC, its

general partner

By:	Thomas Weisel Partners Group LLC, its

managing member

By:	/s/ JAMES S. HOCH

Name: James S. Hoch

Title:	Managing Partner

TWP 2000 CO-INVESTMENT FUND, L.P.

By:	Thomas Weisel Capital Partners LLC, its

general partner

By:	Thomas Weisel Partners Group LLC, its

managing member

By:	/s/ JAMES S. HOCH

Name: James S. Hoch

Title:	Managing Partner

THOMAS WEISEL CAPITAL PARTNERS (DUTCH), L.P.

By:	Thomas Weisel Capital Partners (Dutch) LLC,

its general partner

By:	Thomas Weisel Capital Partners LLC,

its managing member

By:	/s/ JAMES S. HOCH

Name: James S. Hoch

Title:	Managing Partner

THOMAS WEISEL CAPITAL PARTNERS (DUTCH II), L.P.

By:	Thomas Weisel Capital Partners (Dutch) LLC,

its general partner

By:	Thomas Weisel Capital Partners LLC,

its managing member

By:	/s/ JAMES S. HOCH

Name: James S. Hoch

Title:	Managing Partner

[Series A-1 Agreement]

EXHIBIT A
TO SERIES A-1 VOTING AGREEMENT

Number of Shares of
Name	Company Capital Stock

Thomas Weisel Capital Partners, L.P.	589,808 shares of Series A-1 Convertible Preferred Stock 0 shares of Common Stock
TWP CEO Founders’ Circle (AI), L.P.	13,627 shares of Series A-1 Convertible Preferred Stock 0 shares of Common Stock
TWO CEO Founders’ Circle (QP), L.P.	49,786 shares of Series A-1 Convertible Preferred Stock 0 shares of Common Stock
Thomas Weisel Capital Partners Employee Fund, L.P.	5,550 shares of Series A-1 Convertible Preferred Stock 0 shares of Common Stock
TWP 2000 Co-Investment Fund, L.P.	8,889 shares of Series A-1 Convertible Preferred Stock 0 shares of Common Stock
Thomas Weisel Capital Partners (Dutch), L.P.	13,799 shares of Series A-1 Convertible Preferred Stock 0 shares of Common Stock
Thomas Weisel Capital Partners (Dutch II), L.P.	13,799 shares of Series A-1 Convertible Preferred Stock 0 shares of Common Stock

EXHIBIT C

TO SERIES A-1 VOTING AGREEMENT

OPTIKA INC.

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION
OF
SERIES A-1 CONVERTIBLE PREFERRED STOCK

      Optika Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY that:

A. Pursuant to the authority conferred upon the Board of Directors by Article IVB of the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151(g) of the DGCL, the Board of Directors on April 24, 2001, adopted a resolution creating a series of preferred stock designated as Series A-1 Convertible Preferred Stock.

B. The Corporation’s original Certificate of Designation of Series A-1 Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on May 7, 2001.

C. Pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors on [ ], 200[ ], in accordance with Section 141 of the DGCL, duly adopted resolutions amending and restating the Certificate of Designation of Series A-1 Convertible Preferred Stock as set forth below.

D. The Amended and Restated Certificate of Designation of Series A-1 Convertible Preferred Stock set forth below has been adopted pursuant to Section 242 of the DGCL.

      The Certificate of Designation of Series A-1 Convertible Preferred Stock of the Corporation is hereby amended and restated to read in its entirety as follows, and such Amended and Restated Certificate of Designation of Series A-1 Convertible Preferred Stock will supersede the original Certificate of Designation of Series A-1 Convertible Preferred Stock. Capitalized terms used herein shall have the meanings set forth in Section 7 hereof or otherwise in this Amended and Restated Certificate of Designation:

      SECTION 1.     Designation; Number; Rank.

(a) Designation; Number. The shares of such series shall be designated “Series A-1 Convertible Preferred Stock” (the “Series A-1 Preferred Stock”). The number of shares constituting the Series A-1 Preferred Stock shall be 731,851.

(b) Rank. The Series A-1 Preferred Stock shall, with respect to rights on liquidation, dissolution or winding up, be pari passu to the Common Stock, par value $0.001 per share, of the Corporation (the “Common Stock”) and all other capital stock of the Corporation issued prior to or on or after the date hereof.

      SECTION 2.     Dividends.

      No dividend or other distribution, whether in cash, securities or other property, shall be paid on or declared and set apart for any share of Series A-1 Preferred Stock.

      SECTION 3.     Liquidation, Dissolution or Winding Up.

      The Series A-1 Preferred Stock will have no liquidation preference.

      SECTION 4.     Voting Rights.

      Except for any voting rights provided by law, the Series A-1 Preferred Stock will have no right to vote on any matters before the stockholders of the Corporation.

      SECTION 5.     Status of Converted Stock.

      Any shares of Series A-1 Preferred Stock converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares of Series A-1 Preferred Stock shall upon their cancellation, and upon the filing of any document required by the DGCL, become authorized but unissued shares of Preferred Stock, $0.001 par value, of the Corporation and may be reissued as part of another series of Preferred Stock, $0.001 par value, of the Corporation.

      SECTION 6.     Conversion.

      (a) Right to Convert. The holders of Series A-1 Preferred Stock shall have the right following the Issue Date at any time in whole and from time to time in part, at such holder’s option, to convert each outstanding share of Series A-1 Preferred Stock into one fully paid and nonassessable share of Common Stock as set forth hereinafter.

      (b) Mechanics of Conversion. Conversion of the Series A-1 Preferred Stock may be effected by any such holder upon the surrender to the Corporation at the principal office of the Corporation or at the office of any agent or agents of the Corporation, as may be designated by the Board of Directors (the “Transfer Agent”), of the certificate(s) for such Series A-1 Preferred Stock to be converted, accompanied by a written notice (the date of such notice being referred to as the “Conversion Date”) stating that such holder elects to convert all or a specified number of such shares in accordance with the provisions of this Section 6 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case any holder’s notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all transfer, issue, stamp and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A-1 Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes which are the responsibility of the holder as set forth above (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock, to which the holder of shares of Series A-1 Preferred Stock being converted shall be entitled and (ii) if less than the full number of shares of Series A-1 Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. Such conversion shall be deemed to have been made at the close of business on the Conversion Date so that the rights of the holder thereof as to the shares being converted shall cease except for the rights pursuant to this Section 6 to receive shares of Common Stock, in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

      SECTION 7.     Definitions.

      For the purpose of this Amended and Restated Certificate of Designation of Series A-1 Convertible Preferred Stock, the following terms shall have the meanings indicated:

      “Board of Directors” shall mean the board of directors of the Corporation.

      “Business Day” shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in New York City, New York are authorized or obligated by law or executive order to close.

      “Issue Date” shall mean May 7, 2001.

      “person” shall mean any individual, firm, corporation, partnership or other entity, and shall include any successor (by merger or otherwise) of such entity.

      IN WITNESS WHEREOF, the officers named below, acting for and on behalf of Optika Inc., have hereunto subscribed their names on this [          ]th day of [                    ], 200[                    ].

OPTIKA INC.	Attest:

By:	By:

[ ]	[	]

President and Chief Executive Officer	[	]

EXHIBIT D

TO SERIES A-1 VOTING AGREEMENT

IRREVOCABLE PROXY

      The undersigned, revoking any proxy heretofore given, hereby constitutes and appoints each of Robert F. Olson and Gregg A. Waldon the true and lawful attorney, with full power of substitution, for and in the name of the undersigned to vote, at any time before the Termination (defined below), all shares of capital stock of Optika Inc., a Delaware corporation (the “Company”), (1) registered in the name of the undersigned at the record date for such vote, or (2) over which the undersigned has voting power by power of attorney or other contractual arrangements with the owner of record (collectively, the “Shares”), at any meeting of the stockholders of the Company, and at all adjournments thereof, and pursuant to any consent of the stockholders in lieu of a meeting or otherwise, in favor of approval of the Merger Agreement (defined below), the Merger (defined below) and the Restatement (defined below).

      This Proxy is given with respect to the approval of (i) the Agreement and Plan of Merger among Stellent, Inc., a Minnesota corporation (the“Buyer”), STEL Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Buyer, and the Company, dated as of January [     ], 2004, as the same may be amended from time to time in accordance with the provisions thereof and the provisions of the Voting Agreement (as defined below) (the “Merger Agreement”), (ii) the merger contemplated by the Merger Agreement (the “Merger”), and (iii) the approval of an amended and restatement of the Company’s Certificate of Designation of Series A-1 Convertible Preferred Stock (the “Restatement”) in connection therewith in the form set forth in Exhibit C to the Written Consent and Voting Agreement dated as of the date hereof among the Buyer and each of the persons and entities listed on Exhibit A thereto (the “Voting Agreement”). This Proxy is given to induce the Buyer to enter into the Merger Agreement, is coupled with an interest, and is irrevocable; provided, that this Proxy will terminate automatically and without further action on behalf of the undersigned upon the termination of the Voting Agreement pursuant to Section 13 thereof (the “Termination”).

      The undersigned hereby ratifies and confirms all that the proxies named herein may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, an authorized officer of the undersigned or its managing member has hereunto set his or her hand as of this January [     ], 2004.

[ENTITY NAME AND SIGNATURE BLOCK]

ANNEX E

January 11, 2004

CONFIDENTIAL

The Board of Directors
Stellent, Inc.
7777 Golden Triangle Drive
Eden Prairie, MN 55344

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to Stellent, Inc., a Minnesota corporation (the “Company”), of the Total Consideration (as defined below) to be paid pursuant to the terms of the proposed Agreement and Plan of Reorganization and Merger, anticipated to be dated as of January 11, 2004 (the “Agreement”), among the Company, STEL Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Optika Inc., a Delaware corporation (the “Target”). Capitalized terms used herein shall have the meanings used in the Agreement, unless otherwise defined herein.

      Pursuant to the Agreement, the Target will merge (the “Merger”) with and into Merger Sub. The consideration to be paid by the Company in the Merger consists of a combination of cash, Company common stock and options to purchase Company common stock (together the “Total Consideration”). The Total Consideration consists of: (i) $10 million in cash; (ii) Company common stock based on an exchange ratio of 0.44 of a share of Company common stock for each outstanding share of common stock of the Target; and (iii) Company options based on an exchange ratio computed using the average per-share closing price of Buyer common stock on the Nasdaq National Market System during the period of ten consecutive trading days ending on, and including, the third trading day before the Closing Date. Total Consideration shall be paid to the holders of Target common stock, Target preferred stock and Target options based on terms specified in the Agreement. The transaction is intended, and we have assumed it, to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code. The terms and conditions of the Merger are set forth more fully in the Agreement.

      RBC Dain Rauscher Inc. (“RBC”), a member company of RBC Capital Markets, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We are acting as financial advisor to the Company in connection with the Merger, and we will receive a fee for our services. This fee (the “Transaction Fee”) is contingent upon the consummation of the Merger or a similar transaction involving the Company and Target. We will also receive a fee for providing this opinion, a portion of which may be credited towards the Transaction Fee. The opinion fee is not contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, RBC acts as a market maker and broker in the publicly traded securities of the Company and receives customary compensation in connection therewith, and also actively trades securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In its capacity as a broker of publicly traded securities, RBC may, for its own account or for the accounts of its customers, hold a long or short position in the securities of the Target. In both 1999 and 2000, we acted as the lead manager of the Company’s two common stock public offerings. In 1999, we acted as financial advisor to the Company in its acquisition InfoAccess, Inc. and in 2000, we acted as financial advisor to the Company in its acquisition of the Information Exchange Division (IED) of INSO Corporation. In 2002, we assisted the Company in its implementation of its shareholder rights plan. For each of the aforementioned engagements, we received a customary fee. RBC also provides research coverage on the Company common stock.

      In connection with our review of the Merger, and in arriving at our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) reviewed and analyzed the financial terms of the draft Agreement dated January 11, 2004; (ii) reviewed and analyzed certain publicly available financial and other data with respect to the Company and the Target and certain other historical operating data relating to the Company and the Target made available to us from published sources and from the internal records of the Company and the Target; (iii) conducted discussions with members of the senior management of the Target with respect to the business prospects and financial outlook of the Target independently and as combined; (iv) conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company independently and as combined; (v) received and reviewed financial forecasts prepared by the Target’s management on the potential future performance of the Target as a stand-alone entity; (vi) reviewed publicly available materials and analysts’ reports with respect to the business and financial outlook of the Company; (vii) reviewed the reported prices and trading activity for the Company common stock and the Target common stock; (viii) compared the financial performance of the Company and the Target and the prices of the Company common stock and the Target common stock with that of certain other publicly traded companies and their securities that we have deemed comparable; (ix) reviewed the financial terms, to the extent publicly available, of certain merger transactions that we have deemed comparable; and (x) compared the relative contribution to certain income statement items of each company with their pro-forma ownership in the combined company. In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

      With respect to the data and discussions relating to the business prospects and financial outlook of the Company and the Target, upon advice of the Company, we have assumed that such data have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and the Target as to the future financial performance of the Company and the Target, and that the Company and the Target will perform substantially in accordance with such financial data and estimates. We express no opinion as to such financial data and estimates or the assumptions on which they were based. We were not provided sufficient long-term projections on the Target’s business; thus, we could not prepare a discounted cash flow analysis on the Target.

      In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company and the Target (including, without limitation, the financial statements and related notes thereto of the Company and the Target, as well as other publicly available information with respect to the Company and Target), and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities, contingent or other, of the Company or the Target, and we have not been furnished with any such valuations or appraisals. We express no opinion regarding the liquidation value of any entity. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or the Target. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims.

      We have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have also assumed the Merger will be consummated pursuant to the terms of the Agreement, without amendments thereto and without waiver by any party of any material conditions or obligations thereunder.

      Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices at which the Company common stock has traded or will trade following the announcement or consummation of the Merger.

      This opinion is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder of the Company. This opinion shall not be otherwise relied upon, published or otherwise used, nor shall any public references to us be made without our prior written approval, except as set forth in our engagement letter with you dated October 17, 2003.

      Our opinion relates solely to the Total Consideration to be paid. We have not reviewed, nor does our opinion in any way address, other Merger terms or arrangements, including without limitation the financial or other terms of any employment or non-competition agreement with Target management or any break-up or termination fee. Further, our opinion does not address, nor should it be construed to address, the relative merits of the underlying decision by the Company to engage in the Merger compared to any alternative business strategies or transaction in which the Company might engage. We were not authorized to, and did not (i) solicit any other potential participants relative to a business combination with the Company or (ii) provide any advisory services with respect to the Merger. We were not engaged as an agent or fiduciary of the Company’s shareholders or any other third party.

      Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Total Consideration to be paid is fair, from a financial point of view, to the Company.

Very truly yours,

RBC DAIN RAUSCHER INC.

ANNEX F

Revolution Partners, LLC

283 Dartmouth Street, 4th Floor
Boston, MA 02116

January 11, 2004

Board of Directors

Optika Inc.
7450 Campus Drive
Colorado Springs, CO 80920

Gentlemen:

      We understand that Optika Inc. (“Optika” or the “Company”), Stellent, Inc. (“Buyer”) and STEL Sub, Inc., a wholly owned subsidiary of Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated January 10, 2004 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Optika with and into Acquisition Sub. Pursuant to the Merger, Optika will become a wholly owned subsidiary of Buyer and each (1) outstanding share of common stock, par value $0.001 per share (the “Optika Common Stock”) of Optika, other than shares held in treasury or held by Buyer or any affiliate of Buyer or Optika and in each case not held on behalf of third parties, will be converted into the right to receive 0.44 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share (the “Buyer Common Stock”), of Buyer, less any Adjustment Shares (defined below), and (2) each outstanding share of Series A-1 Preferred Stock, par value $0.001 per share (the “Optika Preferred Stock”) of Optika will be converted into the right to receive (a) $13.664 in cash, and (b) if the Base Per Share Value is greater than $4.00, a certain number of shares of Buyer Common Stock (“Adjustment Shares”) as calculated pursuant to the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms not defined herein shall have the meaning ascribed to them in the Merger Agreement.

      You have asked for our opinion as to whether the consideration to be received by the Company’s stockholders pursuant to the Merger Agreement is fair from a financial point of view to such stockholders.

      For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available business and financial information relating to the Company and Buyer;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Buyer prepared by the management of the Company and Buyer, respectively, including in the case of the Company and Buyer, preliminary results for the quarter ended December 31, 2003;

(iii) reviewed certain financial projections prepared by the management of the Company and Buyer, respectively;

(iv) discussed the past and current operations and financial condition and the prospects of the Company and Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company and Buyer, respectively;

(v) reviewed the pro forma impact of the Merger on Buyer’s earnings per share;

(vi) reviewed the reported prices and trading activity for the Optika Common Stock and Buyer Common Stock;

(vii) compared the financial performance of the Company and the Buyer and the prices and trading activity of the Optika Common Stock and the Buyer Common Stock with that of certain other comparable publicly-traded companies and their securities;

(viii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

(ix) participated in discussions and negotiations among representatives of the Company and Buyer and their financial and legal advisors;

(x) reviewed the Merger Agreement, and certain related documents;

(xi) discussed with the management of Optika the strategic rationale for the Merger, including the existing and anticipated future relationship between Optika and Buyer; and

(xii) performed such other analyses and considered such other factors as we have deemed appropriate.

      We have assumed and relied upon without independent verification the accuracy and completeness in all material respects of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger that we have discussed with you, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Buyer. We have also relied without independent verification on the assessment by the management of Optika on the strategic rationale for the Merger, including their assessment of the existing and anticipated future relationship between Optika and Buyer. In addition, we have relied upon the assessment by the managements of Optika and Buyer of their ability to retain key employees of Optika and Buyer. We have also relied upon, without independent verification, the assessment by the managements of Optika and Buyer of the timing and risks associated with the integration of Optika and Buyer and the validity of, and risks associated with, Optika’s and Buyer’s existing and future technologies, services or business models.

      In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

      We have acted as financial advisor to Optika in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will receive a portion of our fee upon delivery of this opinion.

      It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of this transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger, and Revolution Partners LLC expresses no opinion or recommendation as to how stockholders of the Company should vote at the stockholders’ meeting held in connection with the Merger.

      Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the Company’s stockholders pursuant to the Merger Agreement is fair from a financial point of view to such stockholders.

Very truly yours,

REVOLUTION PARTNERS LLC

/s/ PETER M. FALVEY

Peter M. Falvey
Managing Director

ANNEX G

SECTION 262 OF THE

DELAWARE GENERAL CORPORATION LAW

      SECTION 262.     Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K/A

(Amendment No. 1)

(Mark One)
☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2003

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File Number 0-28672

Optika Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-4154552 (I.R.S. Employer Identification No.)
7450 Campus Drive, 2nd Floor Colorado Springs, Colorado (Address of Principal Executive Offices)	80920 (Zip Code)

Registrant’s telephone number, including area code:

(719) 548-9800

Securities registered pursuant to Section 12(b) of the Act:

None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

(Title of Class)

Series B Preferred Stock Purchase Rights

(Title of Class)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes ☑          No ☐

      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.     ☐

      Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2).     Yes ☐          No ☑

      The aggregate market value of the voting stock held by non-affiliates of the registrant, based upon the closing sale price of the common stock on June 30, 2003 as reported on the NASDAQ Small Cap Market, was approximately $13,389,327. Shares of common stock held by each officer and director and by each person who owns 5% or more of the outstanding common stock have been excluded in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes. As of January 30, 2004, the registrant had outstanding 9,341,561 shares of common stock and 731,851 shares of preferred stock.

DOCUMENTS INCORPORATED BY REFERENCE

      None.

OPTIKA INC.

2003 ANNUAL REPORT ON FORM 10-K

PART I

      This Amendment No. 1 on Form 10-K/A amends Item 1 of Part 1, Item 7 of Part II and Item 15 of Part IV of our Annual Report on Form 10-K previously filed for the fiscal year ended December 31, 2003. This Form 10-K/A is filed in response to comments received from the Division of Corporation Finance of the Securities and Exchange Commission. Consent of our independent auditors is attached to this Form 10-K/A as Exhibit 23.1 and certifications from our Chief Executive Officer and Chief Financial Officer required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 are attached to this Form 10-K/A as Exhibits 31.1, 31.2, 32.1 and 32.2. All other information contained in this Form 10-K/A is as of the date of the original filing.

      This Amendment No. 1 to our Annual Report on Form 10-K/A contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the caption “Risk Factors” in Item 1.

Item 1.	Business

Introduction

      Optika® Inc. is a leading provider of enterprise content management (ECM) technology, including document imaging, workflow, collaboration and records management software. Our Acorde family of ECM software solutions, including Acorde ContextTM, Acorde ProcessTM, Acorde ResolveTM, Acorde Application LinkTM and Acorde Records ManagementTM, allows companies to streamline their business processes, eliminate paper, increase operational efficiencies and effectively leverage their enterprise resource planning (ERP) and line-of-business (LOB) systems. Acorde provides the ability to manage compliance requirements, access and store multiple formats of business content, both digital and non-digital; automate processes across the organization and externally with partners and customers; and enable online collaboration around these paper-intensive or complex processes in real and near time. Acorde supports a wide spectrum of critical business operations, including accounts payable, accounts receivable, claims processing, expense reporting, records management and human resources.

      Built on a three-tier, scalable and extensible platform, Acorde easily integrates and interfaces with third-party applications. Acorde is certified with PeopleSoft, J.D. Edwards and Microsoft Business Solutions, and has performed integrations with many other major ERP and LOB systems, including Oracle, SAP, JDA and Lawson. The Acorde product family makes extensive use of Web Services to ensure seamless movement of transaction data and documents between applications and across the enterprise. The Acorde product allows organizations to improve processing efficiency, reduce operating costs and increase customer, partner, and employee service and satisfaction, resulting in a significant return on investment.

Recent Developments

      On January 12, 2004, we announced that we had entered into a definitive agreement to merge with Stellent, Inc. Under the terms of the merger agreement, each share of Optika common stock would be converted into .44 shares of Stellent common stock (subject to adjustment in certain circumstances as described below) and the holders of our preferred stock would receive $10 million in cash. If, based on the average closing price of Stellent’s common stock over a ten day period immediately prior to the closing of the merger, the .44 to one exchange ratio would result in our common stockholders receiving in excess of $4.00 per share of Stellent common stock, the exchange ratio will be adjusted so that 20% of the aggregate merger consideration in excess of $4.00 per share would be allocated to the holders of our preferred stock and 80% of the aggregate merger consideration in excess of $4.00 per share would be allocated to the holders of the common stock. The merger will be accounted for as a purchase transaction by Stellent, and is expected to be completed late in the first calendar quarter or early in the second calendar quarter of 2004. The closing is subject to regulatory approval, Optika and Stellent stockholder approval and customary closing conditions. In connection with the proposed merger, Stellent and Optika will file a joint proxy statement/ prospectus with the Securities and Exchange Commission. Investors and security holders of Stellent and Optika are urged to read the joint proxy statement/ prospectus and other relevant materials when they become available because they will contain important information about Stellent, Optika and the proposed merger. Investors and security holders may obtain without charge copies of the joint proxy statement/ prospectus and other relevant materials (when they become available), and any other documents filed by Stellent or Optika with the Securities and Exchange Commission at the SEC’s web site at http://www.sec.gov. A free copy of the joint proxy statement/ prospectus and other relevant materials (when they become available), and any other documents filed by Stellent or Optika with the SEC, may also be obtained from Stellent and Optika. In addition, investors and security holders may access copies of the documents filed with the SEC by Stellent on Stellent’s website at www.Stellent.com. Investors and security holders may obtain copies of the documents filed with the SEC by Optika on Optika’s website at www.Optika.com.

Background

      For some time, private and public sector organizations have felt increasing pressure to deliver process efficiency and service improvements. These organizations have attempted to optimize core transaction processes to respond to competition, enhance service to customers, vendors and employees, and improve their operating margins.

      Over the past few years an additional major requirement has emerged — the need to comply with government mandates for records retention and compliance monitoring. Our goal is to answer both marketplace needs and make organizations more efficient by decreasing the cost of business transactions and their associated cycle-times and increasing the productivity of their workforces, while at the same time, automating the capture, retention, management, and disposition of documents that are required to be maintained for compliance purposes.

      We are able to achieve these important objectives by leveraging and integrating ERP and other critical LOB applications with our document imaging, workflow and records management software products, and extending them outside the organization with collaboration tools. By doing this, we help our customers leverage the strategic investments they have already made in business systems, reduce their cost of operations, satisfy compliance mandates, and provide security for their critical business documents. This not only has a large favorable impact on the financial aspects of our customers’ businesses, but it also helps them increase vendor, customer and employee satisfaction.

      These benefits are available for organizations that have high volumes of transactions as well as those that have the need to manage and store data and documents in multiple formats in a variety of locations throughout their organizations. We are also able to manage the secure storage, retention and disposition of both electronic and physical documents.

      Business drivers are those factors that compel a customer to look for a solution such as Optika’s Acorde family of products to satisfy their business requirements. Business drivers are often described by chief financial officers, chief information officers, compliance officers, and business managers as follows:

•	Increase process and transaction efficiency. This need is defined in terms of lowered costs of doing business and generating higher levels of service. The need for transaction efficiency especially applies to processes that have high transaction volumes along with content and supporting documents beyond the transaction itself.

•	Reduce transaction cycle times. Time is money and the ability to process transactions in an expedited fashion is imperative. Due to the enormous costs involved, this is particularly important when dealing with transactions that are out of tolerance or those that need to be addressed in a unique fashion.

•	Decrease operating expenses. During the past few years of limited or stagnant growth, the need to hold the line on expenses became paramount. During those times when shareholder value can’t be enhanced by growing revenues, it becomes necessary to focus on improving business processes in order to drive down costs and improve profit margins.

•	Accomplish the same amount of work with fewer people or more work with the same number of people. Companies that are able to accelerate their growth without a corresponding increase in personnel have a distinct competitive advantage. Obviously, this goal cannot be achieved without an improvement in business process management.

•	Control the proliferation of paper. Some companies are virtually drowning in a sea of paper — paper that can be lost or temporarily displaced. Such organizations need to evolve to electronic methods to speed processes and reduce storage requirements. This is not only a cost imperative, but a security imperative as well.

•	Manage multiple sources of business data. It is not unusual to find companies where the transaction data needs to be supported by documents and data from several systems. The task of managing this data and the multiple systems that contain it can be daunting.

•	Protect critical business assets — corporate information. Organizations in every industry must protect corporate information through records management. Furthermore, they must properly dispose of records in a timely manner and produce the retained documents and data on request. Factors driving companies to deploy a compliance and records management strategy include:

•	Litigation

•	Risk Management

•	Cost of Discovery

•	Mergers & Acquisitions

•	Globalization

•	Security

•	Privacy

•	Public and Private Sector Access Policies

      Another important business driver is the increasing focus on integrating an organization’s key business partners, such as vendors and customers, into the organization’s traditional business processes. Although e-business was initially thought of as a revolutionary way to market, sell and purchase goods and services, the industry is now realizing the even greater potential of e-business in changing the way businesses work with their supply chain partners as well as providing information and interaction for employees, customers and partners. These factors are helping Web Services and portals emerge as key components in most organizations’ strategic technology plans.

      Because of the trend to e-business, organizations must find ways to not only manage their electronic and paper-intensive transactions more efficiently, but also to involve each constituency by extending enterprise applications to remote users via the Internet. We help to facilitate this need with our workflow and collaboration tools. By providing solutions that enable more efficient processes, seamless integration with existing infrastructures and interaction among all related participants, we are delivering operational savings throughout the back-office.

Optika Acorde

      The Acorde product family is changing the way organizations process, fulfill and support business transactions through the following solutions:

Acorde Context

      To efficiently conduct business transactions, both between internal departments and externally with vendors and customers, organizations need immediate access to all relevant transaction information, regardless of how it is executed. Acorde Context enables companies to securely capture, store, retrieve and display transaction documents and information, regardless of source or type. Acorde Context can manage both paper and electronic documents, as well as electronic reports, and provide seamless integration to a company’s critical LOB applications. Acorde Context is designed to help organizations increase user productivity and improve information sharing across the enterprise.

Acorde Process

      Many companies have pared resources to the point where employee frustration is at a high level. Corporate executives and stockholders consistently want more: more revenues, more profitability and “more with less” from all departments. To help organizations achieve operational efficiency and cost savings, we provide Acorde Process, a sophisticated Business Process Management (BPM) workflow technology for automating processes and delivering business transaction information both within the enterprise and over the Internet to external users. Acorde Process helps organizations execute a greater number of transactions with fewer resources, resulting in more effective back-office operations and significantly enhanced transaction efficiency.

Acorde Records Management

      Due to recent corporate financial scandals, Sarbanes-Oxley legislation and many new SEC and industry regulations, records management is a crucial issue for many private companies and public sector organizations. Our Acorde Records Management product responds to this critical need by enabling the identification, classification, tracking and management of all forms of information from inception through destruction or archival. With Acorde Records Management, companies can achieve legal compliance with the requirements for the maintenance and destruction of business records. Acorde Records Management is fully integrated with Acorde Context and Process, and manages all types of electronic and physical records.

Acorde Resolve

      Analyst reports show that approximately 11% of organizations’ business transactions have problems or discrepancies. For example, in the accounts payable area this could mean short shipments, quantity mismatches or substitutions. The resolution of these failures typically requires time-intensive, manual processes involving research and approval on a number of levels within multiple organizations. In addition, the cost to process these problem transactions is nearly equal to the cost to process all transactions that complete successfully. Acorde Resolve allows businesses to build collaboration hubs, which deliver interactive tools in a virtual Web-based office environment, for resolving and collaborating around transactions and their inherent discrepancies internally and with trading partners. As a result, companies can more efficiently resolve transaction issues to cut costs and improve relationships with key customers and vendors.

Acorde Application Link

      Leveraging industry standards and providing a variety of client desktops, Acorde also enables companies to integrate with ERP systems and other third-party LOB applications. With pre-built integrations for PeopleSoft, Oracle E-Business Suite, and Microsoft Business Solutions, we deliver a seamless way to extend the functionality of these enterprise business applications with minimal implementation time and effort. Acorde Application Link also allows organizations to seamlessly integrate with any existing infrastructure or system, enabling them to cost-effectively take advantage of and leverage the investments they have already made in their crucial business systems.

Sales and Marketing

Sales

      We employ a blended sales model, consisting of a worldwide indirect sales network of Advantage Partners (APs), and a direct sales force that covers North American territories and territories in South

America and Europe. We also deploy a solution services team of system architects and program managers to support our account executives and APs in enterprise system design, planning, implementation, and rollout.

Indirect Sales

      Our APs are value-added resellers responsible for identifying potential end-users, selling our products to the end-users as part of a complete hardware and software solution, customizing and integrating our products at the end-users’ sites, and providing support and maintenance to the end-users following the sale. Our APs currently include large organizations selling a wide variety of products, smaller organizations focused on imaging implementations, application-oriented organizations, and geographically focused organizations.

      Our written agreements with our APs establish a price at which the AP is eligible to license our software for resale to end-users, the maintenance fee revenues that must be remitted back to us, and other material terms and conditions. These agreements generally do not grant exclusivity to APs, do not prevent APs from carrying competing product lines and do not require APs to sell any particular dollar amount of our software. However, the agreements may be terminated at our election if specified annual sales targets are not attained. Actual sales contracts are between the APs and the end-users, although we directly license our software to end-users through their acceptance of a standard shrink-wrapped license agreement.

      We support our APs through dedicated personnel at our headquarters in Colorado Springs, Colorado, and a network of field offices. Services range from joint marketing efforts, to assistance with pricing and proposals, to technical product support. Our strategy is to target specific marketing activities toward our most productive APs, and to recruit additional APs in key geographical and vertical markets. Our AP program is a crucial element of our business strategy. License revenues from APs accounted for approximately 47% of our license revenues for the year ended December 31, 2003.

Direct Sales

      Our North American direct sales team focuses on developing relationships with large corporate end-users. The direct sales team is divided into regional territories that cover the United States. The direct sales force typically sells to a different customer base than our indirect sales force. Included in our direct sales force is our solution services team that initiates contact directly with the end-users. The solution services teams sometimes assists our APs to provide installation and integration services at the end-user’s site, not only facilitating particular implementations, but transferring valuable product and installation expertise to the APs.

International Sales

      For the years ended December 31, 2003, 2002 and 2001, we generated approximately 10%, 9% and 12%, respectively, of our total revenues from international sales. We currently maintain an office in the United Kingdom to support our European APs, and an office in Brazil, to support our Latin American APs.

Marketing

      Optika has a fully integrated marketing program to support our sales strategy. Marketing efforts are organized into marketing communications, product marketing, strategic alliances, lead generation, channel marketing, event marketing, and Internet marketing. We support these efforts by issuing frequent announcements to the press, communicating with key industry analysts, participating in tradeshows, telemarketing, email marketing and direct mailing to prospective customers, developing and maintaining Internet services, and co-marketing with strategic, reseller and technology partners. We also participate with our APs in joint marketing efforts. The targeted audience ranges from Fortune 1000 and Global 2000 companies in the manufacturing, retail, distribution, architecture/ engineering/ construction and financial services industries, higher education, and public sector organizations.

Customers

      As of December 31, 2003, we have sold to an established base of over 2,000 customers through our blended sales model of APs and direct sales force. Our solutions are applicable and have been installed in a wide variety of industries to process, fulfill and support business transactions.

      No AP or end-user accounted for more than 10% of our total revenues for the years ended December 31, 2003, 2002 or 2001.

Service and Support

      We believe that a high level of customer service and support is critical to our performance. We provide technical support, maintenance, training and consulting to our APs, who are in turn primarily responsible for providing technical support services directly to end-users. We also provide such support directly to our end-users on an as-needed basis. These services are designed to increase end-user satisfaction, provide feedback to us as to end-users’ demands and requirements, and generate recurring revenue. We plan to continue expanding our services and support programs as the depth and breadth of our products increase.

AP Support

      We maintain pre-sales technical support personnel who work directly with the APs to provide technical responses to sales inquiries. We offer educational and training programs, as well as customized consulting services, to our APs. Fees for training and consulting services are generally charged on a per diem basis. We also provide product information bulletins on an ongoing basis, including bulletins posted on our Internet site and through periodic informational updates about the products and installation methodologies. These bulletins generally answer frequently asked questions and provide information about new product features.

Technical Support and Software Maintenance

      In conjunction with our APs, we offer end-users a software maintenance program. The maintenance program includes software updates provided by us to the end-user, and technical support provided by the AP. We provide telephone consultation services to the AP to respond to end-user technical questions that the AP is unable to answer. Internet support services are also available that provide access to important technical support information, streamline the process of interacting with the support organization and provide access to the technical support knowledge base. An AP typically charges the end-user a fee for maintenance and support of the entire system, including software and hardware. In turn we charge the AP a fee of between 10% and 17%, depending on the type of support coverage provided and the timing of the contract renewal, on an annual basis of the then-current list prices of the licensed software.

Warranty

      We generally include a 90-day limited warranty with the software license. During the warranty period, the end-user is entitled to corrections for documented program errors.

Research and Development

      We have committed, and expect to continue to commit, substantial resources to research and development. Our research and development organization is based on the product team concept. Each product team has an engineering team leader, a product manager, development engineers and quality assurance engineers. The team is entirely responsible for the design, implementation and quality of our products. Product development efforts are directed at increasing product functionality, improving product performance, and expanding the capabilities of the products to integrate with third-party software and hardware products. In particular, we devote substantial development resources to develop additional functionality for our products, and the capability to support additional platforms, databases, graphical user interfaces, toolsets and emerging technologies.

      As of January 20, 2004, our research and development organization consisted of 34 full-time employees in Colorado Springs, Colorado. During 2003, 2002 and 2001, research and development expenses were $4.7 million, $5.1 million and $5.6 million, respectively. As of December 31, 2003, we have expensed all of our internal software development costs as incurred.

Competition

      The market for Optika’s Acorde product is intensely competitive and can be significantly affected by new product introductions and other market activities of industry participants. We believe that the principal competitive factors affecting our market include product features such as adaptability, scalability, ability to integrate with third-party products, functionality, ease of use, product reputation, quality, performance, price, customer service and support, effectiveness of sales and marketing efforts, and company reputation. FileNet Corporation, IBM Corporation, EMC Corporation (which through recent acquisitions now includes Documentum, Legato Systems Inc. and OTG Software Inc.) are the largest companies that compete directly with Optika in the electronic content management market, and all have greater annual revenues than we do. We also compete with industry-specific application vendors. Numerous other software vendors also compete in each product area. Potential competitors include, without limitation, providers of document management software products, providers of document archiving products, providers of BPM and workflow products, and Relational Database Management System, or RDBMS, vendors. In addition, we may face competition from other established and emerging companies in new market segments, such as e-business.

      Many of our current and potential competitors, including those identified above, have longer operating histories, greater resources and name recognition, and a larger installed base of customers than we do. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or may be able to devote greater resources to the development, promotion and sale of their products, than we can. We also face indirect competition from value added resellers, distributors and system integrators. We rely on a number of these resellers for implementation and other customer support services, as well as recommendations of our products during the evaluation stage of the purchase process. Although we seek to maintain close relationships with these resellers, many of these third parties have similar, and often more established, relationships with our principal competitors.

Proprietary Rights

      We rely upon a combination of trade secret, copyright and trademark laws, software licenses and nondisclosure agreements, to establish and protect our proprietary rights in our products. We enter into confidentiality and/or license agreements with all of our employees and distributors, as well as with our customers and potential customers seeking proprietary information, and limit access to and distribution of, our software, documentation and other proprietary information. Despite these precautions, it may be possible for unauthorized third parties to copy aspects of our products or to obtain and use information that we regard as proprietary. We have certain registered and other trademarks. We believe that our products, trademarks and other proprietary rights do not infringe the proprietary rights of third parties. We cannot assure you, however, that third parties will not assert infringement claims in the future.

Employees

      At January 20, 2004, we had 128 full-time employees in 19 cities. Of these employees, 34 were involved in research and development, 62 in sales and marketing, 20 in technical support and training, and 12 in administration and finance. No employees are covered by collective bargaining agreements. We believe that our relationship with our employees is good.

Executive Officers of the Company

      Optika’s executive officers and key employees, and their ages as of January 31, 2004 are:

Name	Age	Position

Mark K. Ruport	51	President, Chief Executive Officer and Chairman of the Board of Directors
Steven M. Johnson	41	Executive Vice President, Chief Financial Officer and Secretary
Randall S. Weakly	37	Vice President — Research and Development
Christopher J. Ryan	49	Vice President — Marketing
James A. Franklin	47	Vice President — North American Direct Sales
Greg D. Cooke	40	Vice President — North American Channel Sales

      Mark K. Ruport has served as our President and Chief Executive Officer and a Director since February 1995. He has served as Chairman of the Board of Directors since May 1996. From June 1990 to July 1994, Mr. Ruport served as President and Chief Operating Officer, and later Chief Executive Officer, of Interleaf, Inc., a publicly held software and services company that develops and markets document management, distribution and related software. From 1989 to 1990, Mr. Ruport was Senior Vice President of Worldwide Sales of Informix Software, where he was responsible for direct and indirect sales and original equipment manufacturers. From 1985 to 1989, Mr. Ruport served as Vice President North American Operations for Cullinet Software.

      Steven M. Johnson has served as our Executive Vice President, Chief Financial Officer since February 2001, and as our Secretary since May 1996. He also served as our Vice President — Finance and Administration and Chief Financial Officer from September 1992 to February 2001, as our interim Chief Executive Officer from October 1994 to February 1995 and as our interim Vice President of North American Channel Sales from July 1998 through December 1998. Prior to joining us, from February 1988 to September 1992, Mr. Johnson was Vice President — Finance and Chief Financial Officer, of Insurance Auto Auctions, Inc., a publicly held company.

      Randall S. Weakly has served as our Vice President — Research and Development since September 2003. Mr. Weakly joined us in August 1995 and also served as Vice President — Development, Chief Research Engineer and Engineering Manager. Prior to joining us, Mr. Weakly worked as a technical contractor for MCI from August 1994 to August 1995. From August 1992 to August 1994, Mr. Weakly worked in internal Research and Development for GTE Government Systems. From June 1988 to August 1992, Mr. Weakly performed Guidance, Navigation and Control Research for Rockwell Space Operations Corporation.

      Christopher J. Ryan has served as our Vice President — Marketing since July 2001. Prior to joining us, Mr. Ryan was Vice President of Worldwide Product Marketing for FrontRange, Inc., an international supplier of CRM solutions from October 2000 to June 2001. From August 1998 to September 2000, he served as Co-founder and Chief Marketing Officer of deuxo, Inc. (formerly Saligent Software, Inc.), a supplier of lead management and marketing automation software. From October 1997 to August 1998, Mr. Ryan was Director of Industry and Integrated Marketing for PeopleSoft, Inc., a supplier of human resource management and enterprise resource planning solutions. From May 1993 to October 1997, he served as Director of Field Marketing and Director of Product Marketing for Sybase, Inc., a $1 billion supplier of database and middleware solutions. From February 1988 to October 1993, Mr. Ryan served as President of IdeaWorks Marketing, a direct marketing services firm he co-founded.

      James A. Franklin has served as Vice President — North American Direct Sales West since February 2001. He also served as our Western Regional Vice President of Sales from January 1999 to February of 2001. Prior to joining us, Mr. Franklin was the Western Region District Manager for GIGA Information Group, Inc., a publicly held information technology analyst firm from 1996 to 1998. From 1994 to 1996, Mr. Franklin was the Director of Business Development for Geo/ SQL Corporation, a leading vendor of enterprise geographic information systems, in Denver, Colorado. Mr. Franklin was responsible for direct and OEM sales. From 1988 to 1994, Mr. Franklin held senior sales and executive management positions for multiple information technology consulting and software firms.

      Greg D. Cooke has served as Vice President — North American Channel Sales since March 2003. Mr. Cooke also worked at Optika from 1991 to 1999. While previously with us, Mr. Cooke has held a variety of sales and business development positions including Vice President of North American Sales. Prior to re-joining Optika in 2003. Mr. Cooke was a principal for Channel Magic LLC, a unique provider of channel development, management consulting and outsourcing service to high technology companies from October 2002 through March 2003. From April 2001 to July 2002, Mr. Cooke was the Vice President of Worldwide Sales and Partner Development for Teamshare (now a wholly-owned subsidiary of Serena Software, Inc.) From December 1999 to April 2001, Mr. Cooke was Vice President of Worldwide Field Operations for American Fundware (now a wholly-owned subsidiary of Intuit). From 1986 to 1991, Mr. Cooke was Vice President of Sales and Marketing for FSE Corporation, a leading financial services systems integration company and Optika business partner in Dallas, Texas. He also held a sales management position at The Synergistic Group, where he was responsible for the sales of business planning software packages to leading manufacturers, wholesale distributors and retailers.

Risk Factors

      As described herein in the section entitled “Recent Developments,” we announced that we entered into a merger agreement with Stellent, Inc. on January 12, 2004. Completion of the merger is subject to approvals of the stockholders of each of Optika and Stellent, regulatory approvals and other customary closing conditions. The following risk factors relate to the business of Optika, and the merger between Optika and Stellent. For risks about Stellent’s business, see its Registration Statement on Form S-4 filed on, or about, March 16, 2004, as may be amended from time to time, and its Annual Report on Form 10-K for the year ended March 31, 2003 and subsequently filed Quarterly Reports on Forms 10-Q and Current Reports on Forms 8-K.

Business Risks of Optika

      In evaluating our business, you should carefully consider the business risks discussed in this section.

We have often recognized most of our revenues in the last month, or even in the last weeks or days, of a quarter because of the timing of large software sales to our enterprise customers. Accordingly, a delay in an anticipated sale near the end of a particular quarter may cause revenues in a particular quarter to fall significantly below expectations and materially adversely affect our operating results for such quarter and, therefore, the price of our common stock.

      A significant portion of our revenues has been, and we believe will continue to be, derived from a limited number of orders, and the timing of such orders and their fulfillment have caused, and are expected to continue to cause, material fluctuations in our operating results. Revenues are also difficult to forecast because the markets for our products are rapidly evolving, and our sales cycle and the sales cycle of our value added resellers is lengthy and varies substantially from end-user to end-user. To achieve our quarterly revenue objectives, we depend upon obtaining orders in any given quarter for shipment in that quarter. Product orders are typically shipped shortly after receipt. Consequently, order backlog at the beginning of any quarter has in the past represented only a small portion of that quarter’s revenues. Furthermore, we have often recognized most of our revenues in the last month, or even in the last weeks or days, of a quarter. Accordingly, a delay in shipment near the end of a particular quarter may cause revenues in a particular quarter to fall significantly below our expectations and may materially adversely affect our operating results for such quarter. Conversely, to the extent that significant revenues occur earlier than expected, operating results for subsequent quarters may fail to keep pace with results of previous quarters or even decline. We also have recorded generally lower sales in the first quarter than in the immediately preceding fourth quarter, as a result of, among other factors, end-users’ purchasing and budgeting practices and our sales commission practices. To the extent that future international operations constitute a higher percentage of total revenues, we anticipate that we may also experience relatively weaker demand in the third quarter as a result of reduced sales in Europe during the summer months. Significant portions of our expenses are relatively fixed in the short term. Accordingly, if revenue levels fall below expectations, operating results are likely to be disproportionately and adversely affected. As a result of these and other factors, we believe that our quarterly operating results will vary in the future, and that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Furthermore, due to all of the foregoing factors, it is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely decline and such decline could be significant.

Substantially all of our current license revenue is derived from one product family and therefore our operating results and the price of our common stock would be materially adversely effected by any market or competitive factors adversely affecting demand for this product family.

      The Optika Acorde family of products accounts for substantially all of our current license revenue. Our future financial performance will depend in general on the acceptance of our product offerings, and in particular on the successful development, introduction and customer acceptance of new and enhanced versions of our products.

Capital market conditions could materially and adversely affect our ability to raise additional needed capital and if for any reason we were unable to raise additional capital, if needed, our common stock price could be materially adversely affected to the extent that investors questioned our ability to continue as a going concern.

      Current capital market conditions have materially and adversely affected the ability of many technology companies to raise additional capital in both private and public markets. Although we believe that our existing cash balances and liquid resources will be sufficient to fund our operating activities, capital expenditures and other obligations through at least the next twelve months, if market conditions do not improve and we are not successful in generating sufficient cash flow from operations or in raising additional capital when required in sufficient amounts and on terms acceptable to us, we may be required to reduce our planned expenditures and scale back the scope of our business plan.

Our ability to compete effectively and to manage any future growth will require that we continue to attract and assimilate new personnel and to train and manage our work force and the loss of key management, sales or technical personnel or the failure to attract and retain key personnel could harm our ability to compete, and therefore our operating results and common stock price.

      Most of our senior management team has joined us within the last five years. These individuals may not be able to achieve and manage growth, if any, or build an infrastructure necessary for us to operate. Our ability to compete effectively and to manage any future growth will require that we continue to assimilate new personnel and to train and manage our work force. Our future performance depends to a significant degree upon the continuing contributions of our key management, sales, marketing, customer support, and product development personnel. We have at times experienced, and continue to experience, difficulty in recruiting qualified personnel, particularly in sales, software development and customer support. We believe that there may be only a limited number of persons with the requisite skills to serve in those positions, and that it may become increasingly difficult to hire such persons. Competitors and others have in the past, and may in the future, attempt to recruit our employees. We have from time to time experienced turnover of key management, sales and technical personnel. The loss of key management, sales or technical personnel, or the failure to attract and retain key personnel, could harm our business.

Our future results of operations will depend on the success of our marketing and distribution strategy, which relies, to a significant degree, upon our value-added resellers or “Advantage Partners” which are not exclusive relationships and which we have only a limited ability to control.

      Our future results of operations will depend on the success of our marketing and distribution strategy, which relies, to a significant degree, upon value added resellers to sell and install our software, and provide post-sales support. These relationships are usually established through formal agreements that generally do not grant exclusivity, do not prevent the distributor from carrying competing product lines and do not require the distributor to purchase any minimum dollar amount of our software. Some value added resellers may not continue to represent us or sell our products. Other value added resellers, some of which have significantly greater financial, marketing and other resources than we have, may develop or market software products that compete with our products or may otherwise discontinue their relationship with, or support of, us. Some of our value added resellers are small companies that have limited financial and other resources that could impair their ability to pay us. Selling through indirect channels may hinder our ability to forecast sales accurately, evaluate customer satisfaction or recognize emerging customer requirements. Our future results of operations also depend on the success of our continuing efforts to build a direct sales force.

Because the markets for our products are characterized by rapid technological change and changes in customer requirements, our future performance will depend in significant part upon our ability to respond effectively and quickly to such changes.

      The markets for our products are characterized by rapid technological change, changes in customer requirements, frequent new product introductions and enhancements, and emerging industry standards. Our future performance will depend in significant part upon our ability to respond effectively to these developments. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete, unmarketable or noncompetitive. We are unable to predict the future impact of such technology changes on our products. Moreover, the life cycles of our products are difficult to estimate. Our future performance will depend in significant part upon our ability to enhance current products, and to develop and introduce new products and enhancements that respond to evolving customer requirements. The inability, for technological or other reasons, to develop and introduce new products or enhancements in a timely manner in response to changing customer requirements, technological change or emerging industry standards, or maintain compatibility with heterogeneous computing environments, would have a material adverse effect on our business and results of operations.

We rely on third-party software licenses, the loss of which could materially and adversely affect our business and financial condition.

      We license software from third parties, which is incorporated into our products. These licenses expire from time to time. These third-party software licenses may not continue to be available to us on commercially reasonable terms. The loss of, or inability to maintain, any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated, which in turn could materially and adversely affect our business and financial condition. In addition, we generally do not have access to source code for the software supplied by these third parties. Certain of these third parties are small companies that do not have extensive financial and technical resources. If any of these relationships were terminated or if any of these third parties were to cease doing business, we may be forced to expend significant time and development resources to replace the licensed software.

Licensing our software products requires a lengthy and complex sales cycle over which we have little or no control, which may result in substantial fluctuations in our financial performance from period-to-period.

      The license of our software products is typically an executive-level decision by prospective end-users, and generally requires our value added resellers and us to engage in a lengthy and complex sales cycle

(typically between six and twelve months from the initial contact date). In addition, the implementation by customers of our products may involve a significant commitment of resources by such customers over an extended period of time. For these and other reasons, the sales and customer implementation cycles are subject to a number of significant delays over which we have little or no control. Our future performance also depends upon the capital expenditure budgets of our customers and the demand by such customers for our products. Certain industries to which we sell our products, such as the financial services industry, are highly cyclical. Our operations may in the future be subject to substantial period-to-period fluctuations as a consequence of such industry patterns, domestic and foreign economic and other conditions, and other factors affecting capital spending. Such factors may have a material adverse effect on our business and results of operations.

The market for our product offerings is intensely competitive, and many of our competitors have significantly greater financial, technical and marketing resources and have established more extensive channels of distribution.

      The market for our product offerings is intensely competitive and can be significantly affected by new product introductions and other market activities of industry participants. Our competitors offer a variety of products and services to address the electronic content management market and the emerging market for e-business solutions. Because our products are designed to operate in non-proprietary computing environments and because of low barriers to entry in the marketplace, we expect additional competition from established and emerging companies, as the market for our products continues to evolve. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties, to increase the ability of their products to address the needs of our prospective customers. In addition, several competitors have recently made, or attempted to make, acquisitions to enter the market or increase their market presence. Accordingly, new competitors or consolidation and alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share.

      Many of our current and potential competitors are substantially larger than we are, have significantly greater financial, technical and marketing resources and have established more extensive channels of distribution. As a result, such competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than we can. We expect our competitors to continue to improve the performance of their current products and to introduce new products or new technologies that provide added functionality and other features. Our failure to keep pace with our competitors through new product introductions or enhancements could cause a significant decline in our sales or loss of market acceptance of our products and services, result in continued intense price competition, or make our products and services or technologies obsolete or noncompetitive. To be competitive, we will be required to continue to invest significant resources in research and development, and in sales and marketing.

Our means of protecting our proprietary rights in the United States or abroad may not be adequate and/or competitors may independently develop similar technologies, either of which may adversely affect our business and results of operations.

      Our performance depends in part on our ability to protect our proprietary rights to the technologies used in our principal products. We rely on a combination of copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, which are measures that afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products, or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate, and competitors may independently develop similar technologies. Third parties may claim infringement by our products of their intellectual property rights. We expect that software product developers will increasingly be subject to infringement claims if the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, and regardless of the outcome of any litigation, will be time-consuming to defend, result in costly litigation, divert management’s attention and resources, cause product shipment delays, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. A successful claim of infringement against our products and failure or inability to license the infringed or similar technology may adversely affect our business and results of operations.

Sales outside the United States represent an important area of potential growth, and our inability to successfully expand our international operations in a timely manner, or at all, could materially and adversely affect our business and results of operations.

      Sales outside the United States accounted for approximately 10%, 9% and 12% of our revenues in 2003, 2002 and 2001, respectively. We have only limited experience in developing localized versions of our products and we may not be able to successfully localize, market, sell and deliver our products internationally. Our inability to expand successfully our international operations in a timely manner, or at all, could materially and adversely affect our business and results of operations. Our international revenues may be denominated in foreign currencies or the U.S. dollar. We do not currently engage in foreign currency hedging transactions; as a result, a decrease in the value of foreign currencies relative to the U.S. dollar could result in losses from transactions denominated in foreign currencies and could make our software less price-competitive.

A successful product liability claim against us could have a material adverse effect upon our business and results of operations.

      Our license agreements typically contain provisions designed to limit our exposure to potential product liability claims. These limitations of liability provisions may not be effective under the laws of certain jurisdictions. The sale and support of our products may entail the risk of such claims, and we could be subject to such claims in the future. A successful product liability claim against us could have a material adverse effect upon our business and results of operations. Software products such as those we offer frequently contain errors or failures, especially when first introduced or when new versions are released. We have in the past released products that contained defects, and have discovered software errors in certain of our new products and enhancements after introduction. We could in the future lose or delay recognition of revenues as a result of software errors or defects, the failure of our products to meet customer specifications or otherwise. Our products are typically intended for use in applications that may be critical to a customer’s business. As a result, we expect that our customers and potential customers have a greater sensitivity to product defects than the market for general software products. Despite our testing and testing by current and potential customers, errors or defects may be found in new products or releases after commencement of commercial shipments, and our products may not meet customer specifications, resulting in loss or deferral of revenues, diversion of resources, damage to our reputation, or increased service and warranty and other costs.

We have acquired, and may in the future acquire, businesses, products or technologies, and our financial performance may be adversely affected if we are unable to integrate successfully the people, products and business lines of our acquisitions.

      We have acquired, and we may in the future acquire, businesses, products or technologies that we believe complement or expand our existing business. For example, in May 2003, we acquired Select Technologies, Inc., a records management software company based in Boise, Idaho. Our ability to achieve favorable results in 2004 and beyond will be dependent in part upon our ability to continue to successfully integrate the people, products and business lines of our acquisitions. In addition, we will need to work with our acquired companies’ customers and business partners, as well as our current customers and business partners, to expand relationships based upon the broader range of products and services available from us. In some instances, we may need to discontinue relationships with business partners whose interests are no longer aligned with ours. We must achieve the synergies we identified during the acquisition process. Failure to execute on any of these elements and accomplish the favorable financial results from the integration process could adversely affect our business and results of operations.

The market price of our shares of common stock has been, and is likely to continue to be, highly volatile.

      Effective February 4, 2003, our common stock began trading on the Nasdaq SmallCap Market under the symbol “OPTK.” Previously, our stock was traded on the Nasdaq National Market under the same symbol. The market price of our shares of common stock has been, and is likely to continue to be, highly volatile and may be significantly affected by factors such as:

•	actual or anticipated fluctuations in our operating results;

•	announcements of technological innovations;

•	new products or new contracts by us or our competitors;

•	sales of common stock by management, directors or other related parties;

•	sales of significant amounts of common stock into the market;

•	developments with respect to proprietary rights;

•	conditions and trends in the software and other technology industries;

•	adoption of new accounting standards affecting the software industry;

•	changes in financial estimates by securities analysts and others;

•	general market conditions; and

•	other factors that may be unrelated to us or our performance.

      In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of technology companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a particular company’s securities, securities class-action litigation has often been brought against such company. Such litigation may be brought against us in the future. Such litigation, regardless of its outcome, would result in substantial costs and a diversion of management’s attention and resources that could have a material adverse effect upon our business and results of operations.

Certain provisions of our certificate of incorporation, equity incentive plans, bylaws, and Delaware law may discourage certain transactions involving a change in control of Optika.

      Certain provisions of our certificate of incorporation, equity incentive plans, bylaws, and Delaware law may discourage certain transactions involving a change in control of our company, even if such a transaction would be in the best interest of our stockholders. Our classified board of directors and the ability of the board of directors to issue “blank check” preferred stock without further stockholder approval, may have the effect of delaying, deferring or preventing a change in our control and may also affect the market price of our stock. We also have a stockholders rights plan under which all stockholders of record as of July 18, 2001 received one right for each share of common stock then owned by them to purchase, upon the occurrence of certain triggering events, one one-hundredth of a share of Series B preferred stock at a price of $30, subject to adjustment. The rights are exercisable only if a person or group acquires 15% or more of our common stock in a transaction not approved by our board of directors. These provisions, and certain other provisions of our amended and restated certificate of incorporation and certain provisions of our amended and restated bylaws and of Delaware law, could delay or make more difficult a merger, tender offer or proxy contest.

Risks Relating to the Merger

      The merger involves risk for Optika shareholders. Optika stockholders will be choosing to invest in Stellent common stock by voting in favor of the merger. In addition to other information included in the joint proxy statement/ prospectus filed by Stellent with the Securities and Exchange Commission on or about March 18, 2004, including the matters addressed in the section of the joint proxy statement/ prospectus “Cautionary Statement Concerning Forward-Looking Statement”, you should carefully consider the following risks before deciding whether to vote in favor of the merger proposals, in the case of Optika stockholders. Please refer to the section of the joint proxy statement/ prospectus entitled “Where You Can Find More Information”. Additional risks and uncertainties not presently known to Stellent or Optika or that are not currently believed to be important to you also may adversely affect the merger and the combined company following the merger.

Stellent and Optika may be unable to obtain the shareholder approvals required to complete the merger.

      The closing of the merger is subject to approvals by the shareholders of Optika and Stellent, which might not be obtained. The issuance of shares of Stellent common stock pursuant to the merger agreement requires the affirmative vote of a majority of the total votes cast at the Stellent special meeting, provided a quorum is present at the meeting. Approval of the Optika merger proposals requires the affirmative vote of a majority of the outstanding shares of Optika common stock and Optika preferred stock (voting together with the Optika common stock on an as-converted-to-common-stock basis). If the requisite shareholder approvals are not obtained, the conditions of closing of the merger will not be satisfied and the closing of the merger will not occur. If the merger is not completed, the business and operations of Optika may be harmed to the extent that customers, suppliers and others believe that the company cannot effectively compete in the marketplace without the merger and the market price of Optika’s common stock may decline.

The number of shares that holders of Optika common stock will be entitled to receive is fixed; if the market price of Stellent’s common stock declines, Optika stockholders will be entitled to receive less in value for their shares of Optika common stock.

      Upon the closing of the merger, each holder of shares of Optika common stock will be entitled to receive a fixed portion of a share of Stellent common stock for each share of Optika common stock held by such stockholder at the closing of the merger. The market value of Stellent’s shares fluctuates based upon general market and economic conditions, Stellent’s business and prospects and other factors, as discussed in the joint proxy statement/ prospectus. Because of these fluctuations and because the total number of shares of Stellent common stock to be received as consideration by holders of Optika common stock in the merger may be decreased if shares of Stellent common stock are allocated to holders of the Optika preferred stock, as discussed in the joint proxy statement/ prospectus, but will not, in any case be increased, the exact value of the consideration that holders of Optika common stock will be entitled to receive in the merger cannot be determined until the closing of the merger.

      There will be no increase to the exchange ratio (except for reclassifications to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to Stellent common stock or Optika common stock), and the parties do not have the right to terminate the merger agreement based upon changes in the market price of either Stellent common stock or Optika common stock. Accordingly, if Stellent’s stock price decreases, Optika’s stockholders will be entitled to receive less in value for their shares of Optika common stock.

Two of the directors and executive officers of Optika have conflicts of interest that could have affected their decisions to support or approve the transaction.

      The directors and executive officers of Optika will receive continuing indemnification against liabilities and some of the directors and executive officers of Optika have Optika stock options that potentially provide them with interests in the merger, such as accelerated vesting upon completion of the merger in certain cases, that are different from, or are in addition to, your interests in the merger. An Optika director, Alan B. Menkes, will serve on the board of directors of the combined company. In addition, Mark K. Ruport has entered into an employment agreement with Stellent that will become effective upon the consummation of the merger. Under the agreement, Mr. Ruport is entitled to receive compensation and benefits as described under the section of the joint proxy statement/ prospectus “The Merger — Interests of Directors and Executive Officers of Optika in the Merger.” Each of Mr. Menkes and Mr. Ruport voted in favor of the merger in their respective capacities as directors of Optika. In addition, under the Optika 1994 Stock Option/ Stock Issuance Plan, the Optika 2000 Non-Officer Stock Incentive Plan and the Optika 2003 Equity Incentive Plan, if any option holder is involuntarily terminated other than for “misconduct” (as such term is defined under the terms of the applicable plan) within an eighteen-month period following the closing of the merger, the awards granted to that individual under the plan are accelerated in full and become 100% vested. As a result of the operation of these provisions, as well as provisions in the 1994 plan governing the automatic vesting upon a change of control with respect to formula stock option grants to Optika’s non-employee directors, all options issued to the non-employee directors of Optika are expected to vest in full at or within a short period of time following the effective time of the merger since, according to the terms of the merger agreement, none of such individuals will remain as continuing directors of Optika.

Because the stock price of Optika may reflect the anticipated benefits of the merger, including a broader platform of products and greater size and marketing opportunities, among others, for the combined companies, Optika’s stock price may decline if the merger is not completed.

      The merger and many of its anticipated benefits have been publicly disclosed. The market price of Stellent common stock may reflect these anticipated benefits and the market price of Optika common stock may be trading in tandem based on the conversion ratio under the merger agreement. If the merger is not completed investors may perceive that the companies will lose the opportunity to realize the anticipated benefits of the merger and the market price of the common stock of Optika may decline. Completion of the merger is subject to several closing conditions, including obtaining shareholder and any required regulatory approvals, and Stellent and Optika may be unable to obtain such approvals on a timely basis or at all.

Because the industry in which it competes is consolidating, the business of Optika and its results of operations may be adversely affected if the merger is not completed.

      The industry in which Stellent and Optika operate is maturing and consolidating. The result is fewer larger and better-financed companies providing increasingly broad and deep product lines and increasing demand by customers for fewer suppliers of more comprehensive solutions. Optika’s business and operations may be harmed to the extent that customers, suppliers and others believe that the company cannot effectively compete in the marketplace without the transaction, or there is customer or employee uncertainty surrounding the future direction of the product and service offerings and strategy of Stellent or Optika on a standalone basis.

Stellent and Optika have incurred significant transaction expenses and may make substantial additional payments if the transaction is not completed.

      Stellent and Optika are incurring significant costs in connection with the transaction, including legal, accounting and financial advisory fees, and certain fees and expenses of TWCP and certain of its affiliates. They must pay such expenses whether or not the transaction is completed. Moreover, under specified circumstances described in the joint proxy statement/ prospectus,

Optika may be required to pay Stellent a termination fee of $1.6 million and Stellent’s expenses incurred in connection with the merger agreement or the merger of up to $750,000 pursuant to the merger agreement, in connection with the termination of the merger agreement. Such payments may cause the market price of the company to decline.

Realizing the benefits from the merger requires the combined company to overcome integration and other challenges which may be difficult because Optika is accustomed to operating as an autonomous business.

      Any failure of the combined company to meet the challenges involved in integrating the operations of Stellent and Optika successfully or to realize any of the anticipated benefits or synergies of the merger could seriously harm the results of the combined company. Realizing the benefits of the merger will depend in part on the ability of the combined company to overcome significant challenges, including:

•	combining Optika’s Colorado-based operations with Stellent’s Minnesota headquartered operations;

•	integrating and managing the combined company with a small management team;

•	retaining and assimilating the key personnel of Optika accustomed to working without the oversight of a parent company;

•	integrating the sales organization of Optika, which relies extensively on indirect sales channels and generates a high proportion of maintenance and other revenues, with the sales organization of Stellent, which relies extensively on direct sales and generates a high proportion of product license revenues;

•	retaining existing customers of each company in light of changes that may occur in each company’s operations as a results of the merger and attracting new customers while overcoming integration challenges;

•	retaining strategic partners of each company in light of changes that may occur in each company’s operations as a results of the merger and attracting new strategic partners while overcoming integration challenges; and

•	creating and maintaining uniform standards, controls, procedures, policies and information for two companies accustomed to operating under autonomous management.

      The risks of failure to overcome these integration challenges include:

•	the potential disruption of the combined company’s on-going business and distraction of its management;

•	lost sales or decreased revenues as a result of difficulties inherent in combining product offerings, coordinating sales and marketing efforts to communicate effectively the capabilities of the combined company;

•	the potential need to demonstrate to customers that the merger will not result in adverse changes in customer service standards or business; and

•	impairment of relationships with employees, suppliers and customers as a result of any integration of new management personnel.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of the combined company’s common stock following the merger.

      In accordance with accounting principles generally accepted in the United States of America, the combined company will account for the merger using the purchase method of accounting, which will result in charges to earnings that could have a material adverse effect on the market value of Stellent common stock following the closing of the merger. Under the purchase method of accounting, the combined company will allocate the total estimated purchase price to Optika’s net tangible assets, amortizable intangible assets, intangible assets with indefinite lives and in-process research and development, if any, based on their fair values as of the date of the closing of the merger, and record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to purchased in-process technology, if any, will be expensed by the combined company in the quarter in which the merger is completed. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets. These depreciation, amortization and potential impairment charges could have a material impact on the combined company’s results of operations.

In order to be successful, the combined company must retain and motivate key employees, which may be difficult in light of the geographic separation of Stellent and Optika, Optika’s history of operating as an independent business and uncertainty regarding operational roles following the merger; and failure to do so could seriously harm the combined company’s ability to execute its operating strategy.

      In order to be successful, the combined company must retain and motivate executives and other key employees, including those in managerial, sales and technical positions. Failure to retain and motivate executives and other key employees could leave the combined company without the management capacity to execute its operating strategy, which could adversely affect its operating results. Retaining and motivating Optika employees may be difficult if management of the combined company cannot overcome the geographic separation of Optika’s Colorado operations and Stellent’s Minnesota headquarters to make employees feel like they are a part of a cohesive business operation. The combined company may experience difficulty retaining and motivating Optika employees if those employees feel as though they had greater operating freedom when Optika was an independent business. Employees of Stellent or Optika may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. In addition, a portion of Optika’s employee options have exercise prices in excess of the current value of the merger consideration. These circumstances may adversely affect the combined company’s ability to attract and retain key management, sales and technical personnel. The combined company also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult due to the potential distractions of the merger.

The market price of Stellent’s common stock may decline as a result of the merger.

      The market price of Stellent’s common stock may decline as a result of the merger for a number of reasons, including if:

•	the integration of Stellent and Optika is not completed in a timely and efficient manner;

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts; or

•	significant shareholders of Stellent or Optika decide to dispose of their stock following completion of the merger.

Uncertainty regarding the merger and the effects of the merger could cause each company’s customers or strategic partners to delay or defer decisions.

      Stellent’s and/or Optika’s customers and strategic partners, in response to the announcement of the merger, may delay or defer decisions regarding the license of the combined company’s products and services, which could have a material adverse effect on the business of the combined company or the relevant company if the merger is not completed.

Optika could lose an opportunity to enter into a merger or business combination with another party on more favorable terms as the merger agreement restricts Optika from soliciting such proposals.

      While the merger agreement is in effect, subject to certain limited exceptions, Optika is restricted from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger with any persons other than Stellent. As a result of the restriction, Optika may lose an opportunity to enter into a transaction with another potential partner on more favorable terms. If Optika terminates the merger agreement to enter into another transaction, Optika likely would be required to pay a termination fee to Stellent that may make an otherwise more favorable transaction less favorable. See “The Merger Agreement — Termination Fee and Expenses” of the joint proxy statement/ prospectus. In addition, if the merger agreement is terminated and the Optika board of directors determines that it is in the best interests of the Optika stockholders to seek a merger or business combination with another strategic partner, Optika cannot assure you that it will be able to find a partner offering terms equivalent or more attractive than the price and terms offered by Stellent.

The merger may become subject to regulatory approval, which may delay or prevent the merger or require modification of the terms of the merger.

      Under the HSR Act, if the amount of consideration to be paid by Stellent to the common and preferred stockholders of Optika were valued at $50 million or more for the entire 45-day period prior to the effective date of the merger, Stellent and Optika would not be allowed to complete the merger until they had furnished information required by the HSR Act to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the applicable HSR Act waiting period had expired or been terminated. Based on the number of shares of common stock of Optika outstanding at January 30, 2004, and recent trading prices of Stellent’s common stock, it appears that Stellent and Optika will not be required to furnish certain information under the HSR Act or wait for HSR Act waiting period to expire or be terminated. However, if the price of Stellent’s common stock closes above approximately $9.73 on each trading day during the 45-day period prior to the effective date of the merger, the merger would become subject to the reporting requirements and waiting period of the HSR Act, which could delay or prevent the merger or require modification of the terms of the merger. The effective date of the merger may be delayed unexpectedly by factors beyond the control of Stellent and Optika, such as delays in obtaining a quorum for the shareholder meetings or delays in obtaining the required shareholder approvals. If the price of Stellent’s common stock closes above approximately $9.73 for an extended period, but less than the full 45-day period, prior to the anticipated effective date of the merger and the effective date is unexpectedly delayed such that the price of Stellent’s common stock closes above approximately $9.73 for a full 45-day period and continues to close above such price, the merger may become subject to the reporting requirements and waiting period of the HSR Act, further delaying the effective date of the merger.

The combined company is not profitable on a pro forma basis and may not be profitable in the future.

      On a pro forma basis, the combined company had a net loss of approximately $12.4 million for the nine months ended December 31, 2003. We cannot assure you that the combined company’s revenue will increase or continue at current levels or growth rates, or that the combined company will achieve profitability or generate cash from operations in future periods. In view of the rapidly evolving nature of the combined company’s business and the limited histories of Stellent and Optika in marketing many of their current products, period-to-period comparisons of operating results are not necessarily meaningful and you should not rely on them as indicating what the combined company’s future performance will be. We expect that the combined company will continue to incur significant sales, marketing, product development and administrative expenses. As a result, the combined company will need to generate significant revenue to achieve profitability and we cannot assure you that it will achieve profitability in the future.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.

      In general, either party may refuse to complete the merger if there is a material adverse change affecting the other party before the closing. However, certain types of changes will not prevent the completion of the offer or the merger, even if they would have a material adverse effect on Stellent or Optika, including:

•	changes or conditions generally affecting the industries or segments in which Stellent and Optika operate unless the change or condition has a materially disproportionate effect on Stellent or Optika, as the case may be;

•	changes in general economic, market or political conditions unless the change has a materially disproportionate effect on Stellent or Optika, as the case may be;

•	actual or threatened litigation by shareholders of Stellent or Optika relating to the announcement or completion of the offer or the merger (unless the offer or the merger is enjoined);

•	any disruption of customer, business partner, supplier or employee relationships that resulted from the announcement of the merger agreement or the completion of the merger; and

•	changes in Stellent’s or Optika’s common stock market price or trading volume, in and of themselves.

      If material adverse changes occur but we must still complete the merger, Stellent’s stock price may suffer. This in turn may reduce the value of the merger to Optika’s stockholders.

Our focus on integrating the combined companies may divert us from other potential transactions.

      Our industry has experienced recent consolidation. Even after the merger, many competitors will have substantially more resources than the combined company has. Management’s focus on realizing the benefits of the merger for the combined companies may divert it from pursuing other potential transactions that could further increase the resources and marketing opportunities of the combined companies.

There is a risk of potentially unfavorable United States federal income tax consequences to Optika stockholders.

      Optika stockholders may be subject to potentially material adverse United States federal income tax consequences if the Internal Revenue Service were to successfully contend that the consideration transferred by Stellent to the Optika common and preferred stockholders should be treated not as it was actually received, but rather as it would have been received by such stockholders prior to the amendment of the certificate of designation of the Optika preferred stock, pursuant to which the stated liquidation preference of the Optika preferred stock will be terminated. To review the material United States federal income tax consequences to stockholders in greater detail, see “The Merger — Material United States Federal Income Tax Consequences of the Merger” of the joint proxy statement/prospectus.

Item 2.	Properties

      Our principal administrative, sales and marketing, research and development and support facilities consist of approximately 39,000 square feet of office space in Colorado Springs, Colorado. We occupy these premises under a lease expiring in March of 2007. In support of our field sales and support organization, we also lease several facilities in the United States, an office in the United Kingdom and an office in Brazil.

Item 3.	Legal Proceedings

      We are currently not a party to any material litigation, and we are currently not aware of any pending or threatened litigation that we believe would or is reasonably likely to have a material adverse effect upon our business, operating results, or financial condition.

Item 4.	Submission of Matters to a Vote of Security Holders

      We did not submit any matters to a vote of our security holders during the fourth quarter of the fiscal year ended December 31, 2003.

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Repurchases of Equity Securities

      Effective February 4, 2003, our common stock began trading on the NASDAQ Small Cap Market under the symbol “OPTK.” Previously, our common stock was traded on the NASDAQ National Market under the same symbol. The following table sets forth the high and low closing sale prices per share of the common stock for the periods indicated, as reported on the NASDAQ.

Quarter Ended	High	Low

December 31, 2003	$5.11	$2.08
September 30, 2003	$2.62	$1.42
June 30, 2003	$1.58	$1.09
March 31, 2003	$1.53	$.98
December 31, 2002	$1.20	$.64
September 30, 2002	$1.68	$.85
June 30, 2002	$2.34	$1.47
March 31, 2002	$2.74	$1.00

      As of January 30, 2004, we estimate there were approximately 158 holders of record of our common stock. This does not include the number of persons whose stock is in nominee or “street” name accounts through brokers.

      We have never declared or paid any cash dividends on our capital stock since our inception, and we do not expect to pay cash dividends on our common stock in the foreseeable future. Our bank line of credit currently prohibits the payment of cash dividends without the consent of the bank.

      The information required by Item 201(d) of Regulation S-K (Securities Authorized for Issuance Under Equity Compensation Plans) is included in Item 12 of this report.

Item 6.	Selected Financial Data

      The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Report. The consolidated statement of operations data for each of the three years in the period ended December 31, 2003 and the consolidated balance sheet data at December 31, 2003 and 2002, are derived from the audited consolidated financial statements included in this Report. The consolidated statement of operations data for the two years ended December 31, 2000 and 1999, and the consolidated balance sheet data at December 31, 2001, 2000 and 1999, are derived from audited consolidated financial statements not included in this Report.

	Year Ended December 31,

	2003	2002	2001	2000	1999

	(In thousands, except per share amounts)
Consolidated Statement of Operations:
Revenues:
Licenses	$6,833	$5,655	$6,306	$5,241	$11,457
Maintenance and other	13,084	12,218	10,354	10,865	10,585

Total revenues	19,917	17,873	16,660	16,106	22,042

Cost of revenues:
Licenses	790	575	873	562	821
Maintenance and other	3,627	3,674	3,669	4,961	4,224

Total cost of revenues	4,417	4,249	4,542	5,523	5,045

Gross profit	15,500	13,624	12,118	10,583	16,997

Operating expenses:
Sales and marketing	9,272	7,533	8,198	13,672	10,963
Research and development	4,725	5,128	5,591	8,434	5,635
General and administrative	1,977	1,612	1,792	2,392	1,997
Restructuring and other charges	—	—	1,071	—	—

Total operating expenses	15,974	14,273	16,652	24,498	18,595

Loss from operations	(474)	(649)	(4,534)	(13,915)	(1,598)
Other income	90	128	368	852	300

Loss before income tax expense (benefit)	(384)	(521)	(4,166)	(13,063)	(1,298)
Income tax expense (benefit)	—	(3)	8	2,978	(454)

Net loss	(384)	(518)	(4,174)	(16,041)	(844)
Preferred stock dividend	—	—	(447)	(1,037)	—
Accretion of preferred stock and beneficial conversion feature	—	—	(250)	(5,027)	—
Increase to income available to common stockholders from the conversion of preferred stock	—	—	6,196	—	—

Net income (loss) applicable to common stockholders	$(384)	$(518)	$1,325	$(22,105)	$(844)

Basic net income (loss) per common share	$(0.04)	$(0.06)	$0.16	$(2.78)	$(0.12)
Basic weighted average number of common shares outstanding	8,741	8,292	8,184	7,948	7,192
Diluted net loss per common share	$(0.04)	$(0.06)	$(0.46)	$(2.78)	$(0.12)
Diluted weighted average number of common shares outstanding	8,741	8,292	8,984	7,948	7,192

	December 31,

	2003	2002	2001	2000	1999

	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$9,082	$8,408	$7,696	$11,704	$7,182
Working capital	5,280	5,860	5,762	8,512	5,737
Total assets	17,055	13,889	13,901	18,524	18,097
Redeemable convertible preferred stock	—	—	—	10,849	—
Total stockholders’ equity	7,934	6,988	7,395	769	11,356

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

      This management’s discussion and analysis of financial condition and results of operations includes a number of forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below and those under the caption “Business Risks of Optika” in Item 1, that could cause actual results to differ materially from historical results or those anticipated.

Overview

      Optika® Inc. is a leading provider of enterprise content management (ECM) technology, including document imaging, workflow, collaboration and records management software. Our Acorde family of ECM software solutions, including Acorde ContextTM, Acorde ProcessTM, Acorde ResolveTM, Acorde Application LinkTM and Acorde Records ManagementTM, allows companies to streamline their business processes, eliminate paper, increase operational efficiencies and effectively leverage their enterprise resource planning (ERP) and line-of-business (LOB) systems. Acorde provides the ability to manage compliance requirements, access and store multiple formats of business content, both digital and non-digital; automate processes across the organization and externally with partners and customers; and enable online collaboration around these paper-intensive or complex processes in real and near time. Acorde supports a wide spectrum of critical business operations, including accounts payable, accounts receivable, claims processing, expense reporting, records management and human resources.

      Built on a three-tier, scalable and extensible platform, Acorde easily integrates and interfaces with third-party applications. Acorde is certified with PeopleSoft, J.D. Edwards and Microsoft Business Solutions, and has performed integrations with many other major ERP and LOB systems, including Oracle, SAP, JDA and Lawson. The Acorde product family makes extensive use of Web Services to ensure seamless movement of transaction data and documents between application and across the enterprise. The Acorde product allows organizations to improve processing efficiency, reduce operating costs and increase customer, partner, and employee service and satisfaction, resulting in a significant return on investment.

      The license of our software products is typically an executive-level decision by prospective end-users and generally requires our sales staff and/or our Advantage Partners (APs) to engage in a lengthy and complex sales cycle (typically between six and twelve months from the initial contact date). We distribute our products through a direct sales force and a network of APs. For 2003, approximately 47% of our license revenues were derived from our APs and the remaining license fees were derived from direct sales. However, no individual customer or AP accounted for more than 10% of our total revenues. For the years ended December 31, 2003, 2002 and 2001, we generated approximately 10%, 9% and 12%, respectively, of our total revenues from international sales. Our revenues consist primarily of license revenues, which are comprised of one-time fees for the license of our products, service revenues, and maintenance revenues, which are comprised of fees for upgrades and technical support. Our APs, which are responsible for the installation and integration of the software for their customers, enter into sales agreements with the end-user, and license software directly from us. We license software directly to the end-user through software license agreements. Annual maintenance agreements are also entered into between the APs and the end-

user, and the APs then purchase maintenance services directly from us. For 2003, 2002 and 2001, approximately 34%, 32% and 38%, respectively, of our total revenues were derived from software licenses and approximately 47%, 43% and 43%, respectively, of our total revenues were derived from maintenance agreements. For 2003, 2002 and 2001, other revenues, which are comprised of training, consulting and implementation services, and third-party hardware and software products, accounted for 19%, 25% and 19%, respectively, of our total revenues.

Critical Accounting Policies

      This section discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.

      On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, income taxes, bad debts, restructuring charges, contingencies and litigation. We base our estimates and judgments on historical experience, forecasts and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

      We earn our revenue primarily from software licenses and related services. Our revenue is recognized in accordance with Statement of Position 97-2 (SOP 97-2), as amended by Statement of Position 98-9. For sales made either through our APs or by us, we generally recognize license revenue upon shipment when a non-cancelable license agreement has been signed or a purchase order has been received, delivery has occurred, the fee is fixed or determinable and collectibility is probable. The license fees are not assumed to be fixed or determinable if the fees are due more than 12 months after delivery or are based on achievement of a milestone. In the event of payment terms that extend beyond 12 months after delivery or terms that are based on achievement of a milestone, the license revenue is deferred and recognized when the license fees are due and payable. Where applicable, fees from multiple element arrangements are unbundled and recorded as revenue as the elements are delivered to the extent that vendor specific objective evidence, or VSOE, of fair value exists for the various elements. We establish VSOE of fair value on maintenance and professional services elements based on prices charged when the same elements are sold in separate transactions. We have not established VSOE on license elements. Revenue on undelivered and delivered elements is recorded using the residual method in accordance with SOP 97-2, as amended.

      Software maintenance revenues are deferred and recognized ratably over the maintenance period, which is generally one year. The unrecognized portion of software maintenance revenues is recorded in the accompanying balance sheets as deferred revenue. Other revenues are recognized as services are performed.

      As of December 31, 2003, the unrecognized portion of deferred maintenance revenues accounted for 95% of the total deferred revenue balance. The remainder was unrecognized service or software elements that have been billed or collected but not recognized as the services have not been performed or the software has not been delivered. The revenue will be recognized when the service is performed or the software is delivered, which is anticipated to be within twelve months of the balance sheet date.

      We generally do not grant rights to return products, except for defects in the performance of the products relative to specifications and pursuant to standard industry shrink-wrapped license agreements which provide for a 30-day right of return if an end-user does not accept the terms of the shrink-wrapped license agreements. The 30-day right of return begins upon product shipment. Our software license agreements generally do not provide price adjustments or rotation rights. We generally include a 90-day limited warranty with the software license, which entitles the end-user to corrections for documented program errors.

Accounting for Income Taxes

      We have recorded a valuation allowance against our carryforward tax benefits to the extent that we believe that it is more likely than not all of such benefits will not be realized in the near term. We perform our assessment of benefit realization and the associated valuation allowance on a quarterly basis. Our assessment of this valuation allowance was made using all available evidence, both positive and negative. In particular we considered both our historical results and our projections of profitability for only reasonably foreseeable future periods. Our recent net losses provide objective evidence that is difficult to overcome in the assessment of recoverability of deferred taxes. While management expects net income in the imminent future, until we generate net income for a meaningful number of consecutive quarters, management expects the deferred tax assets to be fully reserved. Our realization of the recorded net deferred tax assets is dependent on future taxable income and therefore, we cannot be assured that such benefits will be realized. Based on management’s current projections, we will continue to evaluate releasing a portion of the valuation allowance over the next year if planned operating results are achieved.

Accounting for Preferred Stock

      In 2000 we completed the sale of 731,851 shares of Series A Convertible Preferred Stock, and warrants to purchase an aggregate of 307,298 shares of our common stock to an investor group consisting principally of Thomas Weisel Capital Partners and affiliated entities for an aggregate purchase price of $15 million. The preferred stock was subject to mandatory redemption provisions on the eighth anniversary of the issuance for cash equal to the stated liquidation preference plus accumulated unpaid dividends. The preferred stock was convertible to common stock at the holder’s option based upon the conversion formula as defined in the preferred stock Certificate of Designation. The $15 million in gross proceeds received was allocated as follows: approximately $5.5 million for the preferred stock, approximately $4.4 million for the beneficial conversion feature, and approximately $5.1 million for the warrants. The initial carrying amount of the preferred stock was increased by periodic accretions so that the carrying amount would have been equal to the redemption amount ($15 million) at the redemption date in 2008. The periodic increases in the carrying amount were effected by charges against additional paid in capital. As the preferred stock was convertible into common stock at any time, the beneficial conversion amount was accreted in its entirety at the date of issuance of the preferred stock. The warrants were to expire in 2008 and as of May 7, 2001 no warrants were exercised. The fair value of the warrants was separately recorded as warrants for the purchase of our common stock and as a reduction to the Series A Convertible Preferred Stock.

      On May 7, 2001, we entered into an Exchange Agreement with Thomas Weisel Capital Partners L.P., a Delaware limited partnership, certain of its affiliates and RKB Capital, L.P. (the “Purchasers”) pursuant to which we have issued Series A-1 Convertible Preferred Stock, having the terms and provisions set forth in the Certificate of Designation designating the Series A-1 Convertible Preferred Stock, on a one-for-one basis, in return for the exchange, surrender and cancellation of the Series A Redeemable Convertible Preferred Stock. The Series A-1 Preferred issued in exchange for the Series A Preferred is substantially identical to the Series A Preferred. The Series A-1 Preferred contains certain changes from the Series A which include eliminating the dividend and redemption requirements and modifying the protective and liquidation provisions thereof. In connection with this transaction, we also purchased the warrants associated with the Series A Preferred for an aggregate of $0.01. The Series A-1 Preferred is convertible to common stock at the holders’ option based upon the conversion formula as defined in the Certificate of Designation. Upon the occurrence of a change of control event, such as a sale of assets or merger in which the consideration to be received consists solely of stock, the holders of the Series A-1 Preferred Stock are entitled to receive the greater of (i) a liquidation preference of approximately $22.5 million in stock or (ii) the amount of stock they would have otherwise received upon conversion to common stock, prior to any distribution to the holders of our common stock. Upon the occurrence of any change of control event which includes a cash component, the holders of the Series A-1 Preferred Stock are entitled to convert their shares into enough common shares to enable them to receive at least $22.5 million in cash following such conversion. The holders of the Series A-1 Preferred must approve any stock or cash based change of control event in which they would not receive at least $22.5 million in the form of a liquid security, provided that in the event that the holders of the Series A-1 Preferred stock elect not to approve a change of control event, we have the option of repurchasing the Series A-1 Preferred Stock for $22.5 million and proceeding with the transaction. After February 23, 2003 the conversion formula was set at 1.5 shares of common for every share of preferred so the preferred is presently convertible into an aggregate of 1,097,777 shares of our common stock.

      The Series A-1 Preferred was recorded in stockholders’ equity at its fair value. The difference between the carrying value of the Series A Preferred at the time of the exchange and the fair value of the Series A-1 Preferred of $5.35 million was recorded as an increase in additional paid-in capital and as a one-time adjustment to net income (loss) applicable to common stockholders. As a result of the Exchange Agreement, future periods will not have adjustments to income for accumulating dividends or allocations of the discounts associated with the Series A Preferred Stock.

Accounting for Restructuring Activities

      During February 2001, we reduced our workforce by approximately 25%. This reduction in force resulted in approximately $1.1 million of restructuring charges to earnings in the first quarter of 2001; primarily to cover severance and severance related costs. We realized both expense savings and reduced cash outflows during fiscal year 2001 from the reduction in salary costs, office space and related overhead expenses as a result of the restructuring plan.

Results of Operations

Comparison of Years Ended December 31, 2003 to December 31, 2002

Revenues

      Total revenues increased 11% to $19.9 million for the year ended December 31, 2003, from $17.9 million for the year ended December 31, 2002.

      Licenses. License revenues increased 21% to $6.8 million for the year ended December 31, 2003, from $5.7 million for the year ended December 31, 2002, representing approximately 34% and 32% respectively, of total revenues for the applicable period. Approximately $1.0 million of the increase in license revenues during the year ended December 31, 2003 from December 31, 2002 is the result of additional sales volume generated by our direct sales staff and APs in North America as we continue to increase our sales and marketing spending and to increase our presence in the North American market. The remaining increase was attributable to additional international sales activity primarily in Asia. License revenues generated outside of the United States increased to approximately 12% of license revenues for the year ended December 31, 2003 from approximately 10% of license revenues for the year ended December 31, 2002.

      Maintenance and Other. Maintenance revenues, exclusive of other revenues, increased to $9.4 million for the year ended December 31, 2003 from approximately $7.8 million during the year ended December 31, 2002, representing approximately 47% and 43% of total revenues for the years ending December 31, 2003 and 2002, respectively. Approximately $200,000 of this increase is a result of maintenance contracts acquired in May 2003 from Select Technologies, Inc. The remaining increase was a result of the maintenance billings to new customers. Other revenue, consisting of consulting services and training, decreased to $3.7 million during the year ended December 31, 2003 from approximately $4.4 million during the year ended December 31, 2002, representing 19% and 25% of total revenue for the years ended December 31, 2003 and 2002, respectively. The decrease in other revenue as a percentage of total revenue was due to downward price pressure in our billing rates from our direct customers in our consulting, project management and implementation services market in 2003.

Cost of Revenues

      Licenses. Cost of licenses consists of royalty payments to third-party software vendors and costs of product media, duplication, packaging and fulfillment. Cost of licenses increased to $790,000, or 12% of license revenues, for the year ended December 31, 2003 from $575,000, or 10% of license revenues, for the year ended December 31, 2002, as a result of increased software sales that included third party products, primarily our Acorde Capture product.

      Maintenance and Other. Cost of maintenance and other consists of the direct and indirect costs of providing software maintenance and support, training and consulting services, to our APs and end-users. Cost of maintenance and other decreased to $3.6 million, or 28% of maintenance and other revenues for the year ended December 31, 2003 from $3.7 million, or 30% of maintenance and other revenues, for the year ended December 31, 2002. Cost of maintenance and other decreased as a result of a greater portion of service work being performed by internal personnel as opposed to outsourcing.

Operating Expenses

      Sales and Marketing. Sales and marketing expenses consist of salaries, commissions and other related expenses for sales and marketing personnel, marketing, advertising, and promotional expenses. Sales and marketing expenses increased to $9.3 million, or 47% of total revenues, for the year ended December 31, 2003 from $7.5 million, or 42% of total revenues, for the year ended December 31, 2002. The increase in sales and marketing expenses is due to continued investment in sales and support staff in our North American sales channels and the addition of Select Technologies, Inc. staff in May 2003. We currently anticipate that sales and marketing expenses are likely to increase in absolute dollars in the foreseeable future as we invest in our infrastructure.

      Research and Development. Research and development expenses consist of salaries and other related expenses for research and development personnel, and the cost of facilities and equipment. Research and development expenses decreased to $4.7 million, or 24% of total revenues, for the year ended December 31, 2003, from $5.1 million, or 29% of total revenues, for the year ended December 31, 2002. The decrease in research and development is a result of decreased headcount in our development organization as a result of planned efficiencies. We anticipate that research and development expenses in absolute dollars will be flat in future periods.

      General and Administrative. General and administrative expenses consist of salaries and other related expenses of administrative, executive and financial personnel, and outside professional fees. General and administrative expenses increased to $2.0 million, or 10% of total revenues, for the year ended December 31, 2003, from $1.6 million, or 9% of total revenues, for the year ended December 31, 2002. The increase in general and administrative expenses is due to administrative costs due to the incorporation of Select Technologies, Inc., legal, accounting and other transaction costs associated with the announced definitive agreement with Stellent, Inc. and overall increased costs for insurance and administrative activities. During the year ended December 31, 2003, we expensed approximately $200,000 for merger related activities. We anticipate that general and administrative expenses will continue to increase in future periods as we will continue to have expenses related to the proposed transaction with Stellent, Inc.

      Other income. Other income consists primarily of interest due to our investing activities. We recognized other income of $90,000 during the year ended December 31, 2003, compared to other income of $128,000 during the year ended December 31, 2002. The decrease is due to generally lower interest rate returns on our invested balances.

      Income Tax Expense. We have recorded a valuation allowance against our carryforward tax benefits to the extent that we believe that it is more likely than not all of such benefits will not be realized in the near term. We perform our assessment of benefit realization and the associated valuation allowance on a quarterly basis. Our assessment of this valuation allowance was made using all available evidence, both positive and negative. In particular we considered both our historical results and our projections of profitability for only reasonably foreseeable future periods. Our recent net losses provide objective evidence that is difficult to overcome in the assessment of recoverability of deferred taxes. While management expects net income in the imminent future, until we generate net income for a meaningful number of consecutive quarters, management expects the deferred tax assets to be fully reserved. Our realization of the recorded net deferred tax assets is dependent on future taxable income and therefore, we cannot be assured that such benefits will be realized. Based on management’s current projections, we will continue to evaluate releasing a portion of the valuation allowance over the next year if planned operating results are achieved.

Comparison of Years Ended December 31, 2002 to December 31, 2001

Revenues

      Total revenues increased 7% to $17.9 million for the year ended December 31, 2002 from $16.7 million for the year ended December 31, 2001.

      Licenses. License revenues decreased 10% to $5.7 million for the year ended December 31, 2002 from $6.3 million for the year ended December 31, 2001, representing approximately 32% and 38% respectively, of total revenues for the applicable period. The decrease in license revenues during the year ended December 31, 2002 from December 31, 2001 is primarily due to a $1.3 million decrease in sales made by APs in North America as a result of the sluggish economy. License revenues generated by our direct sales force increased by $900,000 during the same period as a result of increased sales volume. License revenues generated outside of the United States decreased to approximately 10% of license revenues for the year ended December 31, 2002 from approximately 13% of license revenues for the year ended December 31, 2001. This decrease is attributable to decreased European license revenue in 2002.

      Maintenance and Other. Maintenance revenues, exclusive of other revenues, increased to $7.8 million for the year ended December 31, 2002 from approximately $7.2 million during the year ended December 31, 2001, representing approximately 43% of total revenues for each of the years ending December 31, 2002 and 2001. This absolute dollar annual increase was a result of the maintenance revenues received from new customers and the impact of an overall pricing increase implemented at the beginning of 2002. Other revenue, consisting of consulting services and training, increased to $4.4 million for the year ended December 31, 2002 from approximately $3.2 million for the year ended December 31, 2001, representing 25% and 19% of total revenue for the years ended December 31, 2002 and 2001, respectively. The increase in other revenue as a percentage of total revenue was due to increased consulting, project management and implementation service volume resulting from our strong direct license revenue in 2002.

Cost of Revenues

      Licenses. Cost of licenses consists of royalty payments to third-party software vendors and costs of product media, duplication, packaging and fulfillment. Cost of licenses decreased to $575,000, or 10% of license revenues, for the year ended December 31, 2002 from $873,000, or 14% of license revenues, for the year ended December 31, 2001, as a result of the decreased license revenue for the year ended December 31, 2001 and the elimination of certain fixed third party royalty payments associated with our Acorde Resolve product during the year ended December 31, 2001.

      Maintenance and Other. Cost of maintenance and other consists of the direct and indirect costs of providing software maintenance and support, training and consulting services, to our APs and end-users. Cost of maintenance and other remained flat at $3.7 million, or 30% of maintenance and other revenues, for the year ended December 31, 2002 from $3.7 million, or 35% of maintenance and other revenues, for the year ended December 31, 2001. Cost of maintenance and other decreased as a percentage of maintenance and other revenue as a result of flat internal costs to fulfill increased maintenance and other revenue in 2002.

Operating Expenses

      Sales and Marketing. Sales and marketing expenses consist of salaries, commissions and other related expenses for sales and marketing personnel, marketing, advertising, and promotional expenses. Sales and marketing expenses decreased to $7.5 million, or 42% of total revenues, for the year ended December 31, 2002 from $8.2 million, or 49% of total revenues, for the year ended December 31, 2001. This decrease in sales and marketing expenses is due to our restructuring activities in February 2001.

      Research and Development. Research and development expenses consist of salaries and other related expenses for research and development personnel, and the cost of facilities and equipment. Research and development expenses decreased in absolute dollars to $5.1 million, or 29% of total revenues, for the year ended December 31, 2002 from $5.6 million, or 34% of total revenues, for the year ended December 31, 2001. The decrease in research and development is the result of restructuring activities in February 2001.

      General and Administrative. General and administrative expenses consist of salaries and other related expenses of administrative, executive and financial personnel, and outside professional fees. General and administrative expenses decreased to $1.6 million, or 9% of total revenues, for the year ended December 31, 2002 from $1.8 million, or 11% of total revenues, for the year ended December 31, 2001. The decrease in general and administrative costs is the result of the restructuring activities in February 2001.

      Other income. Other income consists primarily of interest due to our investing activities. We recognized other income of $128,000 during the year ended December 31, 2002 compared to other income of $368,000 during the year ended December 31, 2001. The decrease is due to generally lower interest rate returns on our invested balances.

Liquidity and Capital Resources

      Cash and cash equivalents, including short-term investments, at December 31, 2003 were $9.1 million, increasing by approximately $674,000 from December 31, 2002. For the year ended December 31, 2003, net cash provided by operating activities was $1.3 million, compared to net cash provided by operating activities of $797,000 for the year ended December 31, 2002. Cash provided by operating activities for the year ended December 31, 2003 is primarily due to the increase in deferred revenue associated with our prepaid maintenance contracts, the non-cash effect of depreciation and amortization offset by our net loss. The increase in deferred revenue is primarily the result of growth in our base of annual support contracts resulting from new customer sales, sales of additional products to the existing base and the addition of accounts from Select Technologies, Inc.

      Cash used in investing activities was $135,000 for the year ended December 31, 2003, compared to cash used in investing activities of $196,000 for the year ended December 31, 2002. Cash flows used in investing activities for the year ended December 31, 2002 included net cash paid for Select Technologies, Inc. of $759,000. Other cash provided by investing activities includes the sale of marketable securities offset by capital expenditures. Capital expenditures were $176,000 for the year ended December 31, 2003 as compared to $205,000 for the year ended December 31, 2002.

      Cash provided by financing activities was $317,000 for the year ended December 31, 2003. Cash provided by financing activities was $111,000 for the year ended December 31, 2002. Cash provided by financing activities in 2003 resulted primarily from the proceeds of sales of common stock through our employee stock purchase and option plans, offset by the payment of debt assumed in connection with the acquisition of Select Technologies, Inc.

      At December 31, 2003, our principal sources of liquidity included cash and short-term investments of $9.1 million. In addition, we have a secured credit facility with Silicon Valley Bank for up to $3.0 million, bearing interest at the bank’s prime rate. As of December 31, 2003, we had approximately $2.5 million available for borrowing, no debt outstanding and we were in compliance with all covenants of our credit facility.

      As of December 31, 2003, the only significant contractual obligations or commercial commitments consisted of our facility lease commitments totaling $2.3 million (See Note 5 to the Notes to the Consolidated Financial Statements for further details.)

      We believe that our current cash and short-term investments, together with anticipated cash flows from our operations and the availability of our bank credit facility, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months.

Off-Balance Sheet Arrangements

      We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material.

Contractual Obligations

Payments Due by Period

		Less Than			More Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

(000’s)
Long Term Debt Obligations	$—	$—	$—	$—	$—
Capital Lease Obligations	$—	$—	$—	$—	$—
Operating Lease Obligations	$2,330	$786	$1,544	$—	$—
Purchase Obligations	$—	$—	$—	$—	$—
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet Under GAAP	$—	$—	$—	$—	$—

Recent Accounting Pronouncements

      In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and is effective for financial instruments entered into or modified after May 31, 2003. We do not expect the adoption of this standard to have a material impact on our results of operations or financial position.

      In January 2003, the FASB issued Interpretation No. 46, or FIN 46, “Consolidation of Variable Interest Entities” which requires the consolidation of variable interest entities. Variable interest entities created prior to February 1, 2003 must be consolidated effective December 31, 2003. We do not expect the adoption of this standard to have an impact on our results of operations or financial position.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

      As of December 31, 2003, we had $5.2 million in short-term investments that are sensitive to market risks. Our investment portfolio is used to preserve our capital until it is required to fund operations, including our research and development activities. We do not own any derivative financial instruments. Due to the nature of our investment portfolio we are primarily subject to interest rate risk.

      Our investment portfolio includes fixed rate debt instruments that are primarily municipal bonds with maturity periods within one-year. The market value of these bonds is subject to interest rate risk, and could decline in value if interest rates increase. A hypothetical increase or decrease in market interest rates by 10% from December 31, 2003, would cause the fair value of these short-term investments to change by an insignificant amount. Although the fair value of these short-term investments would change due to the interest rate fluctuation, we have the ability to hold the investments to maturity, which reduces overall market risk.

Item 8.	Financial Statements and Supplementary Data

      See Item 15(a) for an index to the financial statements and supplementary financial information that is filed with this report.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

      None.

Item 9A.	Controls and Procedures

      As of December 31, 2003, we carried out an evaluation, under the supervision and with the participation of our Chief Executive Officer and our Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Our disclosure controls and procedures are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s (SEC) rules and forms. Based on this evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures are effective in timely alerting them to material information required to be included in our periodic SEC filings. There has been no change in our internal control over financial reporting that occurred during the quarter ended December 31, 2003 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting. Our internal control over financial reporting is designed with the objective of providing reasonable assurance regarding the reliability of our financial reporting and preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

      It should be noted that the design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

PART III

Item 10.	Directors and Executive Officers of Registrant

Directors

      Set forth below is information regarding our directors, including information furnished by them as to principal occupations, certain other directorships held by them, any arrangements pursuant to which they are selected as directors and their ages as of January 30, 2004:

	Age	Position(s) with the Company	Director Since

Mark K. Ruport	51	President, Chief Executive Officer and Chairman of the Board of Directors	1995
Alan B. Menkes	44	Director	2000
James T. Rothe, Ph.D.	60	Director	1999
Edwin C. Winder	56	Director	2002

Business Experience of Directors

      Mark K. Ruport has served as our President and Chief Executive Officer and a director since February 1995. He has served as Chairman of the Board of Directors since May 1996. From June 1990 to July 1994, Mr. Ruport served as President and Chief Operating Officer, and later Chief Executive Officer, of Interleaf, Inc., a publicly held software and services company that develops and markets document management, distribution and related software. From 1989 to 1990, Mr. Ruport was Senior Vice President of Worldwide Sales of Informix Software, where he was responsible for direct and indirect sales and original equipment manufacturers. From 1985 to 1989, Mr. Ruport served as Vice President North American Operations for Cullinet Software.

      Alan B. Menkes has served as a director since March 2000. Since March 2002, Mr. Menkes has been the Managing Partner of Empeiria Capital, a private equity investing firm. From 1998 through March 2002, he was a Partner of Thomas Weisel Partners, Co-Director of Private Equity and a member of Thomas Weisel’s Executive Committee. Previously, Mr. Menkes was a Partner with Hicks, Muse, Tate & Furst, where he was employed from 1992 to 1998. Mr. Menkes also serves on the Board of Directors of CS Technologies.

      James T. Rothe, Ph.D., has served as a director since May 1999. He is a Professor of Business at the University of Colorado at Colorado Springs where he also served as Dean of the College of Business from 1986-1994. Until March 2002, Mr. Rothe served as a member of the Board of Directors for Analytical Surveys, Inc., (ANLT), and as a member of the Board of Directors of NeoCore LLC through July 2003, and he is a Trustee of the Janus Funds. Mr. Rothe was a Principal of the Phillips-Smith Group, a venture capital partnership from 1988 through 1999.

      Edwin C. Winder has served as a director since August 2002. He is currently a private equity investor and has functioned solely in this capacity since July 2003. Immediately prior, he was the President and Chief Executive Officer of TRADEC since joining them in October 2000. Prior to joining TRADEC, Mr. Winder was Senior Vice President of Worldwide Sales and Business Development at Active Software. From 1990 to 1997, Mr. Winder worked for Informix Software in several executive roles including SVP Americas Sales from 1991 to 1994, SVP Intercontinental from 1994 to 1995, and SVP Japan Operations from 1996 to 1997. Prior to Informix, Mr. Winder was a Vice President at Cullinet Software from 1983 to 1989, where he managed operations in Canada, Japan and the United States.

      There are no family relationships among the members of our Board of Directors or our officers.

Executive Officers

      Information with respect to executive officers is included at the end of Part I, Item 1 of this Report under the caption “Executive Officers of the Company.”

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require our officers and directors, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies.

      Based on our review of the copies of the Section 16(a) forms we have received, or written representations from certain reporting persons, we believe that, during the last fiscal year, our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements, with the exception of one late report for James A. Franklin. James A. Franklin inadvertently did not report the receipt of a stock options grant on January 23, 2003 until a Form 4 filing made on February 14, 2003.

Code of Ethics

      We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and controller, and persons performing similar functions. We undertake to provide to any person without charge, upon request, a copy of our code of ethics. Requests may be directed to Optika Inc., 7450 Campus Drive, 2nd Floor, Colorado Springs, Colorado 80920; attention Steven M. Johnson, or by calling (719) 548-9800.

Item 11.	Executive Compensation

      The following table provides certain information summarizing the compensation earned by our Chief Executive Officer and each of our other four most highly compensated executive officers whose salary and bonus was in excess of $100,000 for the fiscal year ended December 31, 2003 (the “Named Executive Officers”), for services rendered to us and our subsidiaries in all capacities for each of the last three fiscal years.

Summary Compensation Table

							Long-Term
							Compensation
							Awards

		Annual Compensation					Securities
					Other Annual		Underlying
Name and Principal Position	Year	Salary($)	Bonus($)(1)		Compensation($)		Option (#)

Mark K. Ruport	2003	$240,000	$65,891		$16,104	(4)	—
Chairman, Chief Executive Officer	2002	240,000	42,020		14,704	(4)	70,000
and President	2001	240,000	84,000		12,925	(4)	140,000

Steven M. Johnson	2003	$160,000	$63,927	(2)	$14,890	(4)	—
Chief Financial Officer, Executive	2002	160,000	28,013		13,206	(4)	45,000
Vice President, Secretary and Chief	2001	160,000	104,924	(3)	11,976	(4)	90,000
Accounting Officer

Randall S. Weakly	2003	$150,000	$23,490		$15,107	(4)	25,000
Vice President — Research and	2002	150,000	15,000		13,752	(4)	—
Development	2001	143,288	28,125		11,889	(4)	42,500

Christopher J. Ryan	2003	$150,000	$41,182		$11,324	(4)	—
Vice President — Marketing(5)	2002	150,000	26,262		12,340	(4)	25,000
	2001	66,538	14,375		2,858	(4)	120,000

James A. Franklin	2003	$135,000	$90,217		$3,235	(4)	25,000
Vice President — North America	2002	130,000	99,074		2,996	(4)	10,000
Direct Sales	2001	130,000	51,258		2,261	(4)	35,000

(1)	Bonuses earned in 2001, 2002 and 2003 were paid in 2002, 2003 and 2004, respectively.

(2)	Mr. Johnson’s bonus for 2003 includes a commission of $20,000 earned in his role overseeing the company’s indirect sales organization.

(3)	Mr. Johnson’s bonus for 2001 includes a commission of $67,964 earned in his role overseeing the company’s indirect sales organization. Mr. Johnson has occupied this role since February 6, 2001.

(4)	Represents matching contributions received under our 401(k) plan and insurance costs paid by the company.

(5)	Mr. Ryan joined us as Vice President of Marketing on July 23, 2001.

Option Grants in Last Fiscal Year

      The following table contains information concerning the stock option grants made to each of the Named Executive Officers for the fiscal year ended December 31, 2003. No stock appreciation rights were granted to these individuals during 2003.

	Individual Grants(3)				Potential Realizable
Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Total Options			Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(1)($)
	Options	Employees in	Price Per	Expiration
Name	Granted	Fiscal Year	Share(2)	Date	5%	10%

Mark K. Ruport	—	—	—	—	—	—
Steven M. Johnson	—	—	—	—	—	—
Randall S. Weakly	25,000	5.8%	$2.37	9/5/13	$37,262	$94,429
Christopher J. Ryan	—	—	—	—	—	—
James A. Franklin	25,000	5.8%	$1.00	1/23/13	$15,722	$39,844

(1)	There can be no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(2)	The exercise price may be paid in cash, in shares of the common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same day sale of the purchased shares. The Plan Administrator may also assist an optionee in the exercise of an option by (i) authorizing a loan from us in a principal amount not to exceed the aggregate exercise price plus any tax liability incurred in connection with the exercise or (ii) permitting the optionee to pay the option price in installments over a period of years upon terms established by the Compensation Committee. The Plan Administrator has the discretionary authority to reprice outstanding options under the Plan through the cancellation of those options and the grant of replacement options with an exercise price based on the lower fair market value of the option shares on the re-grant date. No options were repriced in 2003.

(3)	The options were granted pursuant to the 1994 Stock Option Plan for Mr. Franklin and the 2003 Equity Incentive Plan for Mr. Weakly. Each option has a maximum term of ten years measured from the grant date, subject to earlier termination upon optionee’s cessation of service with us. The options vest equally over a four year annual period. The option shares will fully vest in the event we are acquired by merger or asset sale, unless the option is assumed by the acquiring company. In addition, if the option is assumed by the acquiring company, the option shares will vest in full upon the termination of the optionee’s service, whether involuntarily or through a resignation for good reason, within eighteen months following the acquisition.

Aggregated Option Exercises in 2003 and Fiscal Year-End Option Values

      The table below sets forth certain information with respect to the Named Executive Officers concerning the unexercised options they held as of the end of the fiscal year ended December 31, 2003.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		in-the-Money Options at
	Shares		Options at FY-End (#)		FY-End($)(1)
	Acquired on	Value Realized
Name	Exercise (#)	($)(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mark K. Ruport	—	—	499,171	47,600	$1,186,124	$183,260
Steven M. Johnson	—	—	240,036	30,600	$468,096	$117,810
Randall S. Weakly	7,000	$22,680	48,000	40,000	$96,630	$58,843
Christopher J. Ryan	37,500	$113,625	38,000	69,500	$135,800	$249,200
James A. Franklin	17,500	$41,194	33,500	37,500	$59,885	$114,625

(1)	Based on the fair market value of the option shares at fiscal year-end ($4.55 per share on the basis of the closing selling price on the Nasdaq Small Cap Market at fiscal year-end) less the exercise price.

(2)	The value realized for the exercise of shares is based upon the average of the high and low fair market values on the date of exercise less the exercise price. This does not necessarily reflect actual stock sales by the named individuals or the cash proceeds realized therefrom.

Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements

      Mark K. Ruport, our Chairman of the Board and our Chief Executive Officer, entered into an employment agreement with us on October 15, 2003, that provides for his employment as our President and Chief Executive Officer at the discretion of the Board of Directors. Mr. Ruport’s base salary is $240,000, subject to annual review by the Compensation Committee, and he is eligible to receive performance bonuses which may be awarded by the Compensation Committee. Mr. Ruport is eligible to receive severance equal to one year’s base salary in the event he is terminated by us without cause in the absence of a change of control, and if he is involuntarily terminated without cause within an eighteen month period following a change of our control, he would be entitled to receive severance payments equal to the greater of (i) $672,000 or (ii) thirty three months of his then current base salary, 70% of which would be payable on the date his employment terminated with the balance payable on the twelve month anniversary of his termination date. In addition, Mr. Ruport would be entitled to continuing health benefits paid by us during the twelve month period following the termination date and he would be treated as “in service” to us during such period so any and all stock options held by him would continue to vest and would not have to be exercised. Mr. Ruport would be subject to a noncompetition and nonsolicitation agreement for a twelve month period following the termination of his employment under circumstances where he would be entitled to receive the compensation payable upon his involuntary termination following a change of control. A change in control under Mr. Ruport’s employment agreement includes the consummation of a merger or consolidation with another company, and would include the proposed merger between Stellent and us.

      Steven M. Johnson, our Executive Vice President, Chief Financial Officer, Secretary and Chief Accounting Officer, entered into an employment agreement with us on October 15, 2003, that provides for his employment as our Chief Financial Officer, at the discretion of the Board of Directors. Mr. Johnson’s base salary is $160,000, and he is eligible to receive performance bonuses which may be awarded by the Compensation Committee. Mr. Johnson is also eligible to receive commissions in his role overseeing our indirect sales efforts. Mr. Johnson is eligible to receive severance equal to twelve months’ salary in the event he is terminated by us without cause in the absence of a change of control, and if he is involuntarily terminated without cause within an eighteen month period following a change of our control, he would be entitled to receive severance payments equal to the greater of (i) $448,000 or (ii) thirty three months of his then current base salary, 70% of which would be payable on the date his employment terminated with the balance payable on the twelve month anniversary of his termination date. In addition, Mr. Johnson would be entitled to continuing health benefits paid by us during the twelve month period following the termination date and he would be treated as “in service” to us during such period so any and all stock options held by him would continue to vest and would not have to be exercised. Mr. Johnson would be subject to a noncompetition and nonsolicitation agreement for a twelve month period following the termination of his employment under circumstances where he would be entitled to receive the compensation payable upon his involuntary termination following a change in control. A change in control under Mr. Johnson’s employment agreement includes the consummation of a merger or consolidation with another company, and would include the proposed merger between Stellent and us.

      We also have severance agreements with each of Christopher J. Ryan, our Vice President — Marketing, James A. Franklin, our Vice President — North America Direct Sales, Randall S. Weakly, our Vice President — Research and Development, Patrick M. Donovan, our Director of Finance and Administration, Derrick S. Crow, our Vice President, Solution Services, and Greg D. Cooke, our Vice

President — Channel Sales, that each of such individuals will receive six months’ severance in the event that they are involuntarily terminated by us without cause.

      In connection with an acquisition of us by merger or asset sale, each outstanding option held by the Chief Executive Officer and the other executive officers under our stock plans will automatically accelerate in full and all unvested shares of common stock issued to such individuals pursuant to the exercise of options granted or direct stock issuances made under such plan will immediately vest in full, except to the extent such options are to be assumed by, and our repurchase rights with respect to those shares are to be assigned to, the successor corporation. Any options that are assumed in an acquisition will automatically accelerate, and any repurchase rights which are assigned will terminate, in the event the executive’s service is terminated, whether involuntarily or through a resignation for good reason, within eighteen months following the acquisition. In addition, the Compensation Committee as Plan Administrator of the stock plans has the authority to provide for the accelerated vesting of the shares of common stock subject to outstanding options held by the Chief Executive Officer or any other executive officer or the shares of common stock purchased pursuant to the exercise of options or subject to direct issuances held by such individual, in connection with the termination of the officer’s employment following certain hostile changes in control of the company. It is currently contemplated that Stellent would assume all of our outstanding options in connection with the proposed merger.

Director Compensation

      Our directors receive compensation for services rendered as a director. Mr. Rothe and Winder each receive a fee of $10,000 for each year of service as a director. All directors receive certain grants of stock options and reimbursement of expenses. We do not pay compensation for committee participation or special assignments of the Board of Directors.

      Under the Automatic Option Grant Program of our stock plans, each individual who first joins the Board as a non-employee Board member after July 25, 1996 will receive an option grant for 10,000 shares of common stock at the time of his or her commencement of Board service, provided such individual has not otherwise been in the prior employ of the company. In addition, at each annual stockholder’s meeting, beginning with the 1997 annual meeting, each individual who is to continue to serve as a non-employee Board member will receive an option grant to purchase 2,500 shares of our common stock, whether or not such individual has been in the prior employ of the company.

      Each automatic grant will have an exercise price equal to the fair market value per share of our common stock on the grant date and will have a maximum term of ten years, subject to earlier termination following the optionee’s cessation of Board service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase, at the option exercise price paid per share, should the optionee’s service as a non-employee Board member cease prior to vesting in the shares. The grant will vest in four equal and successive annual installments over the optionee’s period of Board service measured from the grant date. Each additional 2,500-share grant will vest upon the optionee’s completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon (i) an acquisition of us by merger, asset sale or a hostile takeover of us or (ii) the death or disability of the optionee while serving as a Board member.

      At our 2003 Annual Meeting of Stockholders, Mr. Rothe, Menkes and Winder each received an option grant to purchase 2,500 shares of common stock at an exercise price of $1.23 per share, the fair market value per share of our common stock on that date. In addition to the options granted at our 2003 Annual Meeting of Stockholders, Mr. Rothe and Menkes each received discretionary option grants during 2003. Mr Rothe received a discretionary option grant to purchase 30,000 shares of common stock at an exercise price of $1.00 per share, the fair market value per share of our common stock on that date. Mr. Menkes received a discretionary option grant to purchase 40,000 shares of common stock at an exercise price of $1.92 per share, the fair market value per share of our common stock on that date. Both discretionary option grants have a maximum term of ten years and vest in four equal and successive annual installments over the optionee’s period of Board service measured from the grant date.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee of the Board is currently comprised of Messrs. Rothe and Menkes. None of the present or former members of the Compensation Committee were at any time during the fiscal year ended December 31, 2003 or at any other time one of our officers or employees.

      None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

      The following table sets forth certain information known to us with respect to the beneficial ownership of our stock as of January 30, 2004 by (i) all persons known to us who beneficially own five percent (5%) or more of our stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table in Item 11., and (iv) all current directors and executive officers as a group.

	Shares
	Beneficially	Percentage of Shares
Name and Address of Beneficial Owner	Owned(1)(2)	Beneficially Owned(1)(2)

Mark K. Ruport(3)	560,636	5.7%
7450 Campus Drive, Suite 200
Colorado Springs, CO 80920
Steven M. Johnson(4)	272,285	2.8%
Randall S. Weakly(5)	52,500	*
Christopher J. Ryan(6)	51,916	*
James A. Franklin(7)	42,250	*
Edwin C. Winder(8)	101,000	1.1%
James T. Rothe Ph.D.(9)	77,000	*
Alan B. Menkes(10)	17,500	*
Thomas Weisel Capital Partners, L.P.(11)	1,042,887	10.0%
One Montgomery Street, Suite 3700
San Francisco, CA 94104
Stellent, Inc.(12)	2,316,324	20.2%
7777 Golden Triangle Drive
Eden Prairie, MN 55344
Baldwin Brothers, Inc.(13)	500,758	5.4%
3 Barnabas Road
Marian, MA 02738
All directors and executive officers as a group (10 persons)(14)	1,253,187	12.0%

*	Represents beneficial ownership of less than 1%.

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

(2)	Based on shares of common stock outstanding as of January 30, 2004. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. Shares issuable pursuant to options which are exercisable within 60 days of January 30, 2004, or upon conversion of our preferred stock, which is convertible into 1,042,887 shares of common stock within 60 days after January 30, 2004, are deemed outstanding for computing the percentage of the person holding such options or shares, but are not deemed outstanding for computing the percentage of any other person.

(3)	Includes 503,136 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of January 30, 2004.

(4)	Includes 242,585 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of January 30, 2004.

(5)	Includes 48,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of January 30, 2004.

(6)	Includes 46,916 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of January 30, 2004.

(7)	Includes 42,250 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of January 30, 2004.

(8)	Includes 20,000 shares of common stock issuable upon exercise of options granted by Optika that are currently exercisable or will become exercisable within 60 days of January 30, 2004, 10,000 of which shares are unvested and subject to a repurchase right of Optika, if exercised.

(9)	Includes 70,000 shares of common stock issuable upon exercise of options granted by Optika that are currently exercisable or will become exercisable within 60 days of January 30, 2004, 25,000 of which shares are unvested and subject to a repurchase right of Optika, if exercised.

(10)	Includes 17,500 shares of common stock issuable upon exercise of options granted by Optika that are currently exercisable or will become exercisable within 60 days of January 30, 2004, 2,500 of which shares are unvested and subject to a repurchase right of Optika, if exercised.

(11)	Assuming conversion of all shares of Optika preferred stock owned by the Thomas Weisel Capital Partners L.P. and certain of its affiliates (referred to herein as TWCP) which in the aggregate are immediately convertible into 1,042,887 shares of common stock as reported on a Schedule 13D filed with the Securities and Exchange Commission on January 13, 2004. Voting and investment power with respect to the securities reported are shared among certain entities affiliated with TWCP. The business address for TWCP is One Montgomery Street, Suite 3700, San Francisco, California 94104.

(12)	Stellent, Inc. may be deemed to have beneficial ownership of such shares as a result of a voting agreement entered into on January 11, 2004 between Stellent and certain of our officers, directors and stockholders in connection with the proposed merger.

(13)	As reported on a Schedule 13F filed with the Securities and Exchange Commission on November 7, 2003.

(14)	Includes 1,068,387 shares of common stock issuable upon exercise of options granted by Optika that are currently exercisable or will become exercisable within 60 days of January 30, 2004, 37,500 of which shares are unvested and subject to a repurchase right of Optika, if exercised.

Equity Compensation Plan Information

      The following table provides information about shares of our common stock that we may issue upon the exercise of options, warrants and rights under all of our existing compensation plans as of December 31, 2003.

			Number of Securities Remaining
	Number of Securities to be	Weighted-Average Exercise	Available for Issuance Under
	Issued upon Exercise of	Price of Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities Reflected
	Warrants and Rights	and Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by the security holders(1)	2,599,407	$2.64	1,733,000
Equity compensation plans not approved by the security holders(2)	327,015	$3.90	77,298

Total	2,926,422	$2.78	1,810,298

(1)	Represents shares authorized for issuance under the 2003 Equity Incentive Plan and the 1994 Stock Option/ Stock Issuance Plan. No further issuances are to be made from the 1994 Stock Option/ Stock Issuance Plan.

(2)	Represents shares authorized for issuance under the 2000 Non-Officer Stock Incentive Plan.

Item 13.	Certain Relationships and Related Transactions

      Our Second Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of our directors, our officers and certain agents. Each of our current directors and executive officers have entered into separate indemnification agreements with us.

Item 14.	Principal Accountant Fees and Services

      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Optika Inc.’s consolidated annual financial statements for the years ended December 31, 2003 and 2002, and fees billed for other services rendered by KPMG LLP.

	2003	2002

Audit Fees(1)	$76,000	$74,037
Audit-Related Fees(2)	28,000	750
Tax Fees(3)	22,000	23,125

(1)	Audit fees consist of fees for professional services rendered for the audit of Optika Inc.’s consolidated financial statements and review of financial statements included in Optika Inc.’s quarterly reports and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees are fees principally for professional services rendered in the due diligence and technical accounting consulting and research for the acquisition of Select Technologies, Inc. in May 2003 and the proposed merger with Sellent, Inc.

(3)	Tax services fees consist of compliance fees for the preparation of original and amended tax returns, claims for refunds and tax payment-planning services for tax compliance, tax planning and tax advice. Tax service fees also include fees relating to other tax advices, tax consulting and planning other than for tax compliance and preparation.

PART IV

Item 15.	Exhibits, Financial Statement Schedules and Reports on Form 8-K

      (a) The following documents are filed as part of this Annual Report on Form 10-K:

		Page

1.	Financial Statements:
	Report of Independent Auditors	43
	Consolidated Balance Sheets as of December 31, 2003 and 2002	44
	Consolidated Statements of Operations for each of the three years in the period ended December 31, 2003	45
	Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss) for each of the three years in the period ended December 31, 2003	46
	Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2003	47
	Notes to Consolidated Financial Statements	48
	Schedules have been omitted because they are not required, not applicable, or the required information is shown in the financial statements and related notes thereto.

2.	Exhibits — See Exhibit Index on page 46

      (b) Reports on Form 8-K

      We furnished the following Current Report on Form 8-K during the quarter ended December 31, 2003. The information furnished under Item 12. Results of Operations and Financial Condition is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934:

•	Current Report on Form 8-K dated October 15, 2003, furnished to the Securities and Exchange Commission on October 15, 2003, under Item 12. Results of Operations and Financial Condition.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Optika Inc.:

      We have audited the accompanying consolidated balance sheets of Optika Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Optika Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Denver, Colorado

January 19, 2004

OPTIKA INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2003	2002

	(In thousands, except share
	and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$3,929	$2,458
Restricted cash and cash equivalents	100	—
Short-term investments	5,153	5,950
Accounts receivable, net of allowance for doubtful accounts of $143 and $107 at December 31, 2003 and 2002, respectively	4,696	3,796
Other current assets	523	557

Total current assets	14,401	12,761

Property and equipment, net	683	895
Intangible assets, net	584	—
Goodwill	1,166	—
Other assets	221	233

	$17,055	$13,889

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$510	$379
Accrued expenses	1,145	683
Accrued compensation expense	1,108	853
Deferred revenue	6,358	4,986

Total current liabilities	9,121	6,901

Commitments and contingencies (Notes 5, 7, 8 and 11)

Stockholders’ equity:
Common stock; $.001 par value; 25,000,000 shares authorized; 9,327,061 and 8,326,486 shares issued and outstanding at December 31, 2003 and 2002, respectively	9	8
Series A-1 preferred stock; $.001 par value; 731,851 shares authorized, issued and outstanding at December 31, 2003 and 2002	5,199	5,199
Additional paid-in capital	30,491	29,162
Accumulated deficit	(27,765)	(27,381)

Total stockholders’ equity	7,934	6,988

	$17,055	$13,889

The accompanying notes are an integral part of these consolidated financial statements.

OPTIKA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2003	2002	2001

	(In thousands, except
	per share amounts)
Revenues:
Licenses	$6,833	$5,655	$6,306
Maintenance and other	13,084	12,218	10,354

Total revenues	19,917	17,873	16,660

Cost of revenues:
Licenses	790	575	873
Maintenance and other	3,627	3,674	3,669

Total cost of revenues	4,417	4,249	4,542

Gross profit	15,500	13,624	12,118

Operating expenses:
Sales and marketing	9,272	7,533	8,198
Research and development	4,725	5,128	5,591
General and administrative	1,977	1,612	1,792
Restructuring and other charges	—	—	1,071

Total operating expenses	15,974	14,273	16,652

Loss from operations	(474)	(649)	(4,534)
Other income	90	128	368

Loss before income taxes	(384)	(521)	(4,166)
Income tax expense (benefit)	—	(3)	8

Net loss	(384)	(518)	(4,174)
Preferred stock dividend	—	—	(447)
Accretion of preferred stock and beneficial conversion feature	—	—	(250)
Increase to income applicable to common stockholders from the conversion of preferred stock	—	—	6,196

Net income (loss) applicable to common stockholders	$(384)	$(518)	$1,325

Basic net income (loss) per common share	$(0.04)	$(0.06)	$0.16
Basic weighted average number of common shares outstanding	8,741	8,292	8,184
Diluted net loss per common share	$(0.04)	$(0.06)	$(0.46)
Diluted weighted average number of common shares outstanding	8,741	8,292	8,984

The accompanying notes are an integral part of these consolidated financial statements.

OPTIKA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY AND

COMPREHENSIVE INCOME (LOSS)

			Series A-1				Accumulated
	Common Stock		Preferred Stock		Additional		Other	Total
					Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Equity

	(In thousands, except share amounts)
Balances at December 31, 2000	8,107,149	8	—	—	23,425	(22,689)	25	769
Common stock issued pursuant to employee stock purchase plan	107,564	—	—	—	127	—	—	127
Accretion of preferred stock	—	—	—	—	(250)	—	—	(250)
Preferred stock dividends	—	—	—	—	(447)	—	—	(447)
Conversion of Series A to Series A-1 preferred stock, net of exchange costs	—	—	731,851	5,199	6,196	—	—	11,395
Comprehensive loss:
Unrealized loss on investments	—	—	—	—	—	—	(25)
Net loss	—	—	—	—	—	(4,174)	—
Total comprehensive loss								(4,199)

Balances at December 31, 2001	8,214,713	8	731,851	5,199	29,051	(26,863)	—	7,395
Common stock issued upon exercise of stock options	36,625	—	—	—	46	—	—	46
Common stock issued pursuant to employee stock purchase plan	75,148	—	—	—	65	—	—	65
Comprehensive loss:
Net loss	—	—	—	—	—	(518)	—	(518)

Balances at December 31, 2002	8,326,486	8	731,851	5,199	29,162	(27,381)	—	6,988
Common stock issued upon exercise of stock options	428,312	—	—	—	575	—	—	575
Common stock issued pursuant to employee stock purchase plan	72,263	—	—	—	65	—	—	65
Common stock issued in acquisition of Select Technologies, Inc.	500,000	1	—	—	689	—	—	690
Comprehensive loss:
Net loss	—	—	—	—	—	(384)	—	(384)

Balances at December 31, 2003	9,327,061	$9	731,851	$5,199	$30,491	$(27,765)	$—	$7,934

The accompanying notes are an integral part of these consolidated financial statements.

OPTIKA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2003	2002	2001

	(In thousands)
Cash Flows from Operating Activities:
Net loss	$(384)	$(518)	$(4,174)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	462	667	987
(Gain) loss on disposal of property and equipment	2	(2)	294
Changes in assets and liabilities, net of acquisition:
Accounts receivable, net	(623)	239	(1,122)
Other assets	61	16	476
Accounts payable	(6)	(107)	(566)
Accrued expenses and accrued compensation expense	704	(695)	119
Deferred revenue	1,073	1,197	47

Net cash provided (used) by operating activities	1,289	797	(3,939)

Cash Flows from Investing Activities:
Capital expenditures	(176)	(205)	(30)
Proceeds from sale of equipment	—	9	10
Cash paid in acquisition, including transaction costs, net of cash acquired	(759)	—	—
Sale and maturities of short-term investments	800	—	9,637
Purchase of short-term investments	—	—	(6,100)

Net cash provided (used) by investing activities	(135)	(196)	3,517

Cash Flows from Financing Activities:
Expenditures for preferred stock exchange	—	—	(151)
Payment of debt assumed in acquisition	(323)	—	—
Proceeds from issuance of common stock	640	111	127

Net cash provided (used) by financing activities	317	111	(24)

Net increase (decrease) in cash and cash equivalents	1,471	712	(446)
Cash and cash equivalents at beginning of year	2,458	1,746	2,192

Cash and cash equivalents at end of year	$3,929	$2,458	$1,746

Supplemental Disclosure of Cash Flow Information:
Income taxes paid	$—	$—	$8
Common stock issued in acquisition	$690	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

OPTIKA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Summary of Significant Accounting Policies

      Optika Inc., a Delaware corporation, and its subsidiaries (Optika or the Company) were formed in 1988 and are a provider of enterprise content management technology, including document imaging, workflow, collaboration and records management software which allows companies to streamline their business processes, eliminate paper, increase operational efficiencies and effectively leverage their enterprise resource planning and line-of-business systems. Acorde, the name of the primary licensed product suite sold by Optika, provides the ability to access and store multiple formats of business content, both digital and non-digital; automate processes across the organization and externally with partners and customers; and enable online collaboration around these paper-intensive or complex processes in real and near time.

Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

      The accompanying consolidated financial statements include the accounts of Optika Inc. and its wholly owned subsidiaries Optika Technologies, Inc., Optika Imaging Systems Europe, Ltd., Optika Information Systems, LTDA, Optika Imaging Systems, GmbH and Optika Asia, Inc. All significant intercompany accounts and transactions have been eliminated. Certain amounts in the prior years consolidated financial statements have been reclassified to conform to the current year presentation.

Revenue Recognition

      The Company earns revenue primarily from software licenses and related services. Revenue is recognized in accordance with Statement of Position 97-2 (SOP 97-2), as amended by Statement of Position 98-9. For sales made either through Advantage Partners (APs) or by the Company license revenue is recognized upon shipment when a non-cancelable license agreement has been signed or a purchase order has been received, delivery has occurred, the fee is fixed or determinable and collectibility is probable. The license fees are not assumed to be fixed or determinable if the fees are due more than 12 months after delivery or are based on achievement of a milestone. In the event of payment terms that extend beyond 12 months after delivery or terms that are based on achievement of milestones, the license revenue is deferred and recognized when the license fees are due and payable. Where applicable, fees from multiple element arrangements are unbundled and recorded as revenues as the elements are delivered to the extent that vendor specific objective evidence, or VSOE, of fair value exists for the various elements. The Company establishes VSOE of fair value on maintenance and professional services elements based on prices charged when the same elements are sold in separate transactions. The Company has not established VSOE on license elements. Revenue on undelivered and delivered elements is recorded using the residual method in accordance with SOP 97-2, as amended.

      Software maintenance revenues are deferred and recognized ratably over the maintenance period, which is generally one year. The unrecognized portion of software maintenance revenues is recorded in the accompanying balance sheets as deferred revenue. Other revenues are recognized as services are performed.

      As of December 31, 2003, the unrecognized portion of deferred maintenance revenues accounted for 95% of the total deferred revenue balance. The remainder was unrecognized service or software elements that have been billed or collected but not recognized.

      The Company does not grant rights to return products, except for defects in the performance of the products relative to specifications and pursuant to standard industry shrink-wrapped license agreements which provide for a 30-day right of return if an end-user does not accept the terms of the shrink-wrapped license agreements. The 30-day right of return begins upon product shipment. The Company’s software license agreements generally do not provide price adjustments or rotation rights. The Company includes a

OPTIKA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

90-day limited warranty with the software license, which entitles the end-user to corrections for documented program errors.

Cash Equivalents and Short-term Investments

      The Company classifies highly liquid short-term investments with original maturities of three months or less as cash equivalents. As of December 31, 2003 and 2002, short-term investments consisted of municipal bonds with maturities periods within one-year. Such short-term investments are classified as available-for-sale as defined by Statement of Financial Accounting Standards (SFAS) No. 115 “Accounting for Certain Investments in Debt and Equity Securities” and, accordingly, are recorded at fair value. Increases and decreases in the fair value of investments classified as available-for-sale are recorded in comprehensive income (loss), net of the related income tax effect. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis. There were no unrealized gains or losses on short-term investments as of December 31, 2003 and 2002.

Restricted Cash

      In connection with the acquisition of Select Technologies, Inc. discussed in Note 3, the Company placed $100,000 of the cash consideration into an escrow account held by a third party. The escrow account balance will be released to the principal shareholders of Select Technologies, Inc. one year after the purchase date if no material contingencies arise during that designated amount of time.

Depreciation and Amortization

      Computer equipment, office equipment and furniture are recorded at cost and depreciated using the straight-line method over estimated useful lives ranging from three to seven years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the improvements or the lease terms.

Software Development Costs

      Research and development costs are expensed as incurred. SFAS No. 86 “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed” requires the capitalization of certain software development costs once technological feasibility is established. To date, the period between achieving technological feasibility and the general availability of such software has been short. Consequently, software development costs qualifying for capitalization have been insignificant and therefore, the Company has not capitalized internal software development costs.

Income Taxes

      The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is recognized to the extent deferred tax assets are not more likely than not to be realizable in the reasonably foreseeable future.

OPTIKA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreign Currency Translation

      The U.S. dollar is the functional currency of the consolidated corporation. For the Company’s foreign subsidiaries, monetary assets and liabilities are translated into U.S. dollars using the exchange rates in effect at the balance sheet date and non-monetary assets are translated at historical rates. Results of operations are translated using the average exchange rates during the period. Foreign currency translation and transaction gains or losses were not significant in any period presented.

Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as well as the reported amounts of revenues and expenses. Significant estimates have been made by management in several areas, including the collectibility of accounts receivable and the ability to realize deferred income tax benefits. Actual results could differ from these estimates, making it reasonably possible that a change in these estimates could occur in the near term.

Fair Value of Financial Instruments

      The carrying amounts of the Company’s financial instruments including cash and trade receivables and payables, approximate their fair values.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

      The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Stock Compensation Plans

      The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations including FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25” issued in March 2000, to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans, as amended by SFAS No. 148, “Accounting for Stock Based Compensation — Transition and Disclosure — an Amendment to SFAS No. 123.” As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123. Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the

OPTIKA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

method of SFAS No. 123, the Company’s pro-forma results of operations and pro-forma net income (loss) per share would have been as follows:

	Year Ended December 31,

	2003	2002	2001

	(In thousands, except
	per share amounts)
Net income (loss) applicable to common stockholders:
As reported	$(384)	$(518)	$1,325
SFAS No. 123 Pro-forma	(1,515)	(2,011)	(400)
Basic net income (loss) per share:
As reported	$(0.04)	$(0.06)	$0.16
SFAS No. 123 Pro-forma	(0.17)	(0.24)	(0.05)
Diluted net loss per share:
As reported	$(0.04)	$(0.06)	$(0.46)
SFAS No. 123 Pro-forma	(0.17)	(0.24)	(0.66)

Net Income (Loss) Per Common Share

      Basic earnings (loss) per share (EPS) is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed by dividing net income (loss) applicable to common stockholders adjusted for dilutive effect of securities by the weighted average number of common shares outstanding and the dilutive effect of potential common shares outstanding. Diluted EPS excludes 2,927,000, 3,062,000 and 2,513,000 options and warrants to purchase common stock in 2003, 2002 and 2001, respectively, and 731,851 shares of redeemable convertible preferred stock in 2003 and 2002 because of their antidilutive effect.

      The following is the reconciliation of the numerators and denominators of the basic and diluted EPS computations (in thousands, except per share amounts):

	Year Ended December 31,

	2003	2002	2001

Basic earnings (loss) per share:
Net income (loss) applicable to common stockholders	$(384)	$(518)	$1,325
Weighted average common shares outstanding	8,741	8,292	8,184
Net income (loss) per common share	$(0.04)	$(0.06)	$0.16
Diluted loss per share:
Net income (loss) applicable to common stockholders	$(384)	$(518)	$1,325
Preferred stock dividend, accretion and effect of exchange	—	—	(5,499)

	$(384)	$(518)	$(4,174)
Weighted average common shares outstanding	8,741	8,292	8,184
Assumed conversion of preferred stock	—	—	800

	8,741	8,292	8,984
Diluted net loss per common share	$(0.04)	$(0.06)	$(0.46)

Concentration

      The Company has historically relied on a limited number of products to generate revenues and has concentrated risk related to the continued and future market acceptance of such products. The Company

OPTIKA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

currently has no major customers accounting for more than 10% of its consolidated revenues for the three years presented. The Company did not have any customer accounts receivable balance greater than 10% of its accounts receivable balance at December 31, 2003; however, one customer receivable balance accounted for 20% of the December 31, 2002 accounts receivable balance. Receivables from end users are not concentrated in any particular industry.

2.	Property and Equipment

      Property and equipment consists of the following (in thousands):

	December 31,

	2003	2002

Computer and office equipment	$3,509	$4,052
Leasehold improvements	1,083	1,059
Furniture, fixtures and other	688	646

	5,280	5,757
Less accumulated depreciation and amortization	(4,597)	(4,862)

	$683	$895

3.	Acquisition

      In May 2003, the Company acquired Select Technologies, Inc., a developer of records management solutions headquartered in Boise, Idaho. This acquisition strengthens the Company’s ability to provide solutions that allow customers to be in compliance with the record retention, control and disposition requirements imposed by recent regulatory initiatives, which contributed to the purchase price that resulted in the recognition of goodwill and other intangible assets. The Company determined the purchase price based on Select Technologies, Inc.’s historical operating performance and on comparable transactions in the marketplace at the time of the acquisition. Management allocated the purchase price based on the estimated fair values of the tangible and intangible net assets acquired. Operations of the acquired Select Technologies, Inc. business, as well as assets and liabilities of the acquired business, are included in the consolidated financial statements from the date of acquisition. The impact on operations was insignificant from the acquisition date to December 31, 2003. Under the terms of the acquisition agreement, the Company paid approximately $1.415 million for the privately held company, consisting of 500,000 shares of common stock valued at $1.38 per share, which was the average closing price from the three days prior to the closing date, and $725,000 cash. Additionally, the sellers have the ability to earn up to an additional $600,000 over the next three years based on attainment of certain revenue targets from the Acorde Records Manager product. In accordance with SFAS No. 141, “Business Combinations,” the acquisition was accounted for using the purchase method of accounting. Based on the purchase price of approximately $1.415 million, plus direct acquisition costs of approximately $95,000 and the assumption of approximately $299,000 in net liabilities, the purchase price was allocated as follows (in thousands):

Goodwill	$1,166
Customer relationships	283
Intellectual property	300
Non-compete agreements	60
Net liabilities assumed	(299)

$1,510

OPTIKA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The amount assigned to intellectual property and non-compete agreements is being amortized on a straight-line basis over five years. The amount assigned to customer relationships is being amortized on a straight-line basis over ten years. Goodwill will be evaluated annually for impairment in accordance with SFAS No. 142, “Goodwill and Intangible Assets.” Amortization expense for intangible assets was $58,000 for the year ended December 31, 2003. Estimated amortization expense for the next five succeeding fiscal years is as follows (in thousands):

Estimated
Amortization
Expense

2004	$100
2005	100
2006	100
2007	100
2008	58

      The unaudited pro forma results of operations as though the Select Technologies, Inc. acquisition had been completed as of January 1, 2002 are as follows (in thousands except per share amounts):

	Year Ended
	December 31,

	2003	2002

Revenue	$20,082	$18,756
Net loss	(622)	(522)
Net loss per share	(0.07)	(0.06)

      The pro forma results above do not include any anticipated cost savings or other effects of the integration of Select Technologies, Inc. into the Company and are not necessarily indicative of the results which would have occurred if the acquisition had been in effect on the date indicated, or which may result in the future.

4.	Line of Credit

      The Company has a line of credit with Silicon Valley Bank expiring in November 2004, whereby it is able to draw up to $3.0 million bearing interest at the bank’s prime rate. At December 31, 2003, $2.5 million was available for borrowing thereunder and the Company was in compliance with all covenants under the credit facility. Pursuant to the terms of the credit facility, any loans under the facility are secured by all of the Company’s assets, with the exception of intellectual property and would be subject to certain covenants, including prohibition of the payment of dividends on common stock. The Company has no debt outstanding at December 31, 2003.

OPTIKA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Lease Obligations

      The Company has non-cancelable operating lease arrangements for office space and certain office equipment. Future minimum annual operating lease payments for the years ending December 31 are as follows (in thousands):

Operating
Lease
Year Ending December 31:	Obligations

2004	$786
2005	711
2006	668
2007	165

$2,330

Rent expense related to these and other operating leases approximated $1,110,000, $1,107,000 and $1,400,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

6.	Income Taxes

      The Company’s income tax expense (benefit) is comprised of the following (in thousands):

	Year Ended
	December 31,

	2003	2002	2001

Current:
Federal	$—	$—	$—
State	—	—	3
Foreign	—	(3)	5
Deferred:
Federal	—	—	—
State	—	—	—

Total expense (benefit) from income taxes	$—	$(3)	$8

      The Company’s net deferred tax assets are comprised of the tax effects of the following (in thousands):

	December 31,	December 31,
	2003	2002

Deferred Tax Assets
Net operating loss carryforwards	$13,481	$13,108
Depreciation and amortization	89	127
Tax credit carryforwards	1,730	1,720
Accrued expenses and allowance for doubtful accounts	474	393

Deferred tax asset before valuation allowance	15,774	15,348
Valuation allowance	(15,774)	(15,348)

Net deferred tax asset	$—	$—

OPTIKA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The benefit from income taxes differs from the amount computed by applying the effective U.S. statutory rates to the loss before income taxes as follows (in thousands):

	Year Ended December 31,

	2003	2002	2001

U.S. federal income tax benefit at statutory rate	$(134)	$(182)	$(1,458)
Increases (decreases) resulting from:
State taxes, net of federal benefit	(15)	(21)	(349)
Stock option exercises	(280)	—	—
Non-deductible items	24	—	21
Increase in valuation allowance	426	380	1,855
Foreign tax rate differentials	—	15	15
Tax credits	(55)	(150)	(200)
Other, net	34	(45)	124

Expense (benefit) from income taxes	$—	$(3)	$8

      At December 31, 2003, the Company has net operating loss carryforwards of approximately $34,549,000 that expire beginning in 2009 through 2023. The net operating loss carryforward includes $3,353,000 in deductions relating to stock option exercises which will be credited to additional paid-in capital when the carryforwards are realized, if ever. Additionally, the Company has various tax credit carryforwards aggregating approximately $1,730,000 that expire beginning in 2005 through 2023.

      The Company has recorded a full valuation allowance against its carryforward tax benefits to the extent that it believes that it is more likely than not all of such benefits will not be realized in the near term. The Company’s assessment of this valuation allowance was made using all available evidence, both positive and negative. In particular the Company considered both its historical results and its projections of profitability for only reasonably foreseeable future periods. The Company’s recent net losses provide objective evidence that is difficult to overcome in the assessment of recoverability of deferred taxes. While management expects net income in the imminent future, until the Company has generated net income for a meaningful number of consecutive quarters, management expects the deferred tax assets to be fully reserved. The Company’s realization of its recorded net deferred tax assets is dependent on future taxable income and therefore, the Company is not assured that such benefits will be realized.

7.	Capital Stock and Benefit Plans

Stock Compensation Plans

      At December 31, 2003, the Company has two stock-based compensation plans, a fixed stock option plan and an employee stock purchase plan. The Company applies APB Opinion 25 and related interpretations in accounting for its plans. The Company grants stock options with exercise prices equal to the fair value of its common stock on the date of grant. Accordingly, no compensation cost has been recognized for its fixed stock option plan and its employee stock purchase plan.

Fixed Stock Option Plans

      Under the Company’s stock option plans, the Company may grant incentive and non-qualified stock options to its employees and directors for up to 7,114,033 shares of common stock. Under the plans, options are granted at an exercise price not less than the fair value of the stock on the date of grant. The options generally vest ratably over two to four years and expire ten years after the date of grant. Certain options are subject to accelerated vesting provisions.

OPTIKA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2003, 2002 and 2001, respectively; no estimated dividends; expected volatility of 120% for 2003, 122% for 2002 and 112% for 2001; risk-free interest rates between 2.27% and 3.37% in 2003, 2.94% and 4.74% in 2002, 3.91% and 4.93% in 2001; and expected option terms of 5 years for all years.

      A summary of the status of the Company’s stock option plan, excluding the warrants issued in connection with the Redeemable Convertible Preferred Stock discussed in note 8, as of December 31, 2003, 2002, and 2001 and changes during the years then ended are presented in the following table. No warrants were outstanding at December 31, 2003.

	2003		2002		2001

		Weighted-		Weighted-		Weighted-
	Shares	Average	Shares	Average	Shares	Average
	(000’s)	Exercise Price	(000’s)	Exercise Price	(000’s)	Exercise Price

Outstanding at beginning of year	3,062	$2.78	2,816	$3.07	2,220	$5.16
Granted	506	1.68	446	1.07	1,579	1.25
Exercised	(428)	1.36	(37)	1.25	—	—
Forfeited	(213)	2.99	(163)	3.58	(983)	4.87

Outstanding at end of year	2,927	$2.78	3,062	$2.78	2,816	$3.07

Options and warrants exercisable at year end	2,000	$3.28	2,023	$2.97	1,270	$3.10
Weighted average fair value of options granted during the year		$1.40		$1.11		$1.01

      The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
	Number	Average	Average	Number	Average
	Outstanding	Remaining	Exercise	Exercisable	Exercise
Range of Exercise Prices	(000’s)	Contractual Life	Price	(000’s)	Price

$.75 - 1.29	739	8.4	$.98	144	$.94
$1.31	712	7.1	1.31	712	1.31
$1.39 - 3.81	1,021	5.3	2.72	724	2.97
$4.00 - 36.00	455	6.0	8.13	420	7.95

	2,927	6.6	$2.78	2,000	$3.28

      In connection with the Redeemable Convertible Preferred Stock discussed in note 8, the Company issued options to purchase 25,000 shares of common stock for offering costs to a non-employee. The fair value of this option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions; no estimated dividends; expected volatility of 97%; risk-free interest rate of 5.25%; and an option life of 3 years. The fair value of $376,000 related to this grant was included in the stock offering costs.

Employee Stock Purchase Plan

      The Company’s 2000 Employee Stock Purchase Plan (the “Purchase Plan”) was adopted by the Board of Directors in March 2000 and approved by the Company’s stockholders in May 2000 and amended to add an additional 300,000 shares in May 2003. Under the 2000 Purchase Plan, the Company is authorized to issue up to 600,000 shares of common stock to eligible employees effective August 1,

OPTIKA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2000. Under the terms of the Purchase Plans, employees may elect to have up to 10% of their total cash earnings withheld by payroll deduction to purchase the Company’s common stock. The purchase price of the stock is 85% of the lower of the market price on the participant’s entry date into the Purchase Plan or the semi-annual purchase date.

      The Company sold 72,263, 75,148 and 107,564 shares to employees in 2003, 2002 and 2001, respectively, under the Company’s 2000 Purchase Plan. The fair value of each stock purchase plan grant is estimated on the date of grant using the Black-Scholes model with the following assumptions for 2003, 2002 and 2001, respectively; no estimated dividends for all years; expected volatility of 120%, 122% and 112%; risk free interest rates of 2.87% and 3.05% for 2003, 3.81% and 4.24% for 2002 and 4.76% and 4.86% for 2001; and an expected life of 0.5 years for all years. The weighted-average fair values of those purchase rights granted in 2003, 2002 and 2001 was $0.63, $0.84 and $0.58, respectively. As the Purchase Plan is a qualified plan under Internal Revenue Code Section 423, no related compensation cost is recognized in the financial statements.

401(k) Retirement Savings Plan

      Effective January 1, 1994, the Company adopted a qualified 401(k) retirement savings plan for all employees. Participants may contribute up to 100% of their gross pay. The Company contributions are discretionary and vest at 20% per year over five years. The Company contributed and expensed $242,000 in 2003, $228,000 in 2002 and $204,000 in 2001.

8.	Redeemable Convertible Preferred Stock

      In 2000, the Company completed the sale of 731,851 shares of Series A Convertible Preferred Stock, and warrants to purchase an aggregate of 307,298 shares of our common stock to an investor group consisting principally of Thomas Weisel Capital Partners and affiliated entities for an aggregate purchase price of $15 million. The preferred stock was subject to mandatory redemption provisions on the eighth anniversary of the issuance for cash equal to the stated liquidation preference plus accumulated unpaid dividends. The preferred stock was convertible to common stock at the holder’s option based upon the conversion formula as defined in the preferred stock Certificate of Designation. The $15 million in gross proceeds received was allocated as follows: approximately $5.5 million for the preferred stock, approximately $4.4 million for the beneficial conversion feature, and approximately $5.1 million for the warrants. The initial carrying amount of the preferred stock was increased by periodic accretions so that the carrying amount would have been equal to the redemption amount ($15 million) at the redemption date in 2008. The periodic increases in the carrying amount were effected by charges against additional paid in capital. As the preferred stock was convertible into common stock at any time, the beneficial conversion amount was accreted in its entirety at the date of issuance of the preferred stock. The warrants were to expire in 2008 and as of May 7, 2001 no warrants were exercised. The fair value of the warrants was separately recorded as warrants for the purchase of our common stock and as a reduction to the Series A Convertible Preferred Stock.

      On May 7, 2001, the Company entered into an Exchange Agreement with Thomas Weisel Capital Partners L.P., a Delaware limited partnership, certain of its affiliates and RKB Capital, L.P. (the “Purchasers”) pursuant to which we have issued Series A-1 Convertible Preferred Stock, having the terms and provisions set forth in the Certificate of Designation designating the Series A-1 Convertible Preferred Stock, on a one-for-one basis, in return for the exchange, surrender and cancellation of the Series A Redeemable Convertible Preferred Stock. The Series A-1 Preferred issued in exchange for the Series A Preferred is substantially identical to the Series A Preferred. The Series A-1 Preferred contains certain changes from the Series A which include eliminating the dividend and redemption requirements and modifying the protective and liquidation provisions thereof. In connection with this transaction, we also

OPTIKA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

purchased the warrants associated with the Series A Preferred for an aggregate of $0.01. The Series A-1 Preferred is convertible to common stock at the holders’ option based upon the conversion formula as defined in the Certificate of Designation. Upon the occurrence of a change of control event, such as a sale of assets or merger in which the consideration to be received consists solely of stock, the holders of the Series A-1 Preferred Stock are entitled to receive the greater of (i) a liquidation preference of approximately $22.5 million in stock or (ii) the amount of stock they would have otherwise received upon conversion to common stock, prior to any distribution to the holders of our common stock. Upon the occurrence of any change of control event which includes a cash component, the holders of the Series A-1 Preferred Stock are entitled to convert their shares into enough common shares to enable them to receive at least $22.5 million in cash following such conversion. The holders of the Series A-1 Preferred must approve any stock or cash based change of control event in which they would not receive at least $22.5 million in the form of a liquid security, provided that in the event that the holders of the Series A-1 Preferred stock elect not to approve a change of control event, we have the option of repurchasing the Series A-1 Preferred Stock for $22.5 million and proceeding with the transaction. After February 23, 2003 the conversion formula was set at 1.5 shares of common for every share of preferred so the preferred is presently convertible into an aggregate of 1,097,777 shares of common stock. A summary of recent developments in connection with the proposed Stellent, Inc. merger with regards to the change in control preference of the Series A-1 Preferred Stock is described further in note 12.

      The Series A-1 Preferred was recorded in stockholders’ equity at its fair value. The difference between the carrying value of the Series A Preferred at the time of the exchange and the fair value of the Series A-1 Preferred of $5.35 million was recorded as an increase in additional paid-in capital and as a one-time adjustment to net income (loss) applicable to common stockholders. As a result of the Exchange Agreement, future periods will not have adjustments to income for accumulating dividends or allocations of the discounts associated with the Series A Preferred Stock.

9.	Segment Information

      The Company has only one segment under the criteria of SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information.” The following table presents information by geographic area as of and for the respective fiscal periods (in thousands):

	Year Ended December 31,

	2003	2002	2001

Total revenues attributable to:
United States	$17,994	$16,292	$14,726
International	1,923	1,581	1,934

Total	$19,917	$17,873	$16,660

      Revenue is classified based on the country in which the Company’s Advantage Partner or customer is located. Revenue from International locations is attributable to our presence in the United Kingdom, Latin America and Asia. No International location was responsible for more than 6% of our total revenue for the years ended December 31, 2003, 2002 and 2001. International assets and liabilities are insignificant to the overall presentation of segment information.

10.	Restructuring and Other Non-Recurring Charges

      On February 6, 2001, the Company reduced its workforce by 42 employees to align expenses more closely with revenues. This reduction in force resulted in approximately $1.1 million of restructuring

OPTIKA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

charges in the first quarter of 2001. This restructuring charge consisted of $652,000 of severance costs, $240,000 of lease termination and $179,000 of asset write-offs. All costs were paid before the end of 2002.

11.	Contingencies

      The Company is, from time to time, subject to certain claims, assertions or litigation by outside parties as part of its ongoing business operations. The outcomes of any such contingencies are not expected to have a material adverse effect on the financial condition or operations of the Company. In addition, in the ordinary course of business, the Company has issued a letter of credit as security for performance on the operating lease for its headquarters and as a result, is contingently liable in the amount of approximately $220,000 at December 31, 2003 and the Company has set up a cash management reserve in the amount of $240,000 to cover the bank’s potential exposure for the direct deposit of payroll and other services.

12.	Recent Developments (Numbers Unaudited)

      On January 12, 2004, the Company announced that the Company had entered into a definitive agreement to merge with Stellent, Inc. Under the terms of the merger agreement, each share of Optika common stock would be converted into .44 shares of Stellent common stock (subject to adjustment in certain circumstances as described below) and the holders of Optika’s Series A-1 Preferred Stock would receive $10 million in cash. If, based on the average closing price of Stellent’s common stock over a ten day period immediately prior to the closing of the merger, the .44 to one exchange ratio would result in Optika’s common stockholders receiving in excess of $4.00 per share of Stellent common stock, the exchange ratio will be adjusted so that 20% of the aggregate merger consideration in excess of $4.00 per share would be allocated to the holders of the Series A-1 Preferred Stock and 80% of the aggregate merger consideration in excess of $4.00 per share would be allocated to the holders of the common stock. The merger will be accounted for as a purchase transaction by Stellent, and is expected to be completed late in the first calendar quarter or early in the second calendar quarter of 2004. The closing is subject to regulatory approval, Optika and Stellent stockholder approval and customary closing conditions. In connection with the proposed merger, Stellent and Optika expects to file a joint proxy statement/ prospectus with the Securities and Exchange Commission.

13.	Valuation and Qualifying Accounts

	Beginning	Allowance	Recoveries/	Ending
	Balance	Increase	(Write-offs)	Balance

	(In thousands)
Deducted from asset account — Allowance for doubtful accounts
Year ended December 31, 2003	$107	$56	$(20)	$143
Year ended December 31, 2002	$110	$37	$(40)	$107
Year ended December 31, 2001	$86	$10	$14	$110

      The Company also has a full valuation allowance against its net deferred tax asset described further in note 6.

OPTIKA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Quarterly Information (Unaudited)

      The following table presents unaudited quarterly operating results for each of the Company’s eight quarters in the two-year period ended December 31, 2003:

	Quarter Ending

	Mar. 31	June 30	Sept. 30	Dec. 31

	(In thousands, except per share amounts)
Fiscal Year 2003
Total revenues	$4,346	$4,653	$5,351	$5,567
Gross profit	3,241	3,591	4,247	4,421
Income (loss) from operations	(576)	(320)	183	239
Net income (loss)	(558)	(288)	183	279
Basic income (loss) per share	(0.07)	(0.03)	0.02	0.03
Diluted income (loss) per share	(0.07)	(0.03)	0.02	0.02
Fiscal Year 2002
Total revenues	$3,874	$4,475	$4,650	$4,874
Gross profit	2,923	3,389	3,525	3,787
Income (loss) from operations	(560)	(117)	14	14
Net income (loss)	(526)	(71)	45	34
Basic income (loss) per share	(0.06)	(0.01)	0.01	0.00
Diluted income (loss) per share	(0.06)	(0.01)	0.00	0.00

SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 the registrant has duly caused this amended Report to be signed on its behalf by the undersigned, thereunto duly authorized on March 18, 2004.

OPTIKA INC.

By:	/s/ MARK K. RUPORT

Mark K. Ruport
President, Chief Executive Officer
and Chairman of the Board

      Each of the undersigned hereby appoints Mark K. Ruport and Steven M. Johnson, and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission any and all amendments to this Form 10-K/A and any and all exhibits and other documents to be filed with the Securities and Exchange Commission in connection therewith, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

      Pursuant to the requirements of the Securities Exchange Act of 1934, this amended Report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 18, 2004:

Signature		Title

By:	/s/ MARK K. RUPORT Mark K. Ruport	Chief Executive Officer and Chairman of the Board (principal executive officer)

By:	/s/ STEVEN M. JOHNSON Steven M. Johnson	Chief Financial Officer, Executive Vice President, Secretary and Chief Accounting Officer (principal financial and accounting officer)

By:	/s/ ALAN B. MENKES Alan B. Menkes	Director

By:	/s/ JAMES T. ROTHE PH.D James T. Rothe Ph.D	Director

By:	/s/ EDWIN C. WINDER Edwin C. Winder	Director

EXHIBIT INDEX

Exhibit No.		Description

2	.1(5)	Agreement and Plan of Merger dated as of January 11, 2004 by and among the Registrant and Stellent, Inc., a Minnesota corporation, and STEL Sub, Inc., a Delaware corporation.
3	.1(2)	Certificate of Ownership and Merger.
3	.2(1)	Second Amended and Restated Certificate of Incorporation of the Registrant.
3	.3(10)	Amended and Restated Bylaws of the Registrant.
3	.5(13)	Certificate of Designation, designating the Series A-1 Convertible Preferred Stock.
3	.6(11)	Certificate of Designation, designating the Series B Preferred Stock.
4	.1(1)	Specimen Common Stock certificate.
4	.4(1)	Form of Warrant to purchase Common Stock dated November 1, 1995.
4	.5(12)	Amended and Restated Rights Agreement dated as of July 29, 2002, between the Registrant and Computershare Trust Company, Inc., as Rights Agent.
10	.1(1)	Form of Indemnification Agreement between the Registrant and each of its directors and officers.*
10	.2(8)	The Registrant’s 1994 Stock Option/ Stock Issuance Plan, as restated and amended through May 2000.
10	.3(8)	The Registrant’s 2000 Employee Stock Purchase Plan, as amended through May 2003
10.4		Employment Agreement by and between the Registrant and Mr. Mark K. Ruport effective October 15, 2003.*
10.5		Employment Agreement by and between the Registrant and Mr. Steven M. Johnson, effective October 15, 2003.*
10	.7(8)	The Registrant’s 2000 Non-Officer Stock Incentive Plan.
10	.8(6)	The Registrant’s 2003 Equity Incentive Plan
10	.12(1)	Technology Transfer Agreement dated February 20, 1992, by and between the Registrant, Mr. Paul Carter and Mr. Malcolm Thomson.
10	.16(4)	Lease Agreement dated October 11, 1996, by and between the Registrant and Woodmen Office Campus II JV LLC for office space at 7450 Campus Drive, Suite 200, Colorado Springs, Colorado.
10	.17(7)	Amended and Restated Loan and Security Agreement dated as of November 6, 2002, by and between the Registrant and Silicon Valley Bank.
10.18		Loan Modification Agreement dated December 4, 2003, by and between the Registrant and Silicon Valley Bank.
10	.19(3)	Securities Purchase Agreement dated as of February 9, 2000, by among the Registrant, Thomas Weisel Capital Partners L.P. and certain of its affiliates and RKB Capital, L.P.
10	.20(3)	Registration Rights Agreement dated February 23, 2000 by and between the Registrant, the Purchasers and the other parties signatory thereto.
10	.21(13)	Exchange Agreement dated as of May 7, 2001, by and between the Registrant, Thomas Weisel Capital Partners L.P. and certain of its affiliates and RKB Capital L.P.
10	.22(13)	First Amendment to Registration Rights Agreement dated May 7, 2001 by and between the Registrant, Thomas Weisel Capital Partners L.P. and certain of its affiliates and RKB Capital, L.P.
10	.23(13)	Mutual Agreement regarding future treatment of Series A-1 Preferred Stock dated May 7, 2001 by and between the Registrant, Thomas Weisel Capital Partners L.P. and certain of its affiliates and RKB Capital, L.P.
10	.24(9)	Agreement and Plan of Merger, dated as of May 29, 2003, by and among the Registrant, Optika Technologies, Inc., Select Technologies, Inc and Del Zane and Shadra Zane
21	.1(1)	Subsidiaries of the Registrant.
23.1		Consent of Independent Accountants.
31.1		Rule 13a-14(a) Certification of Chief Executive Officer.

Exhibit No.	Description

31.2	Rule 13a-14(a) Certification of Chief Financial Officer.
32.1	Section 1350 Certification of Chief Executive Officer.
32.2	Section 1350 Certification of Chief Financial Officer.

*	Represents a management compensation arrangement.

(1)	Incorporated by reference to identically numbered exhibits included in the Company’s Registration Statement on Form S-1 (File No. 333-04309), as amended.

(2)	Incorporated by reference to an exhibit to the Company’s Annual Report on Form 10-K (File No. 0-28672) for the year ended December 31, 1998.

(3)	Incorporated by reference to an exhibit to the Company’s Current Report on Form 8-K (File No. 0-28672) dated February 23, 2000.

(4)	Incorporated by reference to an exhibit to the Company’s Annual Report on Form 10-K (File No. 0-28672) for the year ended December 31, 1996.

(5)	Incorporated by reference to an exhibit to the Company’s Current Report on Form 8-K (File No. 0-28672) dated January 12, 2004

(6)	Incorporated by reference to an exhibit to the Company’s Definitive Proxy Statement on Schedule 14(a) dated April 3, 2004.

(7)	Incorporated by reference to an exhibit to the Company’s Quarterly Report on Form 10-K (File No. 0-28672) for the year ended December 31, 2002.

(8)	Incorporated by reference to an exhibit to the Company’s Annual Report on Form 10-K (File No. 0-28672) for the year ended December 31, 2000.

(9)	Incorporated by reference to an exhibit to the Company’s Quarterly Report on Form 10-Q (File No. 0-28672) for the quarter ended June 30, 2003.

(10)	Incorporated by reference to an exhibit to the Company’s Annual Report on Form 10-K (File No. 0-28672) for the year ended December 31, 1999.

(11)	Incorporated by reference to an exhibit to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 18, 2001.

(12)	Incorporated by reference to an exhibit to the Company’s Current Report on Form 8-K (File No. 0-28672) dated July 29, 2002.

(13)	Incorporated by reference to an exhibit to the Company’s Quarterly Report on Form 10-Q (File No. 0-28672) for the quarter ended March 31, 2001.

ANNEX I

OPTIKA INC.

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION
OF
SERIES A-1 CONVERTIBLE PREFERRED STOCK

      Optika Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY that:

      A. Pursuant to the authority conferred upon the Board of Directors by Article IVB of the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151(g) of the DGCL, the Board of Directors on April 24, 2001, adopted a resolution creating a series of preferred stock designated as Series A-1 Convertible Preferred Stock.

      B. The Corporation’s original Certificate of Designation of Series A-1 Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on May 7, 2001.

      C. Pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors on [                    ], 200[     ], in accordance with Section 141 of the DGCL, duly adopted resolutions amending and restating the Certificate of Designation of Series A-1 Convertible Preferred Stock as set forth below.

      D. The Amended and Restated Certificate of Designation of Series A-1 Convertible Preferred Stock set forth below has been adopted pursuant to Section 242 of the DGCL. The Certificate of Designation of Series A-1 Convertible Preferred Stock of the Corporation is hereby amended and restated to read in its entirety as follows, and such Amended and Restated Certificate of Designation of Series A-1 Convertible Preferred Stock will supersede the original Certificate of Designation of Series A-1 Convertible Preferred Stock. Capitalized terms used herein shall have the meanings set forth in Section 7 hereof or otherwise in this Amended and Restated Certificate of Designation:

      SECTION 1.     Designation; Number; Rank.

      (a) Designation; Number. The shares of such series shall be designated “Series A-1 Convertible Preferred Stock” (the “Series A-1 Preferred Stock”). The number of shares constituting the Series A-1 Preferred Stock shall be 731,851.

      (b) Rank. The Series A-1 Preferred Stock shall, with respect to rights on liquidation, dissolution or winding up, be pari passu to the Common Stock, par value $0.001 per share, of the Corporation (the “Common Stock”) and all other capital stock of the Corporation issued prior to or on or after the date hereof.

      SECTION 2.     Dividends.

      No dividend or other distribution, whether in cash, securities or other property, shall be paid on or declared and set apart for any share of Series A-1 Preferred Stock.

      SECTION 3.     Liquidation, Dissolution or Winding Up.

      The Series A-1 Preferred Stock will have no liquidation preference.

      SECTION 4.     Voting Rights.

      Except for any voting rights provided by law, the Series A-1 Preferred Stock will have no right to vote on any matters before the stockholders of the Corporation.

      Section 5.     Status of Converted Stock.

      Any shares of Series A-1 Preferred Stock converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares of Series A-1 Preferred Stock shall upon their cancellation, and upon the filing of any document required by the DGCL, become authorized but unissued shares of Preferred Stock, $0.001 par value, of the Corporation and may be reissued as part of another series of Preferred Stock, $0.001 par value, of the Corporation.

      SECTION 6.     Conversion.

      (a) Right to Convert. The holders of Series A-1 Preferred Stock shall have the right following the Issue Date at any time in whole and from time to time in part, at such holder’s option, to convert each outstanding share of Series A-1 Preferred Stock into one fully paid and nonassessable share of Common Stock as set forth hereinafter.

      (b) Mechanics of Conversion. Conversion of the Series A-1 Preferred Stock may be effected by any such holder upon the surrender to the Corporation at the principal office of the Corporation or at the office of any agent or agents of the Corporation, as may be designated by the Board of Directors (the “Transfer Agent”), of the certificate(s) for such Series A-1 Preferred Stock to be converted, accompanied by a written notice (the date of such notice being referred to as the “Conversion Date”) stating that such holder elects to convert all or a specified number of such shares in accordance with the provisions of this Section 6 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case any holder’s notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all transfer, issue, stamp and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A-1 Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes which are the responsibility of the holder as set forth above (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock, to which the holder of shares of Series A-1 Preferred Stock being converted shall be entitled and (ii) if less than the full number of shares of Series A-1 Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. Such conversion shall be deemed to have been made at the close of business on the Conversion Date so that the rights of the holder thereof as to the shares being converted shall cease except for the rights pursuant to this Section 6 to receive shares of Common Stock, in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

      SECTION 7.     Definitions.

      For the purpose of this Amended and Restated Certificate of Designation of Series A-1 Convertible Preferred Stock, the following terms shall have the meanings indicated:

      “Board of Directors” shall mean the board of directors of the Corporation.

      “Business Day” shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in New York City, New York are authorized or obligated by law or executive order to close.

      “Issue Date” shall mean May 7, 2001.

      “person” shall mean any individual, firm, corporation, partnership or other entity, and shall include any successor (by merger or otherwise) of such entity.

      IN WITNESS WHEREOF, the officers named below, acting for and on behalf of Optika Inc., have hereunto subscribed their names on this      th day of                     , 200     .

OPTIKA INC.		Attest:

By:		By:

President and Chief Executive Officer

ANNEX I

ANNEX J

EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 11, 2004, by and among Stellent, Inc., a Minnesota corporation (the “Company”); Mark K. Ruport, a resident of Colorado (“Executive”); and Optika Inc., a Delaware Corporation (“Optika”).

RECITALS

      A. The Company is a global provider of web-based content management solutions for businesses.

      B. Executive is an experienced business manager.

      C. Executive is currently employed by the Optika as its President, Chairman, and Chief Executive Officer. Executive and Optika entered into an Employment Agreement as of October 15, 2003 (“Optika Employment Agreement”).

      D. The Company, STEL Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Optika are entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 11, 2004, pursuant to which Optika will merge with and into Merger Sub and thereby become a wholly-owned subsidiary of the Company (the “Merger”).

      E. Upon the closing of the Transaction, the Company desires to employ Executive and Executive desires to become employed by the Company on the terms set forth in this Agreement. The Company, Optika and Executive intend for this Agreement to replace the obligations of Optika to Executive under the Optika Employment Agreement.

      F. It is desirable and in the best interests of the Company and its shareholders to provide inducement for Executive (A) to become employed by the Company, (B) to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company, and (C) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company, without regard to the effect such change in control may have on Executive’s employment with the Company.

      G. It is desirable and in the best interests of the Company and its shareholders that Executive be in a position to make judgments and advise the Company with respect to proposed changes in control of the Company.

      H. The execution of this Agreement is a condition of the closing of the Merger and a condition of the employment of Executive by the Company.

AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements set forth below, the Company, Executive, and Optika, intending to be legally bound, agree as follows:

      1. Effective Date. This Agreement shall take effect only as of the closing of the Merger (the “Effective Date”). Upon the termination of the Merger Agreement in accordance with its terms, this Agreement shall be void.

      2. Optika Employment Agreement. Upon the Effective Date, the Optika Employment Agreement, all obligations thereunder, and Executive’s employment by Optika, shall be terminated. In particular, upon the Effective Date, neither Optika nor the Company, nor any of their successors, shall have any obligation to make any payment under Section 6(c)(ii) of the Optika Employment Agreement, or any other provision of the Optika Employment Agreement.

      3. Term. Subject to all terms and conditions hereof, the Company shall employ Executive, and Executive shall serve the Company and perform services for the Company, pursuant to this Agreement for a period of eighteen months following the Effective Date or until such time as Executive’s employment is earlier terminated in accordance with Section 14 hereof (the “Initial Term”).

      4. Position and Duties.

(a) Position with the Company. During the term of Executive’s employment with the Company, Executive shall serve as Executive Vice President of Operations and shall perform such duties and responsibilities as the Board of Directors (the “Board”) or the Chief Executive Officer of the Company shall assign to him from time to time.

(b) Performance of Duties and Responsibilities. Executive shall serve the Company faithfully and to the best of his ability and shall devote his full time, attention and efforts to the business of the Company during his employment; provided, however, that Executive may engage in civic and not-for-profit activities as long as such activities do not materially interfere with the performance of his duties hereunder. Executive shall report to the Chief Executive Officer of the Company. During his employment hereunder, Executive shall not accept other employment or engage in other material business activity, except as approved in writing by the Board. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement.

      5. Compensation and Benefits.

(a) Base Salary. While Executive is employed by the Company hereunder, the Company shall pay to Executive an annual base salary of $240,000, less deductions and withholdings, which base salary shall be paid in accordance with the Company’s normal payroll policies and procedures. During each year after the first year of Executive’s employment hereunder, the Company shall review and may adjust Executive’s base salary in its sole discretion; provided, however, that Executive’s base salary shall not at anytime be decreased during the Initial Term.

(b) Bonus. Executive shall be eligible for annual and/or quarterly bonuses of up to an aggregate amount of $160,000 for fiscal year 2005, based upon and subject to achievement of specified objectives and criteria to be established by the Company from time to time. Any bonus will be paid by the Company within 45 days after the period for which the bonus is applicable. After fiscal year 2005, the Board shall review and may revise the bonus program in its sole discretion.

(c) Stock Options. From time to time and subject to the approval of the Board, the Company, in its sole discretion, may grant Executive an option to purchase shares of common stock of the Company, in accordance with the terms and conditions of the Company’s stock option plan as may be amended from time to time. On the Effective Date, the Company will grant to the Executive an option, subject to an option agreement in the standard form of the Company’s option agreements, for ten years, vesting ratably over three years, to purchase 200,000 shares of common stock of the Company at an exercise price equal to the fair market value of a share of common stock of the Company based on the closing price on the Effective Date. In addition, on the Effective Date, the Company will grant to the Executive a bonus option (the “Bonus Option”), subject to an option agreement in the standard form of the Company’s option agreements, to purchase 50,000 shares of common stock of the Company at an exercise price equal to the fair market value of a share of common stock of the Company based on the closing price on the Effective Date. If certain conditions to be mutually agreed upon by the parties on or before the Effective Date (the “Bonus Conditions”) have been achieved within the first year after the Effective Date, the Bonus Option will vest on the first anniversary of the Effective Date. If the Bonus Conditions have not been achieved within the first year after the Effective Date, the Bonus Option will vest on the ninth anniversary of the Effective Date. The Bonus Option will expire on the tenth anniversary of the Effective Date.

(d) Employee Benefits. While Executive is employed by the Company hereunder, Executive shall be entitled to participate in all employee benefit plans and programs of the Company to the extent that Executive meets the eligibility requirements for each individual plan or program to the same extent and in the same manner as all of the senior executives of the Company. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(e) Expenses. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of the duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

(f) Vacation. While Executive is employed by the Company hereunder, Executive shall be entitled to paid vacation consistent with the Company’s vacation policy, which may be amended from time to time in the Company’s discretion, but which during the Initial Term shall not be less than currently enjoyed by Executive at Optika prior to the Effective Date. The duration of Executive’s employment with Optika will be treated as though it were employment with the Company for purposes of determining the amount of vacation for which Executive is eligible. Vacation days shall be taken at such times so as not to unreasonably disrupt the operations of the Company.

(g) Indemnification; Director and Officer Insurance. To the maximum extent permitted by law and the Company’s Articles of Incorporation and Bylaws and subject to any limitations set forth therein, the Company shall (i) indemnify and hold harmless Executive and his heirs, executors, personal representatives and estate from and against any all claims that may be asserted against any of them as a result or on in connection with Executive serving or having served as a director, officer, employee, plan administrator, trustee or in any other capacity with the Company or any of their subsidiaries or any employee benefit plan or trust of the Company, including any and all judgments, settlements, costs and expenses (including attorneys’ fees and other defense costs) in connection with any such claims, and (ii) if so requested by Executive or any of his heirs, executors, personal representatives and estate, advance their attorneys’ fees and other defense costs in connection with any such claims, provided that the person or persons receiving such advancement agree to repay the same if and to the extent it is ultimately determined that such person or persons are not entitled to be indemnified by the Company. The foregoing indemnification obligation shall survive the termination of this Agreement in accordance with the Company’s Articles of Incorporation and Bylaws. During the Employment Term, the Company shall maintain a directors’ and officers’ liability insurance policy covering Executive in an amount reasonably determined by the Board.

      6. Affiliated Entities. As used in this Agreement, “Affiliates” shall include the Company and each corporation, partnership, or other entity, which controls the Company, is controlled by the Company, or is under common control with the Company (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

      7. Confidential Information. Except as permitted by the Company, Executive shall not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company or its Affiliates, any confidential, proprietary or secret knowledge or information of the Company or its Affiliates that Executive has acquired or shall acquire about the Company or its Affiliates, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or of its Affiliates, (iii) any customer or supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial or personnel data or plans, or (viii) any other confidential or proprietary information or secret aspects of the business of the Company or of its Affiliates. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or its Affiliates would be wrongful and would cause irreparable harm to the Company. Executive shall refrain from intentionally committing any acts that would materially reduce the value of such knowledge or information to the Company or its Affiliates. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company or its Affiliates, (iii) was in the possession of or was known to Executive on a non-confidential basis prior to the disclosure thereof by the Company or its Affiliates or (iv) is required to be disclosed by law or legal process. Executive understands and agrees that his obligations under this Agreement to maintain the confidentiality of the Company’s confidential information are in addition to any obligations of Executive under applicable statutory or common law.

      8. Ventures. If, during Executive’s employment with the Company, Executive is engaged in or provides input into the planning or implementing of any project, program or venture involving the Company, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board of Directors of the Company, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company unless such interest is approved as provided in Section 9.

      9. Conflicts of Interest. During Executive’s employment with the Company hereunder, Executive shall not, directly or indirectly, transact business with the Company personally, or as agent, owner, partner, or shareholder of any other entity unless any such transaction has been knowingly approved by a majority of the disinterested members of the Company’s Board of Directors.

      10. Noncompetition and Nonsolicitation Covenants.

(a) Agreement Not to Compete. During (i) the Initial Term and (ii) for a period of twelve (12) consecutive months from and after the termination of Executive’s employment, if

(I)	Executive’s employment is terminated pursuant to Section 16(a), 16(c) or 16 (e); or

(II)	(A) Executive’s employment is terminated for any other reason, including expiration of this Agreement, whether such termination is with or without cause, or whether such termination is at the instance of Executive or the Company, and (B) the Company pays to Executive a lump-sum payment of $50,000 in cash, less any applicable withholding, as a noncompetition fee,

      Executive shall not, directly or indirectly (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise), engage in any business, in the United States or in any other location in which the Company or any Affiliate is then doing business or actively planning to do business:

(x) that designs, develops, markets, distributes, or sells web content management services or products,

(y) that designs, develops, markets, distributes, or sells imaging, workflow, collaboration and records management services or products, or

(z) that designs, develops, markets, distributes, or sells services or products similar to any service or product then being developed, marketed, or distributed by the Company or any Affiliate.

      Ownership by Executive, as a passive investment, of less than 3% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 10.

(b) Agreement Not to Hire. During the Initial Term and for a period of twelve (12) consecutive months from and after the termination of Executive’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise), hire, engage or solicit any person who is then an employee or contractor of the Company or who was an employee of the Company at any time during the three (3) month period immediately preceding Executive’s termination of employment, in any manner or capacity.

(c) Agreement Not to Solicit. During the Initial Term and for a period of twelve (12) consecutive months from and after the termination of executive’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise), solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise adversely change its relationship with the Company, in any manner or capacity.

(d) Acknowledgment. Executive hereby acknowledges that the provisions of this Section 10 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 10 by Executive shall cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor.

(e) Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 10 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 10 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

      11. Patents, Copyrights and Related Matters.

(a) Disclosure and Assignment. Executive shall promptly disclose to the Company any and all improvements and inventions that Executive may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company or any of its Affiliates with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company or its Affiliates, and (ii) any type of products, goods or services sold or used by the Company or its Affiliates. Any such improvements and inventions shall be the sole and exclusive property of the Company and Executive shall promptly assign, transfer and set over to the Company his entire right, title and interest in and to any and all of such improvement and inventions as are specified in this Section 11(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and for no additional compensation therefor, but at no expense to Executive, Executive shall sign any and all instruments deemed necessary by the Company for:

(i) the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company may desire to file upon such inventions as are specified in this Section 11(a);

(ii) the filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the Company may desire to file upon such applications for letters patent; and

(iii) the reviving, re-examining or renewing of any of such applications for letters patent.

      This Section 11(a) shall not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company was used and that was developed entirely on Executive’s own time, and (i) that does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company.

(b) Copyrightable Material. All right, title and interest in all copyrightable material that Executive shall conceive or originate individually or jointly or commonly with others, and that arise in connection with Executive’s services hereunder or knowledge of confidential and proprietary information of the Company, shall be the property of the Company and are hereby assigned by Executive to the Company or its Affiliates, along with ownership of any and all copyrights in the copyrightable material. Where applicable, works of authorship created by Executive relating to the Company or its Affiliates and arising out of Executive’s knowledge of confidential and proprietary information of the Company shall be considered “works made for hire,” as defined in the U.S. Copyright Act, as amended.

      12. Return of Records and Property. Upon termination of Executive’s employment or at any time upon the Company’s request, Executive shall promptly deliver to the Company any and all Company and Affiliate records and any and all Company and Affiliate property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or its Affiliates and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or its Affiliates.

      13. Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

      14. Termination of Employment. The Initial Term shall terminate on the occurrence of any of the following:

(a) For Cause. At the election of the Company, for Cause (as defined in Section 17(b) immediately upon written notice by the Company to Executive.

(b) Death or Disability. Immediately upon Executive’s death or Disability (as defined in Section 17(d).

(c) Good Reason. At Executive’s election, upon not less than two (2) weeks prior written notice, for Good Reason (as defined in Section 17(c).

(d) Other Reasons. At Executive’s election, upon not less than thirty (30) days prior written notice, or at the election of the Company, upon not less than thirty (30) days prior written notice of termination.

(e) Expiration of the Agreement. Upon the expiration of this Agreement as provided in Section 3 of this Agreement.

      The date upon which Executive’s termination of employment with the Company actually occurs shall be the “Termination Date.”

      15. Termination of Agreement.

(a) This Agreement and all obligations hereunder shall terminate on the Termination Date; provided, however, that the provisions of Sections 7, 10, 11, 12, 13, 16 and 18 of this Agreement shall survive the termination of this Agreement and continue into effect according to their terms.

(b) At least 15 calendar days before the date on which this Agreement terminates pursuant to (a) above, the Company shall offer to enter into a new employment agreement in substantially the form of Exhibit A attached hereto (“New Agreement”). The initial base salary provided for in the New Agreement shall not be less than Executive’s base salary as of the date on which this Agreement expires, (ii) the New Agreement shall provide for not less than one year’s severance upon termination without cause (as defined therein) and (iii) the New Agreement shall contain change of control provisions similar in all material respects to those contained in then existing agreements with the Company’s senior executive officers.

      16. Payments Upon Termination of Employment.

(a) If during the term of this Agreement, Executive’s employment with the Company is terminated by the Company for Cause (as defined below) the Company shall, subject to Section 17(e), (f) and (h) below, pay to Executive his base salary, less applicable withholdings, and any accrued bonus or other incentive payments earned through the Termination Date and provide benefits pursuant to Section 5(d) above through the Termination Date.

(b) If on or before the date that is 12 months after the Effective Date, Executive’s employment with the Company is terminated because of Executive’s resignation without Good Reason, the Company shall, subject to Section 17(e), (f) and (h) below, pay to Executive his base salary and any accrued bonus or other incentive payments earned through the Termination Date, less applicable withholdings, and provide benefits pursuant to Section 5(d) above through the Termination Date.

(c) If the Company fails to make a good faith offer to enter into a New Agreement pursuant to Section 15(b) above or if during the period that begins the day after the date that is 12 months after the Effective Date and ends on the date that is 18 months after the Effective Date (provided, that such period shall commence immediately upon any Change of Control of the Company, as defined in Section 17), Executive’s employment with the Company is terminated because of Executive’s resignation without Good Reason, the Company shall, subject to Section 17(e) (f) and (h) below:

(i) pay to Executive in a lump sum an amount equal to Executive’s monthly base salary as of the Termination Date multiplied by the difference between 33 and the number of months (or fraction thereof) that have passed since the Effective Date, less applicable withholdings;

(ii) if Executive elects to continue his group health or dental insurance coverage with the Company following the termination of employment with the Company, reimburse him for the portion of the premiums that the Company would have paid had Executive remained with Company, at the same level of coverage that was in effect as of the Termination Date, for a period of one year following the Termination Date; and

(iii) provide for a post-termination exercise period of not less than twelve months on any vested stock options issued to Executive, during which period any unvested stock options would continue to vest.

(d) If Executive’s employment with the Company terminates due to the expiration of the Initial Term, the Company had offered in good faith to enter into a New Agreement in accordance with Section 15(b), and Executive did not enter into the offered New Agreement, the Company shall, subject to Section 17(e) (f) and (h) below, pay to Executive his base salary, less applicable withholdings, and any accrued bonus or other incentive payments earned through the Termination Date and provide benefits pursuant to Section 5(d) above through the Termination Date.

(e) If during the Initial Term, Executive’s employment with the Company terminates due to Executive’s resignation with Good Reason (as defined in Section 17(c)) or the Company terminates Executive’s employment without Cause (as defined in Section 17(b)), the Company shall, subject to Section 17(e) (f) and (h) below:

(i) pay to Executive in a lump sum an amount equal to Executive’s monthly base salary as of the Termination Date multiplied by 33, less applicable withholdings;

(ii) if Executive elects to continue his group health or dental insurance coverage with the Company following the termination of employment with the Company, reimburse him for the portion of the premiums that the Company would have paid had Executive remained with Company, at the same level of coverage that was in effect as of the Termination Date, for a period of one year following the Termination Date; and

(iii) provide for a post-termination exercise period of not less than twelve months on any vested stock options issued to Executive, during which period any unvested stock options would continue to vest.

(f) If during the term of this Agreement, Executive’s employment with the Company terminates due to death or Disability (as defined below), the Company shall, subject to Section 17(e) (f) and (h) below:

(i) pay to Executive, his beneficiary, or his estate, as the case may be, his base salary, less applicable withholdings, and any accrued bonus or other incentive payments earned through the Termination Date; and

(ii) if Executive (or Executive’s estate, as the case may be) elects to continue his group health or dental insurance coverage with the Company following the termination of employment with the Company, reimburse him for the portion of the premiums that the Company would have paid had Executive remained with Company, at the same level of coverage that was in effect as of the Termination Date, for a period of one year following the Termination Date.

      17. Definitions and Conditions for Termination Payments.

(a) The provisions of this Section 17 apply to payments to be made pursuant to Section 16 above.

(b) “Cause” shall mean: (i) Executive’s conviction of, or plea of nolo contendere to, any felony, (ii) any act of dishonesty in any material respect or fraud made by Executive in connection with Executive’s responsibilities as an employee, (iii) after written notice to Executive, Executive’s willful refusal to perform Executive’s material obligations under this Agreement or (iv) after written notice to Executive, Executive’s material breach of any of Executive’s covenants provided for in this Agreement; provided, however, that for purposes of determining whether any such Cause is present, no act or failure to act by Executive shall be considered “willful” if done or omitted to be done by Executive in good faith and in the reasonable belief that such act or omission was in the best interest of the Company and/or required by applicable law.

(c) Termination by Executive for “Good Reason” shall mean termination by Executive of his employment with the Company because any one or more of the following have occurred: (i) any material diminution in Executive’s duties, responsibilities, or authority subsequent to the Effective Date; (ii) any material reduction in his level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs), or (iii) any request or requirement that Executive relocate outside of Colorado Springs.

(d) “Disability” shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or more during any 180-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.

(e) Any amount payable to Executive as reimbursement for the cost of the continuation of his group health or dental insurance coverage under Section 16 above, shall be subject to deductions and withholdings and shall be paid to Executive by the Company in approximately equal monthly installments commencing on the first normal payroll date of the Company following the expiration of all applicable rescission periods provided by law and continuing monthly thereafter. The Company shall be entitled to cease making reimbursement payments to Executive for the cost of the continuation of his group health or dental insurance coverage with the Company after the Termination Date if Executive becomes eligible for comparable group health or dental insurance coverage from any other employer. For purposes of mitigation and reduction of the Company’s financial obligations to Executive under Section 16, Executive shall promptly and fully disclose to the Company in writing the fact that he has become eligible for comparable group health or dental insurance coverage from any other employer. Executive shall be liable to repay any amounts to the Company that should have been so mitigated or reduced but for Executive’s failure or unwillingness to make such disclosures.

(f) Notwithstanding the foregoing provisions, the Company shall not be obligated to make any payments to Executive under Sections 16(c) or 16(e) hereof unless Executive shall have signed a release of claims in favor of the Company and its Affiliates in a form mutually agreeable to Executive and the Board, all applicable consideration and rescission periods provided by law shall have expired, and Executive is not in breach with the terms of this Agreement as of the dates of such payments.

(g) “Change of Control” shall mean of the Company shall mean the occurrence during the Initial Term of any of the following events: (i) an acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 Act, as amended (the “1934 Act”), directly or indirectly, of “beneficial ownership” (as defined in Rule 13d-3 under the 1934 Act) of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iv) the consummation of the sale or disposition by the Company of all or substantially all its assets.

(h) In the event of termination of Executive’s employment, the sole obligation of the Company hereunder shall be its obligation to make the payments called for by Section 16 of this Agreement, as the case may be, and the Company and Optika shall have no other obligation to Executive, to his beneficiary, or to his estate, except as otherwise provided by law, under the terms of any other applicable agreement between Executive and the Company, or under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates. Executive acknowledges that the payments described in Section 16 of this Agreement are in lieu of any and all payments under the Optika Employment Agreement, and Executive waives any and all rights to payment under the Optika Employment Agreement with respect to the termination of his Optika or Company employment.

      18. Miscellaneous.

(a) Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule, whether of the State of Colorado or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Colorado.

(b) Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Colorado and/or the federal district courts, District of Colorado, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Colorado and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, shall be in Colorado Springs, Colorado.

(c) Entire Agreement. This Agreement and any stock option agreements entered into by the Company and Executive contain the entire agreement of the parties relating to Executive’s employment with the Company and supersede all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(d) No Violation of Other Agreements. Executive hereby represents and agrees that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound.

(e) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(f) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(g) Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement (1) to an Affiliate or (2) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its assets provided that such assignee expressly assumes all obligations and liabilities of the Company hereunder. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be “the Company” for purposes of all terms and conditions of this Agreement, including this Section 18.

(h) Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(i) Severability. Subject to Section 10(e) hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(j) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

[The remainder of this page is intentionally left blank.]

      IN WITNESS WHEREOF, Executive, the Company, and Optika have executed this Agreement as of the date set forth in the first paragraph.

STELLENT, INC.

By:	/s/ ROBERT F. OLSON

Robert F. Olson
Chief Executive Officer

/s/ MARK K. RUPORT

Mark K. Ruport

OPTIKA INC.

By:	/s/ MARK K. RUPORT

Mark K. Ruport
Chief Executive Officer

EXHIBIT A TO MARK RUPORT EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective ●, 200● by and between Stellent, Inc., a Minnesota corporation (the “Company”), and ●, a resident of ● (“Executive”).

RECITALS

      A. The Company is a global provider of web-based content management solutions for businesses.

      B. Executive is an experienced business manager.

      C. Executive is currently employed by the Company as its ●.

      D. The Company and Executive wish to continue the employment relationship and to provide for certain additional benefits for Executive, subject to the terms and conditions set forth in this Agreement.

      E. Executive is a key member of the management of the Company and it is desirable and in the best interests of the Company and its shareholders to continue to obtain the benefits of Executive’s services and attention to the affairs of the Company.

      F. It is desirable and in the best interests of the Company and its shareholders to provide inducement for Executive (A) to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and (B) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company, without regard to the effect such change in control may have on Executive’s employment with the Company.

      G. It is desirable and in the best interests of the Company and its shareholders that Executive be in a position to make judgments and advise the Company with respect to proposed changes in control of the Company.

AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

      1. Employment. Subject to all terms and conditions hereof, the Company shall employ Executive, and Executive shall serve the Company and perform services for the Company, until such time as Executive’s employment is terminated in accordance with Section 12 hereof.

      2. Position and Duties.

(a) Position with the Company. During the term of Executive’s employment with the Company, Executive shall serve as its ●, and shall perform such duties and responsibilities as the Company shall assign to him from time to time.

(b) Performance of Duties and Responsibilities. Executive shall serve the Company faithfully and to the best of his ability and shall devote his full time, attention and efforts to the business of the Company during his employment. Executive shall report to the President and Chief Executive Officer, or to such other party that may be designated by the President and Chief Executive Officer. During his employment hereunder, Executive shall not accept other employment or engage in other material business activity, except as approved in writing by the Board of Directors of the Company (the “Board”). Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement.

      3. Compensation and Benefits.

(a) Base Salary. While Executive is employed by the Company hereunder, the Company shall pay to Executive an annual base salary of $●, less deductions and withholdings, which base salary shall be paid in accordance with the Company’s normal payroll policies and procedures. During each year after the first year of Executive’s employment hereunder, the Company shall review and may adjust Executive’s base salary in its sole discretion. Executive’s base salary shall not at anytime be decreased, except that Executive’s base salary may be reduced as part of a general reduction in the base salaries for all executives of the Company.

(b) Bonus. Executive shall be eligible for a bonus of up to an aggregate amount of $● for fiscal year 200●, based upon and subject to achievement of specified objectives and criteria to be established by the Company from time to time. Any bonus will be paid by the Company within 45 days after the period for which the bonus is applicable, and Executive must be employed by the Company on the date of payment in order to be eligible to receive any bonus. After fiscal year 200●, the Company shall review and may revise the bonus program in its sole discretion.

(c) Stock Options. From time to time and subject to the approval of the Board, the Company, in its sole discretion, may grant Executive an option to purchase shares of common stock of the Company, in accordance with the terms and conditions of the Company’s stock option plan as may be amended from time to time.

(d) Employee Benefits. While Executive is employed by the Company hereunder, Executive shall be entitled to participate in all employee benefit plans and programs of the Company to the extent that Executive meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(e) Expenses. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of the duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

(f) Vacation. While Executive is employed by the Company hereunder, Executive shall be entitled to paid vacation consistent with the Company’s vacation policy, which may be amended from time to time in the Company’s discretion. Vacation days shall be taken at such times so as not to disrupt the operations of the Company.

      4. Affiliated Entities. As used in this Agreement, “Affiliates” shall include the Company and each corporation, partnership, or other entity, which controls the Company, is controlled by the Company, or is under common control with the Company (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

      5. Confidential Information. Except as permitted by the Company, Executive shall not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company or its Affiliates, any confidential, proprietary or secret knowledge or information of the Company or its Affiliates that Executive has acquired or shall acquire about the Company or its Affiliates, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or of its Affiliates, (iii) any customer or supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial or personnel data or plans, or (viii) any other confidential or proprietary information or secret aspects of the business of the Company or of its Affiliates. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or its Affiliates would be wrongful and would cause irreparable harm to the Company. Executive shall refrain from intentionally committing any acts that would materially reduce the value of such knowledge or information to the Company or its Affiliates. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company or its Affiliates, or (iii) is required to be disclosed by law or legal process. Executive understands and agrees that his obligations under this Agreement to maintain the confidentiality of the Company’s confidential information are in addition to any obligations of Executive under applicable statutory or common law.

      6. Ventures. If, during Executive’s employment with the Company, Executive is engaged in or provides input into the planning or implementing of any project, program or venture involving the Company, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board of Directors of the Company, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company.

      7. Conflicts of Interest. During Executive’s employment with the Company hereunder, Executive shall not, directly or indirectly, transact business with the Company personally, or as agent, owner, partner, or shareholder of any other entity unless any such transaction has been knowingly approved by all disinterested members of the Company’s Board of Directors.

      8. Noncompetition and Nonsolicitation Covenants.

(a) Agreement Not to Compete. During Executive’s employment with the Company or any Affiliates and for a period of twelve (12) consecutive months from and after the termination of Executive’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise), engage in any business, in the United States or in any other location in which the Company is then doing business or actively planning to do business:

(i) that designs, develops, markets, distributes, or sells web content management services or products, or

(ii) that designs, develops, markets, distributes, or sells services or products similar to any service or product then being developed, marketed, or distributed by the Company.

      Ownership by Executive, as a passive investment, of less than 3% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 8(a).

(b) Agreement Not to Hire. During Executive’s employment with the Company or any Affiliates and for a period of twelve (12) consecutive months from and after the termination of Executive’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise), hire, engage or solicit any person who is then an employee or contractor of the Company or who was an employee of the Company at any time during the six (6) month period immediately preceding Executive’s termination of employment, in any manner or capacity.

(c) Agreement Not to Solicit. During Executive’s employment with the Company or any Affiliates and for a period of twelve (12) consecutive months from and after the termination of executive’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise), solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise adversely change its relationship with the Company, in any manner or capacity.

(d) Acknowledgment. Executive hereby acknowledges that the provisions of this Section 8 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 8 by Executive shall cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor.

(e) Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 8 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 8 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

      9. Patents, Copyrights and Related Matters.

(a) Disclosure and Assignment. Executive shall immediately disclose to the Company any and all improvements and inventions that Executive may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company or any of its Affiliates with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company or its Affiliates, and (ii) any type of products, goods or services sold or used by the Company or its Affiliates. Any such improvements and inventions shall be the sole and exclusive property of the Company and Executive shall immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all of such improvement and inventions as are specified in this Section 9(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and for no additional compensation therefor, but at no expense to Executive, Executive shall sign any and all instruments deemed necessary by the Company for:

(i) the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company may desire to file upon such inventions as are specified in this Section 9(a);

(ii) the filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the Company may desire to file upon such applications for letters patent; and

(iii) the reviving, re-examining or renewing of any of such applications for letters patent.

      This Section 9(a) shall not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company was used and that was developed entirely on Executive’s own time, and (i) that does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company.

(b) Copyrightable Material. All right, title and interest in all copyrightable material that Executive shall conceive or originate individually or jointly or commonly with others, and that arise in connection with Executive’s services hereunder or knowledge of confidential and proprietary information of the Company, shall be the property of the Company and are hereby assigned by Executive to the Company or its Affiliates, along with ownership of any and all copyrights in the copyrightable material. Where applicable, works of authorship created by Executive relating to the Company or its Affiliates and arising out of Executive’s knowledge of confidential and proprietary information of the Company shall be considered “works made for hire,” as defined in the U.S. Copyright Act, as amended.

      10. Return of Records and Property. Upon termination of Executive’s employment or at any time upon the Company’s request, Executive shall promptly deliver to the Company any and all Company and Affiliate records and any and all Company and Affiliate property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or its Affiliates and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or its Affiliates.

      11. Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

      12. Termination of Employment.

(a) The Executive’s employment with the Company shall terminate immediately upon:

(i) Executive’s receipt of written notice from the Company of the termination of his employment;

(ii) The Company’s receipt of Executive’s written resignation from the Company;

(iii) Executive’s Disability (as defined below); or

(iv) Executive’s death.

(b) The date upon which Executive’s termination of employment with the Company occurs shall be the “Termination Date.”

      13. Payments upon Termination of Employment.

(a) If Executive’s employment with the Company is terminated by the Company for any reason other than for Cause (as defined below), or if Executive’s employment with the Company is terminated by Executive for Good Reason (as defined below) within twelve (12) months following a Change in Control (as defined in the Stellent, Inc. 2000 Stock Incentive Plan, as may be amended from time to time), or if Executive’s employment with the Company terminates due to death or Disability, subject to Section 13(f), Section 13(g), and Section 13(h), the Company shall:

(i) pay to Executive in a lump sum an amount equal to Executive’s current base salary, less applicable withholdings, for a period of twelve (12) months following the Termination Date; and

(ii) if Executive elects to continue his group health or dental insurance coverage with the Company following the termination of his employment with the Company, reimburse him for the portion of the premiums that the Company would have paid had Executive remained employed with the Company, at the same level of coverage that was in effect as of the Termination Date, for a period of twelve (12) consecutive months after the Termination Date.

(b) If Executive’s employment with the Company is terminated by reason of:

(i) Executive’s abandonment of his employment or Executive’s resignation for any reason other than for Good Reason (as defined below); or

(ii) termination of Executive’s employment by the Company for Cause (as defined below),

      the Company shall pay to Executive or his beneficiary or his estate, as the case may be, his base salary through the Termination Date.

(c) “Cause” hereunder shall mean:

(i) an act or acts of dishonesty undertaken by Executive and intended to result in personal gain or enrichment of Executive or others at the expense of the Company;

(ii) unlawful conduct or gross misconduct that is willful and deliberate on Executive’s part and that, in either event, is injurious to the Company;

(iii) the conviction of Executive of a felony;

(iv) failure of Executive to perform his duties and responsibilities hereunder or to satisfy his obligations as an officer or employee of the Company; or

(v) breach of any terms and conditions of this Agreement by Executive.

(d) Termination by Executive for “Good Reason” hereunder shall mean termination by Executive of his employment with the Company because one or more of the following shall have occurred upon or after a Change in Control (as defined in the Stellent, Inc. 2000 Stock Incentive Plan, as may be amended from time to time) without Executive’s written consent:

(i) the relocation of Executive’s principal place of work more than 30 miles outside the greater Twin Cities metropolitan area;

(ii) a material reduction in Executive’s duties or responsibilities; or

(iii) a material reduction of Executive’s base salary, other than pursuant to a general reduction in the base salaries of all executives of the Company.

(e) “Disability” hereunder shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or more during any 180-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.

(f) Any amount payable to Executive as reimbursement for the cost of the continuation of his group health or dental insurance coverage under Section 13(a) shall be subject to deductions and withholdings and shall be paid to Executive by the Company in approximately equal monthly installments commencing on the first normal payroll date of the Company following the expiration of all applicable rescission periods provided by law and continuing monthly thereafter. The Company shall be entitled to cease making reimbursement payments to Executive for the cost of the continuation of his group health or dental insurance coverage with the Company after the Termination Date if Executive becomes eligible for comparable group health or dental insurance coverage from any other employer. For purposes of mitigation and reduction of the Company’s financial obligations to Executive under Section 13(a), Executive shall promptly and fully disclose to the Company in writing the fact that he has become eligible for comparable group health or dental insurance coverage from any other employer. Executive shall be liable to repay any amounts to the Company that should have been so mitigated or reduced but for Executive’s failure or unwillingness to make such disclosures.

(g) Notwithstanding the foregoing provisions of this Section 13, the Company shall not be obligated to make any payments to Executive under Sections 13(a) hereof unless Executive shall have signed a release of claims in favor of the Company and its Affiliates in a form to be prescribed by the Board, all applicable consideration and rescission periods provided by law shall have expired, and Executive is in strict compliance with the terms of this Agreement as of the dates of such payments.

(h) Notwithstanding any provision to the contrary contained in this Agreement, if the cash payments due and the other benefits to which Executive shall become entitled under this Section 13, either alone or together with other payments in the nature of compensation to Executive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company or otherwise, would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code (the “Code”) or any successor provision thereto, such lump sum payment and/or such other benefits and payments shall be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or being non-deductible to the Company for federal income tax purposes pursuant to Section 280G of the Code (or any successor provision thereto). The outside accountants of the Company shall determine the amount of any reduction to be made pursuant to this Section 13 and shall select from among the foregoing benefits and payments those that shall be reduced.

(i) In the event of termination of Executive’s employment, the sole obligation of the Company hereunder shall be its obligation to make the payments called for by Sections 13(a) or 13(b) hereof, as the case may be, and the Company shall have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided by law, under the terms of any other applicable agreement between Executive and the Company, or under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates.

      14. Miscellaneous.

(a) Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

(b) Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, shall be in Hennepin County, State of Minnesota.

(c) Entire Agreement. This Agreement and any stock option agreements entered into by the Company and Executive contain the entire agreement of the parties relating to Executive’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(d) No Violation of Other Agreements. Executive hereby represents and agrees that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound.

(e) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(f) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(g) Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement (1) to an Affiliate or (2) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its assets. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be “the Company” for purposes of all terms and conditions of this Agreement, including this Section 14.

(h) Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(i) Severability. Subject to Section 8(e) hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(j) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

      IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

STELLENT, INC.

By:

Its

[Executive]

PART II

Item 20.     Indemnification of Directors and Officers.

      The Company is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act. Section 302A.521 of the Minnesota Business Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of his official capacity against judgments, penalties, fines, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met with respect to the person to be indemnified, are (a) that such person has not been indemnified by another organization for the same judgments, penalties, fines, settlements and expenses; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person must have acted in a manner the person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. The determination as to eligibility for indemnification is made by the members of the corporation’s board of directors or a committee of the board who are at the time not parties to the proceedings under consideration, by special legal counsel, by the shareholders who are not parties to the proceedings or by a court. Article 6 of the Company’s Amended and Restated Bylaws requires indemnification by the Company to the full extent permitted by the laws of the State of Minnesota, as amended from time to time.

      The Company also maintains a director and officer insurance policy to cover the Company, its directors and its officers against certain liabilities.

Item 21.     Exhibits and Financial Statement Schedule.

(a)	Exhibits:

Exhibit
No.	Description

2	Agreement and Plan of Merger, dated as of January 11, 2004, by and among Stellent, Inc., STEL Sub, Inc. and Optika Inc. (included in the joint proxy statement/ prospectus as Annex A). Stellent hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of Stellent’s Form 8-K dated August 29, 2001, File No. 0-19817).
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 4.2 of Stellent’s Registration Statement on Form S-8, File No. 333-75828).
4.3	Share Rights Agreement between Stellent and Wells Fargo Bank Minnesota, N.A., as Rights Agent, dated as of May 29, 2002 (incorporated by reference to Exhibit 99.1 of Stellent’s Registration Statement on Form 8-A12G, File No. 0-19817, filed June 3, 2002).
5	Opinion of Faegre & Benson LLP.
8.1	Form of opinion of Faegre & Benson LLP regarding tax matters.
8.2	Form of opinion of Morrison & Foerster LLP regarding tax matters.
9.1	Voting Agreement among Optika Inc. and the shareholders of Stellent, Inc. named therein, dated January 11, 2004, as amended by Amendment No. 1 to Voting Agreement dated January 27, 2004 (included in the joint proxy statement/ prospectus as Annex B).
9.2	Voting Agreement among Stellent, Inc. and the common stockholders of Optika Inc. named therein, dated January 11, 2004 (included in the joint proxy statement/ prospectus as Annex C).

Exhibit
No.	Description

9.3	Written Consent and Voting Agreement among Stellent, Inc., Optika Inc. and the preferred stockholders of Optika Inc. named therein, dated January 11, 2004 (included in the joint proxy statement/ prospectus as Annex D).
10	Employment Agreement among Stellent, Inc., Mark K. Ruport and Optika Inc., dated January 11, 2004 (included in the joint proxy statement/ prospectus as Annex J).
23.1	Consent of Grant Thornton LLP, relating to financial statements of Stellent, Inc.
23.2	Consent of KPMG LLP, relating to financial statements of Optika Inc.
23.3	Consent of Faegre & Benson LLP (included in Exhibits 5 and 8.1).
23.4	Consent of Morrison & Foerster, LLP (included in Exhibit 8.2).
24	Powers of Attorney.†
99.1	Form of Proxy of Stellent, Inc.
99.2	Form of Proxy of Optika Inc.
99.3	Fairness Opinion of RBC Dain Rauscher Inc. (included in the joint proxy statement/ prospectus as Annex E).
99.4	Fairness Opinion of Revolution Partners, LLC (included in the joint proxy statement/ prospectus as Annex F).
99.5	Consent of RBC Dain Rauscher Inc.†
99.6	Consent of Revolution Partners, LLC.†

†	Previously filed.

      (b) Financial Statement Schedule

Incorporated by reference to the financial statement schedule included in Stellent’s Annual Report on Form 10-K for the year ended March 31, 2003.

      (c) Reports, Opinions or Appraisals

Information requested hereunder is furnished as Exhibits 5, 8.1, 8.2, 99.3 and 99.4 to this registration statement.

Item 22.     Undertakings.

      (A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (B) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (C) The undersigned Registrant hereby undertakes:

(1) That before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (D) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (E) The undersigned Registrant hereby undertakes:

(1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(2) To supply by means of a post-effective amendment all information concerning the merger, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eden Prairie, State of Minnesota, on the 18th day of March, 2004.

STELLENT, INC.

By	/s/ GREGG A. WALDON

Gregg A. Waldon
Executive Vice President, Chief Financial Officer,
Secretary and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 18th day of March, 2004, by the following persons in the capacities indicated:

Signature	Title

/s/ ROBERT F. OLSON Robert F. Olson	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

/s/ GREGG A. WALDON Gregg A. Waldon	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

* Kenneth H. Holec	Director

* Philip E. Soran	Director

* Raymond A. Tucker	Director

* Steven C. Waldron	Director

*	Gregg A. Waldon, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and directors of the registrant pursuant to powers of attorney duly executed by such persons.

By	/s/ GREGG A. WALDON Gregg A. Waldon Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number	Exhibit	Manner of Filing

2	Agreement and Plan of Merger, dated as of January 11, 2004, by and among Stellent, Inc., STEL Sub, Inc. and Optika Inc. Stellent hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.	Included in the joint proxy statement/ prospectus as Annex A.
4.1	Amended and Restated Articles of Incorporation.	Incorporated by reference to Exhibit 3.1 of Stellent’s Form 8-K dated August 29, 2001, File No. 0-19817.
4.2	Amended and Restated Bylaws.	Incorporated by reference to Exhibit 4.2 of Stellent’s Registration Statement on Form S-8, File No. 333-75828.
4.3	Share Rights Agreement between Stellent and Wells Fargo Bank Minnesota, N.A., as Rights Agent, dated as of May 29, 2002.	Incorporated by reference to Exhibit 99.1 of Stellent’s Registration Statement on Form 8-A12G, File No. 0-19817, filed June 3, 2002.
5	Opinion of Faegre & Benson LLP.	Filed herewith.
8.1	Form of opinion of Faegre & Benson LLP regarding tax matters.	Filed herewith.
8.2	Form of opinion of Morrison & Foerster, LLP regarding tax matters.	Filed herewith.
9.1	Voting Agreement among Optika Inc. and the shareholders of Stellent, Inc. named therein, dated January 11, 2004, as amended by Amendment No. 1 to Voting Agreement dated January 27, 2004.	Included in the joint proxy statement/ prospectus as Annex B.
9.2	Voting Agreement among Stellent, Inc. and the common stockholders of Optika Inc. named therein, dated January 11, 2004.	Included in the joint proxy statement/ prospectus as Annex C.
9.3	Written Consent and Voting Agreement among Stellent, Inc., Optika Inc. and the preferred stockholders of Optika Inc. named therein, dated January 11, 2004.	Included in the joint proxy statement/ prospectus as Annex D.
10	Employment Agreement among Stellent, Inc., Mark K. Ruport and Optika Inc., dated January 11, 2004.	Included in the joint proxy statement/ prospectus as Annex J.
23.1	Consent of Grant Thornton LLP, relating to financial statements of Stellent, Inc.	Filed herewith.
23.2	Consent of KPMG LLP, relating to financial statements of Optika Inc.	Filed herewith.
23.3	Consent of Faegre & Benson LLP.	Included in Exhibits 5 and 8.1.
23.4	Consent of Morrison & Foerster, LLP.	Included in Exhibit 8.2.
24	Powers of Attorney.	Previously filed.
99.1	Form of Proxy of Stellent, Inc.	Filed herewith.
99.2	Form of Proxy of Optika Inc.	Filed herewith.
99.3	Fairness Opinion of RBC Dain Rauscher Inc.	Included in the joint proxy statement/ prospectus as Annex E.
99.4	Fairness Opinion of Revolution Partners, LLC.	Included in the joint proxy statement/ prospectus as Annex F.
99.5	Consent of RBC Dain Rauscher Inc.	Previously filed.
99.6	Consent of Revolution Partners, LLC.	Previously filed.